Exhibit 10.46

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

February 15, 2017

among

HLF FINANCING S.À R.L. and

HLF FINANCING US, LLC,

as Term Loan Borrowers,

HERBALIFE INTERNATIONAL, INC., HERBALIFE LTD.  and

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.,

as Revolver Borrowers,

THE LENDERS PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Term Administrative Agent and Collateral Agent,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Revolver Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Lead Arrangers and Bookrunners,

and

CITIZENS BANK, N.A.,

as Documentation Agent and Syndication Agent

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SECTION 3.	REPRESENTATIONS AND WARRANTIES	116

3.1	Financial Condition	116
3.2	No Change	117
3.3	Corporate Existence; Compliance with Law	117
3.4	Organizational Power; Authorization; Enforceable Obligations	117
3.5	No Legal Bar	118
3.6	No Material Litigation	118
3.7	Ownership of Property; Liens	118
3.8	Intellectual Property	118
3.9	Taxes	118
3.10	Federal Reserve Board Regulations	119
3.11	ERISA	119
3.12	Investment Company Act	119
3.13	Restricted Subsidiaries	119
3.14	Use of Proceeds	120
3.15	Environmental Matters	120
3.16	Accuracy of Information, Etc	121
3.17	Collateral Documents	121
3.18	Solvency	122
3.19	PATRIOT Act; FCPA; OFAC	122
3.20	Broker’s or Finder’s Commissions	123
3.21	Labor Matters	123
3.22	Representations as to Foreign Obligors	123
3.23	Luxembourg Specific Representations	124

SECTION 4.	CONDITIONS PRECEDENT	125

4.1	Conditions to Closing Date	125
4.2	Conditions to Each Post-Closing Extension of Credit	130

SECTION 5.	AFFIRMATIVE COVENANTS	131

5.1	Financial Statements	131
5.2	Certificates; Other Information	132
5.3	Payment of Obligations	133
5.4	Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc	133
5.5	Maintenance of Property; Insurance	134
5.6	Inspection of Property; Books and Records; Discussions	135
5.7	Notices	135
5.8	Environmental Laws	136
5.9	Additional Collateral, Etc	136
5.10	Use of Proceeds	145
5.11	Further Assurances	145
5.12	Maintenance of Ratings	145

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5.13	Designation of Subsidiaries	146
5.14	Guarantor Coverage Test	146
5.15	Post-Closing Matters	147

SECTION 6.	NEGATIVE COVENANTS	147

6.1	[Reserved]	147
6.2	Limitation on Indebtedness	148
6.3	Limitation on Liens	152
6.4	Limitation on Fundamental Changes	158
6.5	Limitation on Disposition of Property	159
6.6	Limitation on Restricted Payments	162
6.7	Limitation on Investments	165
6.8	Limitation on Optional Payments of Junior Debt Instruments	169
6.9	Limitation on Transactions with Affiliates	170
6.10	Limitation on Sales and Leasebacks	171
6.11	Limitation on Negative Pledge Clauses	172
6.12	Limitation on Restrictions on Restricted Subsidiary Distributions	173
6.13	Limitation on Lines of Business	174
6.14	Financial Covenants	174
6.15	Modification of Certain Agreements	174
6.16	Changes in Fiscal Periods	174

SECTION 7.	EVENTS OF DEFAULT	175

7.1	Events of Default	175
7.2	Right to Cure	178
7.3	Application of Funds	180

SECTION 8.	THE AGENTS	181

8.1	Appointment	181
8.2	Delegation of Duties	181
8.3	Exculpatory Provisions	181
8.4	Reliance by the Agents	182
8.5	Notice of Default	182
8.6	Non-Reliance on the Agents and Other Lenders	182
8.7	Indemnification	183
8.8	The Agent in Its Individual Capacity	183
8.9	Successor Agent	184
8.10	Arrangers, Documentation Agent	185

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8.11

and Syndication Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arrangers, the Documentation Agent and the Syndication Agent, in their respective capacities as such, shall not have any duties or responsibilities, nor shall any Arranger,  Documentation Agent or Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Arranger, the Documentation Agent and the Syndication Agent.

		185

SECTION 9.	MISCELLANEOUS	185

9.1	Notices	185
9.2	Waivers; Amendments	189
9.3	Expenses; Indemnity; Damage Waiver	193
9.4	Successors and Assigns	195
9.5	Survival	201
9.6	Counterparts; Integration; Effectiveness	202
9.7	Severability	202
9.8	Right of Setoff	202
9.9	Governing Law; Jurisdiction; Consent to Service of Process	202
9.10	WAIVER OF JURY TRIAL	203
9.11	Headings	203
9.12	Confidentiality	203
9.13	PATRIOT Act	205
9.14	Release of Liens and Guarantees; Secured Parties	205
9.15	No Fiduciary Duty	207
9.16	Interest Rate Limitation	207
9.17	Intercreditor Agreements	208
9.18	Discretionary Guarantors	208
9.19	Posting of Margin and Collateral	209
9.20	Judgment Currency	209
9.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	210
9.22	Collateral	210

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SCHEDULES

1.1	Closing Date Guarantors
1.2	Closing Date Mortgaged Property
2.1	Lenders
3.4	Consents, Authorizations, Filings and Notices
3.9	Tax ID Numbers
3.13(a)	Restricted Subsidiaries
3.13(b)	Agreements Related to Capital Stock
5.15	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(c)	Existing Investments
6.9(b)	Existing Affiliate Transactions
6.11	Existing Negative Pledges

EXHIBITS:

A	Form of Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E	Form of Assignment and Assumption
F-1	Form of Senior/Junior Intercreditor Agreement
F-2	Form of Senior Pari Passu Intercreditor Agreement
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate
K	Form of Notice of Additional Guarantor

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CREDIT AGREEMENT, dated as of February 15, 2017, among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

PRELIMINARY STATEMENTS

The Borrowers have requested that (i) the Term Loan Lenders extend credit to the Term Loan Borrowers in the form of Term Loans on the Closing Date in an initial aggregate principal amount of up to $1,300.0 million pursuant to this Agreement and (ii) the Revolving Credit Lenders extend credit to the Revolver Borrowers in accordance with the Revolving Credit Commitments in an initial aggregate principal amount of up to $150.0 million pursuant to this Agreement (with the aggregate principal amount of Revolving Credit Loans permitted to be borrowed on the Closing Date not to exceed the amount permitted under Section 2.4).

On the Closing Date, the proceeds of the Loans, together with cash on hand, will be used in part to repay in full all amounts due or outstanding under the Credit Agreement dated as of March 9, 2011, as amended and restated on July 26, 2012 and on May 4, 2015, among Parent, HII, HIL, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (such repayment, together with the termination of all commitments thereunder and the release of all liens granted in connection therewith, the “Refinancing”), and to pay Transaction Costs.

The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein.

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In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2014 Convertible Notes”:  the Convertible Senior Notes due 2019 issued pursuant to that certain Indenture, dated as of February 7, 2014, by and among Parent and Union Bank, N.A., in its capacity as trustee, as amended, restated, supplemented or otherwise modified from time to time to the extent not less favorable in any material respect to the Loan Parties or the Lenders than as in effect on the Closing Date.

“ABR”:  when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change”:  as defined in Section 1.4.

“Additional Lenders”:  any Eligible Assignee that makes an Incremental Term Loan or Replacement Term Loan or extends Incremental Revolving Commitments or commitments with respect to Incremental Revolving Increases pursuant to Section 2.23 or 2.24.

“Adjusted LIBO Rate”:  with respect to any Eurodollar Borrowing, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than 0.75%.

“Administrative Agents”:  as defined in the preamble hereto.

“Administrative Questionnaire”:  an administrative questionnaire in a form supplied by the applicable Administrative Agent.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”:  as defined in the preamble hereto.

“Agent Indemnitee”:  as defined in Section 8.7.

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“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Credit Agreement.

“Alternate Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.00%; provided, that the Alternate Base Rate shall in no event be less than 1.75%.  For the purpose of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m.  (London time) by reference to the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBO Rate for deposits in US Dollars (as set forth by any service selected by the applicable Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates).  If the applicable Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Alternative Currency”:  each of Euro and each other currency (other than US Dollars) that is approved in accordance with Section 1.10.

“Alternative Currency Equivalent”:  at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Revolver Administrative Agent or the applicable Issuing Bank, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.

“Applicable Discount”:  as defined in Section 2.12(f)(iii).

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“Applicable Margin”:  (a) with respect to the Term Loans, the rate per annum equal to (i) for ABR Loans, 4.50%, and (ii) for Eurodollar Loans, 5.50% and (b) with respect to the Revolving Credit Loans, (i) from the Closing Date until August 15, 2017, the rate per annum equal to (x) for ABR Loans, 3.75% and (y) for Eurodollar Loans, 4.75% and (ii) thereafter, the rate per annum set forth in the grid below based on the applicable Total Leverage Ratio, (c) with respect to any Incremental Facility, the rate or rates per annum set forth in the applicable Incremental Facility Amendment, (d) with respect to any Extended Revolving Credit Commitment or Extended Term Loan, the rate or rates per annum specified in the applicable Extension Offer and (e) with respect to any Replacement Facility, the rate or rates per annum specified in the applicable Replacement Facility Amendment.

Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
≥ 3.00:1.00	4.75%	3.75%
< 3.00:1.00	4.50%	3.50%

Changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on the date that is one (1) Business Day after the date on which a Compliance Certificate is delivered pursuant to Section 5.2(a) and shall remain in effect until the next change to be effected pursuant to this definition.  If any Compliance Certificate referred to above is not delivered within the time period specified in Section 5.2(a), then, from the date so required to be delivered until the date that is one (1) Business Day after the date on which such Compliance Certificate is delivered, the highest rate set forth in each column of the grid set forth above shall apply.  In addition, at any time that an Event of Default has occurred and is continuing, the highest rate set forth in each column of the grid set forth above shall apply.

“Applicable Percentage”: with respect to any Revolving Credit Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment.  If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, after giving effect to any assignments.  The Applicable Percentage shall be adjusted appropriately, as determined by the Revolver Administrative Agent, in accordance with Section 2.22(c) to disregard the Revolving Credit Commitment of Defaulting Lenders.

“Applicable Prepayment Percentage”:  (a) on or prior to August 15, 2018, 1.00%, and (b) thereafter, 0%.

“Appraisal Period”:  any period of twelve consecutive calendar months commencing on May 1 in any calendar year through and including April 30 in the following calendar year.

“Approved Fund”:  any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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“Arrangers”:  CS Securities and Rabobank, as joint lead arrangers and joint bookrunners for the Senior Lien Term Loan Facility and the Revolving Credit Facility.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property pursuant to clause (d)(ii), (j), (k), (o) or (q) of Section 6.5 by any Group Member to any Person (other than a Group Member).

“Assignment and Assumption”:  an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the applicable Administrative Agent, in the form of Exhibit E-1 or any other form approved by the applicable Administrative Agent and the applicable Borrowers.

“Attributable Indebtedness”:  when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Parent’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction”:  as defined in Section 2.12(f)(i).

“Auction Amount”:  as defined in Section 2.12(f)(i).

“Auction Notice”:  as defined in Section 2.12(f)(i).

“Auto Renewal Letter of Credit”:  as defined in Section 2.7(c).

“Availability Period”:  with respect to the Revolving Credit Facility, the period from and after the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

“Available Builder Basket”:  as of any date of determination, an amount equal to (without duplication):  (a) the sum of (i) the Available Excess Cash Flow Amount on such date (which amount shall not be negative), plus (ii) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the Group Members in respect of Investments (including Investments made in non-Loan Parties and disposition proceeds with respect to any such Investments) made using the Available Builder Basket (such amounts not exceeding the fair market value (as determined in good faith by Parent) of such original Investment), plus (iii) the Investments of the Group Members made using the Available Builder Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into Parent or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by Parent) of the Investments of Parent and the Restricted Subsidiaries made using the Available Builder Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by Parent) of the original Investments by Parent and the Restricted Subsidiaries made using the Available Builder Basket in such Unrestricted Subsidiary), plus (iv) any Declined Proceeds, minus (b) the sum of

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(v) Investments made pursuant to Section 6.7(f)(iii), (w) Restricted Payments made by Parent pursuant to Section 6.6(d), (x) Investments made pursuant to Section 6.7(s) and (y) Specified Prepayments made pursuant to Section 6.8(ii), in each case to the extent utilizing the Available Builder Basket.

“Available Equity Basket”:  as of any date of determination, an amount equal to (a)(i) $150.0 million plus (ii) the net cash proceeds from the issuance of Capital Stock of, or capital contributions to, Parent after the Closing Date (other than proceeds from the issuance of Disqualified Capital Stock, Excluded Contributions, any Cure Amount and proceeds from capital contributions described in Section 6.2(y)), plus (iii) the net cash proceeds received by Parent after the Closing Date from the issuance or sale of convertible or exchangeable Disqualified Capital Stock or debt securities of any Group Member that has thereafter been converted into or exchanged for Qualified Capital Stock, plus (iv) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the Group Members in respect of Investments (including Investments made in non-Group Members) made using the Available Equity Basket (such amounts not exceeding the fair market value (as determined in good faith by Parent) of such original Investment), plus (v) the Investments of the Group Members made using the Available Equity Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into Parent or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by Parent) of the Investments of Parent and the Restricted Subsidiaries made using the Available Equity Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by Parent) of the original Investments by Parent and the Restricted Subsidiaries made using the Available Equity Basket in such Unrestricted Subsidiary), minus (b) the sum of (w) Investments made pursuant to Section 6.7(f)(iii), (x) the amount of Restricted Payments made by Parent pursuant to Section 6.6(d), (y) Investments made pursuant to Section 6.7(s) and (z) Specified Prepayments made pursuant to Section 6.8(ii), in each case to the extent utilizing the Available Equity Basket.

“Available Excess Cash Flow Amount”:  at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow in excess of zero for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of the aggregate amount of prepayments of Term Loans made (or required to be made) pursuant to Section 2.14(c) through the date of determination.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”:  Title 11 of the United States Code (11 U.S.C.  § 101, et seq.).

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“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Term Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”:  with respect to any Person, (i) in the case of any corporation or exempted company, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) in any other case, the functional equivalent of the foregoing, and (v) in the case of any Person organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower Materials”:  as defined in Section 9.1.

“Borrowers”:  as defined in the preamble.

“Borrowing”:  Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request”:  a request by the applicable Borrowers for a Borrowing substantially in the form of Exhibit I.

“Business Day”:  any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Luxembourg are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and

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improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or exempted company, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities (including the 2014 Convertible Notes) but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”:  (a) US Dollars; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of such country is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits and eurocurrency time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any branch of a foreign bank in the US having, capital and surplus of not less than $500.0 million (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision thereof rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an

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equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided, that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrowers in writing to the Collateral Agent as “Cash Management Obligations”.

“Cash Management Services”:  any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“Cayman Security Documents”:  the following Cayman Islands law governed security agreements:

(i) an equitable mortgage over shares made between Parent, as mortgagor, and the Collateral Agent, over 100% of the shares held by Parent in WH Intermediate Holdings Ltd.;

(ii) an equitable mortgage over shares made between WH Intermediate Holdings Ltd., as mortgagor, and the Collateral Agent, over 100% of the shares held by WH Intermediate Holdings Ltd. in HV Holdings Ltd.; and

(iii) an equitable mortgage over shares made between WH Intermediate Holdings Ltd., as mortgagor, and the Collateral Agent, over 100% of the shares held by WH Intermediate Holdings Ltd. in HBL Ltd.

“CFC”:  any direct or indirect Restricted Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

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“CFC Debt”:loans, indebtedness or receivables owed (or treated as owed for U.S. federal income tax purposes) by one or more CFCs.

“Change in Law”:  (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”:  the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but (i) excluding any employee benefit plan of Parent or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (ii) excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group,” where such person or group includes both Permitted Holders and one or more Persons that are not Permitted Holders, any Capital Stock owned by Permitted Holders, and (iii) excluding any “person” or “group” comprised solely of Permitted Holders) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 35.0% of the ordinary voting power for the election of directors of Parent, measured by voting power rather than number of shares; (b) Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each other Borrower free and clear of all Liens (except Permitted Liens); or (c) a Specified Change of Control.

“Class”:  (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Senior Lien Term Loan Lenders, Incremental Revolving Lenders (of the same tranche), Lenders in respect of Incremental Term Loans (of the same tranche), Extending Revolving Credit Lenders (of the same tranche), Lenders in respect of a Replacement Revolving Credit Facility, Extending Term Lenders (of the same tranche) or Lenders in respect of Replacement Term Loans (of the same tranche), (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Senior Lien Term Loan Commitments, Incremental Revolving Commitments (of the same tranche), commitments in respect of Incremental Term Loans (of the same tranche), Extended Revolving Credit

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Commitments (of the same tranche), Replacement Revolving Credit Commitments, commitments to make Extended Term Loans (of the same tranche) or commitments to make Replacement Term Loans (of the same tranche) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Revolving Credit Loans, Senior Lien Term Loans, Incremental Term Loans (of the same tranche), Extended Term Loans (of the same tranche) or Replacement Term Loans (of the same tranche) or other loans in respect of the same Class of Commitments.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Collateral Document.

“Collateral Agent”:  as defined in the preamble hereto.

“Collateral Documents”:  collectively, the Perfection Certificate, the Security Agreement, any US IP Security Agreements, any Mortgages, the Cayman Security Documents, the Luxembourg Security Documents, the Pledge Agreement, the IP Security Agreement, any security agreements, pledge agreements, mortgages, deeds to secure debt or deeds of trust, or other similar agreements delivered to the Collateral Agent pursuant to Section 5.9 hereof and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment”:  with respect to any Lender, the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with Parent within the meaning of Section 4001 of ERISA or is part of a group that includes Parent and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”:  as defined in Section 9.1.

“Company Intellectual Property”:  as defined in Section 3.8(i).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”:  of Parent at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group Members at

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such date, excluding deferred tax assets, assets held for sale, loans permitted to third parties, pension assets, deferred bank fees and derivative financial instruments, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities”:  of Parent at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding, to the extent otherwise included therein, (a) the current portion of any Funded Debt or other long-term liabilities (including Capital Lease Obligations) or interest, (b) revolving loans and letter of credit obligations under the Revolving Credit Facility or any other revolving credit facilities or revolving lines of credit, (c) deferred tax liabilities, and (d) non-cash compensation liabilities and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA”:  with respect to any Person for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income, without duplication, by (x) adding thereto:

(a) Consolidated Interest Expense,

(b) provision for taxes based on income,

(c) depreciation,

(d) amortization (including amortization of deferred fees and the accretion of original issue discount),

(e) all other noncash items subtracted in determining Consolidated Net Income (including any noncash charges and noncash equity based compensation expenses related to any grant of stock, stock options or other equity-based awards (including, without limitation, restricted stock units or stock appreciation rights) of such Person or any of its Restricted Subsidiaries recorded under GAAP, noncash charges related to warrants or other derivative instruments classified as equity instruments that will result in equity settlements and not cash settlements, and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(f) nonrecurring expenses and charges,

(g) fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of this Agreement and the other Loan Documents and any amendments or waivers thereof and (ii) the on-going compliance with this Agreement and the other Loan Documents); and

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(y) subtracting therefrom the aggregate amount of all noncash items and nonrecurring gains or credits, determined on a consolidated basis, to the extent such items were added in determining Consolidated Net Income for such period.

“Consolidated Interest Expense”:  with respect to any Person for any period, the total consolidated cash interest expense (including that portion attributable to Capital Lease Obligations) of such Person and its consolidated Restricted Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including commitment fees, letter-of-credit fees, and net amounts payable under any interest rate protection agreements) determined in accordance with GAAP.

“Consolidated Net Income”:  with respect to any Person for any period, the consolidated net after tax income of such Person and its consolidated Restricted Subsidiaries determined in accordance with GAAP, but excluding in any event (a) net earnings or loss of any other Person (other than a Restricted Subsidiary) in which such Person or any of its consolidated Restricted Subsidiaries has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by such Person or any of its consolidated Subsidiaries in the form of cash distributions and (b) the income (or loss) of any other Person accrued prior to the date it becomes a Restricted Subsidiary of such Person or any of its consolidated Restricted Subsidiaries or is merged into or consolidated with such Person or any of its consolidated Restricted Subsidiaries or that other Person’s assets are acquired by such Person or its consolidated Restricted Subsidiaries after the Closing Date.

“Consolidated Secured Debt”:  at any date, the sum of the aggregate principal amount of all Consolidated Total Debt under this Agreement to the extent such debt is secured by any assets of the Parent or any of its Restricted Subsidiaries.

“Consolidated Total Assets”:  the consolidated total assets of the Group Members, determined in accordance with GAAP, shown on the consolidated balance sheet of Parent as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements have been delivered; provided, that, for purposes of calculating “Consolidated Total Assets” under this Agreement, the consolidated assets of the Group Members shall be adjusted to reflect any acquisitions and dispositions of assets outside the ordinary course of business that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination but without giving effect to the transaction being tested under this Agreement.

“Consolidated Total Debt”:  at any date, an amount equal to the aggregate outstanding principal amount of all third party Indebtedness of the Group Members at such date that would be classified as a liability on the consolidated balance sheet of Parent, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and third party debt obligations evidenced by bonds, notes, debentures or similar instruments; provided, that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (ii) obligations under Hedge Agreements unless such obligations have not been paid when due.

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“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contractual Obligation”:  with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Party”:  the Agents or any other Lender.

“Credit Suisse”:  as defined in the preamble hereto.

“CS Securities”: Credit Suisse Securities (USA) LLC.

“Cure Amount”:  as defined in Section 7.2(b).

“Cure Notice”:  as defined in Section 7.2(b).

“Cure Right”:  as defined in Section 7.2(b).

“Cure Specified Date”:  with respect to any of the first three fiscal quarters of Parent in a fiscal year, the deadline to deliver quarterly financial statements pursuant to Section 5.1(b), commencing with the fiscal quarter ending June 30, 2017 and with respect to the fourth fiscal quarter of Parent in a fiscal year, the deadline to deliver annual audited financial statements pursuant to Section 5. 1(a), commencing with the fiscal quarter ending December 31, 2017.

“Debtor Relief Laws”:  the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Declined Proceeds”:  as defined in Section 2.14(f).

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the

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applicable Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Parent, any other Revolver Borrower or the applicable Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the applicable Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) and participations in then outstanding Letters of Credit under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the applicable Administrative Agent’s and the Revolver Borrowers’ receipt of such certification in form and substance reasonably satisfactory to the applicable Administrative Agent), or (d) admits that it is insolvent or has (or has a direct or indirect parent that has) become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent that has, become subject to a Bail-In Action.  This definition is subject to the provisions of the second paragraph of Section 2.22.

“Default Rate”:  as defined in Section 2.15(b).

“Designated Lender”: as defined in Section 2.8(c).

“Designated Non-Cash Consideration”:  the fair market value (as determined in good faith by Parent) of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discharge of Secured Obligations”:  collectively, (i) the termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification and reimbursement obligations that are not then due and payable and (B) Cash Management Obligations and obligations and liabilities under Specified Hedge Agreements as to which arrangements satisfactory to the applicable Qualified Counterparty shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Revolver Administrative Agent and the applicable Issuing Bank shall have been made).

“Discount Range”:  as defined in Section 2.12(f)(i).

“Discretionary Guarantor”:  as defined in Section 9.18.

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“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”:  (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender prior to the date of this Agreement, (ii) any other Persons who are competitors of any Group Member that are separately identified in writing by Parent or the other Borrowers to the Arrangers (or, after the Closing Date, to the Administrative Agents) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (x) identified in writing by Parent or the other Borrowers to the Administrative Agents from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name; provided, that (A) no investor managed by Credit Suisse Asset Management shall be a Disqualified Lender and (B) no such identification after the date hereof pursuant to clauses (ii) or (iii) above shall apply retroactively to disqualify and Person that has previously acquired an assignment or participation of an interest in any of the Facilities with respect to amounts of Commitments or Loans previously acquired by such Person.  The list of Disqualified Lenders shall be made available by the applicable Administrative Agent to the Lenders upon written request therefor.

“Disqualifying Event”:  as defined in Section 1.10(d).

“Documentation Agent”:  Citizens Bank, N.A.

“Dollar Basket Incremental Debt”:  as defined in Section 2.23(a).

“Domestic Subsidiary”:  a Restricted Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia, including any Domesticated Foreign Subsidiary.

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“Domesticated Foreign Subsidiary”:  a Foreign Subsidiary that is also treated as a Domestic Subsidiary by reason of being or treated as being organized under the laws of any political subdivision of the United States.

“Dutch Auction”:  an auction of Term Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non-pro rata basis in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”:  Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Purchasing Borrower Party and the Term Administrative Agent.

“ECF Percentage”:  with respect to any Excess Cash Flow Period, 50.0%; provided, that (i) the ECF Percentage shall be 25.0% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.50:1.00 and greater than 2.00:1.00 and (ii) the ECF Percentage shall be 0.0% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.00:1.00.

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”:  (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course and (iii) subject to the terms of Section 2.12(f) and Sections 9.4(g) and (h), Purchasing Borrower Parties; provided, that “Eligible Assignee” shall not include (w) any Borrower or any Borrower’s Subsidiaries or Affiliates (other than Purchasing Borrower Parties to the extent permitted by, and in accordance with, Section 2.12(f) and Sections 9.4(g) and (h)), (x) any Disqualified Lender, (y) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender or (z) any natural Person.

“EMU Legislation”:  the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any federal,

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state, territorial, local, municipal, foreign or other Governmental Authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment, or insofar as it relates to exposure to hazardous or toxic materials.

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “EUR”:  the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar”:  when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.  Eurodollar Loans that are Revolving Credit Loans may be denominated in US Dollars or in an Alternative Currency. All Revolving Credit Loans denominated in an Alternative Currency must be Eurodollar Loans. Eurodollar Loans that are Senior Lien Term Loans shall be denominated in US Dollars.

“Event of Default”:  any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any Excess Cash Flow Period, the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) the amount of all non-cash charges (including but not limited to depreciation, amortization and deferred compensation) deducted in arriving at such Consolidated Net Income for such period, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

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(iii) the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting) as disclosed and presented on the Parent’s consolidated cash flow statement and determined pursuant to GAAP and then adjusted to comply with the definitions of Consolidated Current Assets and Consolidated Current Liabilities,

(iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Group Members during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and

(v) the amount by which the tax expenses deducted in determining Consolidated Net Income for such period exceeds the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, minus

(b) the sum, without duplication, of:

(i) the amount of (A) all non-cash credits and gains included in arriving at Consolidated Net Income for such period (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income for such period by virtue of the definition thereof and (B) all amounts included in Consolidated Net Income pursuant to the last paragraph of the definition thereof, to the extent not received in cash during such period,

(ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures to the extent funded with Internally Generated Cash Flow,

(iii) the aggregate amount of all principal payments of Indebtedness (other than payments and amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof), payments of earn-out obligations, and the principal component of payments in respect of Capital Lease Obligations (but (x) excluding optional prepayments of the Term Loans and Revolving Credit Loans made pursuant to Section 2.12(a) (in each case, included in the Optional Prepayment Amount) and (y) excluding mandatory prepayments of the Term Loans made pursuant to Section 2.14) of the Group Members made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), to the extent funded with Internally Generated Cash Flow,

(iv) the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Group Members completed during such period or the

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application of purchase or recapitalization accounting) as disclosed and presented on the Parent’s consolidated cash flow statement and determined pursuant to GAAP and then adjusted to comply with the definitions of Consolidated Current Assets and Consolidated Current Liabilities,

(v) the aggregate net amount of non-cash gain on the Disposition of Property by the Group Members during such period (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi) cash payments made during such period in respect of long-term liabilities (other than amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof and amounts covered by clause (b)(iii) (above)) of the Group Members to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, to the extent funded with Internally Generated Cash Flow,

(vii) the aggregate amount actually paid by the Group Members in cash during such period on account of Investments (including acquisitions) permitted by Section 6.7(d), (f), (h), (l), (q), (r), (s) (solely to the extent made in reliance on (x) clause (a)(i), (a)(iv) or (a)(v) of the definition of Available Equity Basket (and in the cases of clauses (a)(iv) and (a)(v), solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period) or (y) clause (a)(ii) or (a)(iii) of the definition of Available Builder Basket (in each case, solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period)), (t), (u), (x), (z) or (ee), in each case to the extent funded with Internally Generated Cash Flow,

(viii) the aggregate amount actually paid by the Group Members in cash during such period on account of Restricted Payments permitted by Section 6.6(b), (d) (solely to the extent made in reliance on (x) clause (a)(i), (a)(iv) or (a)(v) of the definition of Available Equity Basket (and in the cases of clauses (a)(iv) and (a)(v), solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period) or (y) clause (a)(ii) or (a)(iii) of the definition of Available Builder Basket (in each case, solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period)), (e) (solely to the extent paid to a Person other than Parent or a Restricted Subsidiary), (h) (but not in respect of transactions permitted by Section 6.7(r)), (j), (n) or (o) in each case to the extent funded with Internally Generated Cash Flow,

(ix) the aggregate amount of mandatory prepayments made pursuant to Section 2.14, with the proceeds of Asset Sales and Recovery Events during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period,

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(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income,

(xi) the amount of cash taxes (including withholding taxes) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period (such period, the “Next Excess Cash Flow Period”); provided, that, to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Investments or Capital Expenditures during such Next Excess Cash Flow Period is less than the Contract Consideration, or the amount actually paid during such Next Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Next Excess Cash Flow Period; provided, further, that no deduction shall be taken under clause (b)(ii) or (b)(vi) of this definition of Excess Cash Flow for the Next Excess Cash Flow Period with respect to the aggregate amount of Internally Generated Cash Flow actually utilized or paid during such Next Excess Cash Flow Period in respect of Contract Consideration previously deducted pursuant to this clause (b)(xii),

(xiii) the aggregate amount of expenditures (other than those constituting Restricted Payments or Investments) actually made by the Group Members in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and are financed with Internally Generated Cash Flow and not by utilizing the Available Equity Basket or the Available Builder Basket (except for amounts received by the Group Members in respect of Investments funded by utilizing the Available Equity Basket or the Available Builder Basket); provided, that, if Consolidated Net Income is reduced in any subsequent period by an expense or charge in respect of such cash expenditure, Excess Cash Flow shall be increased by the amount of such expense or charge in such subsequent period,

(xiv) the aggregate amount of deferred compensation paid in cash during such period, and

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(xv) the amount of cash paid during such period to the applicable taxing authorities when directly withholding shares from employee equity award exercises (such as stock options and stock appreciation rights) for tax withholding purposes.

“Excess Cash Flow Application Date”:  as defined in Section 2.14(c).

“Excess Cash Flow Period”:  each fiscal year of Parent, commencing with the fiscal year ending December 31, 2017.

“Exchange Act”:  the Securities Exchange Act of 1934.

“Exchange Rate”:  on any day, and subject to Section 1.8, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m.  (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the applicable Administrative Agent (in consultation with Parent and the other Borrowers), or, in the absence of such available service, such Exchange Rate shall instead be the arithmetic average of the exchange rates of the applicable Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two Business Days later; provided, that if at the time of any such determination, no such exchange rate can reasonably be quoted, the applicable Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets”:  the collective reference to:

(1) any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(2) any fee interest (including, for the avoidance of doubt, any freehold interest) in real property (x) located outside of the United States or (y) that is not Material Real Property;

(3) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

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(4) Letter-of-Credit Rights (other than to the extent such rights can be perfected by filing a UCC-1 financing statement or by a similar filing in any relevant US jurisdiction);

(5) (a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) commercial tort claims as to which legal proceedings have not been instituted;

(6) any asset if the granting of a security interest or pledge under the Collateral Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(7) Capital Stock in any joint venture or Restricted Subsidiary that is not a domestic Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Collateral Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents;

(8) assets to the extent a security interest in such assets could result in a material adverse tax consequence to Parent or any of its Subsidiaries as reasonably determined by the Borrowers in consultation with the Term Administrative Agent;

(9) in the case of security for the Obligations of the TL Borrowers and HII, (i) voting equity interests constituting an amount greater than 65.0% of the outstanding voting equity interests, (ii) equity interests of any Restricted Subsidiary that is an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3 that owns an interest in a CFC and/or CFC Debt and (iii) CFC Debt; provided, however, that this clause (9) shall not apply if, as a result of any change in law after the date hereof, the provision of such security no longer would cause any material adverse U.S. federal income tax consequences to the Parent or any of its Subsidiaries under Section 956 of the Code;

(10) any Intellectual Property of de minimis value in foreign countries;

(11) (i) any lease, license or other agreement relating to a purchase money obligation, capital lease or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any Property, license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement (including any agreement governing such Property) or create a right of termination in favor of any other party thereto (other

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than a Loan Party) (except to the extent such restriction is ineffective under the UCC and any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC and any similar law in any relevant jurisdiction notwithstanding any such restriction);

(12) assets in circumstances where the Term Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(13) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(14) any Property of any Excluded Subsidiary and any Property of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Excluded Subsidiary and, in the case of security for the Obligations of the TL Borrowers and HII, any Property of an applicable Excluded U.S. Guarantor;

(15) Capital Stock in Immaterial Subsidiaries (or any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary), captive insurance Subsidiaries, not-for-profit Subsidiaries and Unrestricted Subsidiaries; and

(16) in the case of security for the Obligations of the TL Borrowers and HII, in each case, in their capacity as a Borrower hereunder, CFC Debt issued by any applicable Excluded U.S. Guarantor;

provided, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets.”

“Excluded Contributions”:  the net cash proceeds received by Parent from (a) capital contributions to its common Capital Stock or (b) the sale (other than to a Subsidiary) of Capital Stock of Parent (other than proceeds from the issuance of Disqualified Capital Stock) which proceeds are used substantially concurrently to make an Investment.

“Excluded Subsidiary”:  (a) Unrestricted Subsidiaries, (b) Immaterial Subsidiaries, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (d) a Restricted Subsidiary whose provision of a guarantee would otherwise result in material adverse tax consequences to Parent or any of its

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Subsidiaries, as reasonably determined by the Borrowers, (e) not-for-profit Restricted Subsidiaries or (f) Restricted Subsidiaries that are captive insurance companies.  As of the Closing Date, Herbalife Venezuela, as well as Restricted Subsidiaries of the Parent that are incorporated in China, Russia, India and Mexico, shall be Excluded Subsidiaries (unless subsequently designated by the Parent as not constituting an Excluded Subsidiary).

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, US Federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the applicable Borrowers under Section 2.21(b)) or (ii) such Lender or Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s or Issuing Bank’s assignor immediately before such Lender or Issuing Bank acquired the applicable interest in a Loan or Commitment or to such Lender or Issuing Bank immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.19(e) and (d) any US Federal withholding Taxes imposed under FATCA.

“Excluded U.S. Guarantor”:  (a) in the case of Obligations of HII, any Restricted Subsidiary of HII that is a Foreign Holding Company, a CFC or owned directly or indirectly by a CFC; (b) in the case of Obligations of Lux TL Borrower, any Restricted Subsidiary of Lux TL Borrower that is a Foreign Holding Company, a CFC or owned directly or indirectly by a CFC; and (c) in the case of Obligations of US TL Borrower, any Restricted Subsidiary of US TL Borrower that is a Foreign Holding Company, a CFC or owned directly or indirectly by a CFC.

“Extended Revolving Credit Commitment”:  as defined in Section 2.25(a)(i).

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“Extended Term Loans”:  as defined in Section 2.25(a).

“Extending Revolving Credit Lender”:  as defined in Section 2.25(a)(i).

“Extending Term Lender”:  as defined in Section 2.25(a).

“Extension”:  as defined in Section 2.25(a).

“Extension Amendment”:  as defined in Section 2.25(c).

“Extension Offer”:  as defined in Section 2.25(a).

“Facility”:  each of (a) the Senior Lien Term Loan Commitments and the Senior Lien Term Loans made thereunder (the “Senior Lien Term Loan Facility”), (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), (c) any Incremental Facility and the Commitments and extensions of credit thereunder and (d) any Replacement Facility and the Commitments and extensions of credit thereunder.

“Failed Auction”:  as defined in Section 2.12(f)(iii).

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulation, or other official guidance enacted in a non-US jurisdiction pursuant to an intergovernmental agreement with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA”:  United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight Federal funds transactions as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided, that in no event shall the Federal Funds Effective Rate be less than 0.00%.

“Fee Letters”: each of the Revolver Agency Fee Letter and the Term Agency Fee Letter.

“Financial Covenant Event of Default”:  an Event of Default under paragraph (c) of Section 7.1 as a result of a failure to observe or perform any Financial Covenant.

“Financial Covenants”:  each of the Financial Maintenance Covenant and the Liquidity Covenant.

“Financial Maintenance Covenant”: the Total Leverage Ratio covenant set forth in Section 6.14(b).

“Foreign Asset Sale”:  an Asset Sale consummated by a Foreign Subsidiary.

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“Foreign Currency”:  an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Holding Company”:  a Restricted Subsidiary of Parent that is organized under the laws of the United States and substantially all of the assets of such Restricted Subsidiary consist of stock of one or more CFCs (or are treated as consisting of such assets for U.S. federal income tax purposes) and/or CFC Debt.

“Foreign Lender”:  any Lender or Issuing Bank that is not a US Person.

“Foreign Obligor Enforceability Exceptions”:  (a) as it relates to HIL, the Lux TL Borrower and any other Luxembourg Loan Party, (i) the enforceability of the provisions hereof with respect to compound interest may be subject to the provisions of Article 1154 of the Luxembourg Civil Code (and any successor provision) in case a Luxembourg court would hold these provisions to be a point of international public policy, (ii) any certificate or determination which would by contract be deemed to be conclusive may not be upheld by the Luxembourg courts, (iii) the rights and obligations hereunder binding successors and assigns may not be enforceable in Luxembourg, if such successor or assign is a Luxembourg individual or Person organized under the laws of Luxembourg in the absence of an agreement from any such Luxembourg resident confirming the enforceability thereof, (iv) the severability of the provisions of this Agreement or any other Loan Document to which HIL, the Lux TL Borrower or any other Luxembourg Loan Party is party may be ineffective if a Luxembourg court considers the clause regarding illegality, invalidity or unenforceability to be a substantive or material clause, (v) the enforceability of a foreign jurisdiction clause, which may not prevent the parties thereto from initiating legal action before a Luxembourg court to the extent that summary proceedings seeking conservatory or urgent provisional measures are taken and which may retain jurisdiction with respect to assets located in Luxembourg, (vi) the enforceability of contractual provisions in this Agreement or the other Loan Documents allowing service of process against HIL, the Lux TL Borrower and any other Luxembourg Loan Party at any location other than such Loan Party’s Luxembourg domicile, which may be overridden by Luxembourg statutory provisions allowing the valid service of process against such Loan Parties in accordance with applicable Luxembourg laws only at the Luxembourg domicile of such Loan Party, (vii) the enforceability of any provision in this Agreement or the other Loan Documents providing for renunciation, before litigation arises, to the right to bring a claim in a court, (viii) certain creditors may have rights to preferred payments arising by operation of law, some of which may supersede the right to payment of secured creditors, (ix) certain obligations may not be the subject of specific performance pursuant to court orders, but may result only in damages, (x) jurisdiction clauses would be unenforceable in, or not binding upon, a Luxembourg court in relation to actions brought for non-contractual claims, (xi) the perfection of the security interests created pursuant to, and in pursuance of, the Loan Documents does not prevent any third party creditor of the respective security provider from seeking attachment or execution against the assets which are subject to security interests created pursuant to the Loan Documents to satisfy such creditor’s unpaid claims against such security provider without however impairing the priority of the secured creditor over the collateral and (xii) a third party creditor may seek the forced sale of the assets of the security provider which are subject to the security rights granted under the Loan

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Documents through court proceedings, although the beneficiaries thereunder will, in principle, remain entitled to priority over the proceeds of such sale (subject to insolvency proceedings and the preferred rights of certain creditors deriving from laws of general application) and (b) any provision, whether by statute, common law, civil law, in equity or otherwise, of any jurisdiction other than Luxembourg or any State or territory of the United States having an effect similar to any of the foregoing.

“Foreign Obligors”:  collectively, Parent, HIL, the Lux TL Borrower and each other Loan Party that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Recovery Event”:  a Recovery Event relating to the property or casualty insurance claims or condemnation proceedings relating to any asset of any Foreign Subsidiary.

“Foreign Subsidiary”:  any Restricted Subsidiary of Parent that is not a Domestic Subsidiary.

“Funded Debt”:  all Indebtedness of Parent and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of such Person, to a date that is more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Borrowers notify the applicable Administrative Agent that the Borrowers request an amendment to any provision hereof in respect of an Accounting Change (including through the adoption of International Financial Reporting Standards (“IFRS”)) (or if the applicable Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”:  any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member”:  any of Parent or any of the Restricted Subsidiaries of Parent.

“Guarantee Obligation”:  with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain

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working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guaranties”:  collectively, (i) the Parent Obligations Guaranty, (ii) the HII Obligations Guaranty, (iii) the HIL Obligations Guaranty, (iv) the Lux TL Borrower Obligations Guaranty and (v) the US TL Borrower Obligations Guaranty. Subject to the terms thereof, the Guaranties are the joint and several obligations of the Guarantors party thereto.

“Guarantors”:  collectively, Parent, HII, HIL, Lux TL Borrower, US TL Borrower, each IP Holding Company, each Restricted Subsidiary of Parent listed on Schedule 1.1 hereto and each other Restricted Subsidiary (other than any Excluded Subsidiary) that is required to guarantee the Obligations pursuant to Sections 5.9 and 5.14 hereof.

“Hazardous Materials”:  (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Herbalife Venezuela”:  Vida Herbal Suplementos Alimenticios, C.A., a company dually organized under the laws of Venezuela (compania anónima) and Delaware (under the name VHSA, LLC).

“HII”:  as defined in the preamble hereto.

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“HII Obligations Guaranty”:  the Guaranty, dated as of the Closing Date, made by Parent and its Restricted Subsidiaries that are Loan Parties (other than (i) HII and (ii) any such Restricted Subsidiaries that are Excluded U.S. Guarantors pursuant to clause (a) of the definition thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“HIL”:  as defined in the preamble hereto.

“HIL Obligations Guaranty”:  the Guaranty, dated as of the Closing Date, made by the Parent and its Restricted Subsidiaries that are Loan Parties (other than HIL) in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“IFRS”:  as defined in the definition of GAAP.

“Immaterial Subsidiary”:  a Subsidiary (other than any Borrower) (a) the Consolidated Total Assets of which equal 2.50% or less of the Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the end of Parent’s most recently ended fiscal quarter for which financial statements have been delivered and (b) the gross revenues of which for the most recently ended four full fiscal quarters for which financial statements have been delivered constitute 2.50% or less of the total gross revenues of Parent and its Subsidiaries, on a consolidated basis, for such period; provided, that if at any time the aggregate amount of Consolidated Total Assets as of the end of Parent’s most recently ended fiscal quarter for which financial statements have been delivered represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of Consolidated Total Assets of Parent and its Subsidiaries as of such date, or the total gross revenues represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of the total gross revenues of Parent and its Subsidiaries, on a consolidated basis, in each case as of the end of Parent’s most recently ended fiscal quarter, then Parent shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if Parent shall make no such designation by the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of Parent and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with Section 5.9(c) within the time periods set forth therein.  For purposes of this definition, Consolidated Total Assets shall be calculated eliminating all intercompany items.

“Incremental Equivalent Debt”:  Indebtedness consisting of (x) unsecured senior, senior subordinated or junior subordinated notes, or senior secured notes secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case issued in a public offering, Rule 144A or other private placement, or (y) senior unsecured loans or senior secured loans secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case of clauses (x) and (y), subject to the terms set forth in Section 2.23(d).

“Incremental Facility”:  as defined in Section 2.23(a).

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“Incremental Facility Amendment”:  as defined in Section 2.23(c).

“Incremental Facility Closing Date”:  as defined in Section 2.23(c).

“Incremental Revolving Commitments”: as defined in Section 2.23(a).

“Incremental Revolving Increase”: as defined in Section 2.23(a).

“Incremental Revolving Lender”: as defined in Section 2.23(c).

“Incremental Revolving Tranche”: as defined in Section 2.23(a).

“Incremental Term Loans”:  as defined in Section 2.23(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts or similar obligations to a trade creditor and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value (as determined in good faith by Parent) of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements.

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“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise defined in clause (a), Other Taxes.

“Indemnitee”:  as defined in Section 9.3(b).

“Information”:  as defined in Section 9.12(a).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request”:  a request by the applicable Borrowers to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”:  (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and the final maturity date of such Loan and (b) with respect to any Loan that is not an ABR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period”:  with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all participating Lenders, twelve months) or, solely with respect to Revolving Credit Borrowings, one day or one week, thereafter, as the applicable Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the applicable Administrative Agent.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Internally Generated Cash Flow”:  cash and Cash Equivalents on the balance sheet not constituting (i) proceeds of Indebtedness (excluding borrowings under the Revolving Credit Facility or any other revolving credit facilities or revolving lines of credit (other than, in each case, for purposes of clauses (b)(iii), (b)(vi), (b)(vii) and (b)(viii) of the definition of “Excess Cash Flow”)) of Parent and the Group Members, (ii) proceeds of issuances of Capital Stock by or capital contributions to Parent and the Group Members or (iii) proceeds of any Reinvestment Deferred Amount.

“Interpolated Screen Rate”:  in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between:  (a) the rate appearing on ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the applicable Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the applicable Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investments”:  as defined in Section 6.7.

“IP Holding Company”:  (i) HV Holdings Ltd. and (ii) any other Restricted Subsidiary of Parent which from time to time owns or possesses the right to use any IP Rights (other than IP Rights that are of de minimis value) and licenses such rights to any other Subsidiary of Parent.

“IP Office”:  each of the United States Patent and Trademark Office and the United States Copyright Office.

“IP Rights”:  trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.

“IP Security Agreement”:  the Intellectual Property Security Agreement among HV Holdings Ltd., the other Restricted Subsidiaries of Parent from time to time party thereto and the Collateral Agent.

“IRS”:  United States Internal Revenue Service.

“Issuing Bank”:  Rabobank, in its capacity as issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.7(i) and any other Lender reasonably acceptable to the Revolver Administrative Agent and the Revolver Borrowers, which has agreed to act as Issuing Bank hereunder.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Debt”:  any Indebtedness of a Group Member (other  than  Indebtedness under  revolving  credit  facilities  or  other  revolving  lines  of  credit) that constitutes (i) Indebtedness subordinated in right of payment to the Obligations (other than Indebtedness among Parent and its Restricted Subsidiaries), (ii) unsecured Indebtedness incurred pursuant to Section 6.2(f), (iii)

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unsecured Incremental Equivalent Debt or Incremental Equivalent Debt secured by Collateral on a junior basis to the Liens securing the Obligations or (iv) Permitted Junior Secured Refinancing Debt or Permitted Unsecured Refinancing Debt.

“Latest Maturity Date”:  at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“LC Disbursement”:  a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”:  at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Revolver Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, in each case with respect to the Revolving Credit Facility.

“LC Percentage”: as of any date of determination, with respect to any Issuing Bank, such Issuing Bank’s share, expressed as a percentage, of the LC Sublimit, as the same may be adjusted from time to time, as a result of an agreement by such Issuing Bank, with the Revolver Borrowers’ consent, to assume the obligations of another such Issuing Bank with respect to any or all of the Letters of Credit issued by such other Issuing Bank or as a result of the addition of a new Issuing Bank, with the Revolver Borrowers’ consent, in accordance with the terms hereof.

“LC Sublimit”: $45.0 million, as such amount may be increased from time to time in accordance with Section 9.2(i).

“Lender Parties”:  as defined in Section 9.16.

“Lenders”:  the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“Lending Office”:  as to the Revolver Administrative Agent, any Issuing Bank or any Revolving Credit Lender, the office or offices of such Person as such Person may from time to time notify the Revolver Borrowers and the Revolver Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit”:  any letter of credit issued pursuant to this Agreement.

“LIBO Rate”:  with respect to any Interest Period when used in reference to any Eurodollar Borrowing, (a) in the case of Eurodollar Loans, the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by applicable Administrative Agent) as the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in US Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m.  (London

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time) on the date which is two Business Days prior to the commencement of such Interest Period, and (b) if any such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Screen Rate.

“Lien”:  any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Liquidity Covenant”: the minimum consolidated cash covenant set forth in Section 6.14(a).

“Limited Conditionality Incremental Transaction”:  as defined in Section 2.23(e).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Collateral Documents, any Notes, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement, any Permitted Amendment and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Party Assets”:  for any Loan Party, as of any date of determination, the total assets of such Loan Party, determined in accordance with GAAP, calculated on an unconsolidated basis and by excluding all intercompany items (including, without limitation, the value of any investments (whether as equity or advances) among the Loan Parties and their subsidiaries).

“Loan Party Consolidated EBITDA”:  for any period for any Loan Party, the amount of Consolidated EBITDA attributable to such Loan Party for such period, calculated on an unconsolidated basis and by excluding all intercompany items.

“Loan Parties”:  the collective reference to the Borrowers and the Guarantors.

“Luxembourg”:  the Grand Duchy of Luxembourg.

“Luxembourg Companies Register”:  the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg).

“Luxembourg Loan Party”:  any Loan Party whose registered office or place of central administration is located in Luxembourg.

“Luxembourg Security Documents”:  the following Luxembourg law governed pledge agreements:

(i) a share pledge agreement made between, amongst others, WH Luxembourg Holdings S.à R.L., as pledgor, and the Collateral Agent over 100% of the shares held by WH Luxembourg Holdings S.à R.L. in HLF Luxembourg Holdings S.à R.L.;

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(ii) a share pledge agreement made between, amongst others, WH Luxembourg Holdings S.à R.L., as pledgor, and the Collateral Agent over 100% of the shares held by WH Luxembourg Holdings S.à R.L. in WHBL Luxembourg S.àr.l.;

(iii) a share pledge agreement made between, amongst others, WH Luxembourg Holdings S.à R.L., as pledgor, and the Collateral Agent over 100% of the shares held by WH Luxembourg Holdings S.à R.L. in Herbalife International Luxembourg S.àR.L.;

(iv) a share pledge agreement made between, amongst others, Herbalife International Luxembourg S.àR.L., as pledgor, and the Collateral Agent over 100% of the shares held by Herbalife International Luxembourg S.àR.L. in Herbalife Africa;

(v) a share pledge agreement made between, amongst others, Herbalife International Luxembourg S.àR.L., as pledgor, and the Collateral Agent over 100% of the shares held by Herbalife International Luxembourg S.àR.L. in Herbalife Luxembourg Distribution S.à r.l.;

(vi) a share pledge agreement made between, amongst others, Herbalife International Luxembourg S.àR.L., as pledgor, and the Collateral Agent over 100% of the shares held by Herbalife International Luxembourg S.àR.L. in HLF Luxembourg Distribution S.à r.l.;

(vii) a share pledge agreement made between, amongst others, WH Intermediate Holdings Ltd., as pledgor, and the Collateral Agent over 100% of the shares held by WH Intermediate Holdings Ltd. in HBL Luxembourg Holdings S.à r.l.;

(viii) a share pledge agreement made between, amongst others, HBL Luxembourg Holdings S.à r.l., as pledgor, and the Collateral Agent over 100% of the shares held by HBL Luxembourg Holdings S.à r.l. in WH Luxembourg Holdings S.à R.L.;

(ix) a share pledge agreement made between, amongst others, HLF Luxembourg Holdings S.à R.L., as pledgor, and the Collateral Agent over 100% of the shares held by HLF Luxembourg Holdings S.à R.L. in Lux TL Borrower;

(x) a receivables pledge agreement made between, amongst others, HIL, as pledgor, and the Collateral Agent, with respect to certain monetary rights existing under the IP Rights License Agreement (as defined in the Perfection Certificate); and

(xi) a receivables pledge agreement made between, amongst others, HV Holdings Ltd., as pledgor, and the Collateral Agent, with respect to certain monetary rights existing under the IP Rights License Agreement (as defined in the Perfection Certificate).

“Lux TL Borrower”: as defined in the preamble hereto.

“Lux TL Borrower Obligations Guaranty”:  the Guaranty, dated as of the Closing Date, made by the Parent and its Restricted Subsidiaries that are Loan Parties (other than (i) Lux TL Borrower and (ii) any such Restricted Subsidiaries that are Excluded U.S. Guarantors pursuant to

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clause (b) of the definition thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Majority Facility Lenders”:  (a) with respect to the Term Loan Facility, the holders of more than 50.0% of the aggregate unpaid principal amount of the Term Loans and (b) with respect to the Revolving Credit Facility, (i) prior to the termination of the Revolving Credit Commitments, the holders of more than 50.0% of the total Revolving Credit Commitments and (ii) following the termination of the Revolving Credit Commitments, the holders of more than 50.0% of the aggregate unpaid principal amount of the Total Revolving Credit Exposure.  For purposes of determining the “Majority Facility Lenders”; provided, that the Aggregate Exposure and Commitments of any Defaulting Lender shall be disregarded.

“Material Adverse Effect”:  a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”:  Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of any Group Member in an aggregate principal amount exceeding 5.0% of Consolidated Total Assets.  For purposes of determining Material Debt, the “obligations” of any Group Member in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Party”:  Parent or any Restricted Subsidiary (other than an Immaterial Subsidiary).

“Material Real Property”:  any fee-owned real property having a fair market value equal to or in excess of $50.0 million.

“Maturity Date”:  with respect to (a) the Revolving Credit Facility, the applicable Revolving Credit Maturity Date and (b) the Term Loan Facility, the Senior Lien Term Loan Maturity Date; provided, that the reference to Maturity Date with respect to any other Term Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and with respect to any Extended Term Loans in respect thereof, shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate”:  as defined in Section 9.17.

“MNPI”:  any material Nonpublic Information regarding Parent and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Parent and its Subsidiaries that would reasonably be expected to be material to a decision by

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any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”:  Moody’s Investor Services, Inc.

“Mortgaged Properties”:  the real properties listed on Schedule 1.2 (if any), as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien in accordance with Section 5.15 pursuant to the Mortgages and such other real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.9.

“Mortgages”:  each of the real property mortgages made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, to be in form and substance reasonably satisfactory to the Collateral Agent and the Borrowers.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or Recovery Event, the proceeds thereof received by any Group Member in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of the sum of (i) out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by any Group Member in connection with such Asset Sale or Recovery Event, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document or a Lien which is expressly pari passu with or subordinate to the Liens under the Loan Documents) or, in the case of any Asset Sale or Recovery Event relating to assets of a Non-Loan Party Subsidiary, principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness of such Non-Loan Party Subsidiary as a result of such Asset Sale or Recovery Event, (iii) other reasonable out-of-pocket fees and expenses actually incurred in connection therewith, (iv) taxes (including sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof, (v) in the case of any Asset Sale or Recovery Event by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of a Group Member that is a Wholly Owned Subsidiary as a result thereof and (vi) any reserve established in accordance with GAAP (provided, that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve) and (b) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by any Group Member from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement

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Facility or Permitted Term Loan Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of Parent.

“Non-Consenting Lender”:  as defined Section 2.21(c).

“Non-Loan Party Subsidiary”:  any Restricted Subsidiary of Parent that is not a Loan Party.

“Nonpublic Information”:  information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”:  any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Notice of Additional Guarantor”:  a Notice of Additional Guarantor, in substantially the form of Exhibit K hereto.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Loan Parties to the Agents or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrowers pursuant hereto) and any Cash Management Obligations; provided, that (i) obligations of the Term Loan Borrowers or any Restricted Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Collateral Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations.  Notwithstanding the foregoing, the “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”:  as defined in Section 3.19(b).

“Optional Prepayment Amount”:  for any Excess Cash Flow Period, the aggregate amount of (x) all prepayments of Revolving Loans during such Excess Cash Flow Period (or, at the option of the Revolver Borrowers, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date) to the extent accompanying permanent optional reductions of the Revolving Credit

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Commitments, (y) all optional prepayments (including any premiums and penalties associated therewith) of the Term Loans during such Excess Cash Flow Period (or, at the option of the Term Loan Borrowers, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date) and (z) all optional prepayments (including any premiums and penalties associated therewith) of any Permitted Credit Agreement Refinancing Indebtedness or any Incremental Equivalent Debt, in each case that is secured on a pari passu basis with the Facilities, which payments are permitted to be made hereunder and made during such Excess Cash Flow Period (or, at the option of the Term Loan Borrowers, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date), in each case except to the extent that such prepayments are funded with the proceeds of incurrences of Indebtedness or the issuances of Capital Stock; provided, that, with respect to any prepayment of Term Loans, any Permitted Credit Agreement Refinancing Indebtedness or any Incremental Equivalent Debt, in each case by any Purchasing Borrower Party pursuant to Section 9.4 or the corresponding provision in the definitive agreement governing any Incremental Equivalent Debt, the Optional Prepayment Amount shall include only the aggregate amount of cash actually paid by such Purchasing Borrower Party in respect of the principal amount of the Term Loans, Permitted Credit Agreement Refinancing Indebtedness or Incremental Equivalent Debt, as the case may be, so prepaid; provided, further, that to the extent any such prepayments made after the applicable Excess Cash Flow Period reduce Excess Cash Flow for such Excess Cash Flow Period, such prepayments shall not also reduce Excess Cash Flow in the Excess Cash Flow Period in which they are made.

“Organizational Documents”:  with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Applicable Indebtedness”:  as defined in Section 2.14(b).

“Other Connection Taxes”:  with respect to the Agents or any Lender or Issuing Bank, Taxes imposed as a result of a present or former connection between the Agents or such Lender or Issuing Bank and the jurisdiction imposing such Tax (other than a connection arising solely from the Agents or such Lender or Issuing Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  any and all present or future recording, stamp or documentary, property, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Other Term Loans”: as defined in Section 2.23(a).

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“Overnight Rate”:  for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the applicable Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Revolver Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent”: as defined in the preamble hereto.

“Parent Obligations Guaranty”:  the Guaranty, dated as of the Closing Date, made by the Restricted Subsidiaries of the Parent that are Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Participant”:  as defined in Section 9.4(c).

“Participant Register”:  as defined in Section 9.4(c).

“PATRIOT Act”:  Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”:  a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Acquisition”:  as defined in Section 6.7(f).

“Permitted Amendment”:  any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Convertible Indebtedness Call Transaction”:  any purchase by Parent of a call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock in connection with the issuance of the 2014 Convertible Notes or any refinancing, refunding, extension or renewal thereof as permitted by Section 6.2(v) (in respect of Indebtedness permitted pursuant to Section 6.2(z)) and any sale by Parent of a call option or warrant (or substantively equivalent derivative transaction) on Parent’s common stock; provided that the purchase price for the Permitted Convertible Indebtedness Call Transaction does not exceed the net proceeds from the 2014 Convertible Notes or any such refinancing, refunding, extension or renewal thereof as permitted by Section 6.2(v) (in respect of Indebtedness permitted pursuant to Section 6.2(z)), as applicable.

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“Permitted Credit Agreement Refinancing Indebtedness”:  in the case of any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Revolving Credit Commitments (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”), such exchanging, extending, renewing, replacing or refinancing Indebtedness that (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than customary offers to purchase upon an asset sale or change of control), the maturity date of such Indebtedness is not prior to the maturity date of the applicable Refinanced Debt and, in the case of a refinancing of Term Loans, the Weighted Average Life to Maturity of such Indebtedness is not shorter than the Weighted Average Life to Maturity of the applicable Refinanced Debt, (iii) has terms and conditions (other than (x) as provided in the foregoing clause (ii), (y) interest rate, fees, funding discounts and other pricing terms, liquidation preferences, call protection periods, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms and (z) covenants (including any financial maintenance covenants added for the benefit of any lenders or investors providing such Indebtedness) or other provisions to the extent (1) also added for the benefit of any existing Lenders or (2) applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness) that are, when taken as a whole, not materially more favorable (as determined by the Borrowers in good faith) to the lenders or investors providing such Indebtedness than those set forth in the Loan Documents are to the Lenders holding such Refinanced Debt, (iv) is guaranteed only by such Person that is also a Guarantor and (v) the proceeds of which are used to repay (in the case of Refinanced Debt consisting of Loans), defease or satisfy and discharge such Refinanced Debt and pay all accrued interest, fees and premiums (if any) in connection therewith; provided that, in the case of Refinanced Debt consisting of Revolving Credit Loans, the Revolving Credit Commitments shall be permanently reduced on a dollar-for-dollar basis, in each case substantially concurrently with the issuance, incurrence or obtaining of such Permitted Credit Agreement Refinancing Indebtedness.

“Permitted Cure Securities”:  Capital Stock of Parent issued (in the form of common equity and/or preferred stock having terms reasonably acceptable to the Revolver Administrative Agent) to fund the Cure Amount in connection with the Cure Right.

“Permitted Holders”:  (a) (1) Carl  C.  Icahn  and  his  siblings,  his  and  their respective spouses and descendants (including stepchildren and adopted children) and the   spouses of   such   descendants   (including   stepchildren   and   adopted   children) (collectively, the  “Family  Group”);  (2)  any  trust,  estate,  partnership,  corporation, company, limited liability

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company or unincorporated association or organization (each an  “Entity”  and  collectively  “Entities”)  Controlled  by  one  or  more  members  of  the Family Group, including without limitation any funds managed by any member of the Family Group that are acting in concert with the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such  Entity,  by  contract,  through  representation  on  a  board  of  directors  or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any  trust  or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the  Code);  (9)  any  organization  described  in  Section  501(c)  of  the  Code  of  which  a member of  the  Family  Group  is  an  officer,  director  or  trustee;  or  (10)  any  Entity, directly  or  indirectly (a)  owned  or  Controlled by  or (b)  a  majority of the  economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above; and (b) HBL Swiss Financing GmbH, HBL Luxembourg Holdings S.à r.l., WH Luxembourg Holdings S.à R.L., Herbalife International Luxembourg S.à R.L., and WH Intermediate Holdings LTD (and their respective successors) in connection with any purchases and/or holdings of Parent’s common equity interests permitted hereunder, to the extent, in the case of this clause (b), (x) immediately before and after giving effect to any such purchases, the Loan Parties shall have been in compliance with the requirements of Section 5.14 determined on a Pro Forma Basis and (y) such Persons are Wholly Owned Subsidiaries of Parent.   For the purposes of this definition of Permitted Holders, (I) “Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and (II) for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Permitted Junior Secured Refinancing Debt”:  Indebtedness incurred by the Term Loan Borrowers in the form of one or more series of secured notes or loans; provided, that, (i) such Indebtedness is, in each case, secured by Collateral on a junior basis to the Liens securing the Obligations and is not secured by any property or assets of Parent or any Subsidiary of Parent other than property or assets constituting Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are not materially more favorable (as determined in good faith by Parent) to the lenders or investors thereunder than the Collateral Documents and (iv) a Senior Representative

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acting on behalf of the holders of such Indebtedness shall have become party to a Senior/Junior Intercreditor Agreement or such other customary intercreditor arrangements reasonably satisfactory to the Collateral Agent.  Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”:  the collective reference to (i) in the case of Collateral other than Pledged Equity Interests and Material Real Property, Liens permitted by Section 6.3, (ii) in the case of Collateral consisting of Material Real Property, Liens of the type described in Sections 6.3(a), 6.3(b), 6.3(e) and 6.3(f) and (iii) in the case of Collateral consisting of Pledged Equity Interests, non-consensual Liens permitted by Section 6.3 and Liens permitted by any of Sections 6.3(h), 6.3(j), 6.3(l), 6.3(s)(ii), 6.3(t), 6.3(v) (other than Liens on the Capital Stock of any Borrower), 6.3(w), 6.3(dd) and 6.3(ff).

“Permitted Pari Passu Secured Refinancing Debt”:  Indebtedness incurred by the Term Loan Borrowers in the form of one or more series of senior secured loans or senior secured notes; provided, that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Parent or any Subsidiary of Parent other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are not materially more favorable (as determined in good faith by Parent) to the lenders or investors thereunder than the Collateral Documents and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Senior/Junior Intercreditor Agreement or other customary intercreditor arrangements reasonably satisfactory to the Collateral Agent.  Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing”:  with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided, that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and the other Persons that are (or are required to be) obligors under such refinancing are not more expansive than the Persons that are (or are required to be) obligors under the Indebtedness being so refinanced, except that any Guarantor may be an obligor thereof if otherwise permitted by this Agreement, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination

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provisions that are substantially the same (as determined in good faith by Parent) as those in effect prior to such refinancing or are not materially less favorable, taken as a whole (as determined in good faith by Parent), to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the applicable Administrative Agent (provided that, in the case of the 2014 Convertible Notes, any refinancing thereof shall not be required to contain subordination provisions to the extent the Indebtedness that refinances such 2014 Convertible Notes is unsecured) or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined in good faith by Parent) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the applicable Administrative Agent, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided, that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Collateral Documents on terms not materially less favorable to the Lenders (as determined in good faith by Parent) than those set forth in the Intercreditor Agreements) and (f) in the event such Indebtedness being so refinanced is Junior Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are, when taken as a whole, not materially less favorable to the Secured Parties as compared to the Indebtedness being so refinanced (other than (x) with respect to interest rates, fees, funding discounts and other pricing terms, liquidation preferences, prepayment or other premiums, call protection periods, subordination terms and optional prepayment and redemption provisions and (y) terms applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)) (in each case, as determined in good faith by Parent).

“Permitted Term Loan Refinancing Indebtedness”:  (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Permitted Unsecured Refinancing Debt”:  Indebtedness incurred by the Term Loan Borrowers in the form of one or more series of unsecured notes or loans; provided, that (i) such Indebtedness is not secured by any property or assets of any Group Member and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

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“Person”:  an individual, partnership, corporation, exempted company, person, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan that is subject to ERISA and in respect of which any Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 9.1.

“Pledge Agreement”:  the Pledge Agreement among WH Luxembourg Holdings S.à R.L., WH Luxembourg Holdings S.à R.L. LLC, Lux TL Borrower and the Collateral Agent.

“Pledged Debt”:  as defined in the Security Agreement.

“Pledged Equity Interests”:  as defined in the Security Agreement.

“Prime Rate”:  the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrowers.  The prime rate is a rate set by Credit Suisse based upon various factors, including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.

“Private Lender Information”:  as defined in Section 9.1.

“Pro Forma Balance Sheet”:  as defined in Section 3.1(a)(i).

“Pro Forma Basis”:  with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Financial Statements”:  as defined in Section 4.1(c)(iii).

“Pro Forma Transaction”:  (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Section 6.6(d) or (n), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Process Agent”:  as defined in Section 9.9(e).

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“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lender”:  as defined in Section 9.1.

“Public Lender Information”:  as defined in Section 9.1.

“Purchasing Borrower Party”:  Parent or any Restricted Subsidiary of Parent that becomes an Eligible Assignee pursuant to Section 9.4.

“Qualified Capital Stock”:  Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, was an Agent, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Qualifying Bids”:  as defined in Section 2.12(f)(iii).

“Qualifying Lender”:  as defined in Section 2.12(f)(iv).

“Ratio-Based Incremental Facility”:  as defined in Section 2.23(a).

“Recovery Event”:  any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate”:  (a) with respect to the Loans comprising each Eurodollar Borrowing for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing and (b) with respect to any ABR Loan, the Alternate Base Rate.

“Refinancing”:  has the meaning given in the Preliminary Statements.

“Refinancing Indebtedness”:  with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”:  as defined in Section 9.4(b)(iv).

“Registered Equivalent Notes”:  with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registration Statement”:  as defined in the preamble hereto.

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“Regulation”:  as defined in Section 3.22.

“Regulation FD”:  Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”:  Regulation H of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Revolver Borrowers to reimburse each Issuing Bank pursuant to Section 2.7(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale (other than a Specified Sale and Leaseback Transaction) or Recovery Event in respect of which the Term Loan Borrowers have delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that a Group Member intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of a Group Member.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in Parent’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date that is 365 days after the date of such Reinvestment Event (or, if a Group Member shall have entered into a legally binding commitment prior to the date that is 365 days after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the applicable Group Member’s business with the applicable Reinvestment Deferred Amount, the later of (x) the date that is 365 days after the date of such Reinvestment Event and (y) the date that is 180 days after the date on which such commitment became legally binding) and (b) the date on which the Term Loan Borrowers shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the applicable Group Member’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”:  with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling

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persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”:  any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Reference Period”:  with respect to any action or determination under this Agreement, the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur or the determination is being made (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended June 30, 2017).

“Replacement Facility”:  as defined in Section 2.24(a).

“Replacement Facility Amendment”:  as defined in Section 2.24(c).

“Replacement Facility Closing Date”:  as defined in Section 2.24(c).

“Replacement Revolving Credit Commitments”:  as defined in Section 2.24(d).

“Replacement Revolving Credit Facility”:  as defined in Section 2.24(a).

“Replacement Term Loans”:  as defined in Section 2.24(a).

“Reply Amount”:  as defined in Section 2.12(f)(ii).

“Reply Discount Price”:  as defined in Section 2.12(f)(ii).

“Reportable Event”:  any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg.  Part 4043.

“Repricing Event”:  (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Senior Lien Term Loans with the proceeds of, or any conversion of Senior Lien Term Loans into, any new or replacement tranche of term loans (including new Term Loans under this Agreement) having an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such term loans and (y) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such new or replacement term loans in their capacities as lenders or holders of such new or replacement term loans) less than the “effective yield” applicable to the Senior Lien Term Loans (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.2) to the Term Loans or any tranche thereof that, directly or

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indirectly, reduces the “effective yield” (determined on the same basis as provided in the second parenthetical in the preceding clause (a)) applicable to the Senior Lien Term Loans.

“Required Lender Consent Items”:  as defined in Section 9.4(f).

“Required Lenders”:  at any time, the holders of more than 50.0% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that the Aggregate Exposure and Commitments of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Required Revolving Lenders”:  at any time, the holders of more than 50% of the sum of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that (i) the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition and (ii) at any time that there are three (3) or more Revolving Credit Lenders, “Required Revolving Lenders” shall include not less than three (3) Revolving Credit Lenders.

“Required Term Lenders”:  at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding; provided that the Aggregate Exposure of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of such Person.  Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of Parent.

“Restricted Asset Sale Proceeds”:  in respect of a Foreign Asset Sale, an amount equal to the Net Cash Proceeds attributable thereto if and solely to the extent that the repatriation of such Net Cash Proceeds to any Group Member (a) would result in material adverse Tax consequences to Parent or any Subsidiary of Parent, as reasonably determined by Parent or (b) would be prohibited or restricted by applicable law, rule or regulation, in each case as determined in good faith by Parent.

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“Restricted ECF”:  with respect to any Excess Cash Flow Period, an amount equal to the unrepatriated Excess Cash Flow attributable to any Foreign Subsidiary if and solely to the extent that the repatriation of such attributable Excess Cash Flow to any Group Member (a) would result in adverse Tax consequences to Parent or any Subsidiary of Parent of more than a de minimis amount, as reasonably determined by Parent or (b) would be prohibited or restricted by applicable law, rule or regulation, in each case, as determined in good faith by Parent.

“Restricted Payments”:  as defined in Section 6.6.

“Restricted Recovery Event Proceeds”:  in respect of a Foreign Recovery Event, an amount equal to the Net Cash Proceeds attributable thereto if and solely to the extent that the repatriation of such Net Cash Proceeds (a) would result in material adverse Tax consequences to Parent or any Subsidiary of Parent, as reasonably determined by Parent or (b) would be prohibited or restricted by applicable law, rule or regulation, in each case as determined in good faith by Parent.

“Restricted Subsidiary”:  any Subsidiary other than an Unrestricted Subsidiary.  For the avoidance of doubt, each Borrower (other than Parent) is as of the date hereof and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Return Bid”:  as defined in Section 2.12(f)(ii).

“Returns”:  with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revaluation Date”:  (a) with respect to any Revolving Credit Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency pursuant to Section 2.9, and (iii) such additional dates as the Revolver Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Revolver Administrative Agent or the applicable Issuing Bank shall determine or the Required Revolving Lenders shall require.

“Revolver Agency Fee Letter”: that certain Revolving Agency Fee Letter dated as of February 13, 2017 by and among Parent and Rabobank.

“Revolver Borrowers”:  as defined in the preamble hereto.

“Revolving Commitment Fee Rate”:  the rate per annum equal to 0.50% on the undrawn portion of the Revolving Credit Commitments (excluding any Revolving Credit Commitments of Defaulting Lenders, except to the extent such Revolving Credit Commitments are reallocated to Lenders that are not Defaulting Lenders).

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“Revolver Administrative Agent”:  as defined in the preamble hereto.

“Revolving Credit Borrowing”:  a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments” as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Revolving Credit Loans pursuant to Section 2.4(a), and to participate in Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Revolving Credit Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the total Revolving Credit Commitments on the Closing Date is $150.0 million.

“Revolving Credit Exposure”:  at any time, with respect to any Lender, the sum of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Facility”:  as defined in the definition of “Facility” and including, as appropriate, any Extensions thereof and any Replacement Revolving Credit Facility.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loan”:  a Loan made by a Revolving Credit Lender pursuant to Section 2.4.  Each Revolving Credit Loan shall be a Eurodollar Loan or an ABR Loan.

“Revolving Credit Maturity Date”:  with respect to (a) Revolving Credit Commitments (including, for the avoidance of doubt, any Incremental Revolving Increases) that have not been extended pursuant to Section 2.25, February 15, 2022; provided that “Revolving Credit Maturity Date” with respect to the Revolving Commitments shall mean the date that is 182 days prior to the scheduled maturity date of the 2014 Convertible Notes if (i) the aggregate principal amount of the 2014 Convertible Notes outstanding on such date exceeds $250.0 million and (ii) either (x) the Secured Leverage Ratio as of such date is greater than 2.00:1.00 or (y) the Total Leverage Ratio as of such date is greater than 3.50:1.00, (b) with respect to Extended Revolving Credit Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders and (c) with respect to any commitments under a Replacement Revolving Credit Facility, the final maturity date therefor specified in the applicable Replacement Facility Amendment.

“S&P”:  Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction”:  as defined in Section 6.10.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

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“Secured Leverage Ratio”:  as of any date of determination, the ratio of (a) Consolidated Secured Debt on such day to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Relevant Reference Period.

“Secured Parties”:  collectively, the Administrative Agents, the Collateral Agent, the Lenders, the Issuing Banks, each Qualified Counterparty, each co-agent or sub-agent appointed by an Agent from time to time pursuant to Section 8.2, the Indemnitees and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act”:  the Securities Act of 1933.

“Security Agreement”:  the Security Agreement among HII, the US TL Borrower and each Guarantor that is a Domestic Subsidiary, substantially in the form of Exhibit A.

“Senior Lien Term Loan”:  as defined in Section 2.1.

“Senior Lien Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Senior Lien Term Loan to the Term Loan Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading “Senior Lien Term Loan Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Senior Lien Term Loan Commitments as of the Closing Date is $1,300.0 million.

“Senior Lien Term Loan Facility”:  as defined in the definition of “Facility”.

“Senior Lien Term Loan Installment Date”:  as defined in Section 2.3.

“Senior Lien Term Loan Lenders”:  each Lender that has a Senior Lien Term Loan Commitment or is the holder of a Senior Lien Term Loan.

“Senior Lien Term Loan Maturity Date”:  (a) with respect to Senior Lien Term Loans, February 15, 2023; provided that “Senior Lien Term Loan Maturity Date” with respect to the Senior Lien Term Loans shall mean the date that is 91 days prior to the scheduled maturity date of the 2014 Convertible Notes if (i) the aggregate principal amount of the 2014 Convertible Notes outstanding on such date exceeds $250.0 million and (ii) either (x) the Secured Leverage Ratio as of such date is greater than 2.00:1.00 or (y) the Total Leverage Ratio as of such date is greater than 3.50:1.00, and (b) with respect to Extended Term Loans, the final maturity date as specified in the applicable Extension Offer.

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“Senior Lien Term Loan Percentage”:  with respect to any Lender on any Senior Lien Term Loan Installment Date, the percentage which the aggregate principal amount of such Lender’s Senior Lien Term Loans then outstanding and subject to repayment pursuant to Section 2.3 on such date constitutes of the aggregate principal amount of the Senior Lien Term Loans of all Senior Lien Term Loan Lenders then outstanding and subject to repayment pursuant to Section 2.3 on such date.

“Senior/Junior Intercreditor Agreement”:  an intercreditor agreement substantially in the form of Exhibit F-1 hereto.

“Senior Pari Passu Intercreditor Agreement”:  a pari passu intercreditor agreement between or among the Agents and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral on an equal priority basis with the Obligations substantially in the form of Exhibit F-2 hereto.

“Senior Representative”:  with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or other Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital; and (e) in respect of a Luxembourg Loan Party, such Person is not in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.  For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Special Notice Currency”: at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Change of Control”:  a “Change of Control” or like event as defined in the agreement or agreements governing any Material Debt.

“Specified Event of Default”:  any Event of Default under Section 7.1(a) or 7.1(f).

“Specified Hedge Agreements”: any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrowers in writing to the Collateral Agent as a “Specified Hedge Agreement”.

“Specified Prepayment”:  as defined in Section 6.8.

“Specified Representations”:  the representations and warranties with respect to the Borrowers and the Guarantors set forth in this Agreement under (i) Section 3.3(a); (ii) the first two sentences and the last two sentences of Section 3.4; (iii) Section 3.5 (but only in respect of violations or defaults under Organizational Documents of the Loan Parties); (iv) Section 3.10; (v) Section 3.12; (vi) Section 3.17(a), (c) and (d) (subject to (x) Permitted Liens and (y) in the case of priority, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor arrangements required to be entered into pursuant to this Agreement); (vii) Section 3.18; and (viii) Section 3.19.

“Specified Sale and Leaseback Transaction”:  as defined in Section 6.10.

“Spot Rate”:  for a currency means the rate determined by the Revolver Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Revolver Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Revolver Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the applicable Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any

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Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”:  as defined in Section 2.12(f)(i).

“Subsequent Required Guarantor”:  as defined in Section 5.9(c).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantor”:  each Subsidiary of Parent, other than any Borrower or an Excluded Subsidiary (but including any Discretionary Guarantor).

“Surety Bonds”:  surety bonds for which any Group Member is liable that were obtained to secure performance commitments of any Group Member.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent”: Citizens Bank, N.A.

“Taxes”:  any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agency Fee Letter”: that certain Amended and Restated Term Agency Fee Letter dated as of February 13, 2017 by and among Parent, CS Securities and Credit Suisse.

“Term Borrowing”:  any Borrowing of Term Loans.

“Term Administrative Agent”:  as defined in the preamble hereto.

“Term Loan Borrowers” as defined in the preamble hereto.

“Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Term Loan Borrowers under this Agreement, including its Senior Lien Term Loan Commitment.

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“Term Loan Facility”:  the Senior Lien Term Loan Facility, a facility consisting of Incremental Term Loans or a Replacement Facility consisting of Term Loans.

“Term Loan Lender”:  any Lender that is the holder of Term Loans.

“Term Loans”:  any term loans made pursuant to this Agreement (including for the avoidance of doubt, any Incremental Term Loans, Replacement Term Loans and Extended Term Loans, if any).

“Test Period”:  on any date of determination, the period of four consecutive fiscal quarters of Parent then most recently ended, taken as one accounting period.

“Total Leverage Ratio”:  as of any date of determination, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Relevant Reference Period.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Transaction Costs”:  all fees (including original issue discount), costs and expenses incurred by any Group Member in connection with the Transactions.

“Transactions”:  the collective reference to (a)  the execution, delivery and performance by the Borrowers and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Type”:  when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”:  the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “US”:  the United States of America.

“Unrestricted Subsidiary”:  any Subsidiary of Parent (other than any other Borrower) designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of Parent in accordance with Section 5.13.

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“US Dollar Equivalent”:  on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the applicable Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”:  lawful currency of the United States.

“US IP Security Agreements”:  the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Agreement, in each case, in substantially the form of Exhibits A, B and C to the Security Agreement.

“US Loan Party”:  any Loan Party that is a US Person.

“US Person”:  any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate”:  as defined in Section 2.19(e)(ii)(B)(3).

“US TL Borrower”: as defined in the preamble hereto.

“US TL Borrower Obligations Guaranty”:  the Guaranty, dated as of the Closing Date, made by the Parent and its Restricted Subsidiaries (other than (i) US TL Borrower and (ii) any such Restricted Subsidiaries that are Excluded U.S. Guarantors pursuant to clause (c) of the definition thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”:  any Loan Party or the applicable Administrative Agent, as applicable.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time

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under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii) capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

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(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the Discharge of Secured Obligations.

(f) The expression “refinancing” and any other similar terms or phrases when used herein shall include any exchange, refunding, renewal, replacement, defeasance, discharge or extension.

Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to a Luxembourg Loan Party, a reference to: (i) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (ii) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (iii) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (iv) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (v) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (vi) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and (vii) a director or a manager includes an administrateur or a gérant.

1.3 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Senior Lien Term Loan”, “Extended Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Senior Lien Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Senior Lien Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Senior Lien Term Loan Borrowing”).

1.4 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided, that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect)

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to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the Secured Leverage Ratio and the Total Leverage Ratio, GAAP shall be construed as in effect on the Closing Date).  In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Parent or the applicable Administrative Agent, Parent, the applicable Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment.  “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by Parent of IFRS or (iii) any change in the application of accounting principles adopted by Parent from time to time which change in application is permitted by GAAP.  Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5 Pro Forma Calculations.  (a) Notwithstanding anything to the contrary herein, the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5; provided, that notwithstanding anything to the contrary in clause (b) or (c) of this Section 1.5, when calculating Secured Leverage Ratio for the purposes of (i) the ECF Percentage of Excess Cash Flow or (ii) determining actual compliance (not compliance on a Pro Forma Basis) with the Financial Maintenance Covenant, the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period, other than consummation of the Transactions, shall not be given pro forma effect.

(b) For purposes of calculating the Secured Leverage Ratio and Total Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the Relevant Reference Period or (ii) subsequent to such period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the Relevant Reference Period (it being understood and agreed that Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing floating interest rates, for which pro forma effect is being given, shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods).  If since the beginning of any Relevant Reference Period any Person that

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subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Parent or any of its Restricted Subsidiaries since the beginning of Relevant Reference Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c) Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Parent and shall include, without duplication, adjustment for the Consolidated EBITDA (as determined in good faith by Parent) represented by any Person or line of business acquired or disposed of and for the avoidance of doubt, any adjustments relating to Pro Forma Transactions provided for under clause (a)(x) of the definition of Consolidated EBITDA.

1.6 Classification of Permitted Items.

(a) For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrowers in their sole discretion at such time of determination.

For purposes of determining compliance at any time with Section 6.7,  (i)  any  Investments  made  under  Section  6.7(r)  may  be  reclassified,  as  Parent elects from time to time, as incurred under Section 6.7(l), in each case, so long as the ratios and other requirements of such clauses are satisfied as of the date of determination.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts or transactions, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Secured Leverage Ratio test or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

1.7 Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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1.8 Currency Equivalents Generally.

(a) For purposes of determining compliance with Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Secured Leverage Ratio and the Total Leverage Ratio, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing Parent’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

1.9 Exchange Rates; Currency Equivalents.

(a) The Revolver Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating US Dollar Equivalent amounts of Borrowings and Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Revolver Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing, Eurodollar Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Revolver Administrative Agent or the applicable Issuing Bank, as the case may be.

1.10 Additional Alternative Currencies.

(a) The Borrowers may from time to time request that Eurodollar Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars. In the case of any such request with respect to the making of Eurodollar Loans, such

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request shall be subject to the approval of the Revolver Administrative Agent and all Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Revolver Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Revolver Administrative Agent not later than 8:00 a.m., fifteen (15) Business Days prior to the date of the desired Borrowing or Letter of Credit issuance (or such other time or date as may be agreed by the Revolver Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Loans, the Revolver Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Revolver Administrative Agent shall promptly notify the Issuing Banks thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Eurodollar Loans) or the Issuing Banks (in the case of a request pertaining to Letters of Credit) shall notify the Revolver Administrative Agent, not later than 8:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Eurodollar Loans to be made or to issue Letters of Credit in such requested currency. If the Revolver Administrative Agent and all the Revolving Credit Lenders consent to making Eurodollar Loans in such requested currency, the Revolver Administrative Agent shall so notify the Revolver Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolver Borrowings of Eurodollar Loans; and if the Revolver Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Revolver Administrative Agent shall so notify the Revolver Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Revolver Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Revolver Administrative Agent shall promptly so notify the Revolver Borrowers.

(d) If, after the designation by the Revolving Credit Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Required Revolving Lenders (in the case of any Revolving Credit Loans to be denominated in an Alternative Currency) or any Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (i) such currency no longer being readily available, freely transferable and convertible into US Dollars, (ii) a US Dollar Equivalent is no longer readily calculable with respect to such currency, (iii) providing such currency is impracticable for the Revolving Credit Lenders or (iv) no longer a currency in which the Required Revolving Lenders are willing to make such extensions of credit hereunder (each of (i), (ii), (iii), and (iv) a

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“Disqualifying Event”), then the Revolver Administrative Agent shall promptly notify the Revolving Credit Lenders and the Revolver Borrowers, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Revolver Administrative Agent, the Revolver Borrowers shall repay all Revolving Credit Loans in such currency to which the Disqualifying Event applies or convert such Revolving Credit Loans into the US Dollar Equivalent of Revolving Credit Loans in US Dollars, subject to the other terms contained herein.

1.11 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agents may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agents may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Senior Lien Term Loan Commitments.  Subject to the terms and conditions hereof, the Senior Lien Term Loan Lenders severally agree to make term loans (each, a “Senior Lien Term Loan”) to the Term Loan Borrowers on the Closing Date in US Dollars in an amount for each Senior Lien Term Loan Lender not to exceed the amount of the Senior Lien Term Loan Commitment of such Lender.  The Senior Lien Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Term Loan Borrowers and notified to the Term Administrative Agent in accordance with Sections 2.2 and 2.9.  The Senior Lien Term Loans made to a Term Loan Borrower shall be the sole and several liability of that Borrower and the other Borrowers shall not be co-obligors or have any joint liability for such Loans (except to the extent that any liability is derived by the other Borrowers as Guarantors of the Obligations of that Term Loan Borrower).

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2.2 Procedure for Senior Lien Term Loan Borrowing.  The Term Loan Borrowers shall deliver to the Term Administrative Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one Business Day before the anticipated Closing Date requesting that the Senior Lien Term Loan Lenders make the Senior Lien Term Loans on the Closing Date.  The Borrowing Request must specify (i) the principal amount of the Senior Lien Term Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Senior Lien Term Loans to be borrowed, (iv) in the case of a Eurodollar Borrowing1, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the applicable Term Loan Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.  Upon receipt of such Borrowing Request, the Term Administrative Agent shall promptly notify each Senior Lien Term Loan Lender thereof.  Not later than 10:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), on the Closing Date each Senior Lien Term Loan Lender shall make available to the Term Administrative Agent an amount in immediately available funds equal to the Senior Lien Term Loans to be made by such Lender.  The Term Administrative Agent shall make available to the Term Loan Borrowers the aggregate of the amounts made available to the Term Administrative Agent by the Senior Lien Term Loan Lenders, in like funds as received by the Term Administrative Agent.

2.3 Repayment of Senior Lien Term Loans.  The Senior Lien Term Loan of each Senior Lien Term Loan Lender shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter of Parent or, if such date is not a Business Day, on the last Business Day of such fiscal quarter ending nearest to such date (each, a “Senior Lien Term Loan Installment Date”), commencing on June 30, 2017, each of which shall be in an amount equal to such Lender’s Senior Lien Term Loan Percentage multiplied by the amount equal to 1.875% of the aggregate principal amount of the Term Loan Facility on the Closing Date; provided, that the final principal repayment installment of the Senior Lien Term Loans repaid on the Senior Lien Term Loan Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Senior Lien Term Loans outstanding on such date.

2.4 Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving credit loans (each, a “Revolving Credit Loan”) to the Revolver Borrowers from time to time during the Availability Period in US Dollars or one or more Alternative Currencies (such agreement not to be unreasonably withheld) in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the total Revolving Credit Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolver Borrowers may borrow, prepay and reborrow Revolving Credit Loans during the Availability Period.   Revolving Credit Loans may be ABR Loans or Eurodollar Loans, as further provided herein. The Revolving Credit Loans

[1]	NTD: to be confirmed whether entirety of term loan may be funded in LIBOR at closing upon 1 business days prior notice.

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made to a Revolver Borrower shall be the sole and several liability of that Borrower and the other Borrowers shall not be co-obligors or have any joint liability for such Loans (except to the extent that any liability is derived by the other Borrowers as Guarantors of the Obligations of that Revolver Borrower).

2.5 Loans and Borrowings.  (a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.16, (i) each Term Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the applicable Term Loan Borrowers may request in accordance herewith and (ii) each Revolving Credit Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the applicable Revolver Borrowers may request in accordance herewith; provided, that each Revolving Credit Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurodollar Loans.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments under the applicable Revolving Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of (x) five Eurodollar Borrowings with respect to the Term Loan Facility outstanding and (y) six Eurodollar Borrowings with respect to the Revolving Credit Facility outstanding.

(d) Notwithstanding any other provision of this Agreement, the applicable Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6 Requests for Revolving Credit Borrowing. To request a Revolving Credit Borrowing, the Revolver Borrowers shall notify the Revolver Administrative Agent of such request by email (a) in the case of a Eurodollar Borrowing denominated in US Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given one (1) Business Day prior to the Closing Date) (b) in the case of a Eurodollar Borrowing

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denominated in an Alternative Currency, not later than 1:00 p.m., New York City time, four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given one (1) Business Day prior to the Closing Date) or (c) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing.  Each such email Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission as agreed to by the Revolver Administrative Agent, to the Revolver Administrative Agent of a written Borrowing Request in a form approved by the Revolver Administrative Agent and signed by the Revolver Borrowers.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.5:

(i) the aggregate amount and currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a Borrowing denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing or (B) in the case of a Borrowing denominated in an Alternative Currency, a Eurodollar Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Credit Borrowing, then the Revolver Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified with respect to any Eurodollar Borrowing, then the applicable Revolver Borrowers shall be deemed to have requested a Borrowing in US Dollars.  If a Borrowing Request fails to specify the identity of the applicable Revolver Borrower, then the Loans so requested shall be made to the Revolver Borrower submitting such Borrowing Request; provided, however, that in the case of a failure to identify the applicable Borrower in the case of a request for a continuation of Revolving Credit Loans, such Loans shall be continued as Loans made to the Borrower to which such Loans were initially made. No Revolving Credit Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Revolver Administrative Agent shall advise each Revolving Credit Lender of the relevant Facility or Facilities of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Revolving Credit Borrowing.

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2.7 Letter of Credit.  (a) General.  Subject to the terms and conditions set forth herein, each Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.7(d), agrees to issue trade and standby Letters of Credit (which must be denominated in US Dollars or an Alternative Currency) for the account of any Revolver Borrower or the account of any Revolver Borrower for the benefit of any Restricted Subsidiary, in each case on any Business Day during the applicable Availability Period in such form as may be approved from time to time by such Issuing Bank; provided, that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Exposure with respect to Letters of Credit would exceed the LC Sublimit, (ii) the Total Revolving Credit Exposure would exceed the total Revolving Credit Commitments, (iii) the LC Exposure of such Issuing Bank would exceed the LC Percentage of such Issuing Bank or (iv) solely to the extent of the Issuing Banks on the Closing Date, the amount of the LC Exposure attributable to the Letters of Credit issued by such Issuing Banks would exceed their Applicable Percentage on the Closing Date.  Additionally, no Issuing Bank shall be under any obligation to issue or renew any Letter of Credit if the Letter of Credit is to be denominated in a currency other than US Dollars or an Alternative Currency.  Subject to the terms and conditions set forth herein, any Revolver Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Restricted Subsidiary, in a form reasonably acceptable to the Revolver Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is 30 days prior to the Revolving Credit Maturity Date).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Revolver Borrower to, or entered into by such Revolver Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Revolver Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Revolver Administrative Agent (at least three (3) Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Revolver Administrative Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the applicable Revolver Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Revolver Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment,

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renewal or extension, (x) the LC Exposure shall not exceed the LC Sublimit and (y) the Total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one (1) year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one (1) year after the date of such renewal or extension) and (ii) the date that is three (3) Business Days prior to the Revolving Credit Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank and Revolver Administrative Agent shall have been made with respect to such Letter of Credit, but which shall include the release by the relevant Issuing Bank of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit).  If the applicable Revolver Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided that the applicable Revolver Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal.  Once an Auto Renewal Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one (1) year from the date of such renewal and (ii) the date that is three (3) Business Days prior to the Revolving Credit Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit, and shall include the release by the relevant Issuing Bank and the Revolver Administrative Agent of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit); provided that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Revolver Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement with respect to a Letter of Credit made by such Issuing Bank and not reimbursed by the Revolver Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Revolver Borrowers for any reason in respect thereof.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit, and such Revolving Credit Lender’s obligations under Section 2.7(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, the Revolver Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a

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Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Revolver Borrower shall reimburse such LC Disbursement by paying to the Revolver Administrative Agent an amount and currency equal to such LC Disbursement not later than 12:00 noon, New York City time, on the first Business Day immediately following the day that such Revolver Borrower receives notice that such LC Disbursement is made (or, if such Revolver Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that such Revolver Borrower receives such notice); provided that (if the conditions of Section 4.2 are satisfied) such Revolver Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing (in the case of a Letter of Credit denominated in US Dollars) or a Eurodollar Revolving Credit Borrowing with an Interest Period of one month (in the case of a Letter of Credit denominated in an Alternative Currency), in each case, by such Revolver Borrower under the applicable Revolving Credit Facility under which the applicable Letter of Credit was issued, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.4 through 2.6, as applicable) and, to the extent so financed, such Revolver Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing.  If a Revolver Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Revolver Administrative Agent of the applicable LC Disbursement and the Revolver Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from such Revolver Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Revolver Administrative Agent its Applicable Percentage of the applicable Revolving Credit Facility of the payment then due from such Revolver Borrower by wire transfer of immediately available funds to the account of the Revolver Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 2:00 p.m., New York City time, on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), and the Revolver Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Revolver Administrative Agent of any payment from a Revolver Borrower pursuant to this paragraph, the Revolver Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans as contemplated above) shall not constitute a

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Loan and shall not relieve the applicable Revolver Borrower of its obligation to reimburse such LC Disbursement.  If any Revolving Credit Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Revolver Administrative Agent as provided above, such Revolving Credit Lender and the applicable Revolver Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.7(e)  to but excluding the date such amount is paid, to the Revolver Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of such Revolver Borrower, a rate per annum equal to the interest rate applicable to ABR Revolving Credit Loans and (ii) in the case of such Revolving Credit Lender, (A) in the case of Letters of Credit denominated in US Dollars, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate and (B) in the case of Letters of Credit denominated in an Alternative Currency, the Eurodollar Rate with an Interest Period of one month.

(f) Obligations Absolute.  Each Revolver Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, several (and not joint), and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the exchange rate or in the availability of an Alternative Currency to any Borrower or any of the Restricted Subsidiaries or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Revolver Borrower’s obligations hereunder.  None of the Agents, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the provisions of this Section 2.7(f) shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Revolver Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Revolver Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality

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thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Each Issuing Bank shall promptly notify the Revolver Administrative Agent and the applicable Revolver Borrower by telephone (confirmed by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Revolver Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Revolver Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Revolver Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans (in the case of Letters of Credit denominated in US Dollars) and the Eurodollar Rate with an Interest Period of one month (in the case of Letters of Credit denominated in an Alternative Currency); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.15(b) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Revolver Borrowers, the Revolver Administrative Agent, the replaced Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank.  The Revolver Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of such Issuing Bank.  At the time any such replacement shall become effective, each Revolver Borrower, severally, shall pay all unpaid fees accrued for the account of the replaced Issuing Bank with respect to such Revolver Borrower pursuant to Section 2.13(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement

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with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j) Cash Collateralization.  If any Event of Default under Section 7.1(f) with respect to Parent or any Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that any Revolver Borrower receives notice from the Revolver Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure), in each case, demanding (which demand, in the case of any Event of Default under Section 7.1(f) with respect to Parent or any Borrower, shall be deemed to have been given automatically) the deposit of cash collateral pursuant to this paragraph, such Revolver Borrower shall deposit in an account with the Revolver Administrative Agent, in the name of the Revolver Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the applicable LC Exposure with respect to such Revolver Borrower as of such date plus any accrued and unpaid interest thereon.  Such deposit shall be held by the Revolver Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations of such Revolver Borrower under this Agreement.  The Revolver Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Revolver Administrative Agent and at such Revolver Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Revolver Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Revolver Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of such Revolver Borrower under this Agreement.  If a Revolver Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Revolver Borrower within two (2) Business Days after such Event of Default has been cured or waived (unless the Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7).

(k) Provisions Related to Extended Revolving Credit Commitments.  If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Revolving Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.7(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate

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amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Revolver Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.7(j).  For the avoidance of doubt, commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Revolving Credit Lenders.

2.8 Funding of Borrowings.  (a) Except as expressly set forth in Section 2.2, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency of such Loan by 12:00 noon, New York City time, to the account of the applicable Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The applicable Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the applicable Administrative Agent in New York City or such other account reasonably approved by the applicable Administrative Agent, in each case, as is designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(e) shall be remitted by the Revolver Administrative Agent to the applicable Issuing Bank.

(b) Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the applicable Administrative Agent such Lender’s share of such Borrowing, the applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the applicable Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the applicable Administrative Agent, at (i) in the case of such Lender, the Overnight Rate, or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans of the applicable Class.  If such Lender pays such amount to the applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Each of the Revolver Administrative Agent, each Issuing Bank and each Revolving Credit Lender at its option may make any extension of credit hereunder or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of any Revolver Borrower to repay any such extension of credit in accordance with the terms of this Agreement.  Any Designated Lender shall be considered a Revolving Credit Lender; provided that in the case of an Affiliate or branch of a Revolving Credit Lender, such provisions that would be applicable with respect to extensions of credit actually provided by such Affiliate or

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branch of such Revolving Credit Lender shall apply to such Affiliate or branch of such Revolving Credit Lender to the same extent as such Revolving Credit Lender; provided further that for the purposes only of voting in connection with any Loan Document, any participation by any Designated Lender in any outstanding extension of credit shall be deemed a participation of such Revolving Credit Lender.

2.9 Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding any other provision of this Section 2.9, (i) the Borrowers will not be permitted to change the currency of any Borrowing and (ii) Loans denominated in an Alternative Currency will not be permitted to be converted into ABR Revolving Credit Borrowings.

(b) To make an election pursuant to this Section 2.9, the applicable Borrower shall notify the applicable Administrative Agent of such election by email by (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or five Business Days in the case of a Special Notice Currency) before the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion).  Each such email Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the applicable Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c) Each email and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

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(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the applicable Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing; provided, however, that in the case of a failure to timely request a continuation of Eurodollar Borrowing denominated in an Alternative Currency, such Loans shall be continued as Eurodollar Loans in their original currency with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the applicable Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.  In addition to the foregoing, during the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Loans (whether in US Dollars or any Alternative Currency) without the consent of the Required Revolving Lenders or the Required Term Lenders, as applicable, and the Required Revolving Lenders may demand that any or all of the then outstanding Eurodollar Loans denominated in an Alternative Currency be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

2.10 Termination and Reduction of Commitments.  (a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Revolving Credit Maturity Date.  The Senior Lien Term Loan Commitments shall automatically terminate upon the making of the Senior Lien Term Loans on the Closing Date and, in any event, not later than 5:00 p.m., New York City time, on the Closing Date.  The commitments of each Issuing Bank to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earliest to occur of (i) the termination of the Revolving Credit Commitments, (ii) the date that is five (5) Business Days prior to the latest Revolving Credit Maturity Date and (iii) such Issuing Bank ceasing to be a Revolving Credit Lender hereunder.

(b) The Revolver Borrowers may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments under any Revolving Credit Facility (or under any tranche of the Revolving Credit Commitments); provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) in any event, the Revolver Borrowers

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shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the Total Revolving Credit Exposure under any tranche would exceed the total Revolving Credit Commitments under such tranche.

(c) The Revolver Borrowers shall notify the Revolver Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under any Revolving Credit Facility (or any tranche thereof) pursuant to paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Revolver Administrative Agent shall advise the applicable Revolving Credit Lenders of the contents thereof.  Each notice delivered by the Revolver Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Revolver Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction.  Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.23).  Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.21) shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under such Revolving Credit Facility.

2.11 Repayment of Revolving Credit Loans; Evidence of Debt.  (a) Each Revolver Borrower hereby unconditionally promises to pay to the Revolver Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Revolver Borrower on the applicable Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder

(c) The applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the applicable Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

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(e) Any Lender may request through the applicable Administrative Agent that Loans made by it to a Borrower be evidenced by a promissory note.  In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G-1 or G-2, as applicable.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.12 Prepayment of Loans.  (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Sections 2.12(e) and 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12.  Each optional or mandatory prepayment of Term Loans shall be applied ratably to the Term Loans (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Incremental Term Loans or Replacement Term Loans, the applicable Permitted Amendment specifies a less favorable treatment); provided, that prepayments of Term Loans made with the proceeds of any Replacement Term Loans and Permitted Term Loan Refinancing Indebtedness shall be applied in accordance with Section 2.14(d).  Prepayments of Term Loans shall be applied to the remaining scheduled installments as follows:

(i) any mandatory prepayments of Term Loans pursuant to Section 2.14 shall be applied to the remaining scheduled principal installments (a) in the case of the Senior Lien Term Loans, in direct order of maturity or as otherwise directed by the Term Loan Borrowers and (b) in the case of any other Term Loans, in the order specified in the applicable Permitted Amendment, and

(ii)  any optional prepayments of Term Loans pursuant to Section 2.12(a) shall be applied to the remaining scheduled installments thereof as directed by a Term Loan Borrower (or, if no such direction is given, in direct order of maturity thereof).

(c) The applicable Borrower shall notify the applicable Administrative Agent by email of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or five Business Days in the case of a Special Notice Currency) before the date of prepayment (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided,

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that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction.  Promptly following receipt of any such notice relating to a Borrowing, the applicable Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15.  Each repayment of a Borrowing (x) in the case of a Revolving Credit Facility, shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  In the event the applicable Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows:

(i) first, to repay outstanding Revolving Credit Borrowings to the full extent thereof (ratably among Revolving Credit Facilities); and

(ii) second, to prepay the Term Borrowings ratably in accordance with paragraph (b) of this Section 2.12 (unless, with respect to a Class of Term Loans, the applicable Permitted Amendment specifies a less favorable treatment).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Term Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e) In the event that any Term Loan Borrower (i) repays, prepays, purchases, buys back, refinances, substitutes or replaces any Senior Lien Term Loans (other than as a result of a mandatory prepayment pursuant to Section 2.14(b) or Section 2.14(c) or a repayment pursuant to Section 2.3), including in connection with a Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, such Term Loan Borrower shall pay to the Term Administrative Agent, for the ratable account of each of the applicable Senior Lien Term Loan Lenders (x) in the case of clause (i), an amount equal to the Applicable Prepayment Percentage of the aggregate principal amount of the Senior Lien Term Loans so being repaid, prepaid, purchased, bought back, refinanced, substituted or replaced and (y) in the case of clause (ii), an amount equal to the Applicable Prepayment Percentage of the aggregate principal amount of the applicable Senior Lien Term Loans that are the subject of such Repricing Event and outstanding immediately prior to such amendment.

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(f) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Term Loans in negotiated open market purchases pursuant to Section 9.4(g) or pursuant to this Section 2.12(f) on the following basis:

(i) Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of a Class (the “Subject Class”) made to it by providing written notice to the Term Administrative Agent (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall be in a form reasonably acceptable to the Term Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $5.0 million with minimum increments of $1.0 million (the “Auction Amount”), and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction;

(ii) In connection with any Auction, each Term Loan Lender may, in its sole discretion, participate in such Auction and may provide the Term Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Term Administrative Agent and shall specify (x) a price discounted to par that must be expressed as a price (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Term Loans which must be in increments of $1.0 million or in an amount equal to the Term Loan Lender’s entire remaining amount of such Loans (the “Reply Amount”).  Term Loan Lenders may only submit one Return Bid per Auction.  In addition to the Return Bid, the participating Term Loan Lender must execute and deliver, to be held in escrow by the Term Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Term Administrative Agent;

(iii) Based on the Reply Discount Prices and Reply Amounts received by the Term Administrative Agent, the Term Administrative Agent, in consultation with the applicable Term Loan Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which the applicable Purchasing Borrower Party can complete the Auction at the Auction Amount; provided, that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price.  Such Purchasing Borrower Party shall purchase Term Loans (or the respective portions thereof) from each Term Loan Lender with a Reply Discount Price that is equal to or less than the Applicable Discount

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(“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the applicable Term Loan Borrower shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Term Administrative Agent).  Each participating Term Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;

(iv) Once initiated by an Auction Notice, no Purchasing Borrower Party may withdraw an Auction without the consent of the Term Administrative Agent other than a Failed Auction.  Furthermore, in connection with any Auction, upon submission by a Term Loan Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.  Each purchase of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of the Applicable Discount referred to above) established by the Term Administrative Agent and agreed to by the applicable Term Loan Borrower; and

(v) The repurchases by any Purchasing Borrower Party of Term Loans pursuant to this Section 2.12(f) shall be subject to the following conditions:  (A) the Auction is open to all Term Loan Lenders of the Subject Class on a pro rata basis, (B) no Event of Default has occurred or is continuing or would result therefrom, (C) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the Qualifying Lender (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI) and (D) any Term Loans repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party.

2.13 Fees.  (a) The Revolver Borrowers agree, on a several and not joint basis, to pay to the Revolver Administrative Agent for the account of each Revolving Credit Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Revolving Commitment Fee Rate per annum applicable to the Revolving Credit Commitments on the actual daily unused amount of the Revolving Credit Commitment of such Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Lender’s Revolving Credit Commitment terminates. The foregoing notwithstanding, the applicable lenders may consent to a different commitment fee to be paid pursuant to the terms of any applicable Incremental Facility Amendment, Replacement Facility Amendment or Extension Offer.  Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of June 2017.  All commitment fees shall

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be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of calculating the commitment fee only, the Revolving Credit Commitment of any Revolving Credit Lender shall be deemed to be used to the extent of Revolving Credit Loans of such Revolving Credit Lender and the LC Exposure of such Revolving Credit Lender.

(b) The Revolver Borrowers agree, on a several and not joint basis, to pay to the Revolver Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans, on the daily amount of such Lender’s LC Exposure in respect of Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Letters of Credit.  The Revolver Borrowers agree, on a several and not joint basis, to pay to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other percentage as may be separately agreed to by the Revolver Borrowers and the applicable Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of such Revolver Borrowers during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of June 2017; provided that any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree, on a several and not joint basis, to pay to each Agent, for its own account, the fees described in each Fee Letter, as applicable.

(d) All fees payable hereunder shall be paid in US Dollars on the dates due, in immediately available funds, to the applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

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2.14 Mandatory Prepayments.  (a) If Indebtedness is incurred by any Group Member (other than Indebtedness permitted under Section 6.2), then on the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e).  The provisions of this Section 2.14 do not constitute a consent to the incurrence of any Indebtedness by any Group Member.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sales or Recovery Events (to the extent such Asset Sales or Recovery Events result in Net Cash Proceeds in excess of $15.0 million in the aggregate in any fiscal year (with only the amount in excess of such annual threshold required to be applied to such prepayment)) in a single transaction or a series of related transactions, then, unless a Reinvestment Notice shall be delivered in respect thereof (other than with respect to any Specified Sale and Leaseback Transaction, in respect of which no Reinvestment Notice shall be permitted) and no later than five Business Days (or, if an Event of Default has occurred and is continuing, two Business Days) after the date of receipt by any Group Member of such Net Cash Proceeds, an amount equal to 100% of the amount of such Net Cash Proceeds shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e); provided, that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans (together with accrued interest thereon), (ii) the provisions of this Section 2.14 do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5 and (iii) if at the time that any such prepayment would be required, the applicable Term Loan Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations (other than the Revolving Credit Loans) pursuant to the terms of the documentation governing such Indebtedness with proceeds of such Asset Sale or Recovery Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then such Term Loan Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, further, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).  Notwithstanding the foregoing, with respect to any Foreign Asset Sale or Foreign Recovery Event, the applicable Term Loan Borrower may elect to reduce the amount

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of such prepayment by the amount of any Restricted Asset Sale Proceeds or Restricted Recovery Event Proceeds, as the case may be, included in such Net Cash Proceeds; provided, that the applicable Term Loan Borrower shall use its commercially reasonable efforts to repatriate any amounts constituting Restricted Asset Sale Proceeds or Restricted Recovery Event Proceeds pursuant to clause (a) of the respective definition thereof in a manner that does not result in adverse tax consequences of more than a de minimis amount to Parent and its Subsidiaries (as reasonably determined by Parent), such that such amounts would not constitute Restricted Asset Sale Proceeds or Restricted Recovery Event Proceeds, as the case may be, as promptly as practicable following the date of such prepayment.

(c) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loan Borrowers shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Term Loans (together with accrued interest thereon), as set forth in Section 2.14(e).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (x) the date on which the financial statements of Parent referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is to be made, are required to be delivered to the Lenders and (y) the date such financial statements are actually delivered.  Notwithstanding the foregoing, the Term Loan Borrowers may elect to reduce the amount of such prepayment by an amount equal to the ECF Percentage of Restricted ECF, if any, for such Excess Cash Flow; provided, that the applicable Term Loan Borrower shall use its commercially reasonable efforts to repatriate such applicable percentage of amounts constituting Restricted ECF pursuant to clause (a) of the definition thereof in a manner that does not result in adverse tax consequences (as reasonably determined by Parent), such that such amounts would not constitute Restricted ECF, as promptly as practicable following the Excess Cash Flow Application Date (and upon any such repatriation, shall prepay the Term Loans by the amount thereof in accordance with this Section 2.14(c)).

(d) The Term Loan Borrowers shall apply, on a dollar-for-dollar basis, all of the Net Cash Proceeds of any Replacement Term Loans and the Net Cash Proceeds of any Permitted Term Loan Refinancing Indebtedness (that is incurred to refinance Term Loans) to the repayment of Term Loans to be repaid from such Net Cash Proceeds on the date such Net Cash Proceeds are received.  Any such prepayment of Term Loans of a Class shall be paid ratably to the holders of such Class and shall be applied to the remaining scheduled amortization installments of the Term Loans of such Class in the order specified in Section 2.12(b)(ii).

(e) Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class; provided, however, that if any Lenders exercise the right to waive a given mandatory prepayment of any Class of Term Loans pursuant to Section 2.14(f), then such mandatory prepayment shall be applied on a pro rata basis to the then outstanding Term Loans of the accepting Lenders of such Class being prepaid irrespective of whether such outstanding Term Loans are ABR

US-DOCS\73723759.13

Loans or Eurodollar Loans; provided, further, that the Borrowers may elect (except in the case of a prepayment pursuant to Section 2.14(d)) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the applicable Administrative Agent to secure the Obligations and applied thereafter to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided, that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) (x) at any time while a Specified Event of Default has occurred and is continuing, the applicable Administrative Agent may, and (y) at any time while an Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the applicable Administrative Agent shall, apply any or all of such amounts to the payment of Eurodollar Loans.

(f) Notwithstanding anything in this Section 2.14 to the contrary, any Senior Lien Term Loan Lender (and, to the extent provided in the applicable Permitted Amendment, any other Term Loan Lender) may elect, by notice to the Term Administrative Agent by telephone (confirmed by hand delivery, facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) at least one Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Term Loans pursuant to clauses (b) and (c) of this Section 2.14, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the Group Members (such declined amounts to the extent retained by the Group Members, the “Declined Proceeds”).

(g) If for any reason, the Total Revolving Credit Exposure exceeds the total Revolving Credit Commitments then in effect (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.10), the Borrower shall immediately prepay Revolving Credit Loans and/or cash collateralize the Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess.

2.15 Interest.  (a) Subject to Section 9.17, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b) Following the occurrence and during the continuation of a Specified Event of Default, the applicable Borrowers shall pay interest on overdue amounts hereunder at a rate per annum equal to (the “Default Rate”): (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.15.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be

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payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.23, 2.24 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or Replacement Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

(f) If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, Parent or the Revolving Credit Lenders determine that (i) the Total Leverage Ratio as calculated by Parent as of any applicable date was inaccurate and (ii) proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, each Revolver Borrower shall immediately and retroactively be obligated to pay to the Revolver Administrative Agent for the account of the applicable Revolving Credit Lenders or the applicable Issuing Bank, as the case may be, promptly on demand by the Revolver Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Revolver Borrower under the Bankruptcy Code, automatically and without further action by the Revolver Administrative Agent, any Revolving Credit Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Revolver Administrative Agent, any Revolving Credit Lender or any Issuing Bank, as the case may be, hereunder.  Each Revolver Borrower’s obligations under this paragraph shall survive the Discharge of Secured Obligations for a period of one year.

2.16 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the applicable Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the applicable Administrative Agent shall give notice thereof to the applicable Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the applicable Administrative Agent notifies the applicable Borrowers and the Lenders that the

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circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as, or converted to, an ABR Borrowing.

2.17 Increased Costs.  (a) If any Change in Law shall:

(i) subject any Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to such Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to such Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that such Agent, such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such

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Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction; provided, in each case, that such Agent or such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Revolver Borrowers and shall be conclusive absent manifest error.  The applicable Revolver Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Revolver Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Revolver Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Revolver Borrowers through the applicable Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the applicable Administrative Agent and the Revolver Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Revolver Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the applicable Revolver Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

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2.18 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrowers pursuant to Section 2.21(c), then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error.  Absent manifest error in the determination of such amount, the applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

2.19 Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Tax Law.  If the applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by Requirement of Tax Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions with respect to such Indemnified Taxes (including such deductions and withholdings applicable to additional sums with respect to such Indemnified Taxes payable under this Section 2.19(a)) the applicable Agent or Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b) In addition, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(c) (i) The Borrowers shall indemnify each Agent and each Lender and Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Agent or such Lender or Issuing Bank or required to be withheld or deducted from a payment to such Agent or Lender or Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis for such claim and the amount of any such payment or liability shall be delivered to the applicable Borrowers by a Lender (with a copy to the applicable Administrative Agent) or Issuing Bank or by the applicable Agent on its own behalf or on behalf of a Lender or Issuing Bank, and shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each Issuing Bank shall, and does hereby indemnify each Borrower and each Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Agents) incurred by or asserted against such Borrower or such Agent, as applicable, by any Governmental Authority as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such Issuing Bank, as the case may be, to such Borrower or the applicable Agent, as applicable, pursuant to subsection (e) below. Each Lender and each Issuing Bank hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to such Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.19, the Loan Party shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.

(e) (i) Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrowers and the applicable Administrative Agent, at the time or times reasonably requested by the applicable Borrowers or the applicable Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrowers or the applicable Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or Issuing Bank, if reasonably requested by the applicable Borrowers or the applicable

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Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrowers or the applicable Administrative Agent as will enable the applicable Borrowers or the applicable Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(F) below) shall not be required if in such Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(ii) Without limiting the generality of the foregoing, with respect to the Obligations of HII, Lux TL Borrower and US TL Borrower:

(A) any Lender or Issuing Bank that is a US Person shall deliver to the applicable Borrowers and the applicable Administrative Agent on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrowers or the applicable Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from US Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrowers and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrowers or the applicable Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such

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Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrowers and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrowers or the applicable Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrowers or the applicable Administrative Agent to determine the withholding or deduction required to be made; and

(D) each Lender shall promptly (x) notify Parent and the applicable Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (y) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its lending office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or such Agent make any withholding or deduction for taxes from amounts payable to such Lender.  In furtherance of the foregoing, each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and such Agent of its legal inability to do so;

(E) each of the Borrowers shall promptly deliver to any Agent or any Lender, as such Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and

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completed by such Borrower, as are required to be furnished by such Lender or such Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction; and

(F) if a payment made to a Lender or Issuing Bank under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Borrowers and the applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrowers or the applicable Administrative Agent such documentation prescribed by any Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrowers or the applicable Administrative Agent as may be necessary for the applicable Borrowers or the applicable Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount (if any) to deduct and withhold from such payment.  To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Borrowers and the applicable Administrative Agent revised or updated documentation sufficient for the applicable Borrowers or the applicable Administrative Agent to confirm as to whether such Lender or Issuing Bank has complied with its obligations under FATCA.  Solely for purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender or Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrowers and the applicable Administrative Agent in writing of its legal inability to do so.

(f) Each Lender and Issuing Bank shall indemnify the applicable Administrative Agent, within ten (10) days after demand therefor, for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank (including any Taxes attributable to such Lender or Issuing Bank’s failure to comply with the provisions of Section 9.4(c) relating to the maintenance of a Participant Register) and that are payable or paid by the applicable Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the applicable Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the

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relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the applicable Administrative Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorizes the applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the applicable Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the applicable Administrative Agent under this Section 2.19(f).

(g) If any Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over an amount equal to such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender or Issuing Bank in the event such Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will any Agent, Lender or Issuing Bank be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-Tax position than such Agent, Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.19(g) shall not be construed to require any Agent or any Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Term

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Administrative Agent at its offices at Eleven Madison Avenue, New York, New York and to the Revolver Administrative Agent at its offices at 245 Park Avenue, New York, NY 10167, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The applicable Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof.  Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars.  Any Term Loans paid or prepaid may not be reborrowed.

(b) If at any time insufficient funds are received by and available to the Revolver Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23, 2.24, 2.25 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may

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exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the applicable Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the applicable Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the such Borrower will not make such payment, the applicable Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the applicable Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21 Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.19, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise cause material economic, legal or regulatory disadvantage to such Lender or Issuing Bank.  Each applicable Borrower hereby agrees to pay all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if any Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then applicable Borrowers may, at their sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this

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Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the applicable Borrowers shall have received the prior written consent of the applicable Administrative Agent and each Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the applicable Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.  A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrowers to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or Classes shall have granted their consent, then the applicable Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the applicable Administrative Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the applicable Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount owed pursuant to Section 2.12(e), if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the applicable Borrowers, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the applicable Administrative Agent and each Issuing Bank if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be

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unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the applicable Borrowers owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Non-Consenting Lender and repay all obligations of the applicable Borrowers owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d) Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the applicable Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure.  Each Lender hereby irrevocably appoints the applicable Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the applicable Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the applicable Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.21.

2.22 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required Revolving Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this paragraph shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no

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amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (1), (2), (3) or (6) of Section 9.2(b) may be made without the consent of such Defaulting Lender.

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Credit Facility but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure attributable to Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (B) the Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Revolving Credit Commitment of such non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Revolver Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within three (3) Business Days following notice by the Revolver Administrative Agent, cash collateralize for the benefit of each applicable Issuing Bank only the applicable Revolver Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.7(j) for so long as such LC Exposure is outstanding or make other arrangements reasonably satisfactory to the Revolver Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations;

(iii) if the Revolver Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the such Revolver Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by any such Revolver Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.22(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

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(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Revolver Borrowers in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) if a Defaulting Lender has Revolving Credit Commitments, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, the Applicable Percentage of each non-Defaulting Lender with a Revolving Credit Commitment, shall be computed without giving effect to the Revolving Credit Commitment of the Defaulting Lender.

In the event that the Revolver Administrative Agent, the Revolver Borrowers and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par (plus such amount, if any, that would otherwise be reimbursable by the Borrowers pursuant to Section 2.18 as a result of such purchase on such date) such of the Loans of the other Lenders, if any, as the Revolver Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.  Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Revolver Borrowers while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.23 Incremental Facilities.  (a) At any time and from time to time, subject to the terms and conditions set forth herein, (I) the Term Loan Borrowers may, by notice to the Term Administrative Agent and/or (II) the Revolver Borrowers may, by notice to the Revolver Administrative Agent (whereupon, in each case, the applicable Administrative Agent shall promptly deliver a copy of such notice to each of the applicable Lenders), request to incur additional Senior Lien Term Loans or add one or more additional tranches of term loans, which

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may be secured on a junior or pari passu basis or unsecured (the “Incremental Term Loans”) or one or more increases in the Revolving Credit Commitments (an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (an “Incremental Revolving Tranche”, each such Incremental Revolving Tranche or Incremental Revolving Increase, an “Incremental Revolving Commitment”, and each such Incremental Revolving Commitment or Incremental Term Loan, an “Incremental Facility”, and any such Incremental Facility and any Incremental Equivalent Debt, “Incremental Debt”).  Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time, the sum of (i) the aggregate amount of all voluntary prepayments of (A) the Loans pursuant to Section 2.12 and (B) all other Incremental Debt that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Senior Lien Term Loan Facility, in each case made prior to the date of incurrence of such Incremental Debt (other than in connection with any refinancing of such Loans or other Incremental Debt or to the extent otherwise financed with the proceeds of long-term Indebtedness) and, in the case of voluntary prepayments of a revolving credit facility, solely to the extent accompanied by a corresponding permanent commitment reduction plus (ii) an unlimited amount (any such Incremental Debt, in each case to the extent incurred under this clause (ii), “Ratio-Based Incremental Debt”) so long as, in the case of this clause (ii), upon the effectiveness of the relevant Incremental Facility Amendment or the relevant documentation relating to other Incremental Debt, as the case may be, (x) in the case of an Incremental Debt that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Senior Lien Term Loan Facility, the Secured Leverage Ratio, calculated on a Pro Forma Basis giving effect to such Incremental Debt and the use of the proceeds thereof (but it being understood that the proceeds from such Incremental Debt shall not be used for netting indebtedness and any such Incremental Facility that is a revolving credit facility shall be deemed to be fully drawn on the effective date thereof), does not exceed 1.75:1.00 and (y) in the case of Incremental Debt that is (A) secured by a Lien on the Collateral that is junior to the Liens securing the Senior Lien Term Loan Facility or (B) unsecured, the Total Leverage Ratio, calculated on a Pro Forma Basis giving effect to such Incremental Debt and the use of the proceeds thereof (but it being understood that the proceeds from such Incremental Debt shall not be used for netting indebtedness and any such Incremental Facility that is a revolving credit facility shall be deemed to be fully drawn on the effective date thereof), does not exceed 3.25:1.00.  Unless elected otherwise by the applicable Borrowers, any Incremental Debt shall be deemed to have been incurred first, in reliance on clause (ii) above to the extent thereof, and second, in reliance on clause (i) above to the extent thereof.  Incremental Debt may be incurred contemporaneously under clause (ii) above and under clause (i) above, and proceeds from any such incurrence may be utilized in a single transaction, by first calculating the amount available to be incurred under the clause (ii) above and disregarding any concurrent utilization under clause (i) above.  All Incremental Term Loans and all Incremental Revolving Commitments shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $5.0 million (or in such lesser minimum amount agreed by the applicable Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities.

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(b) Any Incremental Facility (other than an Incremental Revolving Increase and an Incremental Term Loan that is an increase to the Senior Lien Term Loan Facility) (i) shall rank pari passu or junior in right of payment to the Obligations in respect of the other outstanding Term Loans and Revolving Credit Commitments or may be unsecured, in each case as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the applicable Administrative Agent) and shall not be guaranteed by any Subsidiary that is not also a Guarantor and, if secured, shall be secured on a pari passu or junior basis, by the same Collateral securing the Facilities (which Liens shall be subject to intercreditor arrangements reasonably satisfactory to the applicable Administrative Agent, the Collateral Agent and the applicable Borrowers), (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Incremental Facility Amendment, less favorably than) the other outstanding Loans and (iii) other than with respect to amortization, maturity date and pricing (including interest rate, fees, funding discounts and prepayment premiums) and, to the extent permitted pursuant to clause (i) above, ranking of right of payment and/or security, shall have the same terms as the Facilities or such terms that are, when taken as a whole, not materially more favorable (as reasonably determined by the applicable Borrowers in good faith) to the lenders providing such Incremental Facility than the terms and conditions, taken as a whole, applicable to the then existing Facilities (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Incremental Facility) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of the Lenders of under the Facilities or (2) only become applicable after the Latest Maturity Date of the then outstanding Facilities at the time of such incurrence of such Incremental Facility); provided, that (A) if the effective yield (whether in the form of interest rate margins, original issue discount, upfront fees or a “floor”, with such increased amount being equated to interest margin for purposes of determining any increase to the applicable interest margin under the Senior Lien Term Loan Facility or Revolving Credit Facility, as applicable) payable to all Lenders providing such Incremental Facility (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Incremental Facility) on such Incremental Facility determined as of the initial funding date for such Incremental Facility exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Senior Lien Term Loan Facility or Revolving Credit Facility or any then-existing Incremental Term Loans and/or Incremental Revolving Tranches that are secured on a pari passu basis with the Obligations (“Pari Passu Incremental Loans/Tranches”), as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Senior Lien Term Loan Facility or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, shall be adjusted and/or the applicable Borrowers will pay additional fees to Lenders under the Senior Lien Term Loan Facility or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, in order that such effective yield on such Incremental Facility shall not exceed such effective yield on the Senior Lien Term Loan Facility or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches by more than 0.50% (provided, that if such adjustment is required due to the application of a higher interest rate benchmark floor on such Incremental Facility, such adjustment shall be effected solely through an increase in the interest rate benchmark floor of the Senior Lien Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable (or if no interest rate benchmark floor applies to the Senior Lien Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, at such time, an interest rate benchmark floor shall be added)), (B) any Incremental Term Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the then remaining Senior Lien Term Loans or then existing Pari Passu Incremental Loans/Tranches and any Incremental Revolving Commitments shall not have a final maturity date earlier than the Revolving Credit Maturity Date and (C) any Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Senior Lien Term Loans or then existing Incremental Term Loans, as applicable (determined, solely for the purposes of this clause (C), without giving effect to prepayments that reduced amortization of the then remaining Senior Lien Term Loans).  Any Incremental Revolving Increase shall be on terms identical to the Revolving Credit Commitments under the Revolving Credit Facility proposed to be increased thereby and, for the avoidance of doubt, such Incremental Revolving Increase shall be deemed a Revolving Credit Commitment of the applicable Revolving Credit Facility pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing Incremental Revolving Increase will not create a separate Revolving Credit Facility and such Incremental Revolving Increase shall be deemed a part of the applicable Revolving Credit Facility); provided that the Applicable Margin or the Revolving Commitment Fee Rate, in each case applicable to the Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility, may be increased, without the consent of any Lender, in connection with the incurrence of any Incremental Revolving Increase such that the Applicable Margin or the Revolving Commitment Fee Rate, as applicable, of such Revolving Credit Commitments are identical to those of the Incremental Revolving Increase, but additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Increase without any requirement to pay such amounts to any existing Revolving Credit Lenders.  Any Incremental Term Loan that is an increase to the Senior Lien Term Loan Facility shall be on terms identical to the Senior Lien Term Loan Facility proposed to be increased thereby and, for the avoidance of doubt, such Incremental Term Loan shall be deemed a Senior Lien Term Loan of the applicable Senior Lien Term Loan Facility pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing such Incremental Term Loan will not create a separate Senior Lien Term Loan Facility and such Incremental Term Loan shall be deemed a part of the applicable Senior Lien Term Loan Facility); provided that the Applicable Margin applicable to the Senior Lien Term Loan Facility may be increased, without the consent of any Lender, in connection with the incurrence of any such Incremental Term Facility such that the Applicable Margin of such Senior Lien Term Loan Facility are identical to those of such Incremental Term Loans, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Term Loans without any requirement to pay such amounts to any existing Term Loan Lenders.

(c) Each notice from the applicable Borrowers pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Commitments (including whether they will rank pari

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passu with, or junior in right of payment to, and pari passu with, or junior in priority of security to, the Obligations in respect of the other outstanding Facilities or will be unsecured).  Any Additional Lenders that elect to extend Incremental Term Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the applicable Borrowers, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the applicable Administrative Agent and, with respect to any Incremental Revolving Commitment, each Issuing Bank (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment.  Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental  Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, such Additional Lender or Additional Lenders and the applicable Administrative Agent.  No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the applicable Borrowers, the applicable Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment.  The Lenders hereby irrevocably authorize the Term Administrative Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Term Loans and such other amendments as may be necessary or appropriate in the opinion of the Term Administrative Agent and the Term Loan Borrowers to effect the provisions of this Section 2.23 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b) and including, for the avoidance of doubt, to provide for and reflect junior ranking in right of payment and/or junior priority in respect of Liens on Collateral, or the unsecured nature of such Incremental Facility, as applicable and as permitted pursuant to this Section 2.23).  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments unless it so agrees.  Commitments in respect of any Incremental Term Loans or Incremental Revolving Commitments shall become Commitments under this Agreement.  The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the applicable Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the applicable Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”); provided, that, (x) in connection with the incurrence of any Limited Conditionality Incremental Transaction, then the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (A) the Specified Representations and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders,

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but only to the extent that Parent (or any Subsidiary of Parent) has the right to terminate the obligations of Parent or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement) and (y) no Default or Event of Default (or, in the case of any Limited Conditionality Incremental Transaction, and to the extent agreed to by the lenders and other investors providing such Incremental Facilities, no Specified Event of Default) having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date.  To the extent reasonably requested by the applicable Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the applicable Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to Parent and the Restricted Subsidiaries.  Upon each Revolving Credit Increase pursuant to this Section 2.23, each Revolving Credit Lender under such Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit under the applicable Revolving Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender in such Revolving Credit Facility (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders in such Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment thereunder. Each of the parties hereto hereby agrees that the Revolver Administrative Agent may, in consultation with the Revolver Borrowers, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Increase, the outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in accordance with their respective Applicable Percentages in respect of the applicable Revolving Credit Facility. The foregoing may be accomplished at the discretion of the Revolver Administrative Agent, following consultation with the Revolver Borrowers, (A) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (B) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Revolver Administrative Agent and the Revolver Borrowers, and any such prepayment or assignment shall be subject to Section 2.18 but shall otherwise be without premium or penalty.  The Administrative Agents and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence.  In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.3 required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

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(d) At any time and from time to time, subject to the terms and conditions set forth herein, the Term Loan Borrowers may, subject to providing notice to the Term Administrative Agent (whereupon the Term Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), issue one or more series of Incremental Equivalent Debt in an aggregate outstanding principal amount not to exceed, as of the date of the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.23(a); provided, that solely in respect of any Incremental Equivalent Debt constituting term loans secured on a pari passu basis with the Obligations, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life of such Incremental Equivalent Debt and (2) four years) payable to all lenders or investors providing such Incremental Equivalent Debt (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or investors (in their capacity as such) providing such Incremental Equivalent Debt)) on such Incremental Equivalent Debt determined as of the initial funding date for such Incremental Equivalent Debt exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Senior Lien Term Loans or Revolving Credit Facility or any then existing Pari Passu Incremental Loans/Tranches, as applicable, immediately prior to the effectiveness of the definitive documentation of such Incremental Equivalent Debt by more than 0.50%, the Applicable Margin relating to the Senior Lien Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, shall be adjusted and/or the Term Loan Borrowers will pay additional fees to Lenders holding Senior Lien Term Loans or Revolving Credit Commitments or such then existing Pari Passu Incremental Loans/Tranches, as applicable, in order that such effective yield on such Incremental Equivalent Debt shall not exceed such effective yield on the Senior Lien Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches by more than 0.50% (provided, that if such adjustment is required due to the application of a higher interest rate benchmark floor on such Incremental Equivalent Debt, such adjustment shall be effected solely through an increase in the interest rate benchmark floor of the Senior Lien Term Loans or such then existing Pari Passu Incremental Loans/Tranches, as applicable (or if no interest rate benchmark floor applies to the Senior Lien Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, at such time, an interest rate benchmark floor shall be added)).  As conditions precedent to the issuance of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) the Term Loan Borrowers shall deliver to the Term Administrative Agent a certificate of the Term Loan Borrowers dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of each Term Loan Borrower, certifying and attaching the resolutions adopted by each such Term Loan Borrower approving or consenting to the execution and delivery of the applicable financing documentation in respect of such Incremental Equivalent Debt and the issuance of such Incremental Equivalent Debt, and certifying that the conditions precedent set forth in the following subclauses (ii) through (vii) have been satisfied, (ii) such Incremental Equivalent Debt shall rank pari passu or junior in right of payment and shall not have guarantees from any Subsidiary that is not also a Guarantor and if secured, shall not be secured by any assets of the Group Members not constituting Collateral, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the date permitted with respect to Incremental Term Loans pursuant to clause (B) of the proviso in Section 2.23(b) (provided that any such Indebtedness in the form of bridge notes or bridge loans in either case with a maturity of less than 12 months shall not be required to meet the requirement in this clause (iii) so long as such bridge notes or bridge loans provide for automatic conversion, subject to customary conditions, into “permanent” financing that satisfies such requirement), (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not be shorter than that permitted for Incremental Term Loans pursuant to clause (C) of the proviso in Section 2.23(b) (provided that any such Indebtedness in the form of bridge notes or bridge loans in either case with a maturity of less than 12 months shall not be required to meet the requirement in this clause (iv) so long as such bridge notes or bridge loans provide for automatic conversion, subject to customary conditions, into “permanent” financing that satisfies such requirement), (v) no Default or Event of Default (or, in the case of any Incremental Equivalent Debt incurred to fund a Limited Conditionality Incremental Transaction, and to the extent agreed to by the Persons providing such Incremental Equivalent Debt, no Specified Event of Default) shall have occurred and be continuing or would result from the issuance of such Incremental Equivalent Debt and (vi) all fees and expenses owing to the Term Administrative Agent and the Lenders or other financial institutions in respect of such Incremental Equivalent Debt, to the extent invoiced prior to such date, shall have been paid in full.

(e) Notwithstanding anything to the contrary in this Agreement, with respect to any Incremental Term Loans (or Incremental Equivalent Debt), the proceeds of which are to be used by a Term Loan Borrower or any other Group Member to finance, in whole or in part, a Permitted Acquisition or any other Investment permitted under Section 6.7, in each case, that is not conditioned on the availability of, or on obtaining, third party financing (each such transaction, a “Limited Conditionality Incremental Transaction”), for purposes of determining (x) compliance with any financial ratio (other than any Financial Covenant), (y) accuracy of representations and warranties (other than Specified Representations, which shall be accurate in all material respects as of the Incremental Facility Closing Date or the date of incurrence of such Incremental Equivalent Debt, as the case may be) or occurrence of a Default or Event of Default, or (z) availability under baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), in each case, in connection with such Limited Conditionality Incremental Transaction and any related incurrence of Indebtedness or Liens under Section 6.2, 6.3 or 6.10, the Term Loan Borrowers shall have the option of making any such determinations as of the date the definitive agreement related to such Limited Conditionality Incremental Transaction is signed or on the date that such Limited Conditionality Incremental Transaction is consummated.  If the Borrowers elect to make such determinations as of the date the definitive agreement related to such Limited Conditionality Incremental Transaction is signed, then in connection with any subsequent calculation of any ratio or basket on or following the date of such election under this Agreement and prior to the earlier of (i) the date on which such Limited Conditionality Incremental Transaction is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Incremental Transaction is terminated or expires without consummation of such Limited Conditionality Incremental Transaction, any such ratio or basket shall be calculated (A) on a Pro Forma Basis assuming such Limited Conditionality Incremental Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of

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proceeds thereof) have been consummated until such time as the applicable Limited Conditionality Incremental Transaction has actually closed or the definitive agreement with respect thereto has been terminated and (B) on a standalone basis without giving effect to such Limited Conditionality Incremental Transaction and the other transactions in connection therewith.

2.24 Replacement Facilities.  (a) At any time and from time to time, subject to the terms and conditions set forth herein, the applicable Borrowers may, by notice to the applicable Administrative Agent (whereupon the applicable Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (the “Replacement Term Loans”) or replace all or a portion of the Revolving Credit Facility with a new revolving credit facility under this Agreement (the “Replacement Revolving Credit Facility”; each such replacement facility, a “Replacement Facility”), which may be equal or junior to the Senior Lien Term Loans in right of payment and may be secured by the Collateral on a pari passu basis with the Senior Lien Term Loans or secured by the Collateral on a junior basis to the Senior Lien Term Loans.  Each tranche of Replacement Term Loans shall be in an integral multiple of $1.0 million and be in an aggregate principal amount that is not less than $20.0 million (or such lesser minimum amount approved by the applicable Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed) and shall not exceed the principal amount of the Term Loans being replaced (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans).  The amount of each Replacement Revolving Credit Facility shall not exceed the amount of the Revolving Credit Facility being replaced (plus the amount of fees, expenses, original issue discount, and upfront fees incurred in connection with such Replacement Revolving Credit Facility). The Net Cash Proceeds of any Replacement Term Loans shall be applied only to prepay the Term Loans of the Class of Term Loans that such Replacement Term Loans are replacing.

(b) Any Replacement Term Loans (i) shall rank pari passu or junior in right of payment and security with or to the Obligations in respect of the Revolving Credit Commitments and the other Term Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the applicable Administrative Agent) and (ii) other than voluntary prepayment, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have terms, when taken as a whole, not materially more favorable (as determined by the Term Loan Borrowers in good faith) to the lenders or investors providing such Replacement Term Loans than the terms applicable to the Term Loans being replaced (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Term Loans) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of all then outstanding Term Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Replacement Term Loans); provided, that (A) any Replacement Term Loans shall not have a final maturity date earlier than the final scheduled maturity date of the Term Loans being replaced, (B) any Replacement Term Loans shall not have a Weighted Average Life to

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Maturity that is shorter than the Weighted Average Life to Maturity of the then remaining Term Loans under the applicable Class (determined, solely, for the purposes of this clause (B), without giving effect to prepayments that reduced amortization of the then remaining Senior Lien Term Loans), (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans and (D) the Term Loans of each Lender under the replaced Class shall be prepaid ratably.  The principal of and interest on any outstanding Revolving Credit Loans under any replaced Revolving Credit Facility, together with all fees owed by the Revolver Borrowers under such Revolving Credit Facility, shall be paid in full and all outstanding Letters of Credit will be replaced, cash collateralized or continued on terms reasonably satisfactory to the Lenders under such Revolving Credit Facility, in each case on the Replacement Facility Closing Date for such Facility.  Any Replacement Revolving Credit Facility (x) shall not have a final maturity date earlier than the final scheduled maturity date of the replaced Revolving Credit Facility and (y) shall be on the terms and pursuant to the documentation applicable to the Revolving Credit Commitments under such replaced Revolving Credit Facility (other than maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums)) or on such other terms that are, when taken as a whole, not materially more favorable (as determined in good faith by the Revolver Borrowers) to the lenders or investors providing such Replacement Revolving Credit Facility than the terms and conditions, taken as a whole, applicable to the Revolving Credit Facility being replaced (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Revolving Credit Facility) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of all of the then outstanding Revolving Credit Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Revolving Credit Loans at the time of such incurrence of such Replacement Revolving Credit Facility), in each case, as set forth in the relevant Replacement Facility Amendment.  The obligations under any Replacement Facility shall not be guaranteed by any Subsidiary other than a Guarantor, and, if secured, the obligations under any Replacement Facility shall not be secured by a Lien on any Property of any Group Member other than Property that constitutes Collateral.  In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the applicable Borrowers and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) are paid in full.  Any Replacement Term Loans that are junior in right of payment or security to any other Class of Term Loans will be subject to a customary intercreditor agreement reasonably acceptable to the Term Loan Borrowers and the Term Administrative Agent.

(c) Each notice from the applicable Borrowers pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans and/or Replacement Revolving Credit Facility, including whether the proposed Replacement Term Loans will be pari passu with or junior to any existing Term Loans in right

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of payment or security.  Any Additional Lender that elects to extend Replacement Term Loans or commitments under a Replacement Revolving Credit Facility shall be reasonably satisfactory to the applicable Borrowers and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Revolver Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment.  Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, such Additional Lender or Additional Lenders and the Revolver Administrative Agent.  No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the applicable Borrowers, the applicable Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment.  The Lenders hereby irrevocably authorize the applicable Administrative Agent to enter into the Replacement Facility Amendment and, as appropriate, amendments to the other Loan Documents and intercreditor arrangements as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so replaced and such other amendments as may be necessary or appropriate in the opinion of the applicable Administrative Agent and the applicable Borrowers to effect the provisions of this Section 2.24 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)).  No Lender shall be obligated to provide any Replacement Term Loans or commitments for any Replacement Revolving Credit Facility unless it so agrees.  Commitments in respect of any Replacement Term Loans or Replacement Revolving Credit Facility shall become Commitments under this Agreement.  The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the applicable Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Replacement Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”) and (y) no Default or Event of Default having occurred and being continuing on the Replacement Facility Closing Date or after giving effect to the Replacement Facility requested to be made on such date.  The proceeds of any Replacement Term Loans or any Replacement Revolving Credit Facility will be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding Loans under such replaced Facility (or replaced portion thereof).  To the extent reasonably requested by the applicable Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the applicable Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to Parent and the Restricted Subsidiaries.  No Replacement Revolving Credit Facility may be implemented unless such Facility has provisions reasonably satisfactory to the Revolver Administrative Agent and each Issuing Bank with respect to Letters of Credit then outstanding under the Revolving Credit

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Facility being replaced.  Only one Revolving Credit Facility shall be in effect at any time; provided, that multiple tranches of Revolving Credit Commitments may be outstanding thereunder on the terms applicable thereto pursuant to this Agreement and any applicable Permitted Amendments, and any Replacement Revolving Credit Facility shall replace the Revolving Credit Facility under the Loan Documents.  The Administrative Agents and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

(d) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Replacement Term Loans or Commitments under a Replacement Revolving Credit Facility (“Replacement Revolving Credit Commitments”), the applicable Borrowers may offer any Lender of a Term Loan Facility or then existing Revolving Credit Facility that has previously been subject to a Replacement Facility Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Replacement Facility Amendment on the applicable Replacement Facility Closing Date the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Replacement Term Loans or Replacement Revolving Credit Commitments, as applicable; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the applicable Administrative Agent; (ii) such additional Replacement Term Loans and additional Replacement Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Replacement Term Loans and Replacement Revolving Credit Commitments, as applicable, and (y) with respect to any additional Replacement Term Loans, shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Replacement Term Loans, (iii) any Lender which elects to participate in a Replacement Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Replacement Facility Amendment, in form and substance reasonably satisfactory to the applicable Administrative Agent and executed by such Lender, the applicable Administrative Agent and the applicable Borrowers and (iv) any such additional Replacement Term Loans and additional Replacement Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the applicable Borrowers and the applicable Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Replacement Term Loans or a new tranche of Replacement Revolving Credit Commitments.

2.25 Extensions of Term Loans and Revolving Credit Commitments.  (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrowers to all Lenders

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of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the applicable Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were extended, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were extended), so long as the following terms are satisfied:  (i) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Revolver Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than two (2) different maturity dates, (ii) (1) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii)(2), (ii)(3) and (iii), be set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended

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pursuant to any Extension (“Extended Term Loans”) shall have the same terms, or on terms that are, when taken as a whole, not materially more favorable (as reasonably determined by Term Loan Borrowers in good faith) to the Extending Term Lenders than the terms and conditions, taken as a whole, applicable to, the tranche of Term Loans subject to such Extension Offer (except with respect to covenants (including any financial maintenance covenant added for the benefit of Extending Term Lenders) and other provisions so long as such covenants or other provisions (x) are also added for the benefit of all then outstanding Term Loans or (y) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Extended Term Loans), (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than 91 days longer than the remaining Weighted Average Life to Maturity of the Class extended thereby, (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Term Loans of the Class being extended), (iii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the applicable Borrowers pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer and (iv) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the applicable Borrowers pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Credit Commitments to be tendered.  The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c) No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the applicable Borrowers and each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or

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Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the applicable Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the applicable Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the opinion of the applicable Administrative Agent and the applicable Borrowers to effect the provisions of this Section (including in connection with the establishment of such new tranches or sub-tranches or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)) in each case on terms consistent with this Section.  In addition, if so provided in such amendment and with the consent of the applicable Issuing Banks, participations in Letters of Credit expiring on or after the Revolving Credit Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extension the respective Loan Parties shall (at their expense), within 90 days of the applicable Extension Amendment (or such later date as may be approved by the Collateral Agent), amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(d) In connection with any Extension, the applicable Borrowers shall provide the applicable Administrative Agent at least five Business Days (or such shorter period as may be agreed by the applicable Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the applicable Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Term Loans or Extended Revolving Credit Commitments, the applicable Borrowers may offer any Lender of a Term Loan Facility or Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Extended Term Loans or

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Extended Revolving Credit Commitments, as applicable, provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the applicable Administrative Agent; (ii) such additional Extended Term Loans and additional Extended Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Term Loans and Extended Revolving Credit Commitments, as applicable, and (y) with respect to any additional Extended Term Loans shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Extended Term Loans, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the applicable Administrative Agent and executed by such Lender, the applicable Administrative Agent, the applicable Borrowers and the other Loan Parties and (iv) any such additional Extended Term Loans and additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the applicable Borrowers and the applicable Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Extended Term Loans or new Extended Revolving Credit Commitments.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Parent and the other Borrowers hereby jointly and severally represent and warrant to the Agents and each Lender that:

3.1 Financial Condition.  (a) The audited consolidated balance sheet of Parent and its Restricted Subsidiaries as of December 31, 2015, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto accompanied by an unqualified report from PricewaterhouseCoopers, LLP thereon, presents fairly in all material respects the financial condition of Parent and its Restricted Subsidiaries as at such date, and the consolidated results of its operations and cash flows for the fiscal years or other periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein or in the notes thereto) applied consistently throughout the periods involved (except as disclosed therein or in the notes thereto).

(b) The unaudited, consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2016, and the related consolidated statements of operations and cash flows of Parent and its Subsidiaries for the nine-month period then ended, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of its operations and cash flows for the nine-month period

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then ended.  All such financial statements have been prepared in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise noted therein or in the notes thereto.

(c) The Pro Forma Financial Statements have been prepared in good faith by Parent and each other Borrower and based on assumptions believed by Parent and each such Borrower to be reasonable when made and at the time so furnished, and the adjustments used therein are believed by each of them to be appropriate to give effect to the transactions and circumstances referred to therein.

3.2 No Change.  Since December 31, 2015, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization or incorporation (to the extent such concepts exist in such jurisdictions), (b) has the organizational or corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of any Domestic Subsidiary (or any Foreign Subsidiary organized in a jurisdiction where such concept exists), is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries other than any Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Organizational Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder.  Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization,

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moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) the Foreign Obligor Enforceability Exceptions.

3.5 No Legal Bar.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of any Group Member, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).

3.6 No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent or any other Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7 Ownership of Property; Liens.  Each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect.  None of the Pledged Equity Interests is subject to any Lien except Permitted Liens.

3.8 Intellectual Property.  Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor do any of Parent or any other Borrower know of any valid basis for any such claim; and (iii) to the knowledge of Parent and each other Borrower, the use of Company Intellectual Property by Parent and the Group Members does not infringe on the rights of any Person.

3.9 Taxes.  Each Group Member has timely filed or caused to be filed all US Federal and non-US income and all state and other tax returns that are required to be filed and has timely paid or caused to be paid all US Federal and non-US income and all state and other Taxes levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member) except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.  To the knowledge of Parent and each other Borrower, no material written claim has been asserted with respect to any Taxes of any Group Member (other than any the amount or validity of which are currently being contested in

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good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member) and there are no tax assessments, proposed in writing that would, if made, have a Material Adverse Effect.  The true and correct (i) U.S. taxpayer identification number of HII and each other Domestic Subsidiary (including each Domesticated Foreign Subsidiary) party to a Loan Document as of the Closing Date and (ii) unique identification number of each of Parent, HIL and each other Foreign Obligor that is not a US Person that has been issued by its jurisdiction of organization or incorporation and the name of such jurisdiction, as of the Closing Date, are set forth on Schedule 3.9.

3.10 Federal Reserve Board Regulations.  No part of the proceeds of any Loans will be used by the Parent or any of Parent’s Subsidiaries (including each other Borrower) for any purpose that violates the provisions of the Regulations of the Board.  If reasonably requested by the applicable Administrative Agent on behalf of any Lender, the Borrowers will furnish to the applicable Administrative Agent (for delivery to such Lender) a statement to the foregoing effect for the benefit of such Lender in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.  On the Closing Date, “margin stock” (within the meaning of Regulation U) does not constitute more than 25.0% of the value of the consolidated assets of the Group Members.

3.11 ERISA. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) neither Parent nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, (iv) no failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vi) to the knowledge of Parent or any other Borrower, no Multiemployer Plan is Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

3.12 Investment Company Act.  No Loan Party is an “investment company” within the meaning of, or required to register under, the Investment Company Act of 1940.

3.13 Restricted Subsidiaries.  (a) The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of Parent as of the Closing Date.  Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of

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Parent and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by the Group Members.

(b) As of the Closing Date, except as set forth on Schedule 3.13(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of Parent or any Restricted Subsidiary.

(c) As of the Closing Date, Parent has no Unrestricted Subsidiaries.

3.14 Use of Proceeds.  The proceeds of the Senior Lien Term Loans shall be used on the Closing Date, to (i) pay the Transaction Costs, (ii) consummate the Refinancing and (iii) fund the balance sheet of the Term Loan Borrowers for general corporate purposes, including without limitation to fund purchases of Parent’s common equity interests on or prior to the eighteen (18) month anniversary of the Closing Date.  The proceeds of the Revolving Credit Facility shall be used on the Closing Date solely to backstop existing letters of credit and after the Closing Date for general corporate purposes of Parent and its Subsidiaries.  The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment.  The proceeds of the Replacement Term Loans shall be used as specified in Section 2.24.

3.15 Environmental Matters.  Other than exceptions to any of the following that would not, in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a) each Group Member: (i) is, and for the period of three years immediately preceding the Closing Date has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits required for any of its current operations or for any property owned, leased, or otherwise operated by it; and (iii) is in compliance with all of its Environmental Permits;

(b) Hazardous Materials are not present at, on, under or in any real property now or formerly owned, leased or operated by any Group Member, or at any other location (including any location to which Hazardous Materials have been sent by any Group Member for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on any Group Member, or (ii) interfere with Parent’s or any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property currently owned or leased by any Group Member;

(c) there is no judicial, administrative, or arbitral proceeding pursuant to any Environmental Law to which any Group Member is named as a party that is pending or, to the knowledge of any Group Member, threatened in writing (including any notice of violation or alleged violation);

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(d) no Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any equivalent state Environmental Law;

(e) no Group Member has entered into any consent decree, order, settlement or other agreement, or is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to any Environmental Liability; and

(f) no Group Member has assumed or retained by contract or operation of law, or is otherwise subject to, any Environmental Liability.

3.16 Accuracy of Information, Etc.  None of any written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Group Member to the Administrative Agents or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information and information of a general economic, forward looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto), not materially misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking statement, each of Parent and each other Borrower represents only that it acted in good faith based upon assumptions believed by management of Parent or such other Borrower, as the case may be, to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17 Collateral Documents.  (a) The Security Agreement and each other Collateral Document (other than any Mortgages) executed and delivered by a Loan Party is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by (i) applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) Foreign Obligor Enforceability Exceptions.  Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Equity Interests described in the Security Agreement, when any stock certificates representing such Pledged Equity Interests (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Collateral Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Collateral Agent of such Collateral, and (iii) the other personal property Collateral described in the Collateral Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP

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Office and such other filings as are specified by the Security Agreement have been completed, the Lien on the Collateral created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

(b) Each of the Mortgages executed and delivered by a Loan Party is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed or recorded in the offices of the official records of the county where the applicable Mortgaged Property is located, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents, including Permitted Liens).

3.18 Solvency.  As of the Closing Date, after giving effect to the Transactions, Parent and its Subsidiaries, on a consolidated basis, are Solvent.

3.19 PATRIOT Act; FCPA; OFAC.  (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) the Bank Secrecy Act (as amended by the PATRIOT Act) and its implementing regulations.  No part of the proceeds of the Loans will be used by Parent or any of Parent’s Subsidiaries (including each other Borrower), directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) No Group Member nor, to the knowledge of Parent or any other Borrower, any director, officer, agent, employee or Affiliate of any Group Member, (i) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”), the U.S.  Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury; and no Group Member will directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, (x) for the purpose of financing the activities of any Person currently subject to any US sanctions administered by OFAC in violation of such sanctions or (y) in any manner that would result in a violation by any Secured Party or Loan Party of any sanctions administered by the federal government of the United States.

(c) No Group Member nor to the knowledge of Parent, any director, officer, agent, employee, Affiliate or other person acting on behalf of Parent or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that resulted in an actionable

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violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the UK Bribery Act) and the FCPA.

3.20 Broker’s or Finder’s Commissions.  No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

3.21 Labor Matters.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of Parent or any other Borrower, threatened, (b) the hours worked by and payments made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters and (c) all payments due from any Group Member, or for which any claim may be made against any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any such Group Member.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.

3.22 Representations as to Foreign Obligors. Each of Parent and HIL represents and warrants to the Agents and the Lenders that:

(a) It is, and each other Person that is a Foreign Obligor is, to the extent the concept is applicable in the relevant jurisdiction, subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to each such party, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by it and by each other Person that is a Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute, to the extent the concept is applicable in the relevant jurisdiction, private and commercial acts and not public or governmental acts. None of Parent or HIL or any other Person that is a Foreign Obligor nor any of their respective property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such party is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which Parent, HIL and each other Person that is a Foreign Obligor are each incorporated or organized and existing for the enforcement thereof against such party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, or admissibility in evidence of the Applicable Foreign Obligor Documents, subject to the exceptions on the enforceability thereof described in Section 3.4 (including, without limitation, the Foreign Obligor Enforceability Exceptions) and any requirement under local law that the applicable Foreign Obligation Document, prior to admission into any relevant foreign court, be translated into any language required by such court. It is not necessary to ensure the legality, validity, enforceability, or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable

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Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced, (ii) any charge or tax as has been timely paid, (iii) any stamp duty imposed by the Cayman Islands or other jurisdiction in the event that the Loan Documents are executed in, or thereafter brought to, the Cayman Islands or such other jurisdiction for enforcement or otherwise and (iv) in case of presentation of any Loan Documents, either directly or by way of reference to a Luxembourg court or autorité constituée, where such court or autorité constituée may require registration of all or part of the Loan Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg, registration duties at a fixed rate of EUR 12 or at an ad valorem rate depending on the nature of the Loan Documents may become due and payable.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which Parent, HIL or any other Person that is a Foreign Obligor  is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents (other than any stamp duty, as referenced in Section 3.22(b)(iii) above) or (ii) any payment to be made by such party pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Agents.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by Parent, HIL and each other Person that is a Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

3.23 Luxembourg Specific Representations.  (a) The head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings) the center of main interests (centre des intérêts principaux) of each Luxembourg Loan Party is in Luxembourg and is located at the place of its registered office (siège statutaire); (b) each Luxembourg Loan Party complies with all requirements of the Luxembourg law of 31 May 1999 on the domiciliation of companies, as amended, and all related circulars issued by the Commission de Surveillance du Secteur Financier; (c) none of the Luxembourg Loan Parties has filed and, to the best of their knowledge, no person has filed a request with any competent court seeking that the relevant Luxembourg Loan Party be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de la faillite) controlled management (gestion contrôlee), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), or such other proceedings listed at Article 13, items 2 to 12, and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the

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Companies (as amended from time to time), (and which include foreign court decision as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings); (d) each Luxembourg Loan Party is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation de paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or is not reasonably be aware, of such circumstances; and (e) each Luxembourg Loan Party is in compliance with any reporting requirements applicable to it pursuant to the to the Central Bank of Luxembourg regulation 2011/8 as amended by the Central Bank of Luxembourg Regulation 2014/17 or Regulation (EU) N°648/2012 of the European Parliament and of the Council dated 4 July 2012 on OTC derivatives, central counterparties and trade repositories (as applicable).

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date.  Subject to Section 5.15, the agreement of each Lender and Issuing Bank to make the Senior Lien Term Loans requested to be made by it hereunder and Revolving Credit Commitments requested to be made available by it, in each case, on the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit (or making such commitments available) on the Closing Date, of the following conditions precedent:

(a) Loan Documents.  The Administrative Agents shall have received:

(i) this Agreement, executed and delivered by the Borrowers, the Administrative Agents, the Collateral Agent and the Lenders;

(ii) Notes executed by each Borrower in favor of each Lender requesting Notes;

(iii) executed counterparts of the Guaranties, duly executed by each applicable Guarantor;

(iv) the Security Agreement, duly executed by each Loan Party that is a Domestic Subsidiary of Parent, together with:

(A) to the extent required by the Security Agreement, certificates representing the Pledged Equity Interests referred to therein, accompanied by undated stock powers and/or share transfer forms executed in blank, and instruments evidencing the Pledged Debt referred to therein, indorsed in blank;

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the

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Liens created under the Collateral Documents, covering the Collateral described in the Collateral Documents;

(C) a completed Perfection Certificate, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements;

(D) evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Collateral Documents have been taken, and all filing and recording fees and taxes shall have been duly paid;

(v) US IP Security Agreements, duly executed by each Loan Party that is a Domestic Subsidiary of Parent, together with evidence that all actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the US IP Security Agreements has been taken;

(vi) each pledge and security agreement or mortgage delivered with respect to the Capital Stock of and in each Foreign Obligor (other than Parent), the Capital Stock of each Subsidiary of each Foreign Obligor that is organized or incorporated (as applicable) in any jurisdiction where any Loan Party is organized or incorporated (as applicable), and the IP Rights of such Foreign Obligors, in each case other than with respect to any Excluded Assets, but including:

(A) each Cayman Security Document, duly executed by each Loan Party that is a party thereto;

(B) each Luxembourg Security Document, duly executed by each Loan Party that is a party thereto; and

(C) evidence that all other actions that the Collateral Agent may deem necessary or desirable in order to perfect or register the Liens created under the Cayman Security Documents and the Luxembourg Security Documents, in each case, have been, or will be, substantially concurrently with the effectiveness of this Agreement, taken and all filing and recording fees and taxes in respect thereof shall have been or will be, substantially concurrently with the effectiveness of this Agreement, duly paid; and

(vii) the documents and deliveries described in Section 5.9(a)(i)(F) with respect to each Material Real Property listed on Schedule 1.2 (including, without limitation, a duly executed, acknowledged and delivered original Mortgage in form suitable for recording).

(b) Refinancing.  The Refinancing shall be consummated prior to or substantially concurrently with the Borrowing under the Senior Lien Term Loan Facility.

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(c) Pro Forma Financial Statements.  The Administrative Agents shall have received a pro forma consolidated balance sheet and related pro forma statement of income of Parent and its Restricted Subsidiaries as of and for the four fiscal quarter period ending on December 31, 2016 (together, the “Pro Forma Financial Statements”), prepared on the same basis as, and reflecting the transactions reflected in, the pro forma financial statements contained in the Registration Statement, and giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such pro forma balance sheet) or at the beginning of such period (in the case of such pro forma statement of income) and a consolidated forecasted balance sheet, statements of income and cash flows of Parent and its Restricted Subsidiaries prepared by Parent in form reasonably satisfactory to the Administrative Agents for each fiscal year commencing with the fiscal year ending December 31, 2017 through and including the fiscal year ending December 31, 2022.

(d) Financial Statements.  The Administrative Agents shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Restricted Subsidiaries for each fiscal quarter ended after September 30, 2016 and at least 60 days prior to the Closing Date.

(e) Fees.  All fees and expenses in connection with the Senior Lien Term Loan Facility and the Revolving Credit Facility (including reasonable out-of-pocket legal fees and expenses) payable by Parent or any other Borrower to the Lenders, the Arrangers and the Agents on or before the Closing Date shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least one Business Day prior to the Closing Date.

(f) Solvency Certificate.  The Term Administrative Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of the Parent with respect to the solvency of the Parent and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(g) Closing Certificate.  The Administrative Agents shall have received a certificate of the Borrowers, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, (i) (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) certifying that no such consents, licenses or approvals are so required and (ii) certifying that the conditions specified in clauses (b), (k) and (l) of this Section 4.1 have been satisfied.

(h) Other Certifications.  The Administrative Agents shall have received the following:

(i) a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated;

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(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that such Person is duly organized and in good standing under the laws of such jurisdiction (but only to the extent such concepts exist under applicable law); and

(iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or other similar Organizational Document of such Loan Party (and the register of members, register of directors and officers, and register of mortgages and charges of any Loan Party incorporated in the Cayman Islands) as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation or other similar Organizational Document of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and

(iv) in respect of any Luxembourg Loan Party, a manager’s certificate signed by a manager of the relevant Luxembourg Loan Party, certifying the following items: (A) an up-to-date copy of the articles of association of the relevant Luxembourg Loan Party; (B) an electronic true and complete certified excerpt of the Luxembourg Companies Register pertaining to the relevant Luxembourg Loan Party dated as of the date of this Agreement; (C) an electronic true and complete certified certificate of non-registration of judgment (certificat de non-inscription d’une décision judiciaire) dated as of the date of this Agreement issued by the Luxembourg Companies Register and reflecting the situation no more than one Business Day prior to the date of this Agreement certifying that, as of the date of the day immediately preceding such certificate, the relevant Luxembourg Loan Party has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 12, and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decisions as to faillite, concordat or analogous procedures according

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to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings); (D) true, complete and up-to-date board resolutions approving the entry by the relevant Luxembourg Loan Party into, among others, the Loan Documents; (E) the relevant Luxembourg Loan Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its manager or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings; (F) a true and complete specimen of signatures for each of the managers or authorized signatories having executed for and on behalf of the relevant Luxembourg Loan Party the Loan Documents; (G) a certificate of the domiciliation agent or signed by a manager of the relevant Luxembourg Loan Party certifying, as the case may be, (i) due compliance by the relevant Luxembourg Loan Party with, and adherence to, the provisions of the Luxembourg Law dated 31 May 1999 concerning the domiciliation of companies, as amended, and the related circulars issued by the Commission de Surveillance du Secteur Financier or (ii) that the premises of the Luxembourg Loan Party are leased pursuant to a legal, valid and binding (and still in full force and effect) lease agreement and correspond to sufficient unshared office space, with a separate entrance and sufficient office equipment allowing it to effectively carry out its business activities; and (H) true, complete and up-to-date shareholders registers of each of the relevant Luxembourg Loan Parties reflecting the registration of the relevant Luxembourg Security Documents.

(i) Legal Opinions.  The Administrative Agents shall have received favorable legal opinions of (A) Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties, (B) Snell & Wilmer, L.L.P., Nevada counsel to the Loan Parties, (C) Maples and Calder, Cayman Islands counsel to the Loan Parties, (D) NautaDutilh Avocats Luxembourg S.à r.l., Luxembourg counsel to the Agents and the Lenders, with respect to the enforceability of the Luxembourg Security Documents, and (E) DLA Piper Luxembourg S.à r.l., Luxembourg counsel to the Loan Parties, with respect to the capacity of the Luxembourg Loan Parties to enter into the Loan Documents, in each case in form and substance reasonably satisfactory to the Agents.

(j) Know Your Customer and Other Required Information.  The Administrative Agents and the Arrangers shall have received, no later than three Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agents and the Arrangers with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

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(k) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

(l) No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.

(m) No Material Adverse Effect.  There shall not have occurred since December 31, 2015 any event, circumstance or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(n) Insurance.  The Collateral Agent shall have received current insurance certificates with respect to the Loan Parties and setting forth the insurance maintained for the benefit of each of the Loan Parties, which shall meet the requirements set forth in Section 5.5 hereof and shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Collateral Agent.

(o) Borrowing Notice.  Delivery of a Borrowing Request pursuant to Section 2.2.

4.2 Conditions to Each Post-Closing Extension of Credit. The obligation of each Lender and Issuing Bank to make any extension of credit requested to be made by it hereunder on any date (other than (x) the initial extensions of credit on the Closing Date (except with respect to the condition precedent specified in clause (c) below), (y) any conversion of Loans to the other Type or a continuation of Eurodollar Loans or (z) any amendment, modification, renewal or extension of a Letter of Credit that does not increase the face amount of such Letter of Credit) is subject to the satisfaction of the following conditions precedent (except as otherwise expressly set forth in Section 2.23):

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in, or pursuant to, the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”.

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(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Notice.  Delivery of a Borrowing Request pursuant to Section 2.6.

Each Borrowing of a Loan by or issuance of a Letter of Credit on behalf of the applicable Borrowers with respect to which the above conditions of this Section 4.2 apply shall be deemed to constitute a representation and warranty by Parent and each other Borrower as of the date of such extension of credit that the applicable conditions contained in clause (a) and (b) of this Section 4.2 have been satisfied.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, solely to the extent set forth in Section 2.23, in connection with any Limited Conditionality Incremental Transaction, (x) accuracy of representations and warranties (other than Specified Representations in connection with an acquisition, which shall be accurate in all material respects as of the closing date of such acquisition) or (y) occurrence of a Default or Event of Default (other than a Specified Default), in each case may, at the option of the Borrowers, be determined as of the date the definitive agreement for such Permitted Acquisition or Investment is signed or the applicable irrevocable redemption notice is given.

SECTION 5. AFFIRMATIVE COVENANTS

Parent and each other Borrower hereby jointly and severally agree that, so long as any Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations that are not then due and payable) is owing to any Lender, the Agents or the Arrangers hereunder, each Borrower shall, and Parent shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements.  Furnish to the Administrative Agents for further delivery to each Agent and each Lender:

(a) within 90 days after the end of each fiscal year of Parent (beginning with the fiscal year ending December 31, 2016), a copy of the audited consolidated balance sheets of Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered or (y) any potential inability to satisfy either Financial Covenant on a future date or in a future period), by PricewaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing;

(b) within 60 days after the end of each of the first three quarterly periods of each fiscal year of Parent (beginning with the fiscal quarter ending March 31, 2017), the

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unaudited consolidated balance sheets of Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of Parent and its consolidated Subsidiaries in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes); and

(c) together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, to the extent any such Form 10-K is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided are accompanied by a report by an independent certified public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period)).

5.2 Certificates; Other Information.  Furnish to the Administrative Agents, in each case for further delivery to each Lender, or, in the case of clause (c) or (e), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the Form 10-K or 10-Q, as applicable, referred to in the last paragraph of Section 5.1), a Compliance Certificate of a Responsible Officer that shall include, or have appended thereto, (i) a statement that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto and (ii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the Form 10-K referred to in the last paragraph of Section 5.1), an updated Perfection Certificate, signed by a Responsible Officer, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (ii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (ii), from the Perfection Certificate delivered on the Closing Date) or (B) a statement certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (ii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (ii), from the Perfection Certificate delivered on the Closing Date);

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(b) within ten days after the same are sent or made available, copies of all reports that any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that any Group Member may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agents), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agents or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; provided, that the Borrowers shall not be required to deliver copies of any such reports or other materials that have been posted on EDGAR or any successor filing system thereto);

(c) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(d) no later than 90 days after the first day of each fiscal year of Parent, commencing with the fiscal year ending December 31, 2017, an annual budget (on a rolling four year basis) in form customarily prepared by Parent with regard to Parent and its Restricted Subsidiaries; and

(e) promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of Parent or any Restricted Subsidiary, or compliance by any Loan Party with the terms of the Loan Documents to which it is a party, as the Administrative Agents may from time to time reasonably request (on its own behalf or on behalf of any Lender), including for the avoidance of doubt, any consolidating financial information to the extent there are any Unrestricted Subsidiaries.

5.3 Payment of Obligations.  Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Group Member, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4 Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc.

(a) (i) (x) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (y) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of Parent and each other Borrower) to the extent that failure to do so would not have or reasonably be

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expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations (other than obligations under agreements or instruments relating to Indebtedness), applicable Requirements of Law (including ERISA and the PATRIOT Act) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Notwithstanding the foregoing, if each of HII, HIL and each Term Loan Borrower maintains their respective legal existence and good standing under the Laws of the jurisdiction in which such Borrower is organized as of the Closing Date (to the extent such concepts exist in such jurisdictions), Parent shall be permitted to  maintain its legal existence and good standing under the Laws of the jurisdiction in which Parent is organized as of the Closing Date or any other jurisdiction so long as (v) the change to such jurisdiction would not have an adverse effect on the interests of the Lenders (it being understood and agreed that any loss, reduction or other adverse effect on the nature and scope of the Guaranties (including, without limitation, any adverse effect on the extent to which the Obligations are guarantied thereby) and the Collateral shall be deemed to have an adverse effect on the interests of the Lenders), (w) such jurisdiction shall be any of the Republic of Ireland, the United Kingdom, any state within the United States or the District of Columbia, or any other jurisdiction approved by the Term Administrative Agent (such approval not to be unreasonably withheld), (x) the Administrative Agents shall have received in respect of such change in jurisdiction all documentation (including any documentation requested by Administrative Agents or any Lender as may be required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act), deliveries and evidence of completion of any actions contemplated by Sections 5.9 and 5.11 on or before the date of any such change in jurisdiction, (y) Parent shall have taken all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (z) Parent shall have preserved or renewed all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance.  (a) (i) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with insurance companies Parent believes to be financially sound and reputable insurance on all its Property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and the Restricted Subsidiaries) and against at least such risks as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b) Within 90 days following the date hereof the Collateral Agent shall be named as an additional insured on the global general liability policy and as a loss payee on Parent’s global property and casualty insurance policy.

(c) If at any time the property upon which a structure is located is identified as a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal

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Emergency Management Agency (or any successor agency), the Borrowers shall obtain flood insurance covering the improvements and contents in an amount that is necessary to cover the estimated probable maximum loss or such other amount as the Collateral Agent may from time to time reasonably require and which flood insurance shall otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (including with respect to coverage and deductible limits).

5.6 Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Agent or any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the applicable Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Parent and the Group Members with officers and employees of Parent and the Group Members and with their respective independent certified public accountants (subject to such accountants’ policies and procedures).  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Term Administrative Agent and shall be limited to one per fiscal year plus any additional visits in connection with Lender meetings (and only one time at the Loan Parties’ expense).  The Administrative Agents and the Lenders shall give Parent or any other Borrower the opportunity to participate in any discussions with Parent’s independent public accountants.  Notwithstanding anything to the contrary in this Section 5.6, no Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7 Notices.  Promptly after (or, in the case of clause (c) or (d), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agents and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect;

(c) the following events to the extent such events would have or reasonably be expected to have a Material Adverse Effect:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that would reasonably be expected to result in a Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the

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termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Single Employer Plan; and

(d) any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws.  (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9 Additional Collateral, Etc(a).  (a) Except with respect to any Excluded Assets, at the Borrowers’ expense:

(i) in the case of any Loan Party that is a Domestic Subsidiary,

(A) within 30 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), with respect to any property or assets acquired during the immediately preceding fiscal quarter that are not subject to a perfected first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties (as well as any real property not subject to a Mortgage as of the Closing Date which becomes Material Real Property after the Closing Date), furnish to the Collateral Agent a description of such property or assets so held or acquired in detail satisfactory to the Collateral Agent,

(B) [reserved],

(C) within 30 days (or such later date as may be agreed by the Collateral Agents in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), after

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such acquisition, cause the applicable Loan Party to duly execute and deliver to the Collateral Agent any supplements to the Security Agreement, supplements to any US IP Security Agreement and other security and pledge agreements as specified by and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(D) within 30 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on such property or assets, enforceable against all third parties, but in any case, subject to any Permitted Liens and in accordance with the Collateral Documents,

(E) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), deliver to the Collateral Agent, upon the request of the Collateral Agent, in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (C) and (D) above and as to such other matters as the Collateral Agent may reasonably request, and

(F) in the case of any such Material Real Property, within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after (i) the date of the acquisition of Material Real Property or (ii) the date of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a) if such real property became during the immediately preceding fiscal quarter (or was determined to be) a Material Real Property, deliver to the Collateral Agent a Mortgage with respect to such Material Real Property, duly executed by such Loan Party, together with, for each such Mortgage:

(1) evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien (subject only to Permitted Liens) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all

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filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid,

(2) (i) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy or unconditional commitment therefor, with endorsements or affirmative insurance requested by the Collateral Agent (which may include, without limitation, endorsements on matters relating to usury, first loss, last dollar (to the extent not otherwise provided), zoning, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction(s) at commercially reasonable rates) and in amounts reasonably acceptable to the Collateral Agent, issued by title insurers acceptable to the Collateral Agent (collectively, the “Title Company”), insuring such Mortgage to be a valid first and subsisting Lien (subject only to Permitted Liens) on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may deem reasonably necessary or desirable (each such policy or unconditional commitment, a “Mortgage Policy”); and the applicable Loan Party shall deliver to the Title Company such affidavits and indemnities as shall be reasonably required to induce the Title Company to issue the Title Policy contemplated in this clause (B) and (ii) evidence reasonably satisfactory to the Collateral Agent that all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording such Mortgage in the appropriate real estate records have been paid to the Title Company or to the appropriate Governmental Authorities,

(3) to the extent within the possession of Parent or any of its Restricted Subsidiaries, the most current American Land Title Association survey for the Mortgaged Property,

(4) evidence of the insurance required by Section 5.5,

(5) (i) a completed “Life of Loan” standard flood hazard determination form; (ii) if the improvement(s) located on a Mortgaged Property is located in a Special Flood Hazard Area, a notification to the Title Company (“Borrower Notice”) and (if applicable) notification to the Title Company that flood insurance

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coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP; and (iii) if the Borrower Notice is required to be given and flood insurance is available in the community in which the improved Mortgaged Property is located, a copy of one of the following: the flood insurance policy, the Title Company’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance required by Section 5.5 (any of the foregoing being “Evidence of Flood Insurance”); provided that no Mortgage shall encumber any improved Mortgaged Property that is located in a Special Flood Hazard Area unless Evidence of Flood Insurance has been obtained and provided to the Collateral Agent;

(6) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case, addressed to the Collateral Agent and the other Secured Parties and in form and substance reasonably satisfactory to the Collateral Agent; and

(7) evidence that all other action that the Collateral Agent may deem necessary or desirable in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances) on the property described in the Mortgage has been taken;

(ii) in the case of any Loan Party that is a Foreign Subsidiary,

(A) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a), with respect to any Capital Stock in any Restricted Subsidiaries organized or incorporated in any jurisdiction in the immediately preceding fiscal quarter in which any Loan Party is organized or any IP Rights (other than IP Rights that are (i) of de minimis value or (ii) which are licensed from any IP Holding Company) that are not subject to a perfected first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties, furnish to the Collateral Agent a description of such Capital Stock or IP Rights so acquired in detail satisfactory to the Collateral Agent,

(B) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section

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5.2(a), cause the applicable Loan Party to duly execute and deliver to the Collateral Agent any pledge and/or security agreements in respect of such Capital Stock, any security and pledge agreements governed by the laws of any jurisdiction in which any Loan Party is organized (as applicable) with respect to such IP Rights, and any other Collateral Documents with respect to such assets, in each case, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of, or completion of such other actions which are required to be taken by the applicable Collateral Documents to perfect the Liens in, all such pledged Capital Stock), securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such Capital Stock and IP Rights,

(C) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a), cause the applicable Loan Party to take whatever action may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) for the benefit of the Secured Parties valid and subsisting Liens on such assets, enforceable against all third parties, and

(D) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a), deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (A), (C) and (D) above, and as to such other matters as the Collateral Agent may reasonably request.

The Borrowers shall otherwise take or cause to be taken such actions and execute and/or deliver or cause to be executed and/or delivered to the Collateral Agent such documents as the Collateral Agent shall require to confirm the validity of the Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties against such after-acquired properties or assets, and such assets held on the Closing Date not made subject to a Lien created by any of the Collateral Documents.

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(b) With respect to (A) any Restricted Subsidiary (other than any Excluded Subsidiary) which is required to become a Loan Party to comply with the provisions of Section 5.14, or (B) any Restricted Subsidiary that becomes an IP Holding Company after the Closing Date, in each case, at the Borrowers’ expense:

(i) if such Restricted Subsidiary is a Domestic Subsidiary,

(A) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause such Domestic Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the Obligations of the Loan Parties,

(B) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), furnish to the Collateral Agent a description of the properties and assets of such Domestic Subsidiary, in detail reasonably satisfactory to the Collateral Agent,

(C) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be duly executed and delivered to the Collateral Agent any pledge agreements, supplements to the Security Agreement, supplements to any US IP Security Agreement, other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of all Pledged Equity Interests in and of such Subsidiary), securing the Obligations of such Domestic Subsidiary under the Loan Documents and constituting Liens on all such properties and assets,

(D) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be taken whatever action (including the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) for the benefit of the Secured Parties valid and subsisting Liens on the properties purported to be subject to such pledge agreements, supplements to the Security Agreement, supplements to any US IP Security Agreement and other Collateral Documents delivered pursuant to this Section 5.9, enforceable against all third parties in accordance with their terms,

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(E) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (A), (C) and (D) above, and as to such other matters as the Collateral Agent may reasonably request,

(F) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), with respect to each parcel of Material Real Property owned or held by such Domestic Subsidiary, deliver such documents, deliverables or instruments and take such actions similar to those described in Section 5.9(a)(i)(F), each in scope, form and substance satisfactory to the Collateral Agent; and

(ii) if such Restricted Subsidiary is a Foreign Subsidiary,

(A) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause such Foreign Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the Obligations of the Loan Parties,

(B) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), furnish to the Collateral Agent a description of the Capital Stock in and of such Foreign Subsidiary, the Capital Stock of its Subsidiaries, and all IP Rights of such Foreign Subsidiary, in detail satisfactory to the Collateral Agent,

(C) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be duly executed and delivered to the Collateral Agent any pledge and/or security agreements in respect of the Capital Stock in and of such Foreign Subsidiary and each of its direct, first-tier Subsidiaries organized or incorporated in any jurisdiction in which any Loan Party is organized, any security and pledge agreements governed by the laws of any jurisdiction in which any Loan Party is organized (as applicable) with respect to such IP Rights of such Foreign Subsidiary

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(excluding any IP Rights that are (i) of de minimis value or (ii) which are licensed from any IP Holding Company), and any other Collateral Documents with respect to such assets, in each case, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of, or completion of such other actions which are required to be taken by the applicable Collateral Documents to perfect the Liens in, all pledged Capital Stock in and of such Subsidiary and each of its Subsidiaries organized or incorporated in any jurisdiction in which any Loan Party is organized or incorporated), securing the Obligations of such Foreign Subsidiary under the Loan Documents and constituting Liens on all such properties and assets,

(D) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be taken whatever action may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) for the benefit of the Secured Parties valid and subsisting Liens on such assets, enforceable against all third parties, and

(E) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (A), (C) and (D) above, and as to such other matters as the Collateral Agent may reasonably request.

(c) Notwithstanding anything to the contrary contained in any of the Loan Documents: (i) any guaranty of the Obligations that is provided by any Restricted Subsidiary of Parent that is an Excluded U.S. Guarantor described in clause (a) of the definition thereof shall not extend to the obligations of HII, either (x) directly or (y) indirectly by virtue of guaranteeing the Obligations of any Loan Party that is not a U.S. Person which has itself guaranteed the Obligations of HII (but, for the avoidance of doubt, any Excluded U.S. Guarantor that has guaranteed the Obligations of any Loan Party that is not a U.S. Person shall be liable for all Obligations of such Loan Party pursuant to any such guarantee other than such Loan Party’s obligations under any guarantee of the Obligations of a U.S. Person); (ii) any guaranty of the Obligations that is provided by any Restricted Subsidiary of Parent that is an Excluded U.S. Guarantor described in clause (b) of the definition thereof shall not extend to the obligations of Lux TL Borrower, either (x) directly or (y) indirectly by virtue of guaranteeing the Obligations of any Loan Party that is not a U.S. Person which has itself guaranteed the Obligations of Lux TL Borrower (but, for the avoidance of doubt, any Excluded U.S. Guarantor that has guaranteed the Obligations of any Loan Party that is not a U.S. Person shall be liable for all Obligations of

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such Loan Party pursuant to any such guarantee other than such Loan Party’s obligations under any guarantee of the Obligations of a U.S. Person); (iii) any guaranty of the Obligations that is provided by any Restricted Subsidiary of Parent that is an Excluded U.S. Guarantor described in clause (c) of the definition thereof shall not extend to the obligations of US TL Borrower, either (x) directly or (y) indirectly by virtue of guaranteeing the Obligations of any Loan Party that is not a U.S. Person which has itself guaranteed the Obligations of US TL Borrower (but, for the avoidance of doubt, any Excluded U.S. Guarantor that has guaranteed the Obligations of any Loan Party that is not a U.S. Person shall be liable for all Obligations of such Loan Party pursuant to any such guarantee other than such Loan Party’s obligations under any guarantee of the Obligations of a U.S. Person); (iv) the Collateral shall not include any Excluded Assets; (v) leasehold mortgages and landlord lien waivers, estoppels, warehouseman waivers or other collateral access letters will not be required; (vi) control agreements will not be required in respect of deposit accounts, securities accounts, commodities accounts and other similar accounts; (vii) no Loan Party shall be required to execute or deliver any Collateral Documents governed by any law other than the laws of the state of New York or any jurisdiction of organization or incorporation of any Loan Party; and (viii) perfection shall not be required with respect to: (A) vehicles and any other assets subject to certificates of title to the extent a Lien therein cannot be perfected by filing a Uniform Commercial Code financing statement, (B) commercial tort claims, (C) letter of credit rights (other than supporting obligations) and (D) any property or assets of Parent or any of its Subsidiaries to the extent the cost, burden, difficulty or consequence (including any effect on the ability of the Loan Parties to conduct their operations and business in the ordinary course) of perfecting a security interest therein outweighs the benefit of the security afforded thereby to the Secured Parties as reasonably determined by Parent and the Collateral Agent (and the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and/or duties where the benefit to the Secured Parties of increasing the guaranteed or secured amount is disproportionate to the level of such fees, taxes and/or duties); provided, further, that if any Subsidiary is no longer an Excluded U.S. Guarantor or if any equity interests in any Subsidiary is no longer an Excluded Asset, such Subsidiary shall provide guarantees hereunder and such Assets shall be pledged pursuant to the provisions of this Section 5.9 as if such Subsidiary is a newly acquired Subsidiary and such Assets are newly acquired Assets.

(d) At any time upon request of the Collateral Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, supplements to the Security Agreement, supplements to any US IP Security Agreement, deeds of trust, trust deeds, deeds to secure debt, mortgages, and other Collateral Documents.

(e) Notwithstanding anything in this Section 5.9 or in any other Loan Document to the contrary, (i) prior to any Material Real Property becoming subject to a Mortgage in favor of the Collateral Agent (A) the Borrowers shall give not less than forty-five (45) prior written notice to the Lenders and (B) each Revolving Credit Lender shall have provided written confirmation to the Collateral Agent of completion of its flood insurance due diligence and flood insurance compliance and (ii) any increase, extension or renewal of any Facility shall, other than in connection with a Limited Conditionality Incremental Transaction, be subject to flood

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insurance due diligence and flood insurance compliance reasonably satisfactory to the Revolving Credit Lenders.

5.10 Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in Section 3.14 and shall not use such proceeds in any manner that would cause the representations and warranties in Section 3.19 to be untrue.

5.11 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agents may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

(b) At the request of the Required Lenders from time to time when either (i) an Event of Default shall have occurred and be continuing or (ii) the Required Lenders have a reasonable belief that the Loan Parties have failed to comply in all material respects with applicable Environmental Laws, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any Mortgaged Property, prepared by an environmental consulting firm reasonably acceptable to the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, response or other corrective action to address any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Restricted Subsidiary that owns or leases the Mortgaged Property described in such request to grant at the time of such request to the Collateral Agent, the Administrative Agents, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment.

(c) At the Collateral Agent’s election from time to time, the Collateral Agent may obtain (at the sole cost and expense of the Borrowers unless requested more frequently than once in any Appraisal Period), an appraisal for each Mortgaged Property providing a fair assessment of the fair market value of such Mortgaged Property, prepared by an independent, third-party appraiser holding an MAI designation and who is state licensed or state certified if required by the laws of the state where such Mortgaged Property is located, reasonably acceptable to the Collateral Agent as to form, assumptions, substance, and appraisal date, and prepared in accordance with the requirements of FIRREA and all other applicable Laws.

5.12 Maintenance of Ratings.  At all times, use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from

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Moody’s, in each case with respect to Parent, and use commercially reasonable efforts to cause the Term Loan Facility to be continuously rated by S&P and Moody’s (it being understood that, in each case, there shall be no obligation to maintain specific ratings from either S&P or Moody’s).

5.13 Designation of Subsidiaries.  (a) The Board of Directors of Parent may at any time designate any Restricted Subsidiary (other than any such Restricted Subsidiary that is a Borrower or the direct parent company of such Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agents; provided, that (i) immediately before and after such designation, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrowers shall be in compliance, on a Pro Forma Basis, with the Financial Covenants, (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of any other Material Debt and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent therein at the date of designation in an amount equal to the fair market value of Parent’s Investment therein as determined in good faith by Parent and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by Parent in such Unrestricted Subsidiary; provided, that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary, upon such redesignation Parent shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) Parent’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to Parent’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Collateral Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation.  Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Parent.

5.14 Guarantor Coverage Test.   Ensure that within 60 days (or such later date as may be agreed by the Term Administrative Agent in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a),

(a) the aggregate (without duplication) Loan Party Consolidated EBITDA for the most recently ended four fiscal quarter period attributable to the Loan Parties as a group is no less than 80.0% of the Consolidated EBITDA of Parent and its Restricted Subsidiaries on a consolidated basis for such four fiscal quarter period; and

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(b) the aggregate (without duplication) Loan Party Assets of the Loan Parties as a group as of the last day of the most recently ended fiscal quarter is no less than 80.0% of total assets of Parent and its Restricted Subsidiaries on a consolidated basis as of the last day of such fiscal quarter;

provided that, for the purposes of determining compliance with this Section 5.14: (w) the Consolidated EBITDA and total assets of any Restricted Subsidiary of Parent which is an Excluded Subsidiary shall be excluded in calculating the Consolidated EBITDA and the consolidated total assets of Parent and its Restricted Subsidiaries; (x) the Consolidated EBITDA and total assets of any Restricted Subsidiary of Parent which is not a Loan Party shall be excluded in calculating the Loan Party Consolidated EBITDA and the Loan Party Assets to the extent included therein; (y) Consolidated EBITDA, Loan Party Consolidated EBITDA, Loan Party Assets and the consolidated total assets of Parent and its Restricted Subsidiaries shall be determined without giving effect to any write-off of any intercompany receivables due from, or equity value attributable to, Herbalife Venezuela; and (z) the Consolidated EBITDA and the consolidated total assets of Parent and its Restricted Subsidiaries shall be calculated by giving pro forma effect to any such purchase or acquisition of the capital stock or other equity securities of another Person or the assets of another Person that constitute a business unit or all or substantially all of the business of such Person as though such purchase or acquisition had been consummated as of the first day of the applicable fiscal period; and provided, further that Restricted Subsidiaries may be excluded from the  requirements of this Section 5.14  in  circumstances where the  Borrowers and the Administrative Agents reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

5.15 Post-Closing Matters.  As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.15 (or such longer period as the Term Administrative Agent may agree), after the Closing Date, (a) provide, or cause the applicable Loan Party to provide, such Collateral that would have been required to be delivered on the Closing Date pursuant to Section 4.1(a)(iv)(A), Section 4.1(a)(vii) and Section 4.1(n) and (b) complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.15.

SECTION 6. NEGATIVE COVENANTS

Parent and each other Borrower hereby jointly and severally agree that, so long as any Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) is owing to any Lender, any Agent or the Arrangers hereunder, each Borrower shall not, and Parent shall not and shall not permit any of the Restricted Subsidiaries to:

6.1 [Reserved].

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6.2 Limitation on Indebtedness.  Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility, Replacement Facility and Extended Term Loans);

(b) intercompany Indebtedness; provided, that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on customary terms reasonably acceptable to the Collateral Agent;

(c) Indebtedness consisting of (A) (i) Capital Lease Obligations or (ii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $175.0 million and 7.0% of Consolidated Total Assets;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d); provided, that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on customary terms reasonably acceptable to the Collateral Agent;

(e) Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds, performance bonds and similar obligations (i) made in the ordinary course of business by any Group Member of obligations (other than in respect of Indebtedness for borrowed money) of (v) Parent, (w) any other Borrower, (x) any other Restricted Subsidiaries, (y) any special purpose entities in connection with any construction or development projects relating to the business of the Group Members or (z) any joint venture of any Group Member, (ii) of any Group Member in respect of Indebtedness otherwise permitted to be incurred by any such Group Member, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of any Group Member in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided, that (A) in the case of clause (ii), (x) if the Indebtedness being guaranteed is subordinated to the Obligations, then such guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness, and (y) no Guarantee Obligation, letter of credit, indemnity (including through cash collateralization), surety bond, performance bond or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted pursuant to such clause unless such Restricted Subsidiary is or shall become a Subsidiary Guarantor, (B) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit, indemnity (including through cash collateralization), surety bond, performance bond or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party shall be a

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permitted Investment in such Person pursuant to Section 6.7, and (C) in the case of clause (i)(z) above, the aggregate principal or face amount of all obligations at any one time outstanding shall not exceed the greater of $50.0 million and 2.0% of Consolidated Total Assets at the time such guarantee is made;

(f) any Indebtedness so long as the Total Leverage Ratio, determined on a Pro Forma Basis (provided, that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed 3.25:1.00 at the time of incurrence thereof (provided, that the incurrence of any such Indebtedness pursuant to this clause (f) must be either secured on a junior basis to the Liens securing the Obligations or unsecured to the extent the Secured Leverage Ratio exceeds 1.75:1.00); provided, that the aggregate principal amount of Indebtedness at any one time outstanding pursuant to this clause (f) in respect of which any obligor is a Non-Loan Party Subsidiary shall not exceed the greater of $100.0 million and 4.0% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof; provided that any such Indebtedness must otherwise satisfy the requirements with respect to the incurrence of any Incremental Facility (other than with respect to any “most favored nations” pricing provisions unless such Indebtedness is secured on a pari passu basis with the Obligations);

(g) Indebtedness of any Group Member or of any Person that becomes a Restricted Subsidiary, in each case to the extent assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7 so long as the Total Leverage Ratio, determined on a Pro Forma Basis (provided, that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed 3.25:1.00 at the time of incurrence thereof; provided, that such Indebtedness exists at the time the acquired Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired;

(h) [reserved];

(i) Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of Parent (or any direct or indirect parent thereof) to the extent permitted by Section 6.6(b)(i);

(j) Indebtedness in respect of Cash Management Obligations, in each case in the ordinary course of business or consistent with past practice, and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

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(k) to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder;

(l) Indebtedness of Foreign Subsidiaries in an aggregate principal amount (for all Foreign Subsidiaries) not to exceed at any time the greater of (A) $75.0 million and (B) 3.0% of Consolidated Total Assets at the time of incurrence thereof;

(m) (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(n) Indebtedness in respect of Specified Hedge Agreements entered into not for speculative purposes;

(o) additional Indebtedness in an aggregate principal amount not to exceed at any time the greater of (A) $100.0 million and (B) 4.0% of Consolidated Total Assets at the time of incurrence thereof;

(p) (i) Permitted Term Loan Refinancing Indebtedness, (ii) Incremental Equivalent Debt, (iii) any Refinancing Indebtedness in respect of any of the foregoing and (iv) Guarantee Obligations by the Guarantors in respect of each of the foregoing;

(q) Indebtedness representing deferred compensation or similar obligations to employees of Parent and its Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(r) Indebtedness consisting of obligations of the Group Members under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted under Section 6.7 constituting acquisitions of Persons or businesses or divisions;

(s) Indebtedness in respect of letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days (or such longer period as may be agreed upon by the Term Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent or the Restricted Subsidiaries, as the case may be;

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(t) Indebtedness in respect of self-insurance obligations, statutory obligations, supply chain financing transactions, statutory obligations, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, customs, appeal, surety, documentary letters of credit, performance and/or return of money bonds, completion guarantees, leases and similar obligations provided by or obtained by any Group Member, in each case in the ordinary course of business or consistent with past practice, and Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(u) [reserved];

(v) Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2(d), (f), (g), (l), (o) , (y) or (z) (it being understood and agreed that to the extent that any Indebtedness incurred under Section 6.2(f), (g), (l), (o), (y) or (z) is refinanced with Refinancing Indebtedness under this clause (v), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket under the applicable clause of this Section 6.2 on a dollar-for-dollar basis (it being further understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.2 to be exceeded and such excess shall be permitted hereunder));

(w) [reserved];

(x) [reserved];

(y) additional Indebtedness in an amount not to exceed the amount of capital contributions made to Parent, or the amount of proceeds from the issuance of Qualified Capital Stock issued by Parent, in each case after the Closing Date (so long as such capital contributions or proceeds from the issuance of Qualified Capital Stock are not included in the calculation of the Available Equity Basket or as a Cure Amount);

(z) Indebtedness under the 2014 Convertible Notes as of the Closing Date;

(aa) Indebtedness constituting Attributable Indebtedness, to the extent the underlying Sale and Leaseback Transaction giving rise to such Attributable Indebtedness is permitted under Section 6.10; and

(bb) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (aa) above;

provided, that to the extent any Indebtedness incurred in reliance on clause (c), (e) (f), (g), (l), (o), (p) or (y) of this Section 6.2 is used to finance, in whole or in part, any Limited Conditionality Incremental Transaction, then for purposes of determining compliance under such clause, the applicable Borrowers shall have the option of making such determination as of the date the definitive documentation for such Limited Conditionality Incremental Transaction is

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executed or the redemption or prepayment notice is given, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Incremental Transaction were consummated on such date until consummated or terminated; provided, further, that if the applicable Borrowers elect to have such determinations occur as of the date of such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Incremental Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditional Incremental Transaction) shall not reflect such Limited Conditionality Incremental Transaction until it is consummated or terminated.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence or refinancing of Indebtedness, the US Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Exchange Rate in effect on the date such Indebtedness was incurred or refinanced, in the case of term debt, or first committed or refinanced, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a Foreign Currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2.  The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

6.3 Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies, or other statutory obligations, not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of Parent or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

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(b) (i) carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business or consistent with past practice which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Group Members in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business or consistent with past practice;

(c) (i) pledges or deposits in the ordinary course of business or consistent with past practice in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business or consistent with past practice securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, surety bonds, performance bonds or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member;

(d) Liens incurred in connection with, or deposits by or on behalf of any Group Member to secure, the performance of self-insurance obligations (solely in the case of such self-insurance obligations, if and to the extent required by applicable Requirements of Law), supply chain financing arrangements, bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature (including those to secure health and safety or environmental obligations) incurred in the ordinary course of business or consistent with past practice and Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(e) easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business or consistent with past practice that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members taken as a whole; provided, that none of the foregoing secures Indebtedness for borrowed money;

(f) Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies, including if disclosed on such title policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof, (y) disclosed on any title insurance policies obtained on Mortgaged Properties

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in connection with Mortgages executed and delivered after the date hereof or (z) that would be disclosed by an updated title report for any real property and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided, that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 6.2;

(g) Liens securing Indebtedness incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations); provided, that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h) Liens created pursuant to the Loan Documents (including Liens securing any Incremental Facility, Replacement Facility or Extended Term Loans);

(i) any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j) Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k) Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of Parent after the date hereof (including any replacements, renewals or extensions thereof); provided, that (i) any Indebtedness secured thereby is permitted by Section 6.2(g) or is Refinancing Indebtedness in respect thereof and (ii) such Liens cover solely the Property so acquired (solely to the extent not incurred in contemplation of such acquisition) or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto);

(l) Liens securing (x) obligations arising under any Specified Hedge Agreements entered into not for speculative purposes or (y) Cash Management Obligations in the ordinary course of business or consistent with past practice;

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(m) Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business or consistent with past practice;

(o) (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by any Group Member (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business or consistent with past practice in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p) licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or consistent with past practice;

(q) UCC financing statements, PPSA financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business or consistent with past practice;

(r) Liens on property rented to, or leased by, any Group Member pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of Parent or the Restricted Subsidiaries and the proceeds and products of and accessions to such property, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s) Liens on (i) the assets of Non-Loan Party Subsidiaries that secure Indebtedness or other obligations of such Non-Loan Party Subsidiaries permitted under Section 6.2 or (ii) the Capital Stock of Non-Loan Party Subsidiaries or joint ventures, securing Indebtedness of such Non-Loan Party Subsidiaries or joint ventures permitted under Section 6.2 (and related obligations);

(t) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, or any Incremental Equivalent Debt, and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of any of the foregoing; provided, that a Senior Representative acting on behalf of the holders of any such Indebtedness shall become subject

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to the provisions of a Senior Pari Passu Intercreditor Agreement, a Senior/Junior Intercreditor Agreement or other intercreditor arrangements reasonably acceptable to the Collateral Agent, as applicable;

(u) good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(q)) or letter of intent or purchase agreement permitted hereunder;

(v) Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed the greater of $75.0 million and 3.0% of Consolidated Total Assets at the time of incurrence thereof, provided that Liens permitted pursuant to this clause (v) may not be pari passu Liens on Collateral;

(w) Liens securing Refinancing Indebtedness permitted by Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x) Liens in favor of Parent, any other Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted hereunder;

(y) Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z) (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Group Member in the ordinary course of business or consistent with past practice;

(bb) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Group Members;

(cc) ground leases in respect of real property on which facilities owned or leased by any Group Member are located;

(dd) Liens on margin stock;

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(ee) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business or consistent with past practice of the Group Members and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof; and

(ff) so long as no Event of Default shall have occurred and be continuing, other Liens securing Indebtedness subject to (A) in the case of any such Liens ranking pari passu with the Liens securing the Senior Lien Term Loan Facility and the Revolving Credit Facility, the Secured Leverage Ratio does not exceed 1.75:1.00 and (B) in the case of any such Liens ranking junior to the Liens securing the Senior Lien Term Loan Facility and the Revolving Credit Facility, the Total Leverage Ratio does not exceed 3.25:1.00, in each case, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Indebtedness); provided, that when calculating the Secured Leverage Ratio or the Total Leverage Ratio for purposes hereof, the Secured Leverage Ratio and the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of the Indebtedness secured by such Liens (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Secured Leverage Ratio and the Total Leverage Ratio); provided, further, that (x) a Senior Representative acting on behalf of the holders of the Indebtedness secured by such Liens shall become subject to the provisions of a Senior Pari Passu Intercreditor Agreement, a Senior/Junior Intercreditor Agreement or other intercreditor arrangements reasonably acceptable to the Collateral Agent, (y) such relevant Indebtedness must otherwise satisfy the requirements with respect to the incurrence of any Incremental Facility (other than with respect to any “most favored nations” pricing provisions unless such Indebtedness is secured on a pari passu basis with the Obligations), and (z) the incurrence of any Indebtedness secured by Liens pursuant to this clause (ff), regardless of the date of such incurrence, shall be subject to the satisfaction of the conditions set forth in clauses (d)(ii), (d)(iii) and (d)(iv) of Section 2.23 in the same manner as if such Indebtedness were Incremental Equivalent Debt.

provided, that to the extent any Liens incurred in reliance on clause (t), (v) or (ff) of this Section 6.3 are used, in whole or in part, as part of any Limited Conditionality Incremental Transaction, then for purposes of determining compliance under such clause, the applicable Borrowers shall have the option of making such determination as of the date the definitive documentation for such Limited Conditionality Incremental Transaction is executed or the redemption or prepayment notice is given, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Incremental Transaction were consummated on such date until consummated or terminated; provided, further, that if the applicable Borrowers elects to have such determinations occur as of the date of such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Incremental Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of

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Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditional Incremental Transaction) shall not reflect such Limited Conditionality Incremental Transaction until it is consummated or terminated.

6.4 Limitation on Fundamental Changes.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a) so long as no Event of Default has occurred and is continuing, (x) any merger, consolidation or amalgamation or other transaction the sole purpose of which is to (i) reincorporate or reorganize any Borrower or any other Group Member in any State of the United States or (ii) change the form of entity shall be permitted and (y) any Group Member may be merged, consolidated or amalgamated with or into any other Group Member; provided, that, in each case of clauses (x) and (y), (A) in the case of any merger, consolidation or amalgamation involving any Borrower, such Borrower (or another Borrower) shall be the continuing, surviving or resulting entity and the Capital Stock of such Borrower shall remain Pledged Equity Interests and (B) in the case of any merger, consolidation or amalgamation involving one or more Subsidiary Guarantors (and not any Borrower), a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the Borrowers shall comply with Section 5.9 in connection therewith;

(b) any Restricted Subsidiary of Parent (other than any Borrower) may Dispose of all or substantially all of its Property or business, including by way of a merger, amalgamation, dissolution, liquidation or consolidation, (i) to Parent, any other Borrower or any Subsidiary Guarantor or (ii) pursuant to a Disposition permitted by Section 6.5;

(c) any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary;

(d) any merger, consolidation or amalgamation that is contemplated by, and occurs substantially simultaneously with, the Transactions shall be permitted;

(e) any Investment permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; provided, that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) and each Borrower shall comply with Section 5.9 in connection therewith;

(f) (i) any Restricted Subsidiary of Parent (other than any Borrower and any Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if Parent determines in good faith that such dissolution, liquidation or winding up is in the best interest of the Group Members, and not materially disadvantageous to the Lenders (as determined in good faith by Parent) (provided, that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before

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the time of such dissolution, liquidation or winding up transfer its assets to Parent, any other Borrower or another Subsidiary Guarantor unless such Disposition of assets is permitted by Section 6.5), and (ii) any Excluded Subsidiary of Parent may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not have or reasonably be expected to have a Material Adverse Effect (as determined in good faith by Parent);

(g) so long as no Default exists or would result therefrom, Parent may merge or consolidate with any other Person; provided, that (A) Parent shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not Parent or is a Person into which Parent has been liquidated (any such Person, “Successor Parent”), (A) Successor Parent shall be an entity organized or existing under the laws of the United States or any State or other political subdivision thereof, (B) Successor Parent shall expressly assume all the obligations of Parent under this Agreement and the other Loan Documents to which Parent is a party pursuant to a supplement hereto or thereto and (C) the Borrowers shall have delivered to the Administrative Agents an officer’s certificate and, if requested by the Administrative Agents, an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, Successor Parent will succeed to, and be substituted for, Parent under this Agreement;

(h) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5; and

(i) any change of jurisdiction of organization of Parent permitted by Section 5.4(b).

Any transaction otherwise permitted by this Section 6.4 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such transaction) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined in good faith by Parent) of such Subsidiary Guarantor prior to giving effect to such transaction.

6.5 Limitation on Disposition of Property.  Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business or consistent with past practice;

(b) the sale of inventory and other assets held for sale in the ordinary course of business or consistent with past practice;

(c) Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

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(d) (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock (other than any Borrower’s Capital Stock) to any Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Restricted Subsidiary; provided, that the Guarantors’ collective ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e) [reserved];

(f) the Disposition of cash or Cash Equivalents or investment grade securities;

(g) (i) the license or sub-license of Intellectual Property in the ordinary course of business or consistent with past practice and (ii) the lapse or abandonment in the ordinary course of business or consistent with past practice of any registrations or applications for registration of any Intellectual Property;

(h) the lease, sublease, license or sublicense of property as described in Section 6.3(i);

(i) the Disposition of surplus or other property no longer used or useful in the business of the Group Members in the ordinary course of business or consistent with past practice;

(j) the Disposition of other assets (including the issuance or sale of any shares of a Restricted Subsidiary’s Capital Stock) from and after the Closing Date, so long as (i) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $8.0 million, (A) at least 75.0% of the consideration therefor is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Group Members, taken as a whole and (B) such Disposition is made at fair value (as determined in good faith by Parent) and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such Disposition; provided, that (A) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and, in the case of liabilities that constitute Indebtedness, for which Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined in good faith by Parent) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that has not been converted into cash, does not exceed the greater of $50.0 million and 2.0% of Consolidated Total Assets at any time outstanding, with the fair market value of each item of Designated Non-Cash Consideration

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being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash;

(k) the Disposition of assets subject to or in connection with any Recovery Event;

(l) Dispositions consisting of Restricted Payments permitted by Section 6.6;

(m) Dispositions consisting of Investments permitted by Section 6.7;

(n) Dispositions consisting of Liens permitted by Section 6.3;

(o) Dispositions of assets pursuant to Sale and Leaseback Transactions permitted by Section 6.10;

(p) Dispositions of property to any Group Member; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (or must become a Subsidiary Guarantor substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Non-Loan Party Subsidiary in accordance with Section 6.7;

(q) Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (and not for financing purposes);

(s) the partial or total unwinding of any Hedge Agreement or any Cash Management Services;

(t) in order to resolve disputes that occur in the ordinary course of business, the Group Members may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(u) the settlement or early termination of any Permitted Convertible Indebtedness Call Transaction; provided that the sole consideration paid by Parent in connection with such settlement or early termination is common stock of Parent and cash in lieu of fractional shares (other than, in the case of an early termination of such Permitted Convertible Indebtedness Call Transaction, pursuant to customary exceptions to the right of an issuer to settle the relevant close-out amount, cancellation amount or other similar payment obligation in shares);

(v) any Group Member may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

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(w) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such property is exchanged for like property (without regard to any boot thereon) for use in a similar business, to the extent allowable under Section 1031 of the Code; provided, in each case, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(x) Dispositions not otherwise permitted by this Section 6.5 so long as the aggregate fair market value (as determined by Parent in good faith at the time of the relevant Disposition) of the assets disposed does not exceed the greater of $100.0 million and 4.0% of Consolidated Total Assets at the time of any such transaction;

(y) foreclosure or any similar action (not comprising a Recovery Event) with respect to any property;

(z) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(aa) any lending or other disposition of samples, including time-limited evaluation software, provided to customers or prospective customers;

(bb) any disposition by HBL Swiss Financing GmbH, HBL Luxembourg Holdings S.à r.l., WH Luxembourg Holdings S.à R.L., Herbalife International Luxembourg S.à R.L., and/or WH Intermediate Holdings LTD (and their respective successors) of margin stock consisting of equity interests of Parent; and

(cc) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind.

Any Disposition of Capital Stock of any Loan Party from one Group Member to another Group Member otherwise permitted by this Section 6.5 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such Disposition) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined in good faith by Parent) of such Subsidiary Guarantor prior to giving effect to such Disposition.

6.6 Limitation on Restricted Payments.  Declare or pay any dividend or make any distribution on (other than dividends or distributions payable solely in Qualified Capital Stock of the Person making the dividend or distribution so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other

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acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to Parent, any other Borrower and any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b) Parent may, so long as no Event of Default has occurred and is continuing, purchase the Capital Stock of Parent owned by future, present or former officers, directors, employees or consultants of any Group Member or make payments to employees of any Group Member upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed the greater of $25.0 million and 1.0% of Consolidated Total Assets (determined as of the date of any such Restricted Payment) in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $50.0 million in any calendar year) (provided, that such amounts set forth in this clause (b) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Group Members after the Closing Date); provided, that the cancellation of Indebtedness owed to Parent or any Restricted Subsidiary by any future, present or former member of management, director, employee or consultant of Parent or Restricted Subsidiaries, and borrowed to finance such person’s non-cash purchase of the Capital Stock of Parent, which cancellation serves as consideration for the repurchase from any such person of such Capital Stock, will not be deemed to constitute a Restricted Payment for purposes of this Section 6.6 or any other provision of this Agreement;

(c) [reserved];

(d) Parent may pay cash dividends to the holders of Parent’s Capital Stock or make any other Restricted Payment in an aggregate amount not to exceed the sum of (i) the Available Equity Basket at the time such cash dividend is paid or such Restricted Payment is made plus (ii) the Available Builder Basket at the time such cash dividend is paid or such Restricted Payment is made; provided, that at any time such cash dividend is paid pursuant to this clause (d), (x) no Event of Default shall have occurred and be continuing and (y) in the case of any such dividend using clause (a)(i) of the definition of the Available Builder Basket and/or clause (a)(i) of the Available Equity Basket, the Total Leverage Ratio, determined on a Pro Forma Basis, does not exceed 3.25:1.00;

(e) any non-Wholly Owned Subsidiary of Parent may declare and pay cash dividends or distributions to its equity-holders generally so long as Parent or its respective Restricted Subsidiary that owns the Capital Stock in the Restricted Subsidiary paying such dividends or distributions receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends or distributions);

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(f) any non-Guarantor Wholly Owned Subsidiary of Parent may declare and pay cash dividends and make other Restricted Payments to Parent or any Restricted Subsidiary of Parent that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g) [reserved];

(h) to the extent constituting Restricted Payments, the Group Members may enter into and consummate transactions permitted by Section 6.4 or Section 6.7(d) or (h);

(i) repurchases of Capital Stock in any Group Member deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights shall be permitted (as long as the Group Members make no payment in connection therewith that is not otherwise permitted hereunder);

(j) any Group Member may pay cash in lieu of fractional Capital Stock in connection with any dividend, distribution, split or combination thereof;

(k) [reserved];

(l) any dividend or distribution may be paid within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default had occurred and was continuing;

(m) so long as immediately prior to and after declaration of any Restricted Payment pursuant to this clause (m), no Event of Default shall have occurred and be continuing, distributions from the proceeds of the Senior Lien Term Loan for purposes of repurchasing common equity interests of Parent on or prior to the eighteen (18) month anniversary of the Closing Date;

(n) so long as (i) immediately prior to and after the declaration of any Restricted Payment pursuant to this clause (n), no Event of Default shall have occurred and be continuing and (ii) the Total Leverage Ratio, determined on a Pro Forma Basis, does not exceed 2.50:1.00, Parent may make unlimited Restricted Payments; and

(o) so long as immediately prior to and after the declaration of any Restricted Payment pursuant to this clause (o), no Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $50.0 million, plus the amount of any unused portion of the basket provided for in Section 6.8(xi).

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6.7 Limitation on Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit or the holding of receivables in the ordinary course of business or consistent with past practice and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(b) Investments in cash and Cash Equivalents or investment grade securities;

(c) Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(c) and any modification, replacement, renewal, reinvestment or extension thereof (provided, that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(d) loans and advances to employees, officers, directors, managers and consultants of any Group Member in the ordinary course of business or consistent with past practice (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in cash in connection with such Person’s purchase of Capital Stock of Parent; provided, that, the amount of such loans and advances used to acquire such Capital Stock shall be contributed to Parent in cash);

(e) Investments in assets useful in the business of the Group Members made by any Group Member with the proceeds of any Reinvestment Deferred Amount; provided, that if the underlying Asset Sale or Recovery Event was with respect to a Loan Party, then such Investment shall be consummated by a Loan Party (or a Person that substantially simultaneously therewith becomes a Loan Party);

(f) Investments by the Group Members constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of Parent (including as a result of a merger, amalgamation or consolidation) (each, a “Permitted Acquisition”); provided, that

(i) immediately prior to and after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing;

(ii) all of the applicable provisions of Section 5.9 and the Collateral Documents have been or will be complied with in respect of such Permitted Acquisition (other than to the extent any Subsidiary purchased or acquired in such Permitted Acquisition is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary);

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(iii) the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) directly owned by a Loan Party or in Capital Stock of Persons that do not become a Loan Party shall not exceed the sum of (A) the greater of $75.0 million and 3.0% of Consolidated Total Assets at the time such Investment is made plus (B) the Available Equity Basket at the time such Investment is made plus (C) the Available Builder Basket at the time such Investment is made; and

(iv) any Person, property, assets or divisions acquired in accordance with this clause (f) shall be in the same or a generally related or ancillary line of business as the Group Members;

(g) Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h) advances of payroll payments to employees, officers, directors and managers of the Parent and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(i) Investments arising in connection with the purchase and sale of marketable securities to facilitate the repatriation of earnings by Foreign Subsidiaries and Investments arising in connection with the payment of intercompany and other obligations incurred in the ordinary course of business by Foreign Obligors;

(j) intercompany Investments by any Group Member in any other Group Member;

(k) Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5;

(l) other Investments so long as (x) immediately prior to and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio, determined on a Pro Forma Basis, does not exceed 2.50:1.00;

(m) Group Members may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or consistent with past practice or make lease, utility and other similar deposits in the ordinary course of business or consistent with past practice;

(n) Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;

(o) Investments consisting of Restricted Payments permitted by Section 6.6;

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(p) Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of Parent on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of Parent; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(q) Investments consisting of deposits made in accordance with clauses (c), (d), (o), (u), (y), (z)(ii) or (ee) of Section 6.3;

(r) other Investments in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 3.0% of Consolidated Total Assets at the time such Investment is made;

(s) so long as no Event of Default shall have occurred and be continuing, other Investments in an aggregate amount not to exceed the sum of (i) the Available Equity Basket at the time of such Investment plus (ii) the Available Builder Basket at the time of such Investment;

(t) deposits made in the ordinary course of business or consistent with past practice to secure the performance of leases or in connection with bidding on government contracts;

(u) advances in connection with purchases of goods or services in the ordinary course of business or consistent with past practice;

(v) Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business or consistent with past practice;

(w) Investments consisting of Liens permitted under Section 6.3;

(x) Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(e);

(y) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of Parent;

(z) [reserved];

(aa) Investments made in connection with the Transactions;

(bb) [reserved];

(cc) Investments funded with Excluded Contributions;

(dd) Parent and the Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to

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Parent or any of the Restricted Subsidiaries or as security for any such Indebtedness or claim; and

(ee) Investments in joint ventures or in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in joint ventures, in each case, consisting of the transfer to such joint venture of a going concern business or businesses (including, in each case, all related assets, including equipment, inventory and working capital); provided, that all such businesses so transferred pursuant to this clause (ee), in the aggregate, have consolidated earnings before interest, taxes, depreciation and amortization (determined in a manner equivalent to the determination of Consolidated EBITDA) for the Relevant Reference Period not to exceed the greater of (x) $50.0 million and (y) 2.0% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(ff) Investments in connection with reorganizations and other activities related to tax planning and reorganization, so long as after giving effect thereto, the interest of the Secured Parties in the Collateral and the guarantees under the Guaranties, taken as a whole, is not materially impaired;

(gg) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(hh) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Borrower; and

(ii) Investments entered into by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

provided, that for purposes of covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment, and (y) in the case of any Investment in connection with any Limited Conditionality Incremental Transaction, the applicable Borrowers shall have the option of making any determination required by this Section 6.7 and any related determination required by Section 6.2, 6.3, 6.8 or 6.10, as applicable, as of the date the definitive documentation for such Investment is executed, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Incremental Transaction were consummated on such date until consummated or terminated; provided, further, that if the applicable Borrowers elect to have such determinations occur as of the date of such definitive agreement, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Investment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such

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Investment) shall not reflect such Investment until it is consummated or terminated; provided, further, that any intercompany Investment permitted above that is in the form of a loan or advance owed to (A) a Loan Party shall be evidenced by an intercompany note (individually or pursuant to a global note (which global note may be a Subordinated Intercompany Note)) and pledged by such Loan Party as Collateral pursuant to the Collateral Documents and (B) a Non-Loan Party Subsidiary by a Loan Party (other than Parent) shall be subordinated in right of payment to the Obligations on customary terms reasonably satisfactory to the Collateral Agent.

6.8 Limitation on Optional Payments of Junior Debt Instruments.  Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise voluntarily or optionally satisfy (a “Specified Prepayment”), any Junior Debt other than (i) a Specified Prepayment with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Junior Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) any Specified Prepayment so long as (x) no Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio, determined on a Pro Forma Basis, does not exceed 3.25:1.00 at the time of such Specified Prepayment, in an aggregate amount not to exceed the sum of (A) the Available Equity Basket at the time of such Specified Prepayment plus (B) the Available Builder Basket at the time of such Specified Prepayment of Junior Debt, (iii) any Specified Prepayment so long as (x) no Event of Default shall have occurred and be continuing and (y) the Total Leverage Ratio, determined on a Pro Forma Basis, does not exceed 2.50:1.00 at the time of such Specified Prepayment of Junior Debt, (iv) the conversion of such Junior Debt to Qualified Capital Stock of Parent or Capital Stock of any direct or indirect parent company of Parent, (v) any payment of premium by Parent to a counterparty under a Permitted Convertible Indebtedness Call Transaction, (vi) any payment in connection with a Permitted Convertible Indebtedness Call Transaction (x) by delivery of shares of Parent’s common stock upon net share settlement thereof or (y) by set-off and/or payment of an early termination amount thereunder in common stock upon any early termination thereof, (vii) any payment of cash in lieu of fractional shares thereunder, (viii) payments necessary so that such Junior Debt will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, (ix) regularly scheduled interest payments and payments of fees, expenses and indemnification obligations, (x) so long as no Event of Default shall have occurred and be continuing or shall result therefrom and solely to the extent funded with the proceeds of the Senior Lien Term Loans, Specified Prepayments of Junior Debt (including the 2014 Convertible Notes) or (xi) other Specified Prepayments in an aggregate amount not to exceed $50.0 million, plus the amount of any unused portion of the basket provided for in Section 6.6(o); provided, that in the case of any Specified Prepayment under clause (i), (ii) or (iii) in connection with any Limited Conditionality Incremental Transaction, the applicable Borrowers shall have the option of making the applicable determination, and any related determinations required by Section 6.2 or 6.3, as applicable, as of the date the redemption or prepayment notice is given (and any Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Specified Prepayment were consummated on such date until consummated or terminated); provided, further, that if the applicable Borrowers elect to have such determinations occur as of the date of such redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this

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Agreement after such date and before the consummation of such Specified Prepayment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Specified Prepayment) shall not reflect such Specified Prepayment until it has been consummated or terminated.

6.9 Limitation on Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Parent, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to Parent and the Restricted Subsidiaries, taken as a whole, than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, Parent and the Restricted Subsidiaries may:

(a) enter into and consummate the transactions listed on Schedule 6.9(b);

(b) make Restricted Payments permitted pursuant to Section 6.6;

(c) make Investments (i) in Unrestricted Subsidiaries permitted by Section 6.7 and (ii) in any Person to the extent permitted by Section 6.7(a), (c), (d), (h), (v) or (cc) (provided, that any Investment in a Person permitted under Section 6.7 shall be permitted under this Section 6.9(d) to the extent such Investment constitutes a transaction with an Affiliate solely because a Group Member owns any Capital Stock in, or controls such Person);

(d) enter into employment and severance arrangements with officers, directors and employees of Parent and the Restricted Subsidiaries and, to the extent relating to services performed for Parent and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided, that any purchase of Capital Stock of Parent in connection with the foregoing shall be subject to Section 6.6;

(e) [reserved];

(f) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Parent and the Restricted Subsidiaries in such joint venture) in the ordinary course of business or consistent with past practice to the extent otherwise permitted hereunder;

(g) pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of Parent pursuant to any stockholders’ agreement or registration and participation rights agreement as in effect on the

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Closing Date or entered into after the Closing Date in connection with any financing transaction, the net proceeds of which are contributed to Parent;

(h) enter into transactions between Parent or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of Parent or any direct or indirect Subsidiary of Parent; provided, however, that such director abstains from voting as a director of Parent or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(i) engage in the non-exclusive licensing of Intellectual Property in the ordinary course of business or consistent with past practice to permit the commercial exploitation of Intellectual Property between or among Affiliates of Parent;

(j) any transaction between or among Parent or any Restricted Subsidiary and any Person that is an Affiliate of Parent or any Restricted Subsidiary solely because Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(k) [reserved];

(l) (i) investments by Affiliates in securities of Parent or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Parent or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of Parent or any of the Restricted Subsidiaries contemplated by the foregoing subclause (i) or that were acquired from Persons other than Parent and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(m) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 5.13; provided that such transaction was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(n) enter into transactions with respect to which Parent or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9.

6.10 Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by any Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (a “Sale and Leaseback Transaction”) to the extent the Net Cash Proceeds of all such Sale and Leaseback Transactions during the term of this Agreement are in excess of the greater of (x) $75.0 million and (y) 3.0% of Consolidated Total Assets, in the

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aggregate; unless (a) the sale of such property is made for cash consideration in an amount not less than the fair market value (as reasonably determined by Parent in good faith) of such property, (b) such Sale and Leaseback Transaction is consummated within 180 days after the date on which such property is sold or transferred, (c) any Liens arising in connection with such Group Member’s use of the property are permitted by Section 6.3(r) and (d) either (i) the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to such Sale and Leaseback Transaction (but without netting the cash proceeds from such Sale and Leaseback Transaction), is equal to or less than 3.25:1.00 or (ii) the Net Cash Proceeds of such Sale and Leaseback Transaction shall be applied to mandatorily prepay the Term Loans in accordance with Section 2.14 but without giving effect to any reinvestment right set forth in the second proviso of the first sentence of clause (b) thereto (but, for the avoidance of doubt, giving effect to clause (iii) of the second proviso thereto and to the third and fourth provisos thereto) (a Sale and Leaseback Transaction with respect to which the requirements of this clause (d)(ii) are applicable, a “Specified Sale and Leaseback Transaction”).

6.11 Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement (including any Permitted Amendment), the other Loan Documents, or any Guarantee Obligations in respect of any of the foregoing, (b) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, any Replacement Facility or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (b), such prohibitions or limitations in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sublicenses by any Group Member of Intellectual Property in the ordinary course of business or consistent with past practice (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) customary provisions (including customary net worth provisions) in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (i) prohibitions and limitations arising by operation of law, (j) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such

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Restricted Subsidiary, (k) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (l) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business or consistent with past practice, (m) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or consistent with past practice, (n) agreements existing and as in effect on the Closing Date and described in Schedule 6.11 or (o) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of Parent, no more restrictive with respect to Parent or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as Parent shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Parent and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12 Limitation on Restrictions on Restricted Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by any Loan Party or to Guarantee Obligations of any Loan Party except for such encumbrances or restrictions existing under or by reason of (i) this Agreement (including any Permitted Amendment) or the other Loan Documents, (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (ii), such encumbrances or restrictions in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by any Group Member so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents (as determined in good faith by Parent), (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.12, agreements, restrictions and limitations described in clauses (a) through (o) of Section 6.11, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (viii) prohibitions and limitations arising by operation of law; and (ix) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of Parent, no more restrictive in any material respect with respect to Parent or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, Parent shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Parent and the Restricted Subsidiaries to make any payments required under the Loan Documents.

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6.13 Limitation on Lines of Business.  Enter into any material line of business, either directly or through any Restricted Subsidiary, except for those businesses in which any Group Member is engaged on the date of this Agreement or that are reasonably related or ancillary thereto or reasonable extensions thereof.

6.14 Financial Covenants.

(a) Permit the amount of cash and cash equivalents of Parent and its Restricted Subsidiaries to be less than $200,000,000 in the aggregate at any time.

(b) Permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

June 30, 2017 to June 30, 2018	4.25:1.00

July 1, 2018 to December 31, 2020	3.75:1.00

January 1, 2021 and thereafter	3.25:1.00

6.15 Modification of Certain Agreements.  Amend, modify or change (a) any Organizational Document of any Loan Party or (b) the terms of the definitive documentation of any Junior Debt constituting Material Debt (other than any such amendment, modification or other change (w) that would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to Parent or any of the Restricted Subsidiaries, (x) that is pursuant to a refinancing permitted by Section 6.8(i), (y) to the extent such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (z) if immediately after giving effect thereto such Junior Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Debt was incurred at such time and had not previously been incurred)); provided, that in the case of clause (a) above, any amendment, modification or change to the Organizational Documents of any Loan Party to effectuate a change in form of entity or organization or any other transaction permitted by Section 5.4(b) or Section 6.5 shall be permitted, subject to the requirements under the Security Agreement; and provided, further, that any change to effect a change in fiscal year permitted under Section 6.16 shall be permitted.

6.16 Changes in Fiscal Periods.  Permit the fiscal year of any Borrower to end on a day other than December 31, without the prior written consent of the Term Administrative Agent (such consent not be unreasonably withheld, delayed or conditioned), in each case other than if such change is required by GAAP or make any material change in accounting policies or reporting practices, except as required or permitted by GAAP.

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SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default.  If any of the following events shall occur and be continuing:

(a) (i) the applicable Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the applicable Borrowers shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided, that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to Parent and the other Borrowers only), Section 5.7(a) (provided, that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default), Section 5.10 or Section 6; or

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrowers by the applicable Agent; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including the 2014 Convertible Notes but excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by any such Group Member) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such

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Indebtedness constituting a Guarantee Obligation) to become payable (provided, that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt; provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to such Material Debt; or

(f) (i) any Material Party shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, provisional liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of any Borrower or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum

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funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan or (v) any Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees for the payment of money shall be entered against Parent or any of its Restricted Subsidiaries involving for Parent or any of its Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of an amount equal to 5.0% of Consolidated Total Assets or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any Collateral Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements or (ii) such loss is covered by a title insurance policy benefitting the Collateral Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j) the guarantee contained in any Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k) any Senior/Junior Intercreditor Agreement and/or any Senior Pari Passu Intercreditor Agreement shall cease, for any reason, to provide for the relative priorities intended thereby or to otherwise be in full force and effect; or

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(l) any Change of Control shall occur; or

(m) any Loan Party or any Subsidiary thereof becomes party or subject to a consent decree, agreement, public closing letter imposing explicit restrictions on business operations, administrative or judicial order, final judgment, and/or permanent injunction (a “Resolution”), with or by the Federal Trade Commission or any Governmental Authority, where the entering into or effectiveness of such Resolution could reasonably be expected to result in a material adverse change in, or have a Material Adverse Effect upon, the business operations (as currently conducted), assets or financial condition of Parent and its Subsidiaries taken as a whole, including without limitation as a result of impacts of such Resolution upon revenue or income, marketing claims or practices, distributor compensation practices, or terms or agreements with distributors or other purchasers of the Borrowers and their Subsidiaries’ products;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, then, with the consent of the Required Lenders, the applicable Administrative Agent may, or upon the request of the Required Lenders, the applicable Administrative Agent shall, by notice to Parent and the applicable Borrowers, (i) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (ii) subject to the terms and conditions of the Intercreditor Agreements, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Collateral Documents.

7.2 Right to Cure.

(a) Financial Maintenance Covenant.  Notwithstanding anything to the contrary contained in Section 7.1, in the event that the Borrowers fail to comply with the Financial Maintenance Covenant as of the last day of any fiscal quarter for which such Financial Maintenance Covenant is tested, the Borrower shall have the right to give written notice (the “Cure Notice”), on or prior to the 10th Business Day subsequent to the Cure Specified Date for such fiscal quarter, to the Administrative Agents of the intent of Parent to issue Permitted Cure Securities for cash (collectively, the “Cure Right” and the amount of such proceeds, the “Cure Amount”) after the Cure Specified Date for such fiscal quarter pursuant to the exercise by the Borrowers of such Cure Right, which exercise shall be made after such Cure Specified Date on or before the 10th Business Day subsequent to such Cure Specified Date, the Financial Maintenance Covenant shall be recalculated giving effect to the following adjustments on a Pro Forma Basis:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any subsequent four quarter period that contains such fiscal

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quarter, solely for the purpose of measuring the Financial Maintenance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the Financial Maintenance Covenant, the Borrowers shall be deemed to have satisfied the requirements of such Financial Maintenance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such Financial Maintenance Covenant that had occurred shall be deemed cured for purposes of this Agreement.

(b) No Default.  Notwithstanding anything herein to the contrary, (i) a Default or Event of Default resulting solely from a failure to be in compliance with the Financial Maintenance Covenant shall not be deemed to exist from the end of the applicable fiscal quarter until the 10th Business Day after the applicable Cure Specified Date with respect to such fiscal quarter, (ii) to the extent a Cure Notice is delivered by the Borrowers within 10 Business Days after such Cure Specified Date, a Default or Event of Default resulting solely from a failure to be in compliance with the Financial Maintenance Covenant shall not be deemed to exist from the end of the applicable fiscal quarter until the 10th Business Day after the applicable Cure Specified Date with respect to the applicable fiscal quarter and (iii) if the Cure Amount is not made within 10 Business Days after the applicable Cure Specified Date with respect to the applicable fiscal quarter, each such Default or Event of Default referenced in clauses (i) and (ii) above shall be deemed reinstated as of the end of the applicable fiscal quarter, it being further agreed that the Obligations shall bear interest at the Default Rate as applied in accordance with Section 2.15(b) as of the end of such applicable fiscal quarter.

(c) Revolver Borrowing Block.  If a Default or Event of Default would have occurred and be continuing had the Borrowers not had the option to exercise the Cure Right as set forth above and not exercised such Cure Right pursuant to the foregoing provisions, the Borrowers shall not be permitted, from the applicable Cure Specified Date with respect to the applicable fiscal quarter, until such Default or Event of Default is cured in accordance with the terms of this Section 7.2, to request any Borrowings  or the issuance of Letters of Credit under the Revolving Credit Commitments (including any issuance or extension (including automatic renewals) of any Letter of Credit) or otherwise request any other credit extensions under this Agreement.

(d) Limitation on Exercise of Cure Right.  Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period, there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Right may only be exercised five times during the term of this Agreement, (iii) the Cure Amount shall be no greater than the minimum amount required to cause Borrower to be in compliance with the Financial Maintenance Covenant as of the end of the applicable fiscal quarter, (iv) all Cure Amounts shall be disregarded for purposes of determining any financial ratio based conditions or any baskets with respect to the covenants contained in this Agreement, (v) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance with the Financial Maintenance Covenant in the quarter for which such Cure Right is exercised; provided

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that Cure Amounts shall reduce debt in future periods to the extent used to prepay the Loans, and (vi) there shall be no cash netting of the proceeds of any Cure Amount.

7.3 Application of Funds. After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized (in a manner consistent with Section 2.7(j))), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.20 and 2.22, be applied by the Agents in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.16 through 2.19) payable to the applicable Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees in respect of Letters of Credit that are payable pursuant to Section 2.13(b)) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks (including fees and time charges for attorneys who may be employees of any Lender or any Issuing Bank) and amounts payable under Sections 2.16 through 2.19), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees in respect of Letters of Credit that are payable pursuant to Section 2.13(b) and interest on the Loans, LC Exposure and other Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements, Cash Management Obligations, Obligations then owing under Specified Hedge Agreements, Obligations owing to the Revolver Administrative Agent for the account of the Issuing Banks, to cash collateralize (in a manner consistent with Section 2.7(j)) that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Revolver Administrative Agent, the Lenders, the Issuing Banks and Qualified Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.7, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Cash Management Obligations and Obligations arising under Specified Hedge Agreements shall be excluded from the application described above if the

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Collateral Agent has not received written notice thereof, together with such supporting documentation as the Collateral Agent may reasonably request, from the applicable Qualified Counterparty, as the case may be. Each Qualified Counterparty that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agents pursuant to the terms of Section 8 hereof for itself and its Affiliates as if a “Lender” party hereto.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

SECTION 8. THE AGENTS

8.1 Appointment.  Each Lender hereby irrevocably designates and appoints Credit Suisse (in its capacities as the Term Administrative Agent and Collateral Agent) and Rabobank (in its capacity as the Revolver Administrative Agent) as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agents, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agents by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each Lender hereby authorizes the Agents to enter into each Collateral Document and any intercreditor or subordination agreements contemplated hereby (including any Senior Pari Passu Intercreditor Agreement and any Senior/Junior Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

8.2 Delegation of Duties.  The Agents may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions.  None of any Agent, any Issuing Bank, nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or Issuing Banks

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under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents and the Issuing Banks shall not be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by the Agents.  The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the other Borrowers), independent accountants and other experts selected by the Agents.  The applicable Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the applicable Agent.  The applicable Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The applicable Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Parent or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that any Agent receives such a notice, such Agent shall give notice thereof to the other Agents and the Lenders.  Such Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on the Agents and Other Lenders.  Each Lender expressly acknowledges that neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and

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information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of an Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7 Indemnification.  The Lenders agree to indemnify each Agent and its respective officers, directors, employees, Affiliates, agents, advisors and controlling Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Parent or the other Borrowers and without limiting any obligation of Parent or any other Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct.  The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 The Agent in Its Individual Capacity.  An Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent hereunder or any other Loan Document.  With respect to its Loans made or renewed by it or with respect to any Letter of Credit issued or participated in by it, an Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent hereunder, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

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8.9 Successor Agent.

(a) Any Agent may resign as an Administrative Agent or as the Collateral Agent, as the case may be, upon 30 days’ notice to the Lenders and the applicable Borrowers.  If the applicable Agent shall resign as an Administrative Agent and/or as the Collateral Agent, as the case may be, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the applicable Borrowers (which approval shall not be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5.0 billion and otherwise may be withheld in the applicable Borrowers’ sole discretion, which approval shall not be required during the continuance of a Specified Event of Default), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Administrative Agent and/or as the Collateral Agent, as the case may be, and the terms “Term Administrative Agent”, “Revolver Administrative Agent”, “Administrative Agents”, “Collateral Agent” and “Agents”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former applicable Agent’s rights, powers and duties as the applicable Agent shall be terminated, without any other or further act or deed on the part of such former applicable Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has been appointed as the applicable Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the applicable Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the applicable Borrowers (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above.  After any retiring Agent’s resignation as the applicable Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

(b) If the applicable Agent or a controlling Affiliate thereof admits that it is insolvent or has become the subject of a Bankruptcy Event, it may be removed by the applicable Borrowers or the Required Lenders.  The applicable Borrowers shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Agent, and the terms “Term Administrative Agent”, “Revolver Administrative Agent”, “Administrative Agents”, “Collateral Agent” and “Agents”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as an Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has been appointed as the applicable Agent by the date that is 10 days following an Agent’s removal, such Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the applicable Agent hereunder until such time, if any, as the applicable Borrowers, subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for

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above.  After any Agent’s replacement as an Agent hereunder, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Arrangers, Documentation Agent

8.11 and Syndication Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arrangers, the Documentation Agent and the Syndication Agent, in their respective capacities as such, shall not have any duties or responsibilities, nor shall any Arranger,  Documentation Agent or Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Arranger, the Documentation Agent and the Syndication Agent.

SECTION 9. MISCELLANEOUS

9.1 Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any of Parent or any other Borrower, to it at:

Herbalife Ltd.

990 West 190th Street

Torrance, CA 90502

Attention:  Richard Caloca, Vice President, Treasurer

Telephone: (310) 851-2333

Facsimile: (310) 767-3328

E-mail: richardc@herbalife.com

with, in the case of any Luxembourg Borrower, copies to it at:

16 Avenue de la Gare

L-1610 Luxembourg

Telephone: 352 26 20 77 21

Facsimile:  352 26 20 77 20

Email:  helened@herbalife.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067

Attention:  Jonathan Layne; Cromwell Montgomery

Facsimile:  (310) 552-7053

E-mail:  JLayne@gibsondunn.com; CMontgomery@gibsondunn.com

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(ii) if to the Term Administrative Agent, to it at:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 9th Floor

New York, NY 10010

Attention:  Agency Manager

Telephone: (919) 994-6369

Facsimile:  (212) 322-2291

E-mail:  agency.loanops@credit-suisse.com

(iii) if to the Collateral Agent, to it at:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 9th Floor

New York, NY 10010

Attention:  Loan Operations – Boutique Management

Telephone: (212) 538-3525

Facsimile:  (212) 325-8315

E-mail:  list.ops-collateral@credit-suisse.com

(iv) if to the Revolver Administrative Agent,

(A) in connection with any Borrowing Request, Interest Election Request, or any payment or prepayment of the Obligations, to it at:

Coöperatieve Rabobank U.A., New York Branch

Capital Markets and Agency Services

Attention:  Elaudys Hinckson

Telephone: (212) 309-5114

Facsimile:  (914) 304-9327

E-mail: fm.am.SyndicatedLoans@rabobank.com with a copy to: Elaudys.Hinckson@rabobank.com and Sui.Price@rabobank.com; and

(B) in connection with any matter not enumerated in clause (A) above, to it at:

Coöperatieve Rabobank U.A., New York Branch

245 Park Avenue, New York, NY 10167

Attn: Loan Syndications

Telephone: (212) 808-6808

Facsimile: (212)808-2578

E-mail: syndications.ny@rabobank.com

(v) if to Rabobank, in its capacity as Issuing Bank, to it at:

Coöperatieve Rabobank U.A., New York Branch

Trade Finance Services

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Attention:  Sandra Rodriguez

Telephone: (212) 574-7315

Facsimile:  (914) 304-9329

E-mail:  RaboNYSBLC@rabobank.com with a copy to: Sandra.L.Rodriguez@rabobank.com

(vi) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1.  As agreed to among the Borrowers, the Agents and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Parent and each other Borrower hereby agrees, unless directed otherwise by the applicable Agent or unless the electronic mail address referred to below has not been provided by the applicable Agent to Parent and the other Borrowers, that it will, and Parent will cause its Subsidiaries to, provide to the applicable Agent all information, documents and other materials that it is obligated to furnish to the applicable Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.7,  (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the applicable Agent to an electronic mail address as directed by the applicable Agent.  In addition, Parent and the other Borrowers agree, and agree to cause Parent’s Subsidiaries, to continue to provide the Communications to the applicable Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the applicable Agent.

Each of Parent and each other Borrower hereby acknowledges that (a) the applicable Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the applicable Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is publicly available or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”).

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Each of Parent and each other Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the applicable Borrowers shall be deemed to have authorized the applicable Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the applicable Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.  Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the applicable Borrowers notify the applicable Administrative Agent promptly that any such document contains Private Lender Information:  (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a).  “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE APPLICABLE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE APPLICABLE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE APPLICABLE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE APPLICABLE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY

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A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The applicable Agent agrees that the receipt of the Communications by the applicable Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the applicable Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the applicable Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the applicable Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments.  (a) No failure or delay by the applicable Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the applicable Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by Parent or any other Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the applicable Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Borrowers and the Required Lenders or by the applicable Borrowers and the applicable Administrative Agent with the consent of the Required Lenders; provided, that, notwithstanding the foregoing, solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders), any such agreement may:

(1) increase the Commitment of any Lender;

(2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility)), provided, that any change in any

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definition applicable to any ratio used in the calculation of any rate of interest or fee shall not constitute a reduction in any rate of interest or fee;

(3) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender;

(4) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder;

(5) change Section 2.20(b) or (c) or Section 7.3 in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in any Collateral Document (or the corresponding provision in any intercreditor agreement (including any Senior Pari Passu Intercreditor Agreement and any Senior/Junior Intercreditor Agreement));

(6) change any of the provisions of this Section 9.2 or the definition of “Required Lenders”, “Required Term Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder; or

(7) except as otherwise expressly provided in Section 9.15, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guaranties representing all or substantially all of the value of such guarantees, taken as a whole;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the applicable Administrative Agent or any Issuing Bank hereunder in a manner adverse to the applicable Administrative Agent or such Issuing Bank, as the case may be, without the prior written consent of the applicable Administrative Agent or such Issuing Bank, as the case may be.  Notwithstanding the foregoing, (i) amendments, waivers or other modifications may be made  to any condition precedent to the extension of Revolving Credit Loans (or deemed extensions of Revolving Credit Loans) under the Revolving Credit Facility of the same Class with only the written consent of the Required Revolving Lenders (or by the Revolver Borrowers and the Revolver Administrative Agent with the consent of the Required Revolving Lenders) of such Class, (ii) amendments, waivers and other modifications may be made to Sections 6.14 and 7.2 (and definitions to the extent relating to such Sections) (including, for the avoidance of doubt, the amendment, waiver, termination or other modification of a Financial Covenant Event of Default) with only the written consent of the Required Revolving Lenders (or by the Revolver Borrowers and the Revolver Administrative Agent with the consent of the Required Revolving

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Lenders) of each Class and the Required Term Lenders (or by the Term Loan Borrowers and the Term Administrative Agent with the consent of the Required Term Lenders) and (iii) amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement), Parent and the Borrowers.

(c) Notwithstanding anything to the contrary contained in this Section 9.2, the applicable Administrative Agent and the applicable Borrowers, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of any Borrower to guarantee the Obligations and/or provide Collateral therefor.  Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any Senior Pari Passu Intercreditor Agreement or any Senior/Junior Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the applicable Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or any such other intercreditor arrangements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the applicable Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the applicable

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Administrative Agent hereunder or under any other Loan Document without the prior written consent of the applicable Administrative Agent.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the applicable Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.23, Replacement Facility Amendments in accordance with Section 2.24 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments, Replacement Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents or such intercreditor agreements as may be necessary or appropriate, in the opinion of the applicable Administrative Agent and the applicable Borrowers, to give effect to the existence and the terms of the Incremental Facility, Replacement Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and Revolving Credit Loans, as applicable and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and to reflect the junior ranking as to right of payment or security of any Incremental Facility or Replacement Facility permitted to be incurred under this Agreement), in each case, without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the applicable Administrative Agent and the applicable Borrowers (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposure and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as conclusively determined by the applicable Administrative Agent in consultation with the applicable Borrowers.

(g) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the applicable Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the applicable Administrative Agent at the request of the applicable Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.  In addition, if the applicable Administrative Agent and the applicable Borrowers shall have jointly identified an obvious error or any error or omission of a technical

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nature in this Agreement or any other Loan Document, then the applicable Administrative Agent and the applicable Borrowers shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within five Business Days after receiving a copy thereof.

(h) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, this Agreement may be amended (or amended and restated) without the written consent of any Lender (except for any Lender that will hold any portion of such new Term Loans) in order to effect any Repricing Event described in clause (a) of the definition thereof in the form of a new tranche of Term Loans under this Agreement.

(i) Notwithstanding the foregoing, this Agreement may be amended to increase the LC Sublimit with the written consent of the Issuing Banks and the Revolver Administrative Agent.

9.3 Expenses; Indemnity; Damage Waiver.  (a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Documentation Agent, the Syndication Agent and their respective Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the applicable Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the applicable Administrative Agent or any Lender or Issuing Bank, including the fees, charges and disbursements of legal counsel for the applicable Administrative Agent or any Lender or Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that the Borrowers’ obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all Persons described in clauses (i), (ii) and (iii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Borrowers shall indemnify the Agents, the Arrangers, each Lender, each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest where the Indemnitees affected by such conflict informs the Borrowers of such conflict and thereafter retains their own counsel, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate

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jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letters of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Parent or any of Parent’s Subsidiaries (including any predecessor entities), or any Environmental Liability relating to Parent or any of Parent’s Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Parent, any other Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by Parent or any of Parent’s Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or any Arranger (in either case, in its capacity as such) by other Indemnitees, such Agent or such Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without any Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrowers would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b).  This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Parent, any other Borrower or any Indemnitee shall assert, and each of Parent, each other Borrower and each Indemnitee hereby waives, any claim against Parent, each other Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letters of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Parent and each other Borrower and each Indemnitee

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hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrowers under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

(e) Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4 Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliates of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.4, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the applicable Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliates of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the applicable Borrowers; provided, that no consent of the applicable Borrowers shall be required (i) during the primary syndication of the Senior Lien Term Loans, Revolving Credit Commitments and Revolving Credit Loans, (ii) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (in the case of an assignment of Revolving Credit Commitments or Revolving Credit Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund in respect of a Revolving Credit Lender, respectively, and in the case of an assignment of Term Loan Commitments or Term Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund in respect of a Term Loan

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Lender, respectively) or a Purchasing Borrower Party or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee and (iii) for any assignment during the primary syndication of the Senior Lien Term Loans or Revolving Credit Commitments to Persons identified to, and approved by, the applicable Borrowers; provided, further, that (x) the applicable Borrowers shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the applicable Administrative Agent not later than the tenth Business Day following the date a written request for such consent is made and (y) the withholding of consent by the applicable Borrowers to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the applicable Administrative Agent shall not have any responsibility or obligation to determine or notify the applicable Borrowers with respect to whether any Lender or potential Lender or Participant is a Disqualified Lender and the applicable Administrative Agent shall have no liability with respect to any assignment or participation of Loans or disclosure of confidential information to a Disqualified Lender);

(B) the applicable Administrative Agent; and

(C) each Issuing Bank, provided that the consent of the Issuing Banks shall not be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $1.0 million (or $5.0 million in the case of Revolving Credit Commitments) unless each of the applicable Borrowers and the applicable Administrative Agent otherwise consent; provided, that no such consent of the applicable Borrowers shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall (1) execute and deliver to the applicable Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the applicable Administrative Agent or (2) if previously agreed with the applicable Administrative Agent, manually execute and deliver to the applicable Administrative Agent an Assignment and Assumption, in each case, together with (unless waived or reduced by the

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applicable Administrative Agent in its sole discretion) a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, each other Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and any applicable tax forms; and

(E) any assignment of any Loans to a Purchasing Borrower Party shall be subject to the requirements of Sections 9.4(e) through (h), as applicable, and, in the case of Purchasing Borrower Parties, with respect to Dutch Auctions, Section 2.12(f).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv) The applicable Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the applicable Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and, as applicable, stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the applicable Borrowers, the applicable Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the applicable Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(v) Upon its receipt of a duly completed Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4 and any applicable tax forms, the applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.7(d), 2.7(e), 2.8(b), 2.20(d) or 8.7, the applicable Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the applicable Borrowers or the applicable Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than any natural Person, Parent or any Subsidiary of Parent and any Disqualified Lender (to the extent that a list of Disqualified Lenders has been made available to all relevant Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the applicable Borrowers, the applicable Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (2) through (4) of the first proviso to Section 9.2(b) that adversely affects the Participant.  The applicable Borrowers agree that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections) (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or

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any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. For the avoidance of doubt, the applicable Administrative Agent (in its capacity as an Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation) with respect to the participation sold to such Participant, unless the applicable Borrowers are notified of the participation sold to such Participant and the sale of the participation to such Participant is made with the applicable Borrowers’ prior written consent expressly acknowledging such Participant may receive a greater payment and such Participant agrees to comply with Section 2.21 as if it was a Lender.  A Participant shall not be entitled to the benefits of Section 2.19 unless such Participant agrees, for the benefit of the applicable Borrowers, to comply (and actually complies) with Section 2.19(e) as though it were a Lender (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender).

(iii) A Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv) Each Lender that sells a participation agrees, at the applicable Borrowers’ request and expense, to use reasonable efforts to cooperate with the applicable Borrowers to effectuate the provisions of Section 2.21(b) with respect to any Participant.

(v) No participation may be sold to any Purchasing Borrower Party.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) [reserved].

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(f) [reserved].

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided, that:

(i) such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or by way of an open market purchase; provided, that in the case of any open market purchases, at the time of such assignment and after giving effect to such assignment, such assignments will not exceed, in the aggregate, 25.0% of the principal amount of all Term Loans then outstanding at such time (it being understood that, solely for purposes of this proviso, any Term Loans previously purchased and cancelled pursuant to this Section 9.4(g) shall be deemed outstanding at such time);

(ii) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iii) immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(iv) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI);

(v) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased; and

(vi) the applicable Borrower(s) shall not, in any event, use proceeds from any Loans made under the Revolving Credit Facility to fund any such assignment.

(h) Notwithstanding anything to the contrary contained herein, no Purchasing Borrower Party shall have any right (in their capacity as a Lender) to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the applicable Administrative Agent and any Lenders or (ii) receive any information or material prepared by the applicable Administrative Agent or any Lender or any communication by or among applicable Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the applicable Borrowers or its

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representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement).

(i) In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents, such Lender and the new Lender or Participant (as applicable) and each of the Luxembourg Loan Parties hereby agrees that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which any Luxembourg Loan Party is a party (including any Collateral Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

(j) With respect to any assignment or participation by a Lender of any Loans or Commitments, (i) to a Disqualified Lender or (ii) to the extent the applicable Borrowers’ consent is required under the terms of Section 9.4(b)(A) and such consent is not granted (or deemed to have been granted), to any other Person, in each case, the applicable Borrowers shall be entitled to (A) notwithstanding anything to the contrary in this Agreement, prepay the relevant Loans or terminate such Commitments on a non-pro rata basis or (B) require such Disqualified Lender or other Person to assign such Loans or Commitments in accordance with the terms of this Agreement, except to the extent that the applicable Borrowers consent in writing to such assignment or participation, provided that upon inquiry by any Lender to the applicable Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the applicable Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

9.5 Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the applicable Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

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9.6 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the applicable Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the applicable Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the applicable Borrowers against any of and all the obligations of the applicable Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender shall notify the applicable Administrative Agent, Parent and the other applicable Borrowers promptly after any such setoff.

9.9 Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be

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heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Collateral Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings.  Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality.  (a) Each of the Administrative Agents, the Syndication Agent, the Documentation Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that the applicable Administrative Agent, each Issuing Bank or such

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Lender, as applicable, shall notify the applicable Borrowers as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that the applicable Administrative Agent, such Issuing Bank or such Lender, as applicable, shall notify the applicable Borrowers promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the applicable Borrowers and their obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information becomes available other than as a result of a breach of this Section 9.12 to the applicable Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or any of its Affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Parent or Parent’s Subsidiaries or the Facilities or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (2) market data collectors, similar service providers to the lending industry and service providers to the applicable Administrative Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense.  For the purposes of this Section 9.12, “Information” means all information received from Parent, each other Borrower or any of their Affiliates relating to Parent or any of Parent’s Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the applicable Administrative Agent, the Syndication Agent, the Documentation Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided, that, in the case of information received from any Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

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(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY APPLICABLE BORROWERS OR THE APPLICABLE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI.  ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE APPLICABLE BORROWERS AND THE APPLICABLE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 PATRIOT Act.  Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the PATRIOT Act.

9.14 Release of Liens and Guarantees; Secured Parties.  (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets (including any Mortgaged Property) of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents (including Mortgage release documents) as may be reasonably requested by Parent or any other Borrower and at such Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets.  In the event that any Capital Stock or other asset (including any Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Parent or any Borrower, the Collateral Agent agrees to promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets.  In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or any Borrower elects that any

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Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the Guaranties).  Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the Guaranties).

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition.

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9.15 No Fiduciary Duty.  The Agents, each Issuing Bank and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.  In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the applicable Administrative Agent to serve as administrative agent and the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.16 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the applicable Administrative Agent, each Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrowers.  In determining whether the interest contracted for, charged, or received by the applicable Administrative Agent, Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments

US-DOCS\73723759.13

and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17 Intercreditor Agreements.  The Collateral Agent is authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Collateral Document, (ii) any Senior Pari Passu Intercreditor Agreement, (iii) any Senior/Junior Intercreditor Agreement or (iv) any other intercreditor agreement contemplated hereunder or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement contemplated hereunder, any Collateral Document, and any consent, filing or other action will be binding upon them.  Each of the Lenders (including in its capacities as a Lender) and each of the Secured Parties (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Collateral Agent to enter into any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor agreements contemplated hereunder or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

9.18 Discretionary Guarantors.  At any time after the Closing Date, the Borrowers may elect to add a Group Member that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Collateral Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a) the Borrowers shall provide a Notice of Additional Guarantor to the Collateral Agent of its intention to add any Discretionary Guarantor at least 15 Business Days (or such shorter period as the Collateral Agent may reasonably agree) prior to the date of the proposed addition;

(b) consent of the Collateral Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Collateral Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and

US-DOCS\73723759.13

adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political risk to the Lenders or the Collateral Agent associated with such jurisdiction); provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of the United States, or any State or political subdivision thereof, or any province or political subdivision thereof;

(c) the Borrowers and such Discretionary Guarantor shall deliver the documents required by Section 5.9, at the time such Group Member or other Person becomes a Discretionary Guarantor (or such later date as the Collateral Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.9(c) and the Collateral Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Collateral Agent); and

(d) as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 and all other documentation and other information, in each case as reasonably requested in writing by the Collateral Agent within ten Business Days following receipt of such Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act.

9.19 Posting of Margin and Collateral.  Notwithstanding anything to the contrary in this Agreement or any Loan Document, to the extent that any Group Member or counterparty to a Hedge Agreement is required to post any margin or collateral under a Hedge Agreement as a result of any regulatory requirement, swap clearing organization rule, or other similar regulation, rule, or requirement, (i) a Group Member shall be permitted to make payments of such margin or collateral to the counterparty in satisfaction of any such regulation, rule, or requirement; and (ii) if any such counterparty posts any such margin or collateral with any Group Member, such margin or collateral shall not be subject to any cash trap, cash sweep, or other cash management provision or restriction in any Loan Document, save and except any pledge or assignment of such hedging agreement, with the express intention that the relevant Group Member shall be permitted to receive, return (including any return payment), or apply such margin or collateral in accordance with the relevant Hedge Agreement; provided, however, that such Group Member shall not use any such margin or collateral for any other purpose than in accordance with the relevant Hedge Agreement.

9.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to any Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender, as the case may

US-DOCS\73723759.13

be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Agent or any Lender in such currency, such Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

9.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.22 Collateral.  Each of the parties hereto represents to each of the other parties hereto that it, in good faith, is not relying upon any margin stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

(signature pages follow)

US-DOCS\73723759.13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

HLF FINANCING S.À R.L.

By:	/s/ Helene Dekhar
Name:	Helene Dekhar
Title:	Authorised Representative

HLF FINANCING US, LLC

By:	/s/ Eric Grant Hatrick
Name:	Eric Grant Hatrick
Title:	Authorized Signatory

HERBALIFE LTD.

By:	/s/ John G. DeSimone
Name:	John G. DeSimone
Title:	Chief Financial Officer

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

By:	/s/ Helene Dekhar
Name:	Helene Dekhar
Title:	Authorised Representative

HERBALIFE INTERNATIONAL, INC.

By:	/s/ John G. DeSimone
Name:	John G. DeSimone
Title:	Authorized Signatory

[Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Term Administrative Agent and as Collateral Agent

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title	Authorized Signatory

[Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Revolver Administrative Agent and as a Revolving Credit Lender

By:	/s/ Gillian Dickson
	Name:	Gillian Dickson
	Title:	Executive Director

By:	/s/ Johan Flipsen
	Name:	Johan Flipsen
	Title	Executive Director

[Credit Agreement]

Citizens Bank N.A., as a Revolving Credit Lender

By:	/s/ Darran Wee
	Name:	Darran Wee
	Title:	Senior Vice President

[Credit Agreement]

ROYAL BANK OF CANADA, as a Revolving Credit Lender

By:	/s/ Nikhil Madhok
	Name:	Nikhil Madhok
	Title:	Authorized Signatory

[Credit Agreement]

COMERICA BANK, as a Revolving Credit Lender

By:	/s/ Fatima Arshad
	Name:	Fatima Arshad
	Title:	Vice President

[Credit Agreement]

Bank of America, N.A., as a Revolving Credit Lender

By:	/s/ Weihua Cheng
	Name:	Weihua Cheng
	Title:	Senior Vice President

Schedule 1.1

Closing Date Guarantors

WH Intermediate Holdings Ltd.

HV Holdings Ltd.

WH Luxembourg Holdings S.à R.L.

HLF Luxembourg Holdings S.à R.L.

WH Luxembourg Intermediate Holdings S.à R.L. LLC

Herbalife International of America, Inc.

Herbalife Taiwan, Inc.

Herbalife Korea Co., Ltd.

Herbalife International Do Brasil, Ltda.

Herbalife International of Europe, Inc.

Herbalife International (Thailand), Ltd.

Herbalife Venezuela Holdings, LLC

Herbalife VH Intermediate International, LLC

Herbalife VH International LLC

Herbalife Manufacturing LLC

HBL Luxembourg Holdings S.à R.L.

1

Schedule 1.2

Closing Date Mortgaged Property

Property Address:

Industrial Property

3200 Temple School Rd.

Winston-Salem, Forsyth County, North Carolina 27107

Location:

The subject is located in the southeastern area of Winston-Salem between Interstate 40 and U.S.

Highway 311.

Land Use:

The area is suburban to rural in character and approximately 65% developed.  Land uses immediately surrounding the subject are predominantly residential, institutional, industrial, and vacant land.

This Schedule 1.2 shall constitute notice from the Borrowers that the above listed property is to become Collateral in accordance with Section 5.15 of the Credit Agreement (including the time periods set forth therein).

2

Schedule 2.1

Lenders

Senior Lien Term Loan Commitments

Senior Lien Term Loan Lender	Senior Lien Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$1,300,000,000.00
Total	$1,300,000,000.00

Revolving Credit Commitments

Revolving Credit Lender	Revolving Credit Commitment
Coöperatieve Rabobank U.A., New York Branch	$45,000,000.00
Citizens Bank, N.A.	$42,000,000.00
Royal Bank of Canada	$25,000,000.00
Comerica Bank	$20,000,000.00
Credit Suisse AG, Cayman Islands Branch	$13,000,000.00
Bank of America, N.A.	$5,000,000.00
Total	$150,000,000.00

3

[Type text]

Schedule 3.4

Consents, Authorizations, Filings and Notices

Approval of the transactions contemplated by the Loan Documents by the Board of Directors (or analogous governing body) of each Loan Party, which have been obtained as of the Effective Date.

4

Schedule 3.9

Tax ID Numbers

Loan Party	Organizational ID	Federal Employer ID
HLF Financing S.à R.L	B211373	98-1338794
HLF Financing US, LLC	6254980	81-5178058
Herbalife International, Inc.	C6434-1985	22-2695420
Herbalife International of America, Inc.	C601-2004	95-3954565
Herbalife International Do Brasil Ltda.	2537074	52-1951822
Herbalife Korea Co., Ltd.	2684031	98-0165848
Herbalife Taiwan, Inc.	C1922664	95-4534645
Herbalife International of Europe, Inc.	C1878601	95-4459069
Herbalife Venezuela Holdings, LLC	5599514	47-1845878
Herbalife VH Intermediate International, LLC	5765690	47-4461000
Herbalife VH International LLC	5747412	47-4471612
Herbalife International (Thailand), Ltd.	C1953253	95-4594371
WH Luxembourg Intermediate Holdings, S.à R.L LLC	3905544	98-0394347
Herbalife Manufacturing LLC	4637271	27-0498511
Herbalife Ltd.	CR-116838	98-0377871
WH Intermediate Holdings Ltd.	CR-117890	98-0379050
Herbalife International Luxembourg S.à R.L	B 88006	98-0400261
WH Luxembourg Holdings S.à R.L.	B 88007	98-0379866

HLF Luxembourg Holdings S.à R.L.	B 105258	98-0458562
HV Holdings Ltd.	CR-165027	98-0494616
HBL Luxembourg Holdings S.à R.L.	B 143 579	98-0458562

Schedule 3.13(a)

Restricted Subsidiaries

Restricted Subsidiary	Jurisdiction of Incorporation or Formation	% Owned by Group Members	Number of Shares Owned by Group Members
HBL Luxembourg Holdings S.à R.L.	Luxembourg	100%	100%
HBL Ltd.	Cayman Islands	100%	101
HBL (Gibraltar) Limited	Gibraltar	100%	100%
HBL Products SA	Switzerland	100%	100%
HBL Swiss Financing GmbH	Switzerland	100%	100%
Herbalife (China) Health Products Ltd.	People's Republic of China	100%	12,500,000
Herbalife (Jiangsu) Health Products Ltd.	People's Republic of China	100%	100%
Herbalife (Shanghai) Management Co., Ltd.	People's Republic of China	100%	100%
Herbalife (NZ) Limited	New Zealand	100%	10,000
Herbalife (U.K.) Limited	United Kingdom	100%	10,000
Herbalife Africa	Luxembourg	100%	100%
Herbalife Asia Pacific Services Limited	Hong Kong	100%	100%
Herbalife Australasia Pty, Ltd.	Australia	100%	10,000
Herbalife Bela, LLC	Belarus	100%	100%
Herbalife Bolivia, Ltda.	Bolivia	100%	100
Herbalife Bulgaria EOOD	Bulgaria	100%	2
Herbalife (Cambodia) Co., Ltd.	Kingdom of Cambodia	100%	1,000
Herbalife Central America LLC	Delaware, USA	100%	100%
Herbalife China, LLC	Delaware, USA	100%	100%
Herbalife Czech Republic s.r.o.	Czech Republic	100%	100%
Herbalife, d.o.o. (Croatia)	Croatia	100%	20,000
Herbalife Del Ecuador, S.A.	Ecuador	100%	100%
Herbalife Denmark ApS	Denmark	100%	200
Herbalife Distribution Ltd.	Cayman Islands	100%	100%
Herbalife Dominicana, S.R.L.	Dominican Republic	100%	100
Herbalife EMEA Finance and Operations Service Center S.p.z.o.o.	Poland	100%	100%
Herbalife Europe Limited	United Kingdom	100%	1
Herbalife Foreign Sales Corporation	Barbados	100%	100
Herbalife Hungary Trading, Limited (also known as Herbalife Magyarorszag Kereskedelmi Kft.)	Hungary	100%	12,500,000
Herbalife Internacional de México, S.A. de C.V.	Mexico	100%	5,000

Herbalife International (Thailand), Ltd.	California, USA	100%	100
Herbalife International (Netherlands) B.V.	The Netherlands	100%	40,000
Herbalife International Argentina, S.A.	Argentina	100%	12,000
Herbalife International Belgium, S.A.	Belgium	100%	200
Herbalife International Communications, LLC	California, USA	100%	100%
Herbalife International Costa Rica, Sociedad de Responsabilidad Limitada	Costa Rica	100%	2000
Herbalife International de Colombia, Inc.	California, USA	100%	100
Herbalife International Del Ecuador, Inc.	California, USA	100%	100
Herbalife International Deutschland GmbH	Germany	100%	1
Herbalife International Distribution, Inc.	California, USA	100%	100
Herbalife International Do Brasil Ltda.	Brazil and Delaware, USA	100%	2,014,200
Herbalife International España, S.A.	Spain	100%	112,920
Herbalife International Finland OY	Finland	100%	1,000
Herbalife International France S.A.	France	100%	50,000
Herbalife International Greece S.A.	Greece	100%	100%
Herbalife International India Private Limited	India	100%	4,078,625
Herbalife International Luxembourg S.à R.L.	Luxembourg	100%	50
Herbalife International of America, Inc.	Nevada, USA	100%	1,171,278
Herbalife International of Europe, Inc.	California, USA	100%	100
Herbalife International of Hong Kong Limited	Hong Kong	100%	100%
Herbalife International (Hong Kong) Limited	Hong Kong	100%	1,000
Herbalife International of Israel (1990) Ltd.	Israel	100%	100
Herbalife International Philippines, Inc.	Philippines	100%	6,999,999
Herbalife International Products N.V.	Netherlands Antilles	100%	6,000

Herbalife International Russia 1995 Ltd.	Israel	100%	100
Herbalife International Singapore, Pte. Ltd.	Singapore	100%	97,000
Herbalife International South Africa, Ltd.	California, USA	100%	100
Herbalife International Urunleri Ticaret Limited Sirketi	Turkey and Delaware, USA	100%	100%
Herbalife International, Inc.	Nevada, USA	100%	100,000
Herbalife International, S.A.	Portugal	100%	5,000
Herbalife Italia S.p.A.	Italy	100%	200,000
Herbalife Kazakhstan LLP	Kazakhstan	100%	100%
Herbalife Korea Co., Ltd.	South Korea and Delaware, USA	100%	985,000
Herbalife Latin America – Comercial Exportadora Ltda.	Brazil	100%	100%
Herbalife Luxembourg Distribution S.à R.L.	Luxembourg	100%	125
Herbalife Macau Limited	Macau	100%	25,000
Herbalife Manufacturing LLC	Delaware, USA	100%	100%
Herbalife Mexicana, S.A. de C.V.	Mexico	100%	100%
Herbalife Mongolia LLC	Mongolia	100%	100,000
Herbalife NatSource (Hunan) Natural Products Co., Ltd.	People's Republic of China	100%	100%
Herbalife Natural Products L.P.	Cayman Islands	90%	89.9% limited partnership interest 0.10% general partnership interest
Herbalife Norway Products AS	Norway	100%	50
Herbalife of Canada, Ltd.	Canada	100%	100
Herbalife of Ghana Limited	Ghana	100%	320,000
Herbalife of Japan K.K.	Japan and Delaware, USA	100%	50
Herbalife Paraguay S.R.L.	Paraguay	100%	1,050
Herbalife Peru S.R.L.	Peru	100%	12,000
Herbalife Polska Sp.z o.o	Poland	100%	100
Herbalife Products Malaysia SDN. BHD.	Malaysia	100%	100%
Herbalife Puerto Rico, LLC	Puerto Rico	100%	100%
Herbalife RO S.R.L.	Romania	100%	100%
Herbalife Slovakia, s.r.o.	Slovak Republic	100%	100%
Herbalife Sweden Aktiebolag	Sweden	100%	1,000
Herbalife Taiwan, Inc.	California, USA	100%	100
Herbalife Uruguay S.R.L.	Uruguay	100%	100%

Herbalife Venezuela Holdings, LLC	Delaware, USA	100%	100%
Herbalife VH International LLC	Delaware, USA	100%	100%
Herbalife VH Intermediate International, LLC	Delaware, USA	100%	100%
Herbalife Vietnam SMLLC	Vietnam	100%	100%
Herbalife Worldwide Events LLC	Delaware, USA	100%	100%
HIIP Investment Co., LLC	Delaware, USA	100%	100%
HIL Swiss International GmbH	Switzerland	100%	20,000
HLF Colombia Ltda.	Colombia	100%	342.061
HLF Financing S.à R.L.	Luxembourg	100%	100%
HLF Financing US, LLC	Delaware, USA	100%	100%
HLF Luxembourg Distribution S.à R.L.	Luxembourg	100%	125
HLF Luxembourg Holdings S.à R.L.	Luxembourg	100%	496
HV Holdings Ltd.	Cayman Islands	100%	2
iChange Network, Inc.	California, USA	100%	100,000
I.C.S. Herbalife MA, S.R.L.	Republic of Moldova	100%	100%
Importadora y Distribuidora Herbalife International de Chile, Limitada	Chile	100%	100%
Limited Liability Company Herbalife International RS	Russian Federation	100%	100%
Limited Liability Company Herbalife Ukraine	Ukraine	100%	100%
NatSource Pharmaceutical and Chemicals (Changsha) Co., Ltd.	People's Republic of China	100%	100%
Promotions One, Inc.	California, USA	100%	1000
PT Herbalife Indonesia	Indonesia	100%	550
Servicios Integrales HIM, S.A. de C.V.	Mexico	100%	110,000
Vida Herbal Dutch, LLC	Delaware, USA	100%	100%
Vida Herbal Suplementos Alimenticios, C.A., LLC	Delaware, USA	100%	100%
WH Capital Corporation	Nevada, USA	100%	200
WH Intermediate Holdings Ltd.	Cayman Islands	100%	40,001
WH Luxembourg Holdings S.à R.L.	Luxembourg	100%
WH Luxembourg Intermediate Holdings S.à R.L., LLC	Delaware, USA	100%	100%
WHBL Luxembourg S.à R.L.	Luxembourg	100%	100%

Schedule 3.13(b)

Agreements Related to Capital Stock

PT Dian Gatra Makmur (“Makmur”) holds 99.8% of the issued shares in PT Herbalife Indonesia (the “Makmur Shares”).  Pursuant an option agreement entered into on or around January 17, 2007, Makmur granted Herbalife International of America, Inc. an exclusive option to purchase all of the Makmur Shares.

Alpiter Steven Silaen (“Alpiter”) holds 0.2% of the issued shares in PT Herbalife Indonesia (the “Alpiter Shares”).  Pursuant to an option agreement entered into on or around January 17, 2007, Alpiter granted Herbalife International of America, Inc. an exclusive option to purchase all of the Alpiter Shares.

Schedule 5.15

Post-Closing Matters

60 days after the Closing Date for Section 5.15(a).

To the extent the owned real property at 950 W. 190th Street, Torrance, CA 90502 is or becomes Material Real Property, the documents and deliveries described in Section 5.9(a)(i)(F) shall be made by September 30, 2017 (or such later date as the Term Administrative Agent may agree).

Within 60 days after the Closing Date, the Loan Parties shall have delivered, or caused to be delivered, to the Collateral Agent certificates representing the certificated Equity Interests of each Subsidiary, accompanied by undated stock powers and/or share transfer forms executed in blank, in each case in form and substance reasonably satisfactory to the Collateral Agent, which are pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Documents but which are not in the possession of the Collateral Agent.

Schedule 6.2(d)

Existing Indebtedness

Account Party	L/C Issuer	L/C Number	Expiry Date	Currency	Letter of Credit Amount	Beneficiary
Herbalife International Inc.	Bank of America, N.A.	3131217	03-02-2017	USD	950,000	Liotechnica Tehnologia Em Alimentos LTDA
Herbalife International Inc.	Bank of America, N.A.	3131898	05/29/2017	AUD	339,122.43	National Australia BK, TRD AND INTL
Herbalife International Inc.	Bank of America, N.A.	3128092	06/15/2017	USD	100,290.00	AkBank
Herbalife International Inc.	Bank of America, N.A.	3125634	08/03/2017	EUR	20,750.00	Bank of America Italia
Herbalife International Inc.	Bank of America, N.A.	3125648	09/20/2017	EUR	142,655.04	ING Bank Slaski
Herbalife International Inc.	Bank of America, N.A.	3132149	10/20/2017	HKD	320,000.00	Bank of America HK
Herbalife International Inc.	Bank of America, N.A.	3132199	11/05/2017	USD	1,600,000.00	Gateway Towers
Herbalife International Inc.	Bank of America, N.A.	3131897	11/30/2017	AUD	298,238.78	National Australia BK, TRD AND INTL
Herbalife International Inc.	Bank of America, N.A.	3126723	01/01/2018	EUR	16,035.83	Zagrebacka Banka

Bank guarantee for Corporate Credit Card with Banco de Bogota in an amount of $62,958.03

Bank guarantees with K Bank to guarantee United Oversesa Bank (UOB) for corporate card credit limited in an amount of $83,728.72.

Bank guarantee with Banca popolare di Novara for CONI Sponsorship in the amount of $107,951.55.

Bank guarantee with Societe Generale Bank and Trust for PostNL N.V., for €300,000.

Schedule 6.3(f)

Existing Liens

HLF China Distribution: cash collateral of $4,075,556.68 in aggregate for (1) deposit in China Construction Bank per China direct selling regulations, and (2) risk control deposit for corporate credit card application from China Merchant Bank.

Cash collateral securing Bank of America, N.A. letters of credit identified on Schedule 6.2(d).

Debtor	Secured Party	Jurisdiction	Filing No.	Filing Date
HERBALIFE MANUFACTURING LLC	CROWN CREDIT COMPANY	Delaware	20093345193	10/19/2009
HERBALIFE MANUFACTURING LLC	SACMI USA, LTD	Delaware	20133305183	08/23/2013
HERBALIFE MANUFACTURING LLC	CROWN EQUIPMENT CORPORATION	Delaware	20153888228	09/03/2015
HERBALIFE INTERNATIONAL OF AMERICA, INC.	GENERAL ELECTRIC CAPITAL CORPORATION	Nevada	2007012552-9	04/20/2007
HERBALIFE INTERNATIONAL OF AMERICA, INC.	GENERAL ELECTRIC CAPITAL CORPORATION	Nevada	2007031156-2	09/21/2007
HERBALIFE INTERNATIONAL OF AMERICA, INC.	GENERAL ELECTRIC CAPITAL CORPORATION	Nevada	2007039017-6	11/26/2007
HERBALIFE INTERNATIONAL OF AMERICA, INC.	GENERAL ELECTRIC CAPITAL CORPORATION	Nevada	2007042616-1	12/28/2007
HERBALIFE INTERNATIONAL OF AMERICA, INC.	CISCO SYSTEMS CAPITAL CORPORATION	Nevada	2010030654-4	12/07/2010
HERBALIFE INTERNATIONAL OF AMERICA, INC.	BEVERLY BANK & TRUST COMPANY	Nevada	2015033172-5	12/04/2015
HERBALIFE INTERNATIONAL OF AMERICA, INC.	IBM CREDIT LLC	Nevada	2016029907-0	10/23/2016
HERBALIFE INTERNATIONAL OF AMERICA, INC.	UNIFI EQUIPMENT FINANCE	Nevada	2016033766-6	12/05/2016

Schedule 6.7(c)

Existing Investments

See Schedule 3.13(a).

17% ownership of MAC&CO, a Korean entity, for purposes of compliance with the Door-to-Door Sales Act.

Schedule 6.9(b)

Existing Affiliate Transactions

Amended and Restated Support Agreement, dated March 23, 2014, by and among Herbalife Ltd., Carl C. Icahn, Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, and Icahn Enterprises GP Inc.

Schedule 6.11

Existing Negative Pledges

None.

Exhibit A

To the Credit Agreement

SECURITY AGREEMENT

by

HERBALIFE INTERNATIONAL, INC., HLF FINANCING US, LLC,

and

THE SUBSIDIARIES OF HERBALIFE LTD. PARTY HERETO,

as Pledgors

in favor of

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Agent

Dated as of February 15, 2017

US-DOCS\79724997.5

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SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 15, 2017, is made by HERBALIFE INTERNATIONAL, INC., a Nevada corporation (“HII”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower”), each of the Subsidiaries of HERBALIFE LTD., a Cayman Islands exempted company incorporated with limited liability (“Parent”), which is listed on the signature pages hereto or from time to time becoming a party hereto by execution of a Joinder Agreement, as pledgors and collateral assignors (in such capacities, the “Pledgors”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), in its capacity as collateral agent (in such capacity and together with any successors in such capacity, “Collateral Agent”) for the Secured Parties referred to below.

WITNESSETH:

WHEREAS, simultaneously herewith, HII, Parent, Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”, and together with HII and Parent, the “Revolver Borrowers”), US TL Borrower and HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”, and together with US TL Borrower, the “Term Loan Borrowers”; the Term Loan Borrowers, together with the Revolver Borrowers, are referred to herein as the “Borrowers”), have entered into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), with Credit Suisse, as administrative agent for the Term Loan Lenders (in such capacity, the “Term Administrative Agent”) and as Collateral Agent, Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”), and the financial institutions listed on the signature pages thereto as “Lenders”, pursuant to which the Lenders have agreed to make Loans and to issue Letters of Credit (as defined in the Credit Agreement, the “Credit Agreement L/Cs”) to or for the account of the Borrowers;

WHEREAS, simultaneously herewith, Parent and certain of its Restricted Subsidiaries have entered into those certain Guaranties (as defined in the Credit Agreement), dated as of the date hereof, whereby Parent and such Restricted Subsidiaries party thereto have agreed to guarantee the obligations of the Borrowers under the Credit Agreement and under the Specified Hedge Agreements and Cash Management Obligations referred to below;

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WHEREAS, in accordance with the Credit Agreement, it is contemplated that one or more of the Pledgors and other Loan Parties have entered or may enter into one or more Specified Hedge Agreements with one or more of the Qualified Counterparties;

WHEREAS, in accordance with the Credit Agreement, it is contemplated that one or more of the Pledgors and other Loan Parties may enter into one or more agreements with respect to Cash Management Obligations with one or more of the Qualified Counterparties;

WHEREAS, each Pledgor will receive substantial benefits from the execution, delivery and performance of the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement), the Specified Hedge Agreements and agreements with respect to Cash Management Obligations and each is, therefore, willing to enter into this Agreement;

WHEREAS, each Pledgor is or will be the legal or beneficial owner of the rights in the Security Agreement Collateral (defined below) to be pledged by it hereunder;

WHEREAS, it is a condition precedent to the obligations of the Lenders to make Loans under the Credit Agreement, of the Qualified Counterparties to enter into Specified Hedge Agreements or agreements with respect to Cash Management Obligations, as applicable, and of the Issuing Banks to issue Credit Agreement L/Cs, that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement; and

WHEREAS, this Agreement is given by each Pledgor in favor of Collateral Agent for its benefit and the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (defined below).

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION; PERFECTION CERTIFICATE

SECTION 1.01. Definitions. (a) The following capitalized terms have the meanings assigned to them in the UCC:

“Account,” “Bank,” “Certificate of Title,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Contract,” “Commodity Intermediary,” “Contract,” “Document,” “Electronic Chattel Paper,” “Entitlement Holder,” “Entitlement Order,” “Equipment,” “Financial Asset,” “Fixtures,” “General Intangible,” “Goods,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Letter of Credit,” “Money,” “Proceeds,” “Record,” “Securities Account,” “Securities Entitlement,” “Securities Intermediary,” “Supporting Obligation,” “Tangible Chattel Paper” and “Uncertificated Security.”

(b) Capitalized terms used in this Agreement (including the preamble and recitals hereof) but not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. In this Agreement:

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“Administrative Agents” has the meaning assigned to such term in the recitals hereof.

“Agents” has the meaning assigned to such term in the recitals hereof.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Borrowers” has the meaning assigned to such term in the recitals hereof.

“Charges” mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed on or assessed against, and all claims (including landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Security Agreement Collateral.

“Collateral Account” shall mean any account established and maintained in accordance with the terms of the Credit Agreement and the other Loan Documents, and all funds from time to time on deposit in such account, including all cash equivalents, and all certificates and instruments from time to time representing or evidencing such cash equivalents.

“Collateral Agent” has the meaning assigned to such term in the preamble hereof.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Security Agreement Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Security Agreement Collateral, including pursuant to any Collateral Document.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control”.

“Copyrights” mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law and whether established or registered in the United States or any other country) now owned or hereafter created or acquired by or assigned to such Pledgor, whether published or unpublished, and all copyright registrations and applications made by such Pledgor, including the copyrights, registrations and applications listed in Section II.A. of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any copyrights, (b) reissues, renewals, continuations and extensions thereof, (c) income, fees, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present or future infringements thereof.

“Credit Agreement” has the meaning assigned to such term in the recitals hereof.

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“Credit Agreement L/C” has the meaning assigned to such term in the recitals hereof.

“Deposit Account” means, collectively, with respect to each Pledgor, (a) all “deposit accounts” as such term is defined in the UCC and in any event shall include any account holding cash collateral and all accounts and sub-accounts relating to any of the foregoing accounts, and (b) all cash, funds, checks, notes and any instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (a) of this definition.

“Distributions” mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Equity Interests, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Equity Interests or Pledged Intercompany Debt.

“Documents Evidencing Goods” means all Documents evidencing, representing or issued in connection with Goods.

“HII” has the meaning assigned to such term in the preamble hereof.

“HIL” has the meaning assigned to such term in the recitals hereof.

“Indemnified Liabilities” has the meaning assigned to such term in Section 7.04(a).

“Indemnitees” has the meaning assigned to such term in Section 7.04(a).

“Instruments” mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC to the extent such instruments evidence any amounts payable under or in connection with any item of Security Agreement Collateral or such instruments constitute Proceeds of any item of Security Agreement Collateral, and in any event shall include all promissory notes, drafts, bills of exchange or acceptances.

“Insurance” means all insurance policies covering any or all of the Security Agreement Collateral (regardless of whether Collateral Agent is the loss payee thereof), and all key-man life insurance policies.

“Intellectual Property” means, collectively, with respect to each Pledgor, (a) all Patents, (b) all Trademarks, (c) all Copyrights, (d) all Licenses, (e) the goodwill connected with such Pledgor’s business including all goodwill connected with the use of and symbolized by any of the Intellectual Property in which such Pledgor has any interest,  (f) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person or entity, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets and (g) all systems software and applications software (including source code and object code), all documentation for such software, including, without limitation, user manuals, flowcharts, functional specifications, operations manuals, and all formulas, processes, ideas and know-how embodied in any of the foregoing.

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“Intercompany Indebtedness” means Indebtedness (whether or not evidenced by a writing) of any Borrower or any Subsidiary thereof (including any Pledgor) payable to a Pledgor.

“Issuer” means any issuer of any Pledged Equity Interests.

“Lenders” has the meaning assigned to such term in the recitals hereof.

“Licenses” mean, collectively, with respect to each Pledgor, all license and distribution agreements, covenants not to sue or any other agreement with any other party with respect to any Patent, Trademark or Copyright, whether such Pledgor is a licensor or licensee, distributor or distributee, assignor or assignee under any such license, distribution agreement or any other agreement, together with any and all (a) renewals, extensions, supplements and continuations thereof, (b) income, fees, royalties, damages, claims and payments now and hereafter due or payable thereunder and with respect thereto, including damages and payments for past, present or future infringements or violations thereof, (c) rights to sue for past, present and future infringements or violations thereof, and (d) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.

“Lux TL Borrower” has the meaning assigned to such term in the recitals hereof.

“Material Contract” means any Contract or other arrangement that any Pledgor is a party to and for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Non-payment Contract” means any Contract or agreement to which any Pledgor is a party other than a contract whereby the account debtor’s principal obligation is a monetary obligation; provided that, Non-payment Contracts shall not include Receivables.

“Parent” has the meaning assigned to such term in the preamble hereof.

“Patents” mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications made by such Pledgor (whether established or registered or recorded in the United States or any other country), including the patents, patent applications and recordings listed Section II.A. of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (b) inventions and improvements described and claimed therein, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (d) income, fees, royalties, damages, claims and payments now or hereafter due or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world, and (f) rights to sue for past, present or future infringements thereof.

“Pledged Equity Interests” mean, collectively, with respect to each Pledgor, (a) the issued and outstanding Capital Stock of each Person owned by such Pledgor, and (b) all rights, privileges, authority and powers of such Pledgor in and to each such Person or under the Organizational Documents of each such Person, including without limitation, all voting rights and to the extent applicable, all management rights and all rights as and to become a member or partner of each such Person, and the certificates, instruments and agreements representing the

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Pledged Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Equity Interests.  Notwithstanding anything herein to the contrary, the term “Pledged Equity Interests” shall not include any Excluded Assets.

“Pledged Intercompany Debt” means, with respect to each Pledgor, all Intercompany Indebtedness payable to such Pledgor by any Borrower or any Subsidiary thereof (and each other intercompany note hereafter acquired by such Pledgor) and all intercompany notes, certificates, Instruments or agreements evidencing such Intercompany Indebtedness, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.  Notwithstanding anything herein to the contrary, the term “Pledged Intercompany Debt” shall not include any Excluded Assets.

“Pledgor” has the meaning assigned to such term in the preamble hereof.

“Receivables” means all rights to payment, whether or not earned by performance, for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all rights, if any, in any Goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Accounts, Chattel Paper, General Intangibles, Instruments and Receivables Records.

“Receivables Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables; (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Pledgor or any computer bureau or agent from time to time acting for any Pledgor or otherwise; (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien-search reports, from filing or other registration officers; (d) all credit information, reports and memoranda relating thereto; and (e) all other written or nonwritten forms of information related in any way to the foregoing.

“Related Parties” has the meaning assigned to such term in Section 7.04(a).

“Restricted Securities Collateral” has the meaning assigned to such term in Section 5.04(b).

“Revolver Administrative Agent” has the meaning assigned to such term in the recitals hereof.

“Revolver Borrowers” has the meaning assigned to such term in the recitals hereof.

“Secured Obligations” means with respect to any Pledgor, all Obligations of such Pledgor, including without limitation, all Cash Management Obligations and all advances to, and debts, liabilities, obligations, covenants and duties of, such Pledgor arising under any Loan

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Document or otherwise with respect to any Loan, Letter of Credit or Specified Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Collateral” means, collectively, the Pledged Equity Interests, the Pledged Intercompany Debt and the Distributions.

“Security Agreement Collateral” has the meaning assigned to such term in Section 2.01.

“Software Embedded in Goods” means, with respect to any Goods, any computer program embedded in such Goods and any supporting information provided in connection with a transaction relating to such program if (a) the program is customarily considered part of such Goods or (b) by becoming the owner of such Goods a Person acquires a right to use such program in connection therewith.

“Term Administrative Agent” has the meaning assigned to such term in the recitals hereof.

“Term Loan Borrowers” has the meaning assigned to such term in the recitals hereof.

“Trademarks” mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, domain names, trade dress, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country) including the registrations and applications listed in Section II.A. of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (b) reissues, continuations, extensions and renewals thereof, (c) income, fees, royalties, damages and payments now and hereafter due or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world, and (e) rights to sue for past, present and future infringements thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or nonperfection or priority of, or remedies with respect to, the security interest in any item or portion of the Security Agreement Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” also means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection, priority or remedies.

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“US TL Borrower” has the meaning assigned to such term in the preamble hereof.

SECTION 1.02. Interpretation. The rules of interpretation specified in the Credit Agreement, including Section 1.2 thereof, shall be applicable to this Agreement. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

SECTION 1.03. Perfection Certificate. Collateral Agent and each Pledgor agree that the Perfection Certificate and all descriptions of Security Agreement Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.01. Pledge. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby grants to Collateral Agent, for its benefit and for the benefit of the Secured Parties, a security interest in and continuing lien on all personal property of such Pledgor, including all of such Pledgor’s right, title and interest in, to and under all of the following property, wherever located, whether now owned or existing, or hereafter arising or acquired from time to time (collectively, the “Security Agreement Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Commercial Tort Claims now or hereafter set forth on Schedule 3.04(b) hereto;

(iv) all Contracts (including, in any event, Material Contracts and Non-payment Contracts);

(v) all Deposit Accounts;

(vi) all Documents;

(vii) all General Intangibles;

(viii) all Goods (including, in any event, Equipment, Fixtures, Inventory, Documents Evidencing Goods and Software Embedded in Goods);

(ix) all Instruments;

(x) all Insurance;

(xi) all Intellectual Property;

(xii) all Investment Property and Financial Assets;

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(xiii) all Letters of Credit and Letter-of-Credit Rights;

(xiv) all Money;

(xv) all Receivables;

(xvi) all Securities Collateral;

(xvii) all books and Records relating to any and/or all of the foregoing;

(xviii) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any and/or all of the foregoing; and

(xix) to the extent not otherwise included above, all other personal property and all Proceeds and products of, accessions and additions to, profits and rents from, and replacements for or in respect of any of the foregoing;

it being understood that, subject to the other provisions hereof and of the Credit Agreement, the foregoing grant of a security interest shall not diminish any Pledgor’s exclusive right and license to use, or grant to other Persons license or sublicenses in, the Intellectual Property.

SECTION 2.02.Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.01 attach to, and the Security Agreement Collateral shall not include any Excluded Assets; provided, that the exclusions referred to in the definition of Excluded Assets as it relates to any property or asset owned or hereafter acquired by any Pledgor shall not include any Proceeds of such assets, unless such Proceeds are also Excluded Assets. Collateral Agent agrees that, at any Pledgor’s reasonable request and expense, it will provide such Pledgor confirmation that the assets described in this Section 2.02 are in fact excluded from the Security Agreement Collateral.

SECTION 2.03. Secured Obligations; Continuing Liability.

(a) Security for Obligations. This Agreement secures, and the Security Agreement Collateral is collateral security for, the payment and performance in full when due of all the Secured Obligations.

(b) Continuing Liability under Security Agreement Collateral. Notwithstanding anything herein to the contrary, (i) each Pledgor shall remain liable under each of the obligations and agreements included in the Security Agreement Collateral, including any obligations or agreements relating to any Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder, all in accordance with the terms and provisions thereof, and neither Collateral Agent nor any Secured Party shall have any obligation or liability (x) under any of such agreements by reason of this Agreement or any other document relating hereto, or (y) to make any inquiry regarding the nature or sufficiency of any payment received by it, or have any obligation to take any action to collect or enforce any rights under any agreement included in the

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Security Agreement Collateral, including any agreements relating to any Pledged Equity Interests; (ii) the exercise by Collateral Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under the contracts and agreements included in the Security Agreement Collateral; and (iii) nothing herein is intended to or shall be a delegation of duties to Collateral Agent or any other Secured Party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF SECURITY AGREEMENT COLLATERAL

SECTION 3.01. Delivery of Certificated Pledged Equity Interests. All certificates, agreements or instruments representing or evidencing the Pledged Equity Interests, to the extent not previously delivered to Collateral Agent, shall promptly upon receipt thereof by any Pledgor be delivered to and held by or on behalf of Collateral Agent pursuant hereto. All certificated Pledged Equity Interests shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent. Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of Collateral Agent or any of its nominees or endorse for negotiation any or all of Pledged Equity Interests, without any indication that such Pledged Equity Interests are subject to the security interest hereunder. In addition, Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to exchange certificates representing or evidencing Pledged Equity Interests for certificates of smaller or larger denominations.

SECTION 3.02. Perfection of Uncertificated Pledged Equity Interests.  None of the Pledged Equity Interests constituting Security Agreement Collateral and consisting of an interest in a partnership or a limited liability company (i) is dealt in or traded on a securities exchange or in a securities market, (ii) is registered as an investment company, or (iii) by its terms expressly provides that it is a security governed by Article 8 of the Uniform Commercial Code of any jurisdiction. If any Issuer of Pledged Equity Interests is organized in a jurisdiction that does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Equity Interests are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, record such pledge on the equityholder register or the books of the Issuer.  In addition, if any Pledged Equity Interest is an Uncertificated Security, upon request by the Collateral Agent such Pledgor shall cause the Issuer thereof to agree in writing with such Pledgor and the Collateral Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of such Pledgor, such agreement to be in form and substance reasonably satisfactory to the Agent.

SECTION 3.03. Financing Statements, Notices and Other Filings. Each Pledgor agrees that at any time and from time to time, at the sole cost and expense of the Pledgors, it will execute and file and refile (in accordance with Section 3.04), or permit Collateral Agent to file and refile, (a) such financing statements, continuation statements and other documents (including this Agreement), in form acceptable to Collateral Agent, in such offices as Collateral Agent may

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deem necessary or appropriate, wherever required by law to perfect, continue and maintain a valid, enforceable, first-priority security interest in the Security Agreement Collateral as provided herein and to preserve the other rights and interests granted to Collateral Agent hereunder, as against third parties, with respect to any Security Agreement Collateral, (b) with regard to Copyrights, a Notice of Grant of Security Interest in Copyrights substantially in the form of Exhibit A or other form acceptable to the Collateral Agent, (c) with regard to Patents, a Notice of Grant of Security Interest in Patents for filing with the USPTO substantially in the form of Exhibit B or other form acceptable to the Collateral Agent, and (d) with regard to Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the USPTO substantially in the form of Exhibit C or other form acceptable to the Collateral Agent. The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing, the Pledgors’ obligations hereunder to reimburse the Collateral Agent or the other Secured Parties for any filings or recordations contemplated hereby shall be limited to the reimbursement of costs and expenses reasonably incurred in connection with the filing and recordation of UCC financing statements and continuation statements.

SECTION 3.04. Other Actions. To further ensure the attachment, perfection and priority of, and the ability of Collateral Agent to enforce, Collateral Agent’s security interest in the Security Agreement Collateral, each Pledgor acknowledges and agrees as follows:

(a) UCC Financing Statements. Each Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings), continuation statements, and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether the Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Security Agreement Collateral relates. The Pledgor agrees to provide such information to Collateral Agent promptly upon request. Such financing statements or amendments may describe the Security Agreement Collateral as “all assets” or “all personal property, whether now owned or hereafter acquired,” or in any other manner that Collateral Agent, in its sole discretion, deems necessary, advisable or prudent to ensure the perfection of the security interests granted hereunder. Each Pledgor hereby ratifies its authorization for Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto if filed prior to the date hereof.

(b) Commercial Tort Claims.  No Pledgor has any Commercial Tort Claims as to which legal proceedings have been instituted other than those described on Schedule 3.04(b).  If any Pledgor shall at any time after the date hereof hold or acquire a Commercial Tort Claim and such Pledgor, in the exercise of its reasonable business judgment, elects to pursue such Commercial Tort Claim, such Pledgor shall contemporaneously with the delivery of financial statements in accordance with Section 5.1(a) and (b) of the Credit Agreement deliver to Collateral Agent a written supplement to Schedule 3.04(b) hereto containing the brief details thereof and grant to Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all in accordance with this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent.

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(c) Instruments, Tangible Chattel Paper and Documents. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper having an aggregate principal amount equal to or in excess of $250,000 individually or $1,000,000 in the aggregate, or if any property constituting Collateral shall be stored or shipped subject to a Document and such property has a value equal to or in excess of $250,000 individually or $1,000,000 in the aggregate, such Pledgor shall ensure that such Instrument, Tangible Chattel Paper or Document is either in the possession of such Pledgor at all times or, if requested by the Collateral Agent to perfect its security interest in such Collateral, is delivered to the Collateral Agent duly endorsed in a manner reasonably satisfactory to the Collateral Agent.  Such Pledgor shall ensure that any Collateral consisting of Tangible Chattel Paper is marked with a legend acceptable to the Collateral Agent indicating the Collateral Agent’s security interest in such Tangible Chattel Paper.

(d) Electronic Chattel Paper and Uncertificated Investment Property. If any Collateral shall consist of Electronic Chattel Paper having an aggregate principal amount equal to or in excess of $250,000 individually or $1,000,000 in the aggregate or uncertificated Investment Property, upon request of the Collateral Agent, such Pledgor shall cause to be executed and delivered to the Collateral Agent all assignments, instruments or other documents as reasonably requested by the Collateral Agent for the purposes of obtaining and maintaining Control of such Security Agreement Collateral; provided, that, in any case, no Pledgor shall be required to deliver control agreements with respect to any Deposit Account, Securities Account or Commodity Account.

SECTION 3.05. Supplements; Further Assurances. (a) The Pledgors shall cause each Person that, from time to time after the date hereof, shall be required to pledge any assets to Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to Collateral Agent a Joinder Agreement (in form and substance reasonably satisfactory to the Collateral Agent) and, upon such execution and delivery, such Person shall constitute a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

(b) Upon obtaining any Pledged Equity Interests of any Person, each Pledgor shall accept the same in trust for the benefit of Collateral Agent and within the timeframe required by the terms of the Credit Agreement deliver to Collateral Agent the certificates and other documents required under this ARTICLE III in respect of the additional Pledged Equity Interests, or evidence of the recordation of such pledge on the equityholder register or the books of the Issuer in respect of uncertificated Pledged Equity Interests, in each case, that is to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Equity Interests.

(c) Upon the filing of any applications for, or the issuance or registration of, any Copyrights, Patents or Trademarks of any Pledgor, each Pledgor shall deliver to Collateral Agent within the timeframe required by the terms of the Credit Agreement, a Notice of Grant of Security Interest in Copyrights substantially in the form of Exhibit A or other form reasonably acceptable to

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the Collateral Agent in respect of any such Copyrights, a Notice of Grant of Security Interest in Patents for filing with the USPTO substantially in the form of Exhibit B or other form reasonably acceptable to the Collateral Agent in respect of any such Patents, and a Notice of Grant of Security Interest in Trademarks for filing with the USPTO substantially in the form of Exhibit C or other form reasonably acceptable to the Collateral Agent in respect of any such Trademarks, in each case, that are pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such Copyrights, Patents or Trademarks.

(d) Subject to Section 5.9 of the Credit Agreement, each Pledgor agrees to take such further actions, and to execute and deliver to Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as Collateral Agent may in its reasonable judgment deem necessary or appropriate, to perfect, preserve and protect the security interest in the Security Agreement Collateral as provided herein and the rights and interests granted to Collateral Agent hereunder, to carry into effect the purposes hereof or to better assure and confirm unto Collateral Agent or permit Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Security Agreement Collateral. By way of example, such actions may include appearing in and defending any action or proceeding, at Collateral Agent’s request, that may affect such Pledgor’s title to or Collateral Agent’s security interest in all or any part of the Security Agreement Collateral. Upon the reasonable request of Collateral Agent, each Pledgor shall further make, execute, endorse, acknowledge, file or refile or deliver to Collateral Agent from time to time such lists, descriptions and designations of the Security Agreement Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as Collateral Agent deems necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Security Agreement Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

(e) For the avoidance of doubt, the Pledgors and Collateral Agent acknowledge that this Agreement is intended to grant to Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on the Security Agreement Collateral, and does not constitute a present assignment of ownership rights, a transfer of ownership or title to any Security Agreement Collateral, except as otherwise provided herein following the occurrence and during the continuance of an Event of Default. Unless an Event of Default shall have occurred and be continuing, Collateral Agent agrees from time to time to deliver, upon written request of any Pledgor and at such Pledgor’s sole cost and expense (including reasonable expenses of counsel to, among other things, review the effect thereof on Collateral Agent’s security interest granted hereunder), any and all instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use and protect the Security Agreement Collateral in accordance with the terms hereof and of the Credit Agreement.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.01. Title. Except for the security interest granted to Collateral Agent for its benefit and for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns the rights in each item of Security Agreement Collateral pledged by it hereunder, and with regard to each item of Security Agreement Collateral now existing or hereafter acquired, will continue to own or have such rights, in each case free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Security Agreement Collateral is on file or of record in any public office, except such as have been filed in favor of Collateral Agent pursuant to this Agreement, are permitted by the Credit Agreement, or for which proper termination statements or other release documentation have been delivered to Collateral Agent for filing. No Person other than Collateral Agent has control or possession of all or any part of the Security Agreement Collateral, except as permitted hereby or by the Credit Agreement.

SECTION 4.02. Organization; Authority; Enforceability. Such Pledgor (a) is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to enter into this Agreement and to carry out the obligations hereunder, and (c) has duly executed and delivered this Agreement. This Agreement and each other document, statement, or instrument relating hereto, when executed and delivered by such Pledgor, will constitute, a legal, valid and binding obligation of such Pledgor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03. Authorizations and Approvals. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by such Pledgor of the Liens purported to be created in favor of Collateral Agent hereunder, or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Security Agreement Collateral, in each case except for (a) the filings and registrations contemplated under the Collateral Documents, including filings necessary to perfect (or, in the case of equity interests of Foreign Subsidiaries, create or enforce) Liens created under the Loan Documents, and as may be required in connection with the disposition of any Securities Collateral (by laws generally affecting the offering and sale of securities) or by laws pertaining to Intellectual Property, (b) the authorizations, approvals, actions, notices and filings listed on Schedule 3.4 of the Credit Agreement, all of which have been duly obtained, taken, given or made and are in full force and effect, and (c) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.04. Goods and Receivables.  Such Pledgor shall (a) not deliver any negotiable Document evidencing any Goods to any Person other than the issuer of such

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negotiable Document to claim the Goods evidenced therefor or the Collateral Agent and (b) each of the Pledgors will collect and enforce, in accordance with past practices and in the ordinary course of business, all amounts due to such Pledgor under the Receivables owned by it.  Such Pledgor will deliver to the Collateral Agent promptly upon its reasonable request after the occurrence and during the continuance of an Event of Default duplicate invoices with respect to each Receivable owned by it, bearing such language of assignment as the Collateral Agent shall reasonably specify in connection with its exercise of remedies hereunder.

SECTION 4.05. Limitation on Liens. Such Pledgor shall, at its own cost and expense, defend title to the Security Agreement Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to Collateral Agent against all claims and demands of all Persons, at its own cost and expense, at any time claiming (except to the extent related to a Permitted Lien) any interest therein adverse to Collateral Agent or any other Secured Party.

SECTION 4.06. Other Financing Statements. So long as any of the Secured Obligations remain unpaid, or the Commitments of the Lenders to make any Loan or to issue any Credit Agreement L/Cs shall not have expired or been sooner terminated, such Pledgor shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Security Agreement Collateral, except, in each case, financing statements filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of Permitted Liens.

SECTION 4.07. Chief Executive Office; Change of Name; Jurisdiction of Organization. (a) As of the Closing Date, such Pledgor’s exact legal name, type and jurisdiction of organization or incorporation, federal taxpayer and organizational identification numbers of such Pledgor (if applicable) is set forth in the Perfection Certificate delivered on the Closing Date, and its chief executive office is set forth in the Perfection Certificate delivered on the Closing Date. Such Pledgor shall not (i) change its corporate name, (ii) change its identity or type of organization or corporate structure, or (iii) change its federal taxpayer identification number or organizational identification number (including by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction) unless (A) it shall have given Collateral Agent not less than 30 days’ prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as Collateral Agent may request, and (B) with respect to such change, such Pledgor shall have taken all action that Collateral Agent deems necessary or desirable to maintain the perfection of the security interest of Collateral Agent for the benefit of the Secured Parties in the Security Agreement Collateral intended to be granted hereby. Each Pledgor agrees to promptly provide Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.

(b) Such Pledgor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Security Agreement Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Pledgor is engaged, but in any event to include complete accounting records as required by the Credit Agreement, and, at such time or times as Collateral Agent may request, promptly to prepare and deliver to Collateral

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Agent a duly certified schedule or schedules in form and detail satisfactory to Collateral Agent showing in summary form the identity, amount and location of any and all Security Agreement Collateral (except Security Agreement Collateral in the possession or control of Collateral Agent).

SECTION 4.08. Certain Provisions Concerning Securities Collateral. (a) Such Pledgor has delivered to Collateral Agent true, correct and complete copies of its Organizational Documents with respect to its organization or domestication in any State or territory of the United States, which are in full force and effect and have not as of the date hereof been amended or modified except as permitted by the Credit Agreement. Such Pledgor shall deliver to Collateral Agent a copy of any notice of default given or received by it under any Organizational Document within ten days after such Pledgor gives or receives such notice.

(b) Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Equity Interests pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, except where such default or noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates, if any, delivered to Collateral Agent) that evidence any Pledged Equity Interests of such Pledgor.

(c) So long as no Event of Default shall have occurred and be continuing (and the Borrowers and such Pledgor have not received written notice relating to such Event of Default from Collateral Agent):

(i) Such Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement, or any other Loan Document evidencing the Secured Obligations; provided that, such Pledgor shall not in any event exercise such rights in any manner that would reasonably be expected to have a material adverse effect on the value of the Security Agreement Collateral or the Lien and security interest intended to be granted to Collateral Agent hereunder;

(ii) Such Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided that, any and all such Distributions consisting of rights or interests in the form of certificated securities shall be delivered to Collateral Agent to hold as Security Agreement Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Pledgor and be delivered to Collateral Agent as Security Agreement Collateral in the same form as so received (with any necessary endorsement), in each case as and when required pursuant to ARTICLE III hereof; and

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(iii) Without further action or formality, Collateral Agent shall be deemed to have granted to such Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of such Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request to permit such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 4.08(c)(i) and to receive the Distributions that it is authorized to receive and retain pursuant to Section 4.08(c)(i).

(d) Upon the occurrence and during the continuance of any Event of Default (and once any Borrower or any Pledgor has received written notice relating to such Event of Default from Collateral Agent):

(i) All rights of such Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 4.08(c)(i) without any action or the giving of any notice shall cease, and all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; and

(ii) All rights of such Pledgor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.08(c)(ii) shall cease and all such rights shall thereupon become vested in Collateral Agent, who shall thereupon have the sole right to receive and hold as Security Agreement Collateral such Distributions;

provided that, the rights described in clauses (i) and (ii) above shall revert back to such Pledgor following the cure or waiver of such Event of Default.

(e) Such Pledgor shall, at its sole cost and expense, from time to time execute and deliver to Collateral Agent appropriate instruments as Collateral Agent may request to permit Collateral Agent to exercise the voting and other rights that it may be entitled to exercise pursuant to Section 4.08(d)(i) and to receive all Distributions that it may be entitled to receive under Section 4.08(d)(ii).

(f) All Distributions that are received by such Pledgor contrary to the provisions of Section 4.08(d)(ii) shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly be paid over to Collateral Agent as Security Agreement Collateral in the same form as so received (with any necessary endorsement).

(g) Each Pledgor hereby authorizes and instructs each Issuer with respect to any Pledged Equity Interests to (A) comply with any written instruction received by it from the Collateral Agent that (1) states that an Event of Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to the time that such Event of Default

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is no longer continuing, and (B) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Pledged Equity Interests directly to the Collateral Agent.

SECTION 4.09. Certain Provisions Concerning Intellectual Property. (a) Such Pledgor agrees that it will not, nor will it knowingly permit or authorize any of its licensees to, do any act, or omit to do any act, whereby any issued Patent may become invalidated, dedicated to the public, or unenforceable, and agrees that it shall continue to mark any products covered by a Patent with the relevant Patent Number or indication that such product is subject to a pending Patent application as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws, except where the failure to so mark would not be reasonably likely to result in a Material Adverse Effect.

(b) Such Pledgor (either itself or through its licensees or its sublicensees) will, for each material Trademark, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for nonuse, (ii) not materially diminish the value of such Trademark or the goodwill associated therewith, (iii) display such Trademark with notice of federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law, except where the failure to display with such notice would not be reasonably likely to result in a Material Adverse Effect, and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Such Pledgor (either itself or through licensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws, except where the failure to include notice would not be reasonably likely to result in a Material Adverse Effect.

(d) Such Pledgor shall notify Collateral Agent promptly if it knows or has reason to know that any Intellectual Property material to such Pledgor’s business (whether individually or in the aggregate) may become, or knows of circumstances that would cause any such Intellectual Property to become: (i) abandoned, lost or dedicated to the public; (ii) invalid or unenforceable; or (iii) subject to any adverse determination or development regarding such Pledgor’s ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same.

(e) Such Pledgor will take all reasonable steps in the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, Canada or in any other country, to maintain and pursue each application relating to the Intellectual Property (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and to initiate opposition, interference and cancellation proceedings against third parties, in each case where necessary for the operation of such Pledgor’s business as presently conducted and as contemplated by the Credit Agreement.

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(f) In the event that such Pledgor knows that any Security Agreement Collateral consisting of Intellectual Property material to the conduct of such Pledgor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Pledgor promptly shall notify Collateral Agent and shall promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as are appropriate under the circumstances to protect such Security Agreement Collateral, except where the failure to so notify or take such actions would not be reasonably likely to result in a Material Adverse Effect.

(g) Upon the occurrence and during the continuance of an Event of Default, such Pledgor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License to effect the assignment of all of such Pledgor’s right, title and interest thereunder to the Security Agreement Collateral Agent or its designee.

(h) Solely for the purpose of enabling Collateral Agent to exercise its rights and remedies upon the occurrence of an Event of Default, such Pledgor hereby grants to Collateral Agent, to the extent assignable, an irrevocable, nonexclusive and assignable license (exercisable without payment of royalty or other compensation to such Pledgor) to use, license or sublicense or otherwise exploit any of the Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all software and computer programs used for the compilation or printout thereof.

(i) Except with the prior consent of Collateral Agent or as permitted under the Credit Agreement, such Pledgor shall not execute any financing statement or other document or instrument, and there will not be on file in any public office any effective financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of Collateral Agent or in respect of Permitted Liens, and such Pledgor shall not sell, assign, transfer, license, grant any option in, or create any Lien, claim, security interest or other encumbrance on or with respect to the Intellectual Property, or suffer to exist any effective Lien, claim, security interest or other encumbrance on or with respect to the Intellectual Property, except for the security interest created by and under this Security Agreement and Permitted Liens as otherwise permitted by the Credit Agreement.

(j) It shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would materially impair or prevent the creation of a security interest in, or the assignment of, such Pledgor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts.

SECTION 4.10. Inspection and Verification. Collateral Agent or any representative designated by Collateral Agent shall have the same access and inspection rights as granted to the Lenders by the Borrowers pursuant to Section 5.6(b) of the Credit Agreement; provided that, upon the occurrence and during the continuance of an Event of Default, Collateral Agent and its representatives shall at all times have the right to enter any premises of such Pledgor and inspect any property of such Pledgor where any of the Security Agreement Collateral of such Pledgor is located for the purpose of inspecting the same, observing its use, protecting its interests therein,

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or otherwise exercising the remedies provided under Article V at any time during normal business hours and without advance notice. For the avoidance of doubt, in respect of Accounts or Security Agreement Collateral in the possession of any third Person, upon the occurrence and during the continuance of an Event of Default, Collateral Agent or any designated representative shall have the right to contact such account debtors or third Persons in possession of such Security Agreement Collateral for verification purposes. Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any other Secured Party.

SECTION 4.11. Payment of Taxes; Contesting Liens; Claims. Such Pledgor represents and warrants that all Charges imposed on or assessed against the Security Agreement Collateral have been paid and discharged except to the extent such Charges constitute Permitted Liens of the types set forth in clauses (a) and (b)(i) of Section 6.3 of the Credit Agreement. Notwithstanding the foregoing, such Pledgor may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof is made in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Pledgor. Notwithstanding the foregoing provisions of this Section 4.11, no contest of any such obligation may be pursued by such Pledgor if such contest would expose Collateral Agent or any other Secured Party to any possible criminal liability.

SECTION 4.12. Transfers and Other Liens. Such Pledgor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Security Agreement Collateral pledged by it hereunder except as permitted by the Credit Agreement. Such Pledgor shall not make or permit to be made an assignment for security, pledge or hypothecation of the Security Agreement Collateral or shall grant any other Lien in respect of the Security Agreement Collateral, except as permitted by Section 6.3 of the Credit Agreement.

SECTION 4.13. Government Contracts. Such Pledgor shall promptly notify the Collateral Agent, in writing, if it enters into any contract with a Governmental Authority under which such Governmental Authority, as account debtor, owes a monetary obligation to any Pledgor under any Account in excess of $1,000,000.

ARTICLE V

REMEDIES

SECTION 5.01. Remedies. Upon the occurrence and during the continuance of any Event of Default, Collateral Agent may from time to time exercise in respect of the Security Agreement Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it by any applicable Requirement of Law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Security Agreement Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Security Agreement Collateral):

(a) Personally, or by agents or attorneys, immediately take possession of the Security Agreement Collateral or any part thereof, from any Pledgor or any other Person who

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then has possession of any part thereof with or without notice or process of law, and for that purpose may enter on any Pledgor’s premises where any of the Security Agreement Collateral is located without any obligation to a Pledgor to pay rent, remove such Security Agreement Collateral with or without judicial process, remain present at such premises to receive copies of all communications and remittances relating to the Security Agreement Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(b) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Security Agreement Collateral and file any claim or take any other action or proceeding to protect and realize upon the security interest of the Secured Parties in the Security Agreement Collateral, including notifying, or requiring any Pledgor to notify, the obligor or obligors on any agreement, instrument or other obligation constituting part of the Security Agreement Collateral of the security interest of the Collateral Agent therein and/or instructing, or requiring any Pledgor to instruct, such obligor to make any payment required by the terms of such agreement, instrument or other obligation directly to Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided that, in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such notice and/or instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) pay such amounts into the Collateral Account; the Collateral Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Pledgors shall furnish all such reasonable assistance and information as the Collateral Agent may reasonably require in connection with such test verifications, and the Collateral Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts;

(c) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Security Agreement Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d) Take possession of the Security Agreement Collateral or any part thereof by directing any Pledgor in writing to deliver the same to Collateral Agent at any place or places so designated by Collateral Agent, in which event such Pledgor shall at its own expense: (i) forthwith cause the same to be moved to the place or places designated by Collateral Agent and there delivered to Collateral Agent, (ii) store and keep any Security Agreement Collateral so delivered to Collateral Agent at such place or places pending further action by Collateral Agent and (iii) while the Security Agreement Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Security Agreement Collateral as contemplated in this Section 5.01(d) is of the essence hereof. Upon application to a court of equity having jurisdiction, Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

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(e) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Security Agreement Collateral for application to the Secured Obligations as provided in Article VII of the Credit Agreement;

(f)Retain and apply the Distributions to the Secured Obligations as provided in the Credit Agreement;

(g) Exercise any and all rights as beneficial and legal owner of the Security Agreement Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Security Agreement Collateral; and

(h) All the rights and remedies of a secured party on default under the UCC, and Collateral Agent may also in its sole discretion, without notice except as specified in Section 5.02, sell, assign or grant a license to use the Security Agreement Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and on such other terms as Collateral Agent deems commercially reasonable. Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Security Agreement Collateral at any such public sale, and to the extent permitted by law, upon any such private sale, and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Security Agreement Collateral sold, assigned or licensed at such sale, credit bid, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Security Agreement Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases, to the fullest extent permitted by law, all rights or equities of redemption, stay and appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent may sell the Security Agreement Collateral without giving any warranties as to the Security Agreement Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  Collateral Agent shall not be obligated to make any sale of Security Agreement Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against Collateral Agent arising by reason of the fact that the price at which any Security Agreement Collateral may have been sold, assigned or licensed at such a private sale was less than the price that might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Security Agreement Collateral to more than one offeree.  The Collateral Agent may also in its sole discretion, and it would not be deemed commercially unreasonable, to dispose of the Security Agreement Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Security Agreement Collateral or that have the reasonable capability of doing so, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the UCC and that any

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sale of Security Agreement Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Pledgor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the UCC.

(i) Upon the written demand of Collateral Agent, each Pledgor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Intellectual Property and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

(j) In the event of any Disposition of any of the Intellectual Property by the Collateral Agent pursuant to the exercise of remedies under this ARTICLE V, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Pledgor shall supply the Collateral Agent or its designee with such Pledgor’s know-how and expertise, and with documents and things embodying the same, relating to the exploitation of such Intellectual Property, including the manufacture, distribution, advertising, marketing and sale of products or the provision of services under such Intellectual Property, and such Pledgor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising, marketing and sale of such products and services.

SECTION 5.02. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale shall be required by law, ten days’ notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, during the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 5.03. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Collateral Agent’s taking possession or Collateral Agent’s disposition of any of the Security Agreement Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right that such Pledgor would otherwise have at law or under equity, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Collateral Agent’s rights hereunder and (c) all rights or equities of redemption, appraisal, valuation, stay, extension and moratorium now or hereafter in force under any applicable law. Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this ARTICLE V in the absence of gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization on, any Security Agreement Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Security Agreement Collateral so sold, optioned or realized on, or any part thereof, from, through or under such Pledgor.

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SECTION 5.04. Certain Security Agreement Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(b) If the Collateral Agent shall determine that in order to exercise its right to sell any or all of the Securities Collateral it is necessary or advisable to have such Collateral registered under the provisions of the Securities Act (any such Collateral, the “Restricted Securities Collateral”), the relevant Pledgor will cause each applicable Issuer (and the officers and directors thereof) that is a Pledgor or a Subsidiary of a Pledgor to (A) execute and deliver all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register such Restricted Securities Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (B) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Restricted Securities Collateral, or that portion thereof to be sold, and (C) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Pledgor agrees to cause each applicable Issuer (and the officers and directors thereof) to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of the Securities Act.

(c) Each Pledgor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other applicable Requirements of Law.  Each Pledgor further agrees that a breach of any of the covenants contained in this ARTICLE V will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this ARTICLE V shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for

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specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

SECTION 5.05. No Waiver; Cumulative Remedies. (a) No failure on the part of Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guarantees. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(b) In the event that Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Collateral Agent, then and in every such case, the Pledgors, Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Security Agreement Collateral, and all rights, remedies and powers of Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 5.06. Application of Proceeds.  After the exercise of remedies provided for in ARTICLE VII of the Credit Agreement (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized (in a manner consistent with Section 2.7(j) of the Credit Agreement)) any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Collateral Agent or any Secured Party in cash or cash equivalents will be applied in reduction of the Secured Obligations in the order set forth in the Credit Agreement.  Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Agreement Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

ARTICLE VI

OBLIGATIONS ABSOLUTE; WAIVERS

SECTION 6.01. Liability of the Pledgors Absolute. Each Pledgor agrees that its obligations hereunder are irrevocable, absolute, independent, unconditional, and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a pledgor or surety, except for payment in full of the Secured Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Pledgor agrees as follows:

(a) the obligations of each Pledgor hereunder are independent of the obligations of each other Pledgor and each guarantor of the obligations of the Loan Parties, and separate actions may be brought and prosecuted against such Pledgor whether or not any action is brought against any other Pledgor or guarantor, and whether or not such other Pledgor or guarantor is joined in any such actions;

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(b) payment by any Loan Party of a portion of the Secured Obligations shall in no way limit, affect, modify or abridge such Pledgor’s grant hereunder securing any portion of the Secured Obligations that has not been paid. By way of example and without limiting the generality of the foregoing, if Collateral Agent is awarded a judgment in any suit brought to enforce any Loan Party’s covenant to pay a portion of the Secured Obligations, such judgment shall not be deemed to release such Pledgor from its grant hereunder securing the portion of the Secured Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Pledgor, limit, affect, modify or abridge any other Pledgor’s grant hereunder securing the Secured Obligations;

(c) upon such terms as Collateral Agent deems appropriate, without obligation to give notice or demand, without affecting the validity or enforceability hereof, and without giving rise to any reduction, limitation, impairment, discharge or termination of the security interests granted hereunder or such Pledgor’s liability hereunder, Collateral Agent may, from time to time, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place and manner or terms of payment of any of the Secured Obligations in accordance with the terms of the other Loan Documents; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any of the Secured Obligations or any agreement relating thereto, or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other pledges as security for any of the Secured Obligations, and take and hold security for the payment hereof or any of the Secured Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any of the Secured Obligations, any guarantees of any of the Secured Obligations, or any other obligation of any Person (including any other Pledgor) with respect to any of the Secured Obligations; (v) enforce and apply any security now or hereafter held by it in respect hereof or any of the Secured Obligations, and direct the order or manner of sale thereof, or exercise any other right or remedy that it may have against any such security, including foreclosure on any such security in accordance with one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is economically reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Pledgor against any other Loan Party, or any security for any of the Secured Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(d) this Agreement and such Pledgor’s obligations hereunder shall be valid and enforceable, and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of all the Secured Obligations), including the occurrence of any of the following (whether or not such Pledgor shall have had notice or knowledge of any of them): (i) any failure or omission to assert or enforce, any agreement or election not to assert or enforce, or any stay or enjoining by order of any court, by operation of law or otherwise, of the exercise or enforcement of any claim or demand, or any right, power or remedy (whether arising under the Loan Documents, at law, in equity, or otherwise) with respect to the Secured Obligations or any agreement related thereto, or with respect to any other guarantee of or security for the payment of the Secured Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any agreement or instrument executed pursuant thereto, or any guarantee or other security for the

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Secured Obligations or any agreement relating thereto at any time being found to be illegal, invalid or unenforceable in any respect; (iii) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Secured Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Secured Obligations); (iv) consent of Collateral Agent or any other Secured Party to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any Subsidiary thereof, and to any corresponding restructuring of the Secured Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Secured Obligations; (vi) any defenses, set-offs or counterclaims that any Loan Party may allege or assert against Collateral Agent or any other Secured Party in respect of the Secured Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction, and usury; and (vii) any other act, thing or omission, or delay to do any other act or thing, that in any manner and to any extent may vary such Pledgor’s risk as a grantor of security securing the Secured Obligations.

SECTION 6.02. General Waivers. Each Pledgor hereby waives, for the benefit of Collateral Agent and the Secured Parties: (a) all rights to require Collateral Agent or any other Secured Party, as a condition to exercising Collateral Agent’s rights hereunder against the Security Agreement Collateral, to (i) proceed against any other Loan Party, any other pledgor (including any other Pledgor) of security securing any of the Secured Obligations, or any other Person, (ii) proceed against or exhaust any security held from any other Loan Party, any such other pledgor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Collateral Agent or any other Secured Party in favor of any other Loan Party or any other Person, or (iv) pursue any other remedy whatsoever in the capacity of secured party; (b) any defense arising by reason of incapacity, lack of authority, or any disability or other defenses of any other Loan Party, including any defense based on or arising from the lack of validity or enforceability of any of the Secured Obligations or any agreement or instrument relating thereto, or by reason of the cessation of the liability of any other Loan Party from any cause other than the payment in full of all the Secured Obligations; (c) any defense based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based on errors or omissions by Collateral Agent or any other Secured Party in the administration of any of the Secured Obligations, except behavior that amounts to bad faith, gross negligence or willful misconduct; (e) any principles or provisions of law, statutory or otherwise, that are or may be in conflict with the terms hereof, and any legal or equitable discharge of such Pledgor’s obligations hereunder; (f) the benefit of any statute of limitations affecting such Pledgor’s counterclaims; (g) promptness, diligence and any requirement that Collateral Agent or any other Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (h) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of any of the Secured Obligations or any agreement related thereto, notices of any extension of credit to any other Loan party and notices of any of the matters referred to in Section 6.01, and any right to consent to any thereof; and (i) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate pledgors or sureties, or that may conflict with the terms hereof.

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SECTION 6.03. California Waivers.  For purposes of this Section 6.03 only, references to the “principal” include each Loan Party and references to the “creditor” include each Secured Party. In accordance with Section 2856 of the California Civil Code, each Pledgor waives all rights and defenses (i) available to such Pledgor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses such Pledgor may have by reason of protection afforded to the principal with respect to any of the Secured Obligations, or to any other Person liable for any of the Secured Obligations, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such Person’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Secured Obligation (or any obligation of any other Person of any of the Secured Obligations), has destroyed such Pledgor’s right of subrogation and reimbursement against the principal (or such other Person), by operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 6.03. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This Section 6.03 is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Secured Obligations.

SECTION 6.04. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Security Agreement Collateral (including, without limitation, real property and securities owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Collateral Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Collateral Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Collateral Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Collateral Agent or the Secured Parties under this Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Concerning Collateral Agent. (a) Collateral Agent has been appointed as Collateral Agent pursuant to Article VIII of the Credit Agreement. The actions of Collateral Agent hereunder are subject to the provisions of the Credit Agreement. Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Security Agreement Collateral), in accordance with this Agreement and the Credit Agreement. Collateral Agent may employ agents and attorneys-in-fact in connection herewith. Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and

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become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.

(b) Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Security Agreement Collateral in its possession if such Security Agreement Collateral is accorded treatment substantially equivalent to that which Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Security Agreement Collateral.

(c) Collateral Agent shall be entitled to rely on any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, on advice of counsel selected by it.

(d) With respect to any of its rights and obligations as a Lender, Collateral Agent shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity as a Lender. Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with such Pledgor or any Affiliate of such Pledgor to the same extent as if Collateral Agent were not acting as Collateral Agent.

(e) If any item of Security Agreement Collateral also constitutes collateral granted to Collateral Agent under any other Collateral Document, in the event of any conflict between the provisions hereof and the provisions of such other Collateral Document in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 7.02. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If an Event of Default shall have occurred and be continuing, Collateral Agent may (but shall not be obligated to) remedy or cause to be remedied any such breach, and may expend funds for such purpose; provided that, Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation that such Pledgor fails to pay or perform as and when required hereby and that such Pledgor does not contest in accordance with the provision of Section 6.3 of the Credit Agreement. Any and all amounts so expended by Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 7.03. Neither the provisions of this Section 7.02 nor any action taken by Collateral Agent pursuant to the provisions of this Section 7.02 shall prevent any such failure by any Pledgor to observe any covenant contained in this Agreement nor any breach of warranty from constituting an Event of

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Default. Each Pledgor hereby appoints Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time during the continuance of an Event of Default in Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents that Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, including, without limitation, any or all of the following actions:

(i) to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Collateral Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Collateral Agent may deem reasonably appropriate;

(iv) to receive, open and dispose of mail addressed to a Pledgor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Pledgor on behalf of and in the name of such Pledgor, or securing, or relating to such Collateral;

(v) to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes;

(vi) to adjust and settle claims under any insurance policy relating thereto;

(vii) to execute and deliver all assignments, conveyances, statements, financing statements, continuation financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Collateral Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated herein;

(viii) to institute any foreclosure proceedings that the Collateral Agent may deem appropriate;

(ix) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Collateral;

(x) to exchange any of the Pledged Equity Interests or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the Issuer thereof and, in connection therewith, deposit any of the Pledged Equity Interests with any committee, depository, transfer agent, registrar or other

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designated agency upon such terms as the Collateral Agent may reasonably deem appropriate;

(xi) after written notice to such Pledgor in accordance with Section 4.08, to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Equity Interests into the name of the Collateral Agent or one or more of the Secured Parties or into the name of any transferee to whom the Pledged Equity Interests or any part thereof may be sold pursuant to ARTICLE V hereof;

(xii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;

(xiii) to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(xiv) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral;

(xv) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the security interests created hereby in such Intellectual Property and the goodwill and General Intangibles of such Pledgor relating thereto or represented thereby; and

(xvi) do and perform all such other acts and things as the Collateral Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

The foregoing grant of authority is an irrevocable power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.  The Collateral Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Collateral Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Collateral Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  This power of attorney is conferred on the Collateral Agent solely to protect, preserve and realize upon its security interest in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.

SECTION 7.03. Expenses. Each Pledgor will promptly pay to Collateral Agent the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and the fees and expenses of any experts and agents, that Collateral Agent may incur in connection with this Agreement, including all costs and expenses relating to (a) any and all

33

US-DOCS\79724997.5

filings and other actions taken to ensure the attachment, perfection and priority of, and the ability of Collateral Agent to enforce, Collateral Agent’s security interest in the Security Agreement Collateral; (b) any action, suit or other proceeding affecting the Security Agreement Collateral or any part thereof commenced, in which action, suit or proceeding Collateral Agent is made a party or participates or in which the right to use the Security Agreement Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of Collateral Agent to defend or uphold the Lien hereof (including any action, suit or proceeding to establish or uphold the compliance of the Security Agreement Collateral with any requirements of any Governmental Authority or law); (c) the collection of the Secured Obligations; (d) the enforcement and administration hereof; (e) the custody or preservation of, or the sale of, collection from, or other realization on, any of the Security Agreement Collateral; (f) the exercise or enforcement of any of the rights of Collateral Agent or any Secured Party hereunder; or (g) the failure by any Pledgor to perform or observe any of the provisions hereof.  All amounts expended by Collateral Agent and payable by any Pledgor under this Section 7.03 shall be due upon demand therefor (together with interest thereon accruing at the default rate during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Secured Obligations. Each Pledgor’s obligations under this Section 7.03 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 7.04. Indemnity.

(a) Indemnity. Each Pledgor agrees to indemnify, defend and hold harmless Collateral Agent and each of the other Secured Parties, and the officers, directors, employees, agents and Affiliates (collectively, “Related Parties”) of Collateral Agent and each of the other Secured Parties (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including settlement costs), expenses or disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest where the Indemnitees affected by such conflict informs such Pledgor of such conflict and thereafter retains their own counsel, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such Indemnitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any other Loan Document (including any misrepresentation by any Pledgor in this Agreement or any other Loan Document) (the “Indemnified Liabilities”); provided that, no Pledgor shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision of a court of competent jurisdiction that such Indemnified Liabilities arose from the gross negligence, bad faith or willful misconduct of that Indemnitee or any of its Related Parties. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Pledgor shall contribute the maximum portion that it is permitted to pay and satisfy under

34

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applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(b) Survival. The obligations of the Pledgors contained in this Section 7.04 shall survive the termination hereof and the discharge of the Pledgors’ other obligations under this Agreement, the Credit Agreement, any Guaranty, any Specified Hedge Agreement, any agreement with respect to Cash Management Obligations and under the other Loan Documents.

(c) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Security Agreement Collateral.

SECTION 7.05. Continuing Security Interest; Assignment.

(a) This Agreement shall create a continuing security interest in the Security Agreement Collateral and shall (a) remain in full force and effect until the Discharge of Secured Obligations, (b) be binding on the Pledgors, their respective successors and assigns, and (c) inure, together with the rights and remedies of the Lender hereunder, to the benefit of Collateral Agent and the other Secured Parties and each of their respective permitted successors, transferees and assigns. No other Persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer any Secured Obligation held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the other Loan Documents and any Specified Hedge Agreement or agreement with respect to Cash Management Obligations to which such Secured Party is a party; provided, that in the case of any such assignment or transfer of Secured Obligation in connection with any Specified Hedge Agreement or agreement with respect to Cash Management Obligations to a Person other than a Qualified Counterparty, such obligation shall cease to be a Secured Obligation and such other Person shall not become vested with the benefits in respect thereof granted to the transferring Secured Party.

(b) This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Secured Party as a preference, fraudulent conveyance or otherwise under any Debtor Relief Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Collateral Agent or any Secured Party in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

SECTION 7.06. Termination; Release. Upon Discharge of Secured Obligations, or upon any partial release of Security Agreement Collateral in accordance with the other Loan Documents, the security interests granted hereby shall terminate hereunder and of record, and all rights to the Security Agreement Collateral shall revert to the Pledgors, it being understood that in the case any such partial release, the security interests granted hereby shall terminate

35

US-DOCS\79724997.5

hereunder and of record only with respect to such Security Agreement Collateral subject to such partial release. Upon any such termination, Collateral Agent shall, at the Pledgors’ expense, execute and deliver to the Pledgors such documents, and take such other actions, as the Pledgors reasonably request to evidence such termination.

Notwithstanding anything to the contrary contained herein, in connection with Section 9.14 of the Credit Agreement, Collateral Agent and the other Secured Parties agree to cooperate with each Pledgor with respect to any sale of Security Agreement Collateral permitted by Section 6.5 of the Credit Agreement and under the other Loan Documents and promptly take such action and execute and deliver such instruments and documents necessary to release the Liens and security interests created hereby relating to any of the assets or property affected by any sale of Security Agreement Collateral permitted by Section 6.5 of the Credit Agreement and under the other Loan Documents (including, without limitation, any necessary Uniform Commercial Code amendment, termination or partial termination statement).

SECTION 7.07. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 7.08. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to any Pledgor, addressed to it at the address of HII set forth in the Credit Agreement, and if to Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7.08.

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT, IN ACCORDANCE WITH CHOICE-OF-LAW PRINCIPLES, THAT THE PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER, OR REMEDIES HEREUNDER IN RESPECT OF ANY ITEM OR

36

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TYPE OF SECURITY AGREEMENT COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) Each Pledgor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Collateral Agent or any Secured Party, or any related party of the foregoing in any way relating to this Agreement or the transactions relating hereto in any forum other than the courts the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.

(c) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.08. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability of Provisions. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such

37

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prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.12. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 7.13. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 7.14. No Credit for Payment of Taxes or Imposition. Each Pledgor shall not be entitled to any credit against the principal, premium (if any), or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums that may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Security Agreement Collateral or any part thereof.

SECTION 7.15. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Security Agreement Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 7.16. No Release Under Agreements; No Liability of Collateral Agent or Secured Parties. Nothing set forth in this Agreement shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Security Agreement Collateral, or from any liability to any Person under or in respect of any of the Security Agreement Collateral, or shall impose any obligation on Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed, or shall impose any liability on Collateral Agent or any other Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any Specified Hedge Agreement or agreement with respect to Cash Management Obligations, any representation or warranty on the part of the Pledgor contained in this Agreement, the Credit Agreement, the Guaranties or the other Loan Documents, or under or in respect of the Security Agreement Collateral or made in connection herewith or therewith. The obligations of the Pledgor contained in this Section 7.16 shall survive the termination hereof and the discharge of the Pledgor’s other obligations under this Agreement, the Credit Agreement, any Guaranty, any

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Specified Hedge Agreement, any agreement with respect to Cash Management Obligations and the other Loan Documents.

SECTION 7.17. Obligations Absolute. Subject to Section 9.14 of the Credit Agreement, all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor or any other Loan Party;

(b) any lack of validity or enforceability of the Credit Agreement, any Guaranty, any Specified Hedge Agreement, any agreement with respect to Cash Management Obligations or any other Loan Document, or any other agreement or instrument relating thereto;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Guaranty, any other Loan Document, any Specified Hedge Agreement, any agreement with respect to Cash Management Obligations or any other agreement or instrument relating thereto;

(d) any pledge, exchange, release or nonperfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any Guaranty, for all or any of the Secured Obligations, except to the extent that any such amendment, waiver or consent expressly relieves such Pledgor of any obligations;

(e) any exercise, nonexercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Guaranty, any Specified Hedge Agreement, any agreement with respect to Cash Management Obligations or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 5.03; or

(f) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Pledgor.

SECTION 7.18. Marshaling; Payments Set Aside. Collateral Agent shall not be under any obligation to marshal any assets in favor of any Pledgor or any other Person or against or in payment of any or all of the Secured Obligations.

SECTION 7.19. Release of Pledgors. If any Pledgor is released from its Guaranty in accordance with the provisions of the Credit Agreement and of such Guaranty, then Collateral Agent shall (at the expense of the applicable Borrowers) take all action necessary to release its security interest in that portion of the Security Agreement Collateral owned by such Pledgor, and shall release such Pledgor from its obligations hereunder (other than obligations intended to survive the termination hereof), in each case subject to and in accordance with Section 9.14 of the Credit Agreement.

SECTION 7.20. Consent of Issuers of Pledged Equity Interests. Any Pledgor that is an Issuer hereby acknowledges, consents and agrees to the grant of the security interests in such Pledged Equity Interests by the applicable Pledgors pursuant to this Agreement, together with all

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rights accompanying such security interest as provided by this Agreement and applicable Requirements of Law, notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such Issuer.

SECTION 7.21. Secured Parties. Each Secured Party that is not a party to the Credit Agreement who obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Collateral Agent pursuant to the terms of the Credit Agreement, and with respect to the actions and omissions of the Collateral Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Collateral Agent and each of its Affiliates shall be entitled to all of the rights, benefits and immunities conferred under Article VIII of the Credit Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Pledgors and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

HERBALIFE INTERNATIONAL, INC.,
a Nevada corporation, as a Pledgor

By:
Name:
Title:

HERBALIFE INTERNATIONAL OF AMERICA, INC., a Nevada
corporation, as a Pledgor

By:
Name:
Title:

HLF FINANCING US, LLC, a Delaware limited liability company, as a
Pledgor

By:
Name:
Title:

HERBALIFE INTERNATIONAL OF EUROPE, INC., a California
corporation, as a Pledgor

By:
Name:
Title:

HERBALIFE TAIWAN, INC.,
a California corporation, as a Pledgor

By:
Name:
Title:

[Signature Page to Security Agreement]

US-DOCS\79724997.5

HERBALIFE INTERNATIONAL DO BRASIL, LTDA., a corporation
dually organized in Brazil and Delaware, as a Pledgor

By:
Name:
Title:

HERBALIFE KOREA CO., LTD., a corporation dually organized in
Korea and Delaware, as a Pledgor

By:
Name:
Title:

HERBALIFE VENEZUELA HOLDINGS, LLC, a Delaware corporation,
as a Pledgor

By:
Name:
Title:

HERBALIFE MANUFACTURING LLC, a Delaware limited liability
company, as a Pledgor

By:
Name:
Title:

WH LUXEMBOURG INTERMEDIATE HOLDINGS S.À R.L. LLC, a
Delaware limited liability company, as a Pledgor

By:
Name:
Title:

[Signature Page to Security Agreement]

US-DOCS\79724997.5

HERBALIFE INTERNATIONAL (THAILAND), LTD., a California
corporation, as a Pledgor

By:
Name:
Title:

HERBALIFE VH INTERMEDIATE INTERNATIONAL, LLC, a
Delaware limited liability company, as a Pledgor

By:
Name:
Title:

HERBALIFE VH INTERNATIONAL LLC, a Delaware limited liability company, as a Pledgor

By:
Name:
Title:

[Signature Page to Security Agreement]

US-DOCS\79724997.5

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral
Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Security Agreement]

US-DOCS\79724997.5

SCHEDULE 3.04(b)

COMMERCIAL TORT CLAIMS

None.

45

US-DOCS\79724997.5

EXHIBIT A

[FORM OF]

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

COPYRIGHTS

United States Copyright Office

Ladies and Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Pledgors party thereto (each a “Pledgor” and collectively, the “Pledgors”) and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties referenced therein, the undersigned Pledgor has granted a continuing security interest in and continuing lien upon the copyrights and copyright applications shown on Schedule 1 attached hereto to the Collateral Agent for the ratable benefit of the Secured Parties.

The undersigned Pledgor and the Collateral Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing copyrights and copyright applications (a) may only be terminated in accordance with the terms of the Agreement and (b) is not to be construed as an assignment of any copyright or copyright application.

Very truly yours,

[PLEDGOR]

By:
Name:
Title:

46

Acknowledged and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as

Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

47

US-DOCS\79724997.5

EXHIBIT B

[FORM OF]

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

PATENTS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Pledgors party thereto (each a “Pledgor” and collectively, the “Pledgors”) and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties referenced therein, the undersigned Pledgor has granted a continuing security interest in and continuing lien upon the patents and patent applications shown on Schedule 1 attached hereto to the Collateral Agent for the ratable benefit of the Secured Parties.

The undersigned Pledgor and the Collateral Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing patents and patent applications (a) may only be terminated in accordance with the terms of the Agreement and (b) is not to be construed as an assignment of any patent or patent application.

Very truly yours,

[PLEDGOR]

By:
Name:
Title:

48

US-DOCS\79724997.5

Acknowledged and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as

Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

49

US-DOCS\79724997.5

EXHIBIT  C

[FORM OF]

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

TRADEMARKS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Security Agreement dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), and among the Pledgors party thereto (each a “Pledgor” and collectively, the “Pledgors”) and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”) for the Secured Parties referenced therein, the undersigned Pledgor has granted a continuing security interest in and continuing lien upon the trademarks and trademark applications shown on Schedule 1 attached hereto to the Collateral Agent for the ratable benefit of the Secured Parties.

The undersigned Pledgor and the Collateral Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in the foregoing trademarks and trademark applications (a) may only be terminated in accordance with the terms of the Agreement and (b) is not to be construed as an assignment of any trademark or trademark application.

Very truly yours,

[PLEDGOR]

By:
Name:
Title:

50

Acknowledged and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as

Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

B-51

EXHIBIT B

to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(a) of the Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company(société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373, HLF Financing US, LLC, a Delaware limited liability company, Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company(société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006, Herbalife International, Inc., a Nevada corporation, the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Lenders and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Credit Lenders. Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

1. I am the duly elected, qualified and acting [__________________]2 of Parent.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Parent and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  [Except as specified on Attachment 2,]3[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.

4. Attached hereto as Attachment 3 is a reasonably detailed calculation of the Financial Maintenance Covenant for the Relevant Reference Period.

5. The sum of all cash and cash equivalents of Parent and its Restricted Subsidiaries [was]

[2]	Insert title of Responsible Officer of Parent.
[3]	Attachment 2 should be included if there is any Default or Event of Default.

[was not] less than $200,000,000 as of the last day of each fiscal quarter during the Relevant Reference Period.

6. In accordance with Section 5.14 of the Credit Agreement, the undersigned hereby certifies as follows:

a.

the aggregate (without duplication) Loan Party Consolidated EBITDA for the most recently ended four fiscal quarter attributable to the Loan Parties as a group [was] [was not] less than 80.0% of the Consolidated EBITDA of Parent and its Restricted Subsidiaries on a consolidated basis for such four fiscal quarter of Parent ended as of the above date; and

b.

the aggregate (without duplication) Loan Party Assets of the Loan Parties as a group as of the last day of the most recently ended fiscal quarter [was] [was not] less than 80.0% of total assets of Parent and its Restricted Subsidiaries on a consolidated basis as of the last day of such fiscal quarter, in each case calculated pursuant to Section 5.14 of the Credit Agreement.4

7.[Attached hereto as Attachment 4 is an updated Perfection Certificate, signed by a Responsible Officer, (A) setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Collateral Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(ii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(ii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(ii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(ii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).]5

[Signature page follows]

[4]

If either 6.a or 6.b was not met as of the date specified, additional guarantors must be added to meet the 80.0% requirement within 60 days (or such later date as may be agreed by the Term Administrative Agent in its sole discretion) after the date of this Compliance Certificate.

[5]	To be included solely with respect to the concurrent delivery of annual audited financial statements pursuant to Section 5.1 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this day of ________, 20__ in the name of and on behalf of Parent.

HERBALIFE LTD.

By:
Name:
Title:

Attachment 1

to Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended

                  , 20_   .

[Attach Financial Statements.]

B

Attachment 1

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Attachment 2

to Exhibit B

[Description of Default or Event of Default, if applicable]

[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto]

B

Attachment 2

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Attachment 3

to Exhibit B

For the quarter/year ended ___________________, ____ (“Statement Date”)

I. Total Leverage Ratio.

A.	Consolidated Total Debt at Statement Date:	$______

B.	Consolidated EBITDA for Subject Period (Line II.A.10 below):	$______

C.	Total Leverage Ratio (Line I.A / Line I.B):	__ to 1.00

Maximum permitted:

Four Fiscal Quarters Ending as of	Maximum Total Leverage Ratio
June 30, 2017 through June 30, 2018	4.25 to 1.00
July 1, 2018 through December 31, 2020	3.75 to 1.00
January 1, 2021 and thereafter	3.25 to 1.00

II. Consolidated EBITDA

Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$______

2.	Consolidated Interest Expense for Subject Period:	$______

3.	Provision for income taxes for Subject Period:	$______

4.	Depreciation expenses for Subject Period:	$______

5.	Amortization expenses for Subject Period (including amortization of deferred fees and the accretion of original issue discount):	$______

B

Attachment 3

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Attachment 3

to Exhibit B

6.

All other noncash items subtracted in determining Consolidated Net Income (including any noncash charges and noncash equity based compensation expenses related to any grant of stock, stock options or other equity-based awards (including, without limitation, restricted stock units or stock appreciation rights) of Parent or any of its Restricted Subsidiaries recorded under GAAP, noncash charges related to warrants or other derivative instruments classified as equity instruments that will result in equity settlements and not cash settlements, and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for Subject Period:

$______

7.	Nonrecurring expenses and charges for Subject Period:	$______

8.

Fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of the Credit Agreement and the other Loan Documents and any amendments or waivers thereof and (ii) the on-going compliance with the Credit Agreement and the other Loan Documents) for Subject Period:

$______

9.

Aggregate amount of all noncash items and nonrecurring gains or credits, determined on a consolidated basis, to the extent such items were added in determining Consolidated Net Income for Subject Period:

$______

10.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 - 9):	$______

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Attachment 4

to Exhibit B

[Attach updated Perfection Certificate]

B

Attachment 4

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EXHIBIT C

to the Credit Agreement

FORM OF CLOSING CERTIFICATE

FOR

HLF FINANCING S.À R.L.

HLF FINANCING US, LLC

HERBALIFE LTD.

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

HERBALIFE INTERNATIONAL, INC.

dated February 15, 2017

Pursuant to subsection 4.1(g) of the Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each,

C-1

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an “Agent”), the undersigned [________], the [title] of each Borrower, hereby certifies as follows:

1. The Refinancing has been consummated prior to or substantially concurrently with the Borrowing under the Senior Lien Term Loan Facility on the Closing Date.

2. The representations and warranties made by the Loan Parties in or pursuant to the Loan Documents are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

3 .No Default or Event of Default has occurred and is continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.

4. [Attached hereto are copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals are in full force and effect.] [No consents, licenses or approvals are required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party.]6

[Signature page follows]

[6]	Select as appropriate.

C-2

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IN WITNESS WHEREOF, on behalf of each Borrower, the undersigned has hereunto set his name as of the date first set forth above.

HLF FINANCING S.À R.L.

HLF FINANCING US, LLC

HERBALIFE LTD.

HERBALIFE INTERNATIONAL

LUXEMBOURG S.À R.L.

HERBALIFE INTERNATIONAL, INC.

By:
Name:
Title:

C-3

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Exhibit D

PERFECTION CERTIFICATE

This Perfection Certificate, dated as of February [ ● ], 2017 (this “Certificate”), is delivered in accordance with Section 4.01(a) of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among HLF Financing S.à.r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à.R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”); and in accordance with that certain Security Agreement, dated as of the date hereof (the “Security Agreement”), among the Term Loan Borrowers and the other Pledgors in favor of the Collateral Agent. Undefined capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement and the Security Agreement, as applicable.

The undersigned hereby certifies to Collateral Agent and the other Secured Parties that he is the [ ● ] of Parent, and that as such [s]he is qualified to deliver this Certificate, and further certifies as follows:

I.	Identification Matters
A.

Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), and the organizational identification number of each Loan Party are as follows:

Loan Party	Organization Type	Jurisdiction of Formation	Organizational ID	Federal Employer ID

B.

Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below, no Loan Party has changed its name, jurisdiction of organization or corporate structure in any way (whether by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past six months:

[ ● ]

C.

Chief Executive Offices and Mailing Addresses. For each Loan Party, the address of its chief executive office, and its preferred mailing address (if different from the address of the chief executive office), is set forth below:

Loan Party	Address of Chief Executive Office	Mailing Address (if different from CEO address)

D.	Sanctioned Countries.

Does any Loan Party or any of its subsidiaries or affiliates derive any revenue from Belarus, Myanmar (Burma), Cuba, Iran, Libya, North Korea, Sudan, Syria, or Zimbabwe (each a “Sanctioned Country”)?

[ ● ]

Is any Loan Party or any of its subsidiaries or affiliates (a) located, organized or resident in a Sanctioned Country, (b) conduct any business in a Sanctioned Country or (c) conduct any business with entities or individuals subject of sanctions or located, organized or resident in a Sanctioned Country?

[ ● ]

II.	Information regarding Special Collateral
A.

Intellectual Property. For each Loan Party, set forth below is a list of all copyrights and copyright applications, patents and patent applications, trademarks and trademark applications, intellectual property licenses to which such Loan Party is a party, and other intellectual property owned or used, or hereafter adopted, held or used:

[ ● ]

Patent License

[ ● ]

Trademark License

[ ● ]

U.S. and International Patents

Country	Title	Application Number/ Patent Number	Filing Date	Issue Date	Owner/ Assignee	Status

U.S. Registered Copyrights

Title	Copyright Number	Registration Date	Owner/Claimant

Domain Names

Domain Name	Paid Through Date	Status

Trademarks

[ ● ]

B.	Electronic Chattel Paper. For each Loan Party (other than any Foreign Obligor), set forth below is a complete list of all Electronic Chattel Paper of any such Loan Party: [ ● ]

C.

Instruments, Tangible Chattel Paper and Documents. For each Loan Party (other than any Foreign Obligor), set forth below is a complete list of all Instruments, Tangible Chattel Paper and Documents of any such Loan Party:

Documents: [ ● ].

Instruments: [ ● ].

Tangible Chattel Paper: [ ● ].

D.

Equity Interests and Certificated Securities. For each Loan Party, set forth below is a complete list of (i) all issued and outstanding equity interests and any certificated securities owned by each Loan Party that is incorporated in the United States of America in their respective Subsidiaries and (ii) all other issued and outstanding equity interests and any certificated securities owned by each Loan Party that is organized in the United States of America:

Subsidiaries:

Issuer	Owner	Number and Percentage of Shares Outstanding Owned by Loan Parties	Certificate Number	Class and Nature (Voting, Non-Voting, Preferred, Etc.)

E.	Insurance. For each Loan Party, set forth below is a description of the insurance coverage for all of the Loan Parties: [See attached.]

F.

Owned Real Property. For each Loan Party (other than any Foreign Obligor), set forth below is a list of all real property owned by such Loan Party with a value in excess of $50,000,000, such list to include (a) the name of the Loan Party owning such property, (b) the number of buildings located on such property, (c) the property address, (d) the city, county, state and zip code which such property is located, and (e) the fair market value of such property:

Name of Loan Party

Number of Buildings

Property Address:

Location:

Fair Market Value:

III. AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of itself and each other Loan Party, hereby authorizes Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings), continuation statements, and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether the Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. The undersigned, on behalf of itself and each other Loan Party, agrees to provide such information to Collateral Agent promptly upon request.  Such financing statements or amendments may describe the Collateral as “all assets” or “all personal property, whether now owned or hereafter acquired,” or in any other manner that Collateral Agent deems necessary or advisable to ensure the perfection of the security interests granted under the Collateral Documents.

IN WITNESS WHEREOF, the undersigned hereto has executed this Perfection Certificate as of the date first written above.

By:
Name:
Title:

EXHIBIT E

to the Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the [Term Administrative Agent][Revolver Administrative Agent]7 as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[and is an Affiliate/Approved Fund of [identify Lender]]8

3.	[Term Loan Borrowers: HLF Financing S.à r.l., HLF Financing US, LLC]

[7]	Select as appropriate
[8]	Select as appropriate

E-1-1

[Revolver Borrowers:	Herbalife Ltd., Herbalife International Luxembourg S.à R.L., Herbalife International, Inc.][9]

4.[Term Administrative Agent: Credit Suisse AG, Cayman Islands Branch]

[Revolver Administrative Agent: Coöperatieve Rabobank U.A., New York Branch]10

5.

Credit Agreement:  The Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

[9]	Select as appropriate
[10]	Select as appropriate

E-1-2

6.	Assigned Interest:

Assignor[s][11]	Assignee[s][12]	Facility Assigned[13]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[14]	CUSIP Number

		____________	$_______________	$_________	____________%
		____________	$_______________	$_________	____________%
		____________	$_______________	$_________	____________%

Effective Date:  ______________, 20__ [TO BE INSERTED BY THE APPLICABLE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the [Term Administrative Agent][Revolver Administrative Agent]15 a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about each Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature page follows]

[11]	List each Assignor, as appropriate.
[12]	List each Assignee, as appropriate.
[13]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Revolving Credit Commitment”, “Term Loan”, “Term Loan Commitment”, etc.).

[14]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[15]	Select as appropriate.

E-1-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

Consented to and Accepted:

[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Term Administrative Agent

By:
Name:
Title:

[Coöperatieve Rabobank U.A., New York Branch

as Revolver Administrative Agent

By:
Name:
Title:

By:
Name:
Title:][16]

[16]	Select as appropriate.

E-1-4

[Consented to:]17

[Term Loan Borrowers

HLF FINANCING S.À R.L.

HLF FINANCING US, LLC]

[Revolver Borrowers

HERBALIFE LTD.

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

HERBALIFE INTERNATIONAL, INC.]18

By:
Name:
Title:

[17]	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.
[18]	Select as appropriate.

E-1-5

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT DATED AS OF FEBRUARY 15, 2017 AMONG HLF FINANCING S.À R.L., HLF FINANCING US, LLC, HERBALIFE LTD., HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L., HERBALIFE INTERNATIONAL, INC., THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS OR ENTITIES FROM TIME TO TIME PARTIES THERETO AS LENDERS, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS AND COLLATERAL AGENT, AND COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, AS AN ISSUING BANK AND AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor.  Each Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of the other Loan Parties or their respective Subsidiaries and Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of the other Loan Parties or their respective Subsidiaries and Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2. Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (viii) attached to the Assignment and Assumption hereto is any documentation

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US-DOCS\79710835.5  Senior Junior Intercreditor Agreement

required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments.  From and after the Effective Date, the Administrative Agents shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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US-DOCS\79710835.5  Senior Junior Intercreditor Agreement

Exhibit F-1

To the Credit Agreement

[FORM OF]19

SENIOR/JUNIOR INTERCREDITOR AGREEMENT

dated as of

[●], 20[  ],

among

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Initial Senior Lien Agent,

[      ],

as Initial Junior Lien Agent,

HFL FINANCING S.À R.L.,

HLF FINANCING US, LLC,

HERBALIFE INTERNATIONAL, INC.,

HERBALIFE LTD. and

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.,

as the Borrowers

the Subsidiaries of Herbalife Ltd.

from time to time party hereto, and

each other party from time to time party hereto.

THIS IS THE SENIOR/JUNIOR INTERCREDITOR AGREEMENT REFERRED TO IN (A) ANY SENIOR LIEN COLLATERAL DOCUMENT (AS DEFINED HEREIN), (B) ANY JUNIOR LIEN COLLATERAL DOCUMENT (AS DEFINED HEREIN) AND (C) ANY SENIOR LIEN CREDIT AGREEMENT (AS DEFINED HEREIN), ANY JUNIOR LIEN CREDIT AGREEMENT (AS DEFINED HEREIN) AND THE OTHER SECURITY DOCUMENTS REFERRED TO IN SUCH CREDIT AGREEMENTS.

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NTD: Appropriate modifications required by or agreed to by the Administrative Agent will be made to this form to reflect the existence of other intercreditor agreements in effect at the time this form of agreement is entered into.

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Table of Contents

		Page

ARTICLE 1
DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	3
Section 1.3	Rules of Construction	12

ARTICLE 2
LIEN PRIORITY

Section 2.1	Priority of Liens	12
Section 2.2	Waiver of Right to Contest Liens	14
Section 2.3	Remedies Standstill	14
Section 2.4	Exercise of Rights	16
Section 2.5	No New Liens	18
Section 2.6	Similar Liens and Agreements	19
Section 2.7	Waiver of Marshalling	20
Section 2.8	No Waiver by Senior Lien Secured Parties	20
Section 2.9	Rights as Unsecured Creditors	20

ARTICLE 3
ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	21
Section 3.2	Agent for Perfection	21
Section 3.3	Sharing of Information and Access	21
Section 3.4	Insurance and Condemnation Awards	22
Section 3.5	No Additional Rights For the Credit Parties Hereunder	22
Section 3.6	Payments Over	22

ARTICLE 4
APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	23
Section 4.2	Specific Performance	24
Section 4.3	Certain Agreements with Respect to Unenforceable Liens	24

ARTICLE 5
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

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THIS INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [●], 20[  ], among (a) CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), in its capacity as collateral agent (together with its successors and assigns in such capacity, the “Initial Senior Lien Agent”) for the financial institutions, lenders and investors party from time to time to any Senior Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees under any Senior Lien Credit Agreement, the “Initial Senior Lien Lenders”) (such Initial Senior Lien Lenders, together with the Initial Senior Lien Agent and any other secured parties under any Senior Lien Credit Agreement, the “Senior Lien Secured Parties”), (b) [        ], in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Initial Junior Lien Agent”) for the financial institutions, lenders and investors party from time to time to any Junior Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Initial Junior Lien Lenders”) (such Initial Junior Lien Lenders, together with the Intial Junior Lien Agent and any other secured parties under any Junior Lien Credit Agreement, the “Junior Lien Secured Parties”), (c) HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), (e) certain subsidiaries of the Borrowers from time to time party hereto and (f) each Additional Senior Pari Passu Agent and Additional Junior Pari Passu Agent from time to time party hereto pursuant to Section 7.20 hereof.

RECITALS

A. Pursuant to that certain Credit Agreement dated as of February 15, 2017, among the Borrowers, Coöperatieve Rabobank U.A., New York Branch, as an issuing bank and as administrative agent for the Revolving Credit Lenders (as defined therein), CS, as administrative agent for the Term Loan Lenders (as defined therein), the Senior Lien Lenders and the Initial Senior Lien Agent (the “Initial Senior Lien Credit Agreement”), the Initial Senior Lien Lenders have agreed to make certain loans to the Borrowers.

B. Pursuant to one or more guaranties, each dated as of February 15, 2017 (the “Senior Lien Guaranties”), the Senior Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrowers’s obligations under the Initial Senior Lien Documents.

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C. As a condition to the effectiveness of the Initial Senior Lien Credit Agreement and to secure the obligations of the Borrowers and the Senior Lien Guarantors (the Borrowers, the Senior Lien Guarantors and each other direct or indirect subsidiary or parent of the Borrowers or any of their affiliates that is now or hereafter becomes a party to any Senior Lien Document, collectively, the “Senior Lien Credit Parties”) under and in connection with the Senior Lien Documents, the Senior Lien Credit Parties have granted to the Initial Senior Lien Agent (for the benefit of the Senior Lien Secured Parties) Liens on the Collateral.

D. Pursuant to that certain Junior Lien Credit Agreement dated as of the date hereof among the Borrowers, the Junior Lien Lenders, and the Initial Junior Lien Agent (the “Initial Junior Lien Credit Agreement”), the Initial Junior Lien Lenders have agreed to make certain loans to the Borrowers.

E. Pursuant to one or more guaranties dated as of the date hereof (the “Junior Lien Guaranties”), the Junior Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrowers’s obligations under the Initial Junior Lien Documents.

F. As a condition to the effectiveness of the Initial Junior Lien Credit Agreement and to secure the obligations of the Borrowers and the Junior Lien Guarantors (the Borrowers, the Junior Lien Guarantors and each other direct or indirect subsidiary or parent of the Borrowers or any of their affiliates that is now or hereafter becomes a party to any Junior Lien Document, collectively, the “Junior Lien Credit Parties”) under and in connection with the Junior Lien Documents, the Junior Lien Credit Parties have granted to the Initial Junior Lien Agent (for the benefit of the Junior Lien Secured Parties) Liens on the Collateral.

G. Each of the Initial Senior Lien Agent (on behalf of the Senior Lien Secured Parties) and the Initial Junior Lien Agent (on behalf of the Junior Lien Secured Parties) and, by their acknowledgment hereof, the Senior Lien Credit Parties and the Junior Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 UCC Definitions.  The following terms which are defined in uncapitalized form or otherwise used in the Uniform Commercial Code are used herein as so defined or used, as the context requires:  Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Document of Title, Electronic Chattel Paper, Commodities Account, Commodities Contract, Financial Asset, Fixtures, Futures Account, Futures Contract, General Intangible, Instrument, Intangible, Inventory, Investment Property, Letter-of-Credit Right, Money, Payment Intangible, Promissory Note, Records, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

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Section 1.2 Other Definitions.  Subject to Section 1.1 hereof, as used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Junior Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Junior Lien Credit Agreement or any “Incremental Equivalent Debt” (as defined in the Junior Lien Credit Agreement) secured on a pari passu basis to the Junior Lien Obligations, and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt (as defined in the Senior Lien Credit Agreement) (in each case, to the extent permitted hereunder)) all or any portion of the Junior Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt), in each case secured on a pari passu basis to the Junior Lien Obligations, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder.

“Additional Junior Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Junior Lien Credit Agreement or representative for the holders of any obligations under an Additional Junior Lien Credit Agreement, including any holder of an irrevocable power of attorney it being understood and agreed that no Additional Junior Pari Passu Agent (if other than a Junior Lien Agent) shall hold any Lien on Collateral.

“Additional Senior Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Initial Senior Lien Credit Agreement or any “Incremental Equivalent Debt” (as defined in the Senior Lien Credit Agreement) and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Pari Passu Secured Refinancing Debt) (in each case, to the extent permitted hereunder) all or any portion of the Senior Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt or Permitted Pari Passu Secured Refinancing Debt), whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, in each case secured on a pari passu basis to the Senior Lien Obligations.

“Additional Senior Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Senior Lien Credit Agreement or representative for the holders of any obligations under an Additional Senior Lien Credit Agreement, it being understood and agreed that no Additional Senior Pari Passu Agent (if other than a Senior Lien Agent) shall hold any Lien on Collateral.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

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“Agent(s)” means individually the Senior Lien Agent or the Junior Lien Agent and collectively means both the Senior Lien Agent and the Junior Lien Agent.

“Agreement” has the meaning assigned to that term in the introduction to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrowers” has the meaning assigned to that term in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Collateral” means all Property now owned or hereafter acquired by the Borrowers or any Guarantor in or upon which a Lien is granted or purported to be granted to any Senior Lien Agent or any Junior Lien Agent under any of the Senior Lien Collateral Documents or Junior Lien Collateral Documents, respectively, together with all rents, issues, profits, products and Proceeds thereof.

“Comparable Junior Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any Senior Lien Collateral Document, the Junior Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Credit Party.

“Control Collateral” means any Collateral consisting of any Certificated Security (as defined in Section 8−102 of the Uniform Commercial Code), Commodities Account, Commodities Contract, Deposit Account, Futures Account, Futures Contract, Instruments, Investment Property and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Credit Documents” means, collectively, the Senior Lien Documents and the Junior Lien Documents.

“Credit Parties” means, collectively, the Senior Lien Credit Parties and the Junior Lien Credit Parties.

“CS” has the meaning assigned to that term in the introduction to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any provision of any statute governing the existence of any artificial legal person permitting that legal person to propose a compromise or an arrangement with respect to any class of its creditors, including plans of arrangement under applicable corporation law statutes.

“Declined Junior Lien” has the meaning set forth in Section 2.6 hereof.

“Defaulting Creditor” has the meaning set forth in Section 8.6(c) hereof.

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“DIP Financing” has the meaning set forth in Section 6.1(a) hereof.

“Discharge of Senior Lien Obligations” means, subject to refinancing and reinstatement pursuant to Sections 5.3 and 5.4, the time at which (i) all the Senior Lien Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto) have been paid in full in cash and all Commitments (or commitments defined by reference to a similar term) (as defined in any Senior Lien Credit Agreement) have been terminated, (ii) all letters of credit issued under any Senior Lien Credit Agreement have been terminated or expired or cash collateral or backstop letters of credit in respect thereof in compliance with such Senior Lien Credit Agreement have been delivered (or such other arrangements reasonably satisfactory to the Senior Lien Agent relating to such Senior Lien Credit Agreement and each applicable issuing bank have been made) and (iii) adequate provision satisfactory to the applicable Senior Lien Secured Parties shall have been made for any contingent or unliquidated Senior Lien Obligations related to claims, causes of action or other liabilities that have been asserted by the Senior Lien Secured Parties and for which reimbursement or indemnification is required under the Senior Lien Documents.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Event of Default” means an “Event of Default” or similar term under and as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Excluded Subsidiary” means (a) with respect to Senior Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Senior Lien Credit Agreement and (b) with respect to the Junior Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Junior Lien Credit Agreement.

“Exercise of Any Secured Creditor Remedies”, “Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means, except as otherwise provided in the final sentence of this definition:

(a)  the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(b)  the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)  the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

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(d)  the appointment on the application of a Secured Party of a trustee, receiver, receiver and manager or interim receiver or similar official of all or part of the Collateral or a monitor for any of the Senior Lien Credit Parties;

(e)  the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

(f)  the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law in respect of the applicable Secured Party’s Senior Lien Obligations or Junior Lien Obligations;

(g)  the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral; and

(h)  commencing or joining with any Person in commencing, or petitioning for or voting in favor of any resolution for, any action or proceeding described in clauses (a) through (g) above.

For the avoidance of doubt, the filing of a proof of claim in any Insolvency Proceeding and the seeking of adequate protection or the taking of any other action expressly permitted under Section 2.3(b) hereof (other than clause (vi) of such Section 2.3(b)) shall not be deemed to constitute an Exercise of Any Secured Creditor Remedies or an Exercise of Secured Creditor Remedies.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any of the Senior Lien Guarantors or Junior Lien Guarantors.

“Indebtedness” has the meaning provided in any Senior Lien Credit Agreement and any Junior Lien Credit Agreement as in effect on the date hereof.

“Initial Junior Lien Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Initial Junior Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Initial Junior Lien Documents” means “Loan Documents” (as defined in the Initial Junior Lien Credit Agreement).

“Initial Senior Lien Agent” has the meaning assigned to that term in the introduction to this Agreement.

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“Initial Senior Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Initial Senior Lien Documents” means “Loan Documents” (as defined in the Initial Senior Lien Credit Agreement).

“Insolvency Proceeding” means (a) any case, action or proceeding (including the filing of any proposal or intent to file a proposal) before any court or other Governmental Authority relating to bankruptcy, reorganization, arrangement, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) or (b) undertaken under any Debtor Relief Laws.

“Junior Lien Agent” means (a) the Initial Junior Lien Agent and any successor thereto and (b) any Additional Junior Lien Agent that becomes a party to any Junior Lien Pari Passu Intercreditor Agreement to which the Initial Junior Lien Agent is a party.

“Junior Lien Collateral Documents” means all “Security Documents” (or similar documents defined by reference to any similar term) as defined in any Junior Lien Credit Agreement (including any Junior Lien Guaranty), and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more Junior Lien Credit Parties in connection with any Junior Lien Credit Agreement (including any intercreditor or joinder agreement among holders of Junior Lien Obligations).  For purposes of clarity, any Junior Lien Credit Agreement and any notes or other instruments issued thereunder shall not constitute a Junior Lien Collateral Document, unless such Junior Lien Credit Agreement or any such note or other instrument purports to create a security interest in any Collateral for the benefit of the Junior Lien Secured Parties.

“Junior Lien Credit Agreement” means individually or collectively, (a) the Initial Junior Lien Credit Agreement and (b) any Additional Junior Lien Credit Agreement.

“Junior Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“Junior Lien Documents” means any Junior Lien Credit Agreement, any Junior Lien Guaranty, any Junior Lien Collateral Document and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Junior Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Junior Lien Agent or any other Junior Lien Secured Party, in connection with any of the foregoing or any Junior Lien Credit Agreement.

“Junior Lien Guarantors” means the collective reference to (a) Parent, and each Subsidiary of Parent that is party to any Junior Lien Guaranty, other than any Excluded Subsidiary, and (b) any other Person that becomes a guarantor under any Junior Lien Guaranty.  The term “Junior Lien Guarantors” shall include all “Guarantors” under and as defined in any Junior Lien Credit Agreement in effect on the date hereof.

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“Junior Lien Guaranty” has the meaning assigned to that term in the recitals to this Agreement and also includes any other guaranty made by a Junior Lien Guarantor guaranteeing, inter alia, the payment and performance of any Junior Lien Obligations.

“Junior Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” or similar term under any Junior Lien Credit Agreement.

“Junior Lien Obligations” means any and all obligations of every nature of each Junior Lien Credit Party from time to time owed to the Junior Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Junior Lien Document, including all “Obligations” (or obligations defined by reference to any similar term) as defined in any Junior Lien Credit Agreement, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition or application in bankruptcy with respect to such Junior Lien Credit Party, would have accrued on any Junior Lien Obligation, whether or not a claim is allowed against such Junior Lien Credit Party for such interest or premium in the related bankruptcy proceeding), letter of credit commissions (if applicable), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any Junior Lien Document.

“Junior Lien Pari Passu Intercreditor Agreement” means an agreement among the Borrowers, certain subsidiaries of Parent party thereto, the Junior Lien Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, in a form to be agreed but substantially similar to the form provided as Exhibit F-3 to the Initial Senior Lien Credit Agreement; provided, however, that nothing therein shall contravene the provisions of this Agreement.

“Junior Lien Secured Parties” has the meaning assigned to that term in the introduction to this Agreement.

“Junior Pari Passu Agents” means, collectively, the Initial Junior Lien Agent and each Additional Junior Pari Passu Agent, or, individually, a “Junior Pari Passu Agent”.

“Lenders” means, collectively, all of the Senior Lien Lenders and the Junior Lien Lenders.

“Lien” means any mortgage, pledge, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

“Lien Priority” means, with respect to any Lien of the Senior Lien Secured Parties or the Junior Lien Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1 hereof.

“Maximum Senior Lien Amount” means the sum of (a) the aggregate principal amount of all loans outstanding (together with unused commitments) under any Senior Lien Credit Agreement

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on the date of this Agreement, plus (b) the aggregate principal amount of one or more incremental term loans incurred by or available to the Senior Lien Credit Parties pursuant to and in accordance with any Senior Lien Credit Agreement as in effect on the date of this Agreement or pari passu incremental equivalent debt incurred by or available to the Senior Lien Credit Parties in accordance with any Senior Lien Credit Agreement as in effect on the date of this Agreement (without giving effect to any amendments, waivers or consents thereto), plus (c) 20.0% of the amounts in clauses (a) and (b).

“New Senior Lien Agent” has the meaning set forth in Section 5.3 hereof.

“New Senior Lien Loan Documents” has the meaning set forth in Section 5.3 hereof.

“Party” means the Senior Lien Agent or the Junior Lien Agent, and “Parties” means both the Senior Lien Agent and the Junior Lien Agent.

“Permitted Junior Secured Refinancing Debt” means any “Permitted Junior Secured Refinancing Debt” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Permitted Pari Passu Secured Refinancing Debt” means any “Permitted Pari Passu Secured Refinancing Debt” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Permitted Refinancing” means any “Permitted Refinancing” as defined in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” has the meaning set forth in Section 8.2(e) hereof.

“Purchase Event” has the meaning set forth in Section 8.1 hereof.

“Purchase Notice” has the meaning set forth in Section 8.1 hereof.

“Purchase Obligations” has the meaning set forth in Section 8.1 hereof.

“Purchase Rejection” has the meaning set forth in Section 8.1 hereof.

“Purchase Price” has the meaning set forth in Section 8.3 hereof.

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“Purchasing Creditors” has the meaning set forth in Section 8.2 hereof.

“Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property.

“Reorganization Securities” has the meaning set forth in Section 6.9 hereof.

“Secured Parties” means, collectively, the Senior Lien Secured Parties and the Junior Lien Secured Parties.

“Senior Lien Agent” means (a) the Initial Senior Lien Agent and any successor thereto and (b) any “Senior Class Debt Representative” that becomes a party to any Senior Lien Pari Passu Intercreditor Agreement to which the Initial Senior Lien Agent is a party.

“Senior Lien Collateral Documents” means all “Security Documents” (or similar documents defined by a similar term) as defined in any Senior Lien Credit Agreement (including any Senior Lien Guaranty), and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by one or more Senior Lien Credit Parties in connection with any Senior Lien Credit Agreement (including any intercreditor or joinder agreement among holders of Senior Lien Obligations).  For purposes of clarity, any Senior Lien Credit Agreement and any notes or other instruments issued thereunder shall not constitute a Senior Lien Collateral Document, unless such Senior Lien Credit Agreement or any such note or other instrument purports to create a security interest in any Collateral for the benefit of the Senior Lien Secured Parties.

“Senior Lien Credit Agreement” means, individually or collectively, (a) the Initial Senior Lien Credit Agreement and (b) any Additional Senior Lien Credit Agreement.

“Senior Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“Senior Lien Documents” means any Senior Lien Credit Agreement, any Senior Lien Guaranty, any Senior Lien Collateral Document and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Senior Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Senior Lien Agent or any other Senior Lien Secured Party, in connection with any of the foregoing or any Senior Lien Credit Agreement.

“Senior Lien Guarantors” means the collective reference to (a) Parent, and each Subsidiary of Parent that is party to a Senior Lien Guaranty, other than any Excluded Subsidiary, and (b) any other Person that becomes a guarantor under any Senior Lien Guaranty.

“Senior Lien Guaranty” has the meaning assigned to that term in the recitals to this Agreement and also includes any other guaranty made by a Senior Lien Guarantor guaranteeing, inter alia, the payment and performance of any Senior Lien Obligations.

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“Senior Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” (or Person defined by a similar term) under any Senior Lien Credit Agreement.

“Senior Lien Obligations” means any and all obligations of every nature of each Senior Lien Credit Party from time to time owed to the Senior Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Senior Lien Document, including all “Obligations” (or obligations defined by reference to a similar term) as defined in any Senior Lien Credit Agreement, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition in bankruptcy with respect to such Senior Lien Credit Party, would have accrued on any Senior Lien Obligation, whether or not a claim is allowed against such Senior Lien Credit Party for such interest or premium in the related bankruptcy proceeding), letter of credit commissions (if applicable), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any Senior Lien Document.  Notwithstanding the foregoing, if the aggregate principal amount of loans outstanding under the Senior Lien Credit Agreements is in excess of the Maximum Senior Lien Amount, then only that portion of such principal amount equal to the Maximum Senior Lien Amount shall be included in “Senior Lien Obligations”.

“Senior Lien Pari Passu Intercreditor Agreement” means an agreement among the Borrowers, certain subsidiaries of Parent party thereto, the Senior Lien Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, if any, the form of which is provided as Exhibit F-3 to the Initial Senior Lien Credit Agreement.

“Senior Lien Recovery” shall have the meaning set forth in Section 5.4 hereof.

“Senior Lien Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Senior Pari Passu Agents” means, collectively, the Initial Senior Lien Agent and each Additional Senior Pari Passu Agent, or, individually, a “Senior Pari Passu Agent”.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or, in each case, any Permitted Refinancing thereof), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Standstill Period” has the meaning assigned to such term in Section 2.3(a) hereof.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

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“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non perfection or priority or availability of such remedy, as the case may be.

“United States” means the United States of America.

Section 1.3 Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause and schedule references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement to any agreement, instrument or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Except as otherwise provided herein, any reference herein to the repayment in full of an obligation means the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1 Priority of Liens.

(a)  Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Senior Lien Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Junior Lien Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the Senior Lien Agent or the Junior Lien Agent (or Senior Lien Secured Parties or Junior Lien Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, Debtor Relief Laws or any other applicable law, or of the Senior Lien Documents or the Junior Lien Documents (in each case, other than the provisions of this Agreement), (iv) whether the Senior Lien

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Agent or the Junior Lien Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the Senior Lien Obligations or the Junior Lien Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the Senior Lien Agent or the other Senior Lien Lenders or the Junior Lien Agent or the other Junior Lien Lenders securing any of the Senior Lien Obligations or Junior Lien Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Junior Lien Obligations or the Senior Lien Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, and the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, hereby agree that:

(1)  any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Junior Lien Agent or any Junior Lien Secured Party that secures all or any portion of the Junior Lien Obligations shall in all respects be junior and subordinate to all Liens granted to the Senior Lien Agent and the other Senior Lien Secured Parties in the Collateral to secure all or any portion of the Senior Lien Obligations; and

(2)  any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Senior Lien Agent or any Senior Lien Secured Party that secures all or any portion of the Senior Lien Obligations shall in all respects be senior and prior to all Liens granted to the Junior Lien Agent or any Junior Lien Secured Party in the Collateral to secure all or any portion of the Junior Lien Obligations.

(b)  Notwithstanding any failure by any Senior Lien Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the Senior Lien Secured Parties, the priority and rights as between the Senior Lien Secured Parties and the Junior Lien Secured Parties with respect to the Collateral shall be as set forth herein.

(c)  The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, acknowledges and agrees that, concurrently herewith, the Senior Lien Agent, for the benefit of itself and the Senior Lien Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Junior Lien Agent has been granted Liens and the Junior Lien Agent hereby consents thereto.  The Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, acknowledges and agrees that, concurrently herewith, the Junior Lien Agent, for the benefit of itself and the Junior Lien Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Senior Lien Agent has been granted Liens and the Senior Lien Agent hereby consents thereto.  The subordination of Liens by the Junior Lien Agent in favor of the Senior Lien Agent as set forth herein shall not be deemed to subordinate the Junior Lien Agent’s Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person.

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Section 2.2 Waiver of Right to Contest Liens.

(a)  The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the Senior Lien Agent and the other Senior Lien Secured Parties in respect of the Collateral or the provisions of this Agreement.  The Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties, agrees that none of the Junior Lien Agent or the other Junior Lien Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Senior Lien Agent or any Senior Lien Secured Party under the Senior Lien Documents with respect to the Collateral, other than as expressly permitted by this Agreement.  The Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties, hereby waives any and all rights it or the Junior Lien Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which the Senior Lien Agent or any Senior Lien Lender seeks to enforce its Liens in any Collateral.  The foregoing shall not be construed to prohibit the Junior Lien Agent from enforcing the provisions of this Agreement or any claims it, or any other Junior Lien Secured Party, may have against the Senior Lien Agent or any other Senior Lien Secured Party that are not the subject matter of this Agreement.

(b)  The Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the Junior Lien Agent or the other Junior Lien Secured Parties in respect of the Collateral or the provisions of this Agreement.  The foregoing shall not be construed to prohibit the Senior Lien Agent or any other Senior Lien Secured Party from enforcing the provisions of this Agreement.

Section 2.3 Remedies Standstill.

(a)  The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of Senior Lien Obligations shall have occurred, neither the Junior Lien Agent nor any Junior Lien Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the prior written consent of the Senior Lien Agent, and will not take, receive or accept any Proceeds of Collateral; provided, however, that the Junior Lien Agent may Exercise Any Secured Creditor Remedies after a period of 120 days (which period shall be tolled during any period in which the Senior Lien Agent is not entitled, on behalf of the Senior Lien Secured Parties, to Exercise any Secured Creditor Remedies as a result of (A) any injunction issued by a court of competent jurisdiction or (B) the automatic stay or any other stay or prohibition in any Insolvency Proceeding) has elapsed since the date on which the Junior Lien Agent has delivered to the Senior Lien Agent

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written notice of the acceleration of the Indebtedness outstanding under the Junior Lien Documents (the “Standstill Period”); provided further, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Junior Lien Agent or any other Junior Lien Secured Party Exercise Any Secured Creditor Remedies, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any Exercise of Any Secured Creditor Remedies, if the Senior Lien Agent or any other Senior Lien Secured Party shall have commenced, and shall be diligently pursuing in good faith the Exercise of Any Secured Creditor Remedies and (ii) after the expiration of the Standstill Period, so long as neither the Senior Lien Agent nor the other Senior Lien Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral, in the event that and for so long as the Junior Lien Secured Parties (or the Junior Lien Agent on their behalf) have commenced any actions to enforce their Lien with respect to all or any material portion of the Collateral to the extent permitted hereunder and are diligently pursuing in good faith such actions, neither the Senior Lien Secured Parties nor the Senior Lien Agent shall take any action of a similar nature with respect to such Collateral without the prior written consent of the Junior Lien Agent; provided that all other provisions of this Agreement (including the turnover provisions of Section 3.6) are complied with.

(b)  The foregoing shall not be construed to prevent the Junior Lien Agent or any Junior Lien Secured Party from (i) filing a claim, proof of claim, statement of interest or any similar form with respect to the Junior Lien Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the Senior Lien Agent or the other Senior Lien Secured Parties on the Collateral or the rights of the Senior Lien Agent or any of the Senior Lien Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading or action filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of the Junior Lien Agent or any Junior Lien Secured Party, (iv) exercising rights and remedies as unsecured creditors, as provided in Section 2.9, (v) inspecting or appraising the Collateral or receiving reports with respect to the Collateral so long as such actions do not interfere in any material respect with the rights of the Senior Lien Secured Parties hereunder and (vi) subject to Section 2.2 and clause (i) of the second proviso of Section 2.3(a) (and subject, generally, to the Lien Priority provisions and application of proceeds provisions set forth herein), enforcing any of its rights and exercising any of its remedies with respect to the Collateral after termination of the Standstill Period.  Except for the actions set forth in clauses (i) through (vi) of this Section 2.3(b), unless and until the Discharge of the Senior Lien Obligations, the sole right of the Junior Lien Agent and the other Junior Lien Secured Parties with respect to the Collateral shall be to receive the Proceeds of the Collateral, if any, remaining after Discharge of Senior Lien Obligations has occurred and in accordance with the Junior Lien Documents and applicable law.

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Section 2.4 Exercise of Rights.

(a)  No Other Restrictions.  Except as expressly set forth in this Agreement, each Senior Lien Secured Party shall have the exclusive right to enforce any and all rights and exercise remedies with respect to the Collateral as it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies, in each case without any consultation with or the consent of the Junior Lien Agent or any other Junior Lien Secured Party; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the provisions of this Agreement.  The Senior Lien Agent may enforce the provisions of the Senior Lien Documents and may Exercise Any Secured Creditor Remedies, all in such order and in such manner as it may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law, and such enforcement and exercise shall include the rights of an agent appointed by the Senior Lien Agent to dispose of Collateral upon foreclosure, to incur expenses in connection with any such disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, any Debtor Relief Law, any relevant Security Document or any other applicable law.  Each of the Junior Lien Agent and each Junior Lien Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either the Senior Lien Agent or any other Senior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is permitted by (or not otherwise prohibited by) the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.   Each of the Senior Lien Agent and each Senior Lien Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either the Junior Lien Agent or any other Junior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is permitted by (or not otherwise prohibited by) the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)  Release of Junior Priority Liens.  In the event of (i) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Lien Agent (other than in connection with a refinancing as described in Section 5.2(c) hereof), or (ii) any sale, transfer or other disposition of all or any portion of the Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as, in the case of this clause (ii), such sale, transfer or other disposition is then permitted by the Senior Lien Documents (or consented to by the requisite Senior Lien Lenders) and the Junior Lien Documents (or consented to by the requisite Junior Lien Lenders), irrespective of whether an Event of Default has occurred, the Junior Lien Agent agrees, on behalf of itself and the Junior Lien Secured Parties that, so long as the Junior Lien Agent, for the benefit of the Junior Lien Secured Parties, shall retain a Lien on the Proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the

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Senior Lien Obligations as provided in Section 4.1(b) hereof), such sale, transfer or other disposition will be free and clear of the Liens on such Collateral (but not the Proceeds thereof) securing the Junior Lien Obligations, and the Junior Lien Agent’s and the Junior Lien Secured Parties’ Liens with respect to the Collateral (but not the Proceeds thereof) so sold, transferred or disposed (and any Junior Lien Guaranty by any Credit Party that, as a result of such sale, transfer or other disposition, is no longer a Subsidiary of the Borrowers) shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Senior Lien Secured Parties’ Liens on such Collateral (and, as applicable, of the Senior Lien Guaranty by such Credit Party).  In furtherance of, and subject to, the foregoing, the Junior Lien Agent agrees that it will promptly execute any and all Lien releases, debt assignments or transfers or other comparable documents reasonably requested by the Senior Lien Agent in connection therewith, in each case in customary form (and in no event on terms less favorable to the Junior Lien Secured Parties than the comparable document with respect to the Senior Lien Secured Parties).  The Junior Lien Agent hereby appoints the Senior Lien Agent and any officer or duly authorized person of the Senior Lien Agent, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Junior Lien Agent and in the name of the Junior Lien Agent or in the Senior Lien Agent’s own name, from time to time, in the Senior Lien Agent’s sole discretion, for the purposes of carrying out the express terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the express purposes of this paragraph, including any financing statements, financing change statements, endorsements, assignments, releases, discharges or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(c)  Release of Senior Priority Liens.  In the event of any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Junior Lien Agent after the expiration of the Standstill Period that is permitted in accordance with clause (ii) to the second proviso in Section 2.3(a) (other than in connection with a refinancing as described in Section 5.2(c) hereof), the Senior Lien Agent agrees, on behalf of itself and the Senior Lien Secured Parties that, so long as the Senior Lien Agent, for the benefit of the Senior Lien Secured Parties, shall retain a Lien on the Proceeds of such sale, transfer or other disposition, such sale, transfer or other disposition will be free and clear of the Liens on such Collateral (but not the Proceeds thereof) securing the Senior Lien Obligations, and the Senior Lien Agent’s and the Senior Lien Secured Parties’ Liens with respect to the Collateral (but not the Proceeds thereof) so sold, transferred or disposed (and any Senior Lien Guaranty by any Credit Party that, as a result of such sale, transfer or other disposition is no longer a Subsidiary of the Borrowers) shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Junior Lien Secured Parties’ Liens on such Collateral (and, as applicable, of the Junior Lien Guaranty by such Credit Party); provided that so long as the Discharge of Senior Lien Obligations has not occurred, the Proceeds of, or payments with respect to, any such release that are received by the Junior Lien Agent or any other Junior Lien Secured Party shall be

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segregated and held in trust and forthwith transferred or paid over to the Senior Lien Agent for the benefit of the Senior Lien Secured Parties in accordance with Section 3.6.  In furtherance of, and subject to, the foregoing, the Senior Lien Agent agrees that it will promptly execute any and all Lien releases debt assignments or transfers or other comparable documents reasonably requested by the Junior Lien Agent in connection therewith, in each case in customary form (and in no event on terms less favorable to the Senior Lien Secured Parties than the comparable document with respect to the Junior Lien Secured Parties).  The Senior Lien Agent hereby appoints the Junior Lien Agent and any officer or duly authorized person of the Junior Lien Agent, until the time at which all the Junior Lien Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Persons entitled thereto) have been paid in full in cash and all Commitments (or commitments defined by reference to a similar term) (as defined in any Junior Lien Credit Agreement) have been terminated, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Senior Lien Agent and in the name of the Senior Lien Agent or in the Junior Lien Agent’s own name, from time to time, in the Junior Lien Agent’s sole discretion, for the purposes of carrying out the express terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the express purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a)  It is the anticipation of the parties that, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, no Junior Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any Junior Lien Obligation which assets are not also subject to the Lien of the Senior Lien Agent under the Senior Lien Documents.  If any Junior Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Lien Obligation which assets are not also subject to the Lien of the Senior Lien Agent under the Senior Lien Documents, then the Junior Lien Agent (or the relevant Junior Lien Secured Party) shall, without the need for any further consent of any other Junior Lien Secured Party, the Borrowers, any Junior Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other Junior Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Senior Lien Agent as security for the Senior Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Senior Lien Agent in writing of the existence of such Lien upon becoming aware thereof.  Without limiting any other right or remedy available to the Senior Lien Agent or the Senior Lien Secured Parties, the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5(a) shall be subject to the turnover provisions in Section 3.6.

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(b)  It is the anticipation of the parties that, until the date upon which the Discharge of Senior Lien Obligations shall have occurred, no Senior Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any Senior Lien Obligation which assets are not also subject to the Lien of the Junior Lien Agent under the Junior Lien Documents (other than as set forth in Section 2.1(d)).  If any Senior Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Senior Lien Obligation which assets are not also subject to the Lien of the Junior Lien Agent under the Junior Lien Documents (other than as set forth in Section 2.1(d)), then the Senior Lien Agent (or the relevant Senior Lien Secured Party) shall, without the need for any further consent of any other Senior Lien Secured Party, the Borrowers, any Senior Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other Senior Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Junior Lien Agent as security for the Junior Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Junior Lien Agent in writing of the existence of such Lien upon becoming aware thereof.

Section 2.6 Similar Liens and Agreements.  The parties hereto acknowledge and agree that it is their intention that the Collateral subject to Liens securing the Senior Lien Obligations and the Collateral subject to Liens securing the Junior Lien Obligations be identical; provided, that this provision will not be violated with respect to any Junior Lien Obligations if the applicable Junior Lien Agent is given a reasonable opportunity to accept a Lien on any asset or property and such Junior Lien Agent states in writing that the Junior Lien Documents in respect thereof prohibit such Junior Lien Agent from accepting a Lien on such asset or property or such Junior Lien Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined lien a “Declined Junior Lien”).  In furtherance of the foregoing, the parties hereto agree:

(a)  to cooperate in good faith in order to determine, upon any reasonable request by the Senior Lien Agent or the Junior Lien Agent, the specific assets included in the Collateral subject to Liens securing the Senior Lien Obligations and the Collateral subject to Liens securing the Junior Lien Obligations, the steps taken to perfect the Liens securing the Senior Lien Obligations thereon and the Liens securing the Junior Lien Obligations thereon and the identity of the respective parties obligated under the Senior Lien Documents and the Junior Lien Documents; and

(b)  that the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the Junior Lien Obligations (and such Liens) shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the Senior Lien Obligations (and such Liens), other than with respect to the senior priority and junior priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement, including the existence of any Declined Junior Lien.

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Section 2.7 Waiver of Marshalling.  Until the Discharge of Senior Lien Obligations, the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law; provided, however, that the Junior Lien Secured Parties shall have the rights expressly provided by Section 2.3(b)(v).

Section 2.8 No Waiver by Senior Lien Secured Parties.  Other than with respect to the actions permitted under clauses (i) through (vi) of Section 2.3(b) hereof, nothing contained herein shall prohibit or in any way limit the Senior Lien Agent or any other Senior Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by the Junior Lien Agent or any other Junior Lien Secured Party, including any request by the Junior Lien Agent or any other Junior Lien Secured Party for adequate protection or any exercise by the Junior Lien Agent or any other Junior Lien Secured Party of any of its rights and remedies under the Junior Lien Documents or otherwise.

Section 2.9 Rights as Unsecured Creditors.  The Junior Lien Agent and the other Junior Lien Secured Parties may, in accordance with the terms of the Junior Lien Documents and applicable law, enforce rights and exercise remedies against the Borrowers and any Junior Lien Guarantor as unsecured creditors (other than initiating or joining in any involuntary case or proceeding under any Insolvency Proceeding with respect to any Credit Party or Exercising any Secured Creditor Remedies); provided that (i) no such action is otherwise inconsistent with the terms of this Agreement and (ii) any judgment Lien obtained by any Junior Lien Secured Party as a result of any such enforcement or exercise of rights shall be subject to the terms of this Agreement for all purposes (including in relation to the Liens of the Senior Lien Secured Parties) as the other Liens of the Junior Lien Secured Parties.  Nothing in this Agreement shall prohibit the receipt by the Junior Lien Agent or any other Junior Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Lien Documents so long as such receipt is not (a) a distribution or recovery in any Insolvency Proceeding in contravention of this Agreement or (b) the direct or indirect result of the enforcement or exercise by the Junior Lien Agent or any other Junior Lien Secured Party of rights or remedies as a secured creditor (including any right of setoff or other Exercise of Any Secured Creditor Remedies) or enforcement in contravention of this Agreement of any Lien securing the Junior Lien Obligations (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor, to the extent such judgment lien applies to Collateral).

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ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted.  The Junior Lien Agent may make such demands or file such claims in respect of the Junior Lien Obligations as it reasonably deems necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure at any time.  Nothing in this Agreement shall prohibit the receipt by the Junior Lien Agent or any Junior Lien Secured Party of the required payments of interest, principal and other amounts owed in respect of the Junior Lien Obligations so long as such receipt is in accordance with and not prohibited by, and not the direct or indirect result of the exercise by the Junior Lien Agent or any Junior Lien Secured Party of rights or remedies as a secured creditor (including set-off) with respect to Collateral or enforcement in contravention of, this Agreement of any Lien held by any of them.

Section 3.2 Agent for Perfection.  The Senior Lien Agent, for and on behalf of itself and each Senior Lien Secured Party, agrees to hold all Collateral in its possession, custody or control (including as defined in Sections 9-104, 9-105, 9-106, 9-107 and 8-106 of the UCC) (or in the possession, custody or control of its agents or bailees) as gratuitous bailee for the Junior Lien Agent solely for the purpose of perfecting or maintaining the perfection of the security interest granted to the Junior Lien Agent in such Collateral, subject to the terms and conditions of this Section 3.2.  None of the Senior Lien Agent or the other Senior Lien Secured Parties shall have any obligation whatsoever to the Junior Lien Agent or the other Junior Lien Secured Parties to assure that the Collateral is genuine or owned by the Borrowers, any Guarantor or any other Person or to preserve rights or benefits of any Person.  The duties or responsibilities of the Senior Lien Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee and/or agent for the Junior Lien Agent for purposes of perfecting the Lien held by the Junior Lien Agent.  So long as the Discharge of Senior Lien Obligations has not occurred, the Senior Lien Agent shall be entitled to deal with the Control Collateral in accordance with the terms of this Agreement and the other Senior Lien Documents as if the Liens in favor of the Junior Lien Secured Parties did not exist.  The Senior Lien Agent is not and shall not be deemed to be a fiduciary of any kind for the Junior Lien Secured Parties or any other Person.  In addition, the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, hereby agrees and acknowledges that other than with respect to Collateral that may be perfected through the filing of a UCC financing statement or other applicable public filing, the Senior Lien Agent’s Liens may be perfected on certain items of Collateral with respect to which the Junior Lien Agent’s Liens would not be perfected but for the provisions of this Section 3.2, and the Junior Lien Agent, on behalf of the Junior Lien Secured Parties, hereby further agrees that the foregoing described in this sentence shall not be deemed a breach of this Agreement.

Section 3.3 Sharing of Information and Access.  In the event that the Junior Lien Agent shall, in the exercise of its rights under any of the Junior Lien Collateral Documents or otherwise, receive possession or control of any books and records of any

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Senior Lien Credit Party which contain information identifying or pertaining to any of the Collateral, the Junior Lien Agent shall, upon request from the Senior Lien Agent and as promptly as practicable thereafter (at the sole expense of the Credit Parties), either make available to the Senior Lien Agent such books and records for inspection and duplication or provide the Senior Lien Agent copies thereof.

Section 3.4 Insurance and Condemnation Awards.  Proceeds of Collateral include insurance proceeds and condemnation awards and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds and condemnation awards.  The Senior Lien Agent and the Junior Lien Agent shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral as set forth in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable.  The Senior Lien Agent shall have the sole and exclusive right, as against the Junior Lien Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of Collateral.  All proceeds of such insurance and any such award, or any payments with respect to a deed in lieu of condemnation, shall be remitted to the Senior Lien Agent, and each of the Senior Lien Agent and Junior Lien Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds or any such awards or payments in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder.  If any Senior Lien Secured Party or Junior Lien Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Senior Lien Secured Party or Junior Lien Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Senior Lien Secured Party or Junior Lien Secured Party.

Section 3.6 Payments Over.  So long as the Discharge of Senior Lien Obligations has not occurred, any Collateral or Proceeds thereof or payment with respect thereto received by the Junior Lien Agent or any Junior Lien Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), other than Reorganization Securities, in contravention of this Agreement or otherwise in a manner which is not consistent with the Lien Priority (or, after the termination of the Standstill Period, in connection with any enforcement of rights or exercise of remedies with respect to the Collateral by the Junior Lien Agent or any other Junior Lien Secured Party) shall be segregated and held in trust and forthwith paid over to the Senior Lien Agent for the benefit of the Senior Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of Senior Lien Obligations occurs, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby appoints the Senior Lien Agent, and any officer or duly authorized person of the Senior Lien Agent, with full power of substitution, as the true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of each Junior Lien Secured Party in the name of the Junior Lien Agent or in the Senior Lien Agent’s own name, from

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time to time, in the Senior Lien Agent’s sole discretion, for the purpose of carrying out the provisions of this Section 3.6 and taking any and all appropriate action and executing and delivering any and all documents and instruments that the Senior Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 3.6 (which appointment, being coupled with an interest, is irrevocable).

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Nature of Certain Senior Lien Obligations.  The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, expressly acknowledges and agrees that (i) any Senior Lien Credit Agreement may include a revolving commitment, that the Senior Lien Agent or any applicable Senior Pari Passu Agent and the other applicable Senior Lien Lenders will apply payments and make advances thereunder; and that no application of any Collateral or the release of any Lien by the Senior Lien Agent upon any portion of the Collateral in connection with a permitted disposition by the Senior Lien Credit Parties under any Senior Lien Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the Senior Lien Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Senior Lien Obligations may be modified, extended or amended from time to time to the extent permitted hereunder, and that the aggregate amount of the Senior Lien Obligations may be increased or refinanced to the extent permitted hereunder, in each event, without notice to or consent by the Junior Lien Secured Parties and without affecting the provisions hereof; and (iii) all Collateral received by the Senior Lien Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the Senior Lien Obligations at any time; provided, however, that from and after the date on which the Senior Lien Agent (or any Senior Lien Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the Senior Lien Agent or any Senior Lien Lender shall be applied as specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, renewal, restatement or refinancing of the Senior Lien Obligations or any portion thereof.

(b)  Application of Proceeds of Collateral.  The Senior Lien Agent and the Junior Lien Agent hereby agree that, so long as the Discharge of Senior Lien Obligations has not occurred, all Collateral and all Proceeds thereof received by the Senior Lien Agent (or any other Senior Lien Secured Party) or the Junior Lien Agent (or any other Junior Lien Secured Party) in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of reasonable and documented out-of-pocket costs and expenses of the Senior Lien Agent in connection with such Exercise of Secured Creditor Remedies, and second, to the payment of the Senior Lien Obligations in accordance with the Senior Lien Documents.  All Collateral and all Proceeds received by the Senior Lien Agent after the Discharge of Senior Lien Obligations has occurred shall be forthwith paid over, in kind or funds and currency received, to the Junior Lien Agent for application to

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the payment of the Junior Lien Obligations in accordance with the Junior Lien Documents.

(c)  Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, the Senior Lien Agent shall have no obligation or liability to the Junior Lien Agent or to any Junior Lien Secured Party regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by the Senior Lien Agent under the terms of this Agreement.

(d)  Turnover of Collateral After Discharge.  Upon the Discharge of Senior Lien Obligations, the Senior Lien Agent shall deliver to the Junior Lien Agent or shall execute such documents as the Junior Lien Agent may reasonably request to enable the Junior Lien Agent to have control over any Control Collateral still in the Senior Lien Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2 Specific Performance.  Each of the Senior Lien Agent and the Junior Lien Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Borrowers or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each of the Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, and the Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3 Certain Agreements with Respect to Unenforceable Liens.  Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding or other proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Junior Lien Agent and the other Junior Lien Secured Parties agree that any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof (other than Reorganization Securities) shall (for so long as the Discharge of Senior Lien Obligations has not occurred) be segregated and held in trust and forthwith paid over to the Senior Lien Agent for the benefit of the Senior Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Junior Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of Senior Lien Obligations has occurred.  Until the Discharge of Senior Lien Obligations occurs, the Junior Lien Agent, for itself and on behalf of each other Junior Lien Secured Party, hereby appoints the Senior Lien Agent, and any officer or agent of the Senior Lien Agent, with full power of substitution, the attorney-in-fact of each Junior Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.3 and taking any action and executing any instrument that the Senior Lien Agent may deem necessary or advisable to

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accomplish the purposes of this Section 4.3, which appointment is irrevocable and coupled with an interest.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a)  All Senior Lien Obligations at any time made or incurred by the Borrowers or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Senior Lien Agent or any Senior Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the Senior Lien Obligations.  All Junior Lien Obligations at any time made or incurred by the Borrowers or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Junior Lien Agent or any Junior Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the Junior Lien Obligations.

(b)  None of the Senior Lien Agent, any Senior Lien Secured Party or any of their respective Affiliates, directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement.  If the Senior Lien Agent or any Senior Lien Secured Party honors (or fails to honor) a request by the Borrowers for an extension of credit pursuant to any Senior Lien Credit Agreement or any of the other Senior Lien Documents, whether the Senior Lien Agent or any Senior Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Lien Credit Agreement or any other Junior Lien Document or an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Senior Lien Agent or any Senior Lien Secured Party otherwise should exercise any of its contractual rights or remedies under any Senior Lien Documents (subject to the express terms and conditions hereof), neither the Senior Lien Agent nor any Senior Lien Secured Party shall have any liability whatsoever to the Junior Lien Agent or any Junior Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement).  The Senior Lien Agent and the other Senior Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any Senior Lien Credit Agreement and any of the other Senior Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Junior Lien Agent or any of the Junior Lien Secured Parties have in the Collateral, except as otherwise expressly set forth in this

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Agreement.  The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that neither the Senior Lien Agent nor any Senior Lien Secured Party shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the Senior Lien Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)  If the Junior Lien Agent or any Junior Lien Secured Party honors (or fails to honor) a request by the Borrowers for an extension of credit pursuant to any Junior Lien Credit Agreement or any of the other Junior Lien Documents, whether the Junior Lien Agent or any Junior Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Senior Lien Credit Agreement or any other Senior Lien Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Junior Lien Agent or any Junior Lien Secured Party otherwise should exercise any of its contractual rights or remedies under the Junior Lien Documents (subject to the express terms and conditions hereof), neither the Junior Lien Agent nor any Junior Lien Secured Party shall have any liability whatsoever to the Senior Lien Agent or any Senior Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement).  The Junior Lien Agent and the other Junior Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Junior Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Senior Lien Agent or any Senior Lien Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement.

Section 5.2 Modifications to Senior Lien Documents and Junior Lien Documents.

(a)  The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, hereby agrees that, without affecting the obligations of the Junior Lien Agent and the other Junior Lien Secured Parties hereunder, the Senior Lien Agent and the other Senior Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the Junior Lien Agent or any Junior Lien Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the Junior Lien Agent or any Junior Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the Senior Lien Documents in any manner whatsoever; provided that, without the consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any Junior Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall (i) contravene any provision of this Agreement, (ii) result in the aggregate principal amount of the loans (together with unused commitments) outstanding under the Senior Lien Credit Agreements exceeding

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the Maximum Senior Lien Amount, (iii) increase the all-in interest rate (including original issue discount and interest rate floors, but excluding fluctuations in the underlying rate indices, customary non-recurrent market-based fees (including any customary and market amendment, consent or waiver fees, and underwriting or arrangement fees) and the imposition of a default rate of 2.00% per annum) applicable to the Senior Lien Obligations by more than 3.00% per annum above the rates as are in effect on the date hereof or (iv) extend the scheduled final maturity date of the Senior Lien Obligations beyond the scheduled final maturity date of the Junior Lien Obligations.

(b)  The Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, hereby agrees that, without affecting the obligations of the Senior Lien Agent and the other Senior Lien Secured Parties hereunder, the Junior Lien Agent and the other Junior Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the Senior Lien Agent or any Senior Lien Secured Party (except to the extent such consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the Senior Lien Agent or any Senior Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the Junior Lien Documents in any manner whatsoever; provided that, without the prior written consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any Senior Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall (i) contravene the provisions of this Agreement, (ii) increase the all-in interest rate (including original issue discount and interest rate floors, but excluding fluctuations in the underlying rate indices, customary non-recurrent market-based fees (including any customary and market amendment, consent or waiver fees, and underwriting or arrangement fees) and the imposition of a default rate of 2.00% per annum) applicable to the Junior Lien Obligations by more than 3.00% per annum above the rates as are in effect on the date hereof, (iii) change to earlier dates any scheduled dates for payment of principal or of interest on Indebtedness under the Junior Lien Documents, (iv) change any negative covenant, default or event of default provisions set forth in the Junior Lien Documents to be more restrictive than the negative covenants, defaults and events of default with respect to the Senior Lien Obligations or add any financial covenant, (v) change the mandatory redemption or prepayment provisions set forth in the Junior Lien Documents in a manner that would require the applicable Junior Lien Obligations to be mandatorily redeemed or prepaid prior to the date(s), if any, set forth in the applicable Junior Lien Document as in effect as of the date hereof (and, if there are no such dates, prior to the final maturity date with respect to the Junior Lien Obligations set forth therein), other than (w) upon the occurrence of an asset sale or other disposition or casualty event (subject to (1) reinvestment rights that are in the aggregate no less favorable to the Borrowers than those under the Junior Lien Documents as in effect on the date hereof and (2) the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable Senior Lien Obligations then outstanding), (x) upon the occurrence of a change of control event, (y) customary acceleration rights following an

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event of default (subject to the limitations in clause (iv) of this paragraph) and (z) upon the incurrence of Indebtedness that is not permitted thereunder (subject to the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable Senior Lien Obligations then outstanding) or (vi) add to the Collateral (or similar term as defined in the Junior Lien Documents) other than as specifically provided by this Agreement.

(c)  Subject to the express limitations set forth in Sections 5.2(a) and 5.2(b), the Senior Lien Obligations and the Junior Lien Obligations may be refinanced, in whole or in part, from time to time, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing transaction under any Senior Lien Document or any Junior Lien Document) of the Senior Lien Agent, the Senior Lien Secured Parties, the Junior Lien Agent or the other Junior Lien Secured Parties, as the case may be, all without affecting the Lien Priority provided for herein or the other provisions hereof; provided, however, that the holders of any class or series of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Senior Lien Agent or the Junior Lien Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Senior Lien Agent or the Junior Lien Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the Senior Lien Documents and the Junior Lien Documents (to the extent such documents survive the refinancing).

(d)  In the event that the Senior Lien Agent or the other Senior Lien Secured Parties and the relevant Credit Party enter into any amendment, modification, waiver or consent in respect of any of the Senior Lien Collateral Documents (other than this Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Junior Lien Collateral Document, in each case, without the consent of any Junior Lien Secured Party and without any action by the Junior Lien Agent, the Borrowers or any other Credit Party; provided that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Liens securing the Junior Lien Obligations or release any such Liens, except to the extent that such release is permitted or required by Section 2.4(b) hereof and provided that there is a concurrent release of the corresponding Liens securing the Senior Lien Obligations, (B) amend, modify or otherwise affect the rights or duties of the Junior Lien Agent without its prior written consent or (C) permit Liens on the Collateral (other than Liens securing any DIP Financing) which are not permitted under the terms of the Junior Lien Documents and (ii) notice of such amendment, modification, waiver or consent shall have been given to the Junior Lien Agent no later than the tenth Business Day following the effective date of such amendment, modification, waiver or consent.

(e)  Each of the Borrowers and the Junior Lien Agent agrees that any Junior Lien Credit Agreement and each Junior Lien Collateral Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the Senior Lien Agent, which approval shall not be unreasonably withheld or delayed.  Each of the

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Borrowers and the Junior Lien Agent further agrees that each Junior Lien Collateral Document covering any Collateral that is comprised of Real Property shall contain such other language as the Senior Lien Agent may reasonably request to reflect the subordination of such Junior Lien Collateral Document to the Senior Lien Collateral Document covering such Collateral pursuant to this Agreement.

Section 5.3 Effect of Refinancing of Indebtedness under Senior Lien Documents.  If the Borrowers refinances, in whole or in part, any Indebtedness outstanding under any of the Senior Lien Documents and provided that (a) such refinancing is permitted hereby and (b) the Borrowers gives to the Junior Lien Agent written notice electing the application of the provisions of this Section 5.3 to such refinancing Indebtedness, then (i) the Discharge of Senior Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement notwithstanding anything to the contrary herein, (ii) such refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness (the “New Senior Lien Obligations”) shall automatically be treated as Senior Lien Obligations for all purposes of this Agreement, including for purposes of the Lien Priority and rights in respect of Collateral set forth herein, (iii) the credit agreement, indenture or other agreement and the security documents and the other related financing documents evidencing such refinancing Indebtedness (the “New Senior Lien Loan Documents”) shall automatically be treated as a Senior Lien Credit Agreement and the Senior Lien Documents and, in the case of New Senior Lien Loan Documents that are security documents, as the Senior Lien Collateral Documents for all purposes of this Agreement, (iv) the collateral agent under the New Senior Lien Loan Documents (the “New Senior Lien Agent”) shall be deemed to be the Senior Lien Agent for all purposes of this Agreement, except as otherwise provided in clause (ii) of the definition of Senior Lien Agent and (v) the lenders under the New Senior Lien Loan Documents shall be deemed to be the Senior Lien Lenders for all purposes of this Agreement.  Upon receipt of the New Senior Lien Loan Documents, the Junior Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as are reasonably necessary to provide to the New Senior Lien Agent the rights and powers expressly contemplated hereby, in each case consistent in all material respects with the terms of this Agreement.  The Borrowers shall cause the agreement, document or instrument pursuant to which the New Senior Lien Agent is appointed to provide that the New Senior Lien Agent agrees to be bound by the terms of this Agreement.  In furtherance of Section 2.5 hereof (but subject to Section 2.1(d)), if the New Senior Lien Obligations are secured by assets of the Credit Parties that do not also secure the Junior Lien Obligations, the applicable Credit Parties shall promptly grant a valid and perfected Lien on such assets to secure the Junior Lien Obligations (subject to the Lien Priority).

Section 5.4 Reinstatement and Continuation of Agreement.  If the Senior Lien Agent or any Senior Lien Secured Party is required in any Insolvency Proceeding or other applicable proceeding or otherwise to turn over or otherwise pay to the estate of the Borrowers, any Guarantor or any other Person any payment made in satisfaction of all or any portion of the Senior Lien Obligations (a “Senior Lien Recovery”), then the Senior Lien Obligations shall be reinstated to the extent of such Senior Lien Recovery.  If this Agreement shall have been terminated prior to such Senior Lien Recovery, this

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Agreement shall be reinstated in full force and effect in the event of such Senior Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements and obligations of the Senior Lien Agent, the Junior Lien Agent, the Senior Lien Secured Parties and the Junior Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency Proceeding by or against either or the Borrowers or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of, either or the Borrowers or any Guarantor in respect of the Senior Lien Obligations or the Junior Lien Obligations.  No priority or right of the Senior Lien Agent or any Senior Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either or the Borrowers or any Guarantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the Senior Lien Documents, regardless of any knowledge thereof which the Senior Lien Agent or any Senior Lien Secured Party may have.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a)  If the Borrowers or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Senior Lien Obligations, and the Senior Lien Agent or the other Senior Lien Secured Parties shall seek to provide the Borrowers or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Collateral under Section 363 of the Bankruptcy Code or any similar provision of any other Debtor Relief Laws (each, a “DIP Financing”), with such DIP Financing to be on commercially reasonable terms under the circumstances and secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws, including section 50.6 of the BIA), would be Collateral), then the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Junior Lien Agent securing the Junior Lien Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is Collateral except as permitted by Section 6.3(b)(i) hereof), so long as (i) the Junior Lien Agent retains its Lien on the Collateral to secure the Junior Lien Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Laws) and (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the Senior Lien Agent and the other Senior Lien Secured Parties securing the Senior Lien Obligations on Collateral.

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(b)  All Liens granted to the Senior Lien Agent or the Junior Lien Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief From Stay.  Until the Discharge of Senior Lien Obligations has occurred, the Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees not to seek relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral, any Proceeds thereof or any Lien in respect of the Junior Lien Obligations, in each case without the Senior Lien Agent’s express prior written consent.

Section 6.3 No Contest; Adequate Protection.

(a)  The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that, prior to the Discharge of Senior Lien Obligations, none of them shall seek or accept any form of adequate protection under any or all of Section 361, 362, 363 or 364 of the Bankruptcy Code with respect to the Collateral, except as set forth in this Section 6.3 or as may otherwise be consented to in writing by the Senior Lien Agent in its sole and absolute discretion.  The Junior Lien Agent, on behalf of itself and the Junior Lien Secured Parties, agrees that, prior to the Discharge of Senior Lien Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the Senior Lien Agent or any Senior Lien Secured Party for adequate protection of its interest in the Collateral, (ii) any proposed provision of DIP Financing by the Senior Lien Agent or the other Senior Lien Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the Senior Lien Agent) (unless in contravention of Section 6.1(a) hereof) or (iii) any objection by the Senior Lien Agent or any Senior Lien Secured Party to any motion, relief, action or proceeding based on a claim by the Senior Lien Agent or any Senior Lien Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Senior Lien Agent as adequate protection of its interests are subject to this Agreement.

(b)  Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i)  if the Senior Lien Secured Parties (or any subset thereof) are granted adequate protection with respect to the Collateral in the form of additional collateral (even if such collateral is not of a type that would otherwise have constituted Collateral), then the Senior Lien Agent, on behalf of itself and the Senior Lien Secured Parties, agrees that the Junior Lien Agent, on behalf of itself or any of the Junior Lien Secured Parties, may seek or request (and the Senior Lien Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Senior Lien Obligations on the same basis as the Liens of the Junior Lien Agent on the Collateral; and

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(ii)  in the event the Junior Lien Agent, on behalf of itself or any of the Junior Lien Secured Parties, is granted adequate protection in respect of the Collateral in the form of additional collateral, then the Junior Lien Agent, on behalf of itself and any of the Junior Lien Secured Parties, agrees that the Senior Lien Agent, on behalf of itself or any of the Senior Lien Secured Parties, shall be granted adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be senior to the Liens securing the Junior Lien Obligations on the same basis as the Liens of the Senior Lien Agent on the Collateral.

(c)  Except as otherwise expressly set forth in Section 6.1 hereof, nothing herein shall limit the rights of the Senior Lien Agent or the other Senior Lien Secured Parties from seeking adequate protection with respect to their rights in the Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

(d)  Notwithstanding the foregoing, the applicable provisions of Sections 6.1 and 6.3(a) shall only be binding on the Junior Lien Secured Parties with respect to any DIP Financing to the extent the aggregate principal amount of such DIP Financing does not exceed the sum of (i) to the extent refinanced in connection with, and included as part of, such DIP Financing, the aggregate principal amount of the pre-petition Senior Lien Obligations (plus, without duplication, the amount of any unused commitments under any Senior Lien Credit Agreement immediately prior to the commencement of the applicable Insolvency Proceeding), and (ii) 20.0% of the amounts set forth in clauses (i).

Section 6.4 Asset Sales.  The Junior Lien Agent agrees, on behalf of itself and the Junior Lien Secured Parties, that it will not oppose any sale consented to by the Senior Lien Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Junior Lien Agent, for the benefit of the Junior Lien Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Senior Lien Obligations in accordance with Section 4.1(b) hereof).

Section 6.5 Post-Petition Interest.

(a)  The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, agrees that no Junior Lien Secured Party shall oppose or seek to challenge any claim by the Senior Lien Agent or any other Senior Lien Secured Party for allowance in any Insolvency Proceeding of Senior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the Senior Lien Obligations (it being understood and agreed that such value shall be determined without regard to the existence of the Liens securing the Junior Lien Obligations on the Collateral).

(b)  The Senior Lien Agent, for itself and on behalf of the other Senior Lien Secured Parties, agrees that no Senior Lien Secured Party shall oppose or seek to

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challenge any claim by the Junior Lien Agent or any other Junior Lien Secured Party for allowance in any Insolvency Proceeding of Junior Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the Junior Lien Obligations (it being understood and agreed that such value shall be determined taking into account the Liens securing the Senior Lien Obligations on the Collateral).

Section 6.6 Certain Waivers by the Junior Lien Secured Parties.  The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, waives any claim any Junior Lien Secured Party may hereafter have against any Senior Lien Secured Party arising out of (a) the election by any Senior Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Debtor Relief Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency Proceeding.

Section 6.7 Separate Grants of Security and Separate Classification.  Each Senior Lien Secured Party and each Junior Lien Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Lien Collateral Documents and the Junior Lien Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Senior Lien Obligations are fundamentally different from the Junior Lien Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Lien Secured Parties and the Junior Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Senior Lien Secured Parties and the Junior Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Lien Obligation claims and Junior Lien Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Lien Secured Parties), the Senior Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for Senior Lien Secured Parties before any distribution is made in respect of the claims held by the Junior Lien Secured Parties from such Collateral, with the Junior Lien Secured Parties hereby acknowledging and agreeing to turn over to the Senior Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

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Section 6.8 Enforceability.  The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code and all other applicable Debtor Relief Laws.

Section 6.9 Reorganization Securities.  If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan (the “Reorganization Securities”) on account of both the Senior Lien Obligations and the Junior Lien Obligations, then, to the extent the debt obligations distributed on account of the Senior Lien Obligations and on account of the Junior Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.10 Senior Lien Obligations Unconditional.  All rights of the Senior Lien Agent hereunder, and all agreements and obligations of the Junior Lien Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of any Senior Lien Document;

(b)  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Lien Obligations (it being specifically acknowledged that a portion of the Senior Lien Obligations may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed), or, subject to Sections 5.2(a) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any Senior Lien Document;

(c)  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or, subject to Sections 5.2(a) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the Senior Lien Obligations or any guarantee or guaranty thereof; or

(d)  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Lien Obligations, or of any of the Junior Lien Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.11 Junior Lien Obligations Unconditional.  All rights of the Junior Lien Agent hereunder, and all agreements and obligations of the Senior Lien Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of any Junior Lien Document;

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(b)  any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Lien Obligations, or, subject to Sections 5.2(b) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any Junior Lien Document;

(c)  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or, subject to Sections 5.2(b) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the Junior Lien Obligations or any guarantee or guaranty thereof; or

(d)  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Lien Obligations, or of any of the Senior Lien Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Rights of Subrogation.  The Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, agrees that no payment to the Senior Lien Agent or any Senior Lien Secured Party pursuant to the provisions of this Agreement shall entitle the Junior Lien Agent or any Junior Lien Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Senior Lien Obligations shall have occurred.  Following the Discharge of Senior Lien Obligations, the Senior Lien Agent agrees to execute such documents, agreements and instruments as the Junior Lien Agent or any Junior Lien Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Lien Obligations resulting from payments to the Senior Lien Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Senior Lien Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances.  The Parties will, at the sole expense of the Credit Parties and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Lien Agent or the Junior Lien Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

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Section 7.3 Representations.  The Junior Lien Agent represents and warrants to the Senior Lien Agent that it has the requisite power and authority under the Junior Lien Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Junior Lien Secured Parties and that this Agreement shall be a binding obligation of the Junior Lien Agent and the other Junior Lien Secured Parties, enforceable against the Junior Lien Agent and the other Junior Lien Secured Parties in accordance with its terms.  The Senior Lien Agent represents and warrants to the Junior Lien Agent that it has the requisite power and authority under the Senior Lien Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Senior Lien Secured Parties and that this Agreement shall be a binding obligation of the Senior Lien Agent and the other Senior Lien Secured Parties, enforceable against the Senior Lien Agent and the other Senior Lien Secured Parties in accordance with its terms.

Section 7.4 Amendments.  No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom by any Party hereto shall be effective unless it is in a written agreement executed by the Senior Lien Agent and the Junior Lien Agent (at the direction of the requisite Senior Lien Lenders as required under any Senior Lien Credit Agreement and the requisite Junior Lien Lenders as required under any Junior Lien Credit Agreement, respectively) and, in the case of any amendment or waiver that could reasonably be expected to be adverse to the interests, rights, liabilities or privileges of any Credit Party or imposes additional duties or obligations on any Credit Party, the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  It is understood that the Senior Lien Agent and the Junior Lien Agent, without the consent of any other Senior Lien Secured Party or Junior Lien Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional Indebtedness or other obligations of any of the Credit Parties become Senior Lien Obligations or Junior Lien Obligations, as the case may be, under this Agreement (such Indebtedness or other obligations, “Additional Debt”), which supplemental agreement shall, if applicable, specify whether such Additional Debt constitutes Senior Lien Obligations or Junior Lien Obligations; provided that such Additional Debt is permitted to be incurred under any Senior Lien Credit Agreement and any Junior Lien Credit Agreement then extant in accordance with the terms thereof.  Each such supplemental agreement (x) shall be in form and substance reasonably satisfactory to the Senior Lien Agent and the Junior Lien Agent, (y) shall be executed by the Senior Representative with respect to the applicable series of Additional Debt (and, upon the effectiveness of such supplemental agreement, such Senior Representative shall become an “Agent” hereunder) and (z) shall provide, in a manner satisfactory to the Senior Lien Agent and the Junior Lien Agent, that the Senior Representative with respect to applicable series of Additional Debt and each holder of such series of Additional Debt shall be subject to and bound by the provisions of this Agreement, as so supplemented, in its capacity as a holder of such series of Additional Debt.

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Section 7.5 Addresses for Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five Business Days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties and as otherwise provided in the Senior Lien Documents and the Junior Lien Documents.

Senior Lien Agent:	Credit Suisse AG, Cayman Islands Branch as Administrative Agent Eleven Madison Avenue 9th Floor New York, NY 10010
Attention: Agency Manager
Facsimile: (212) 322-2291
Email: agency.loanops@credit-suisse.com

Junior Lien Agent:	[ ]

Section 7.6 No Waiver; Remedies.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7 Continuing Agreement; Transfer of Secured Obligations.  This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of Senior Lien Obligations shall have occurred (subject to Section 5.4 hereof), (b) be binding upon the Parties and their successors and assigns and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns.  Except as set forth in Section 7.4 hereof, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.  All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.  Without limiting the generality of the foregoing clause (c), the Senior Lien Agent, any Senior Lien Secured Party, the Junior Lien Agent or any Junior Lien Secured Party may assign or otherwise transfer all or any portion of the Senior Lien Obligations or the Junior Lien Obligations in accordance with any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, in each case, as applicable, to any other Person (other than the Borrowers, any Guarantor or any Affiliate of the Borrowers or any Guarantor (in each case except as provided in such Senior Lien Credit

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Agreement or such Junior Lien Credit Agreement, as applicable)), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the Senior Lien Agent, the Junior Lien Agent, any Senior Lien Secured Party or any Junior Lien Secured Party, as the case may be, herein or otherwise.  The Senior Lien Secured Parties and the Junior Lien Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 GOVERNING LAW; ENTIRE AGREEMENT.  (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts.  This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original and all together shall constitute one and the same document.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10 No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Senior Lien Agent, Senior Lien Secured Parties, Junior Lien Agent and Junior Lien Secured Parties.  Nothing herein shall be construed to limit the relative rights and obligations as among the Senior Lien Secured Parties or as among the Junior Lien Secured Parties.  Nothing herein shall be construed to limit the relative rights and obligations as among the Senior Lien Secured Parties pursuant to the provisions of the Senior Lien Pari Passu Intercreditor Agreement. Except as set forth in Section 7.4 hereof, no other Person (including the Borrowers, any Guarantor or any Affiliate of the Borrowers or any Guarantor (in each case except as provided in any Senior Lien Credit Agreement or any Junior Lien Credit Agreement, as applicable)) shall be deemed to be a third party beneficiary of this Agreement; provided, that, the Borrowers and the other Credit Parties shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 6.1(a), 6.3(a), 6.4 and 7.4.

Section 7.11 Headings.  The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12 Severability.  If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and

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shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.  The Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.13 VENUE; JURY TRIAL WAIVER.

(a)  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR LIEN SECURED PARTY OR ANY JUNIOR LIEN SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY SENIOR LIEN DOCUMENTS OR ANY JUNIOR LIEN DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON

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CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5 HEREOF.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.*

Section 7.14 Senior/Junior Intercreditor Agreement.  This Agreement is the “Senior/Junior Intercreditor Agreement” referred to in any Senior Lien Credit Agreement and any Junior Lien Credit Agreement.  Nothing in this Agreement shall be deemed to subordinate the obligations due to (a) any Senior Lien Secured Party to the obligations due to any Junior Lien Secured Party or (b) any Junior Lien Secured Party to the obligations due to any Senior Lien Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

Section 7.15 No Warranties or Liability.  The Senior Lien Agent and the Junior Lien Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Senior Lien Document or any other Junior Lien Document.  Except as otherwise provided in this Agreement, the Senior Lien Agent and the Junior Lien Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.16 Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Lien Document or any Junior Lien Document, the provisions of this Agreement shall govern.

Section 7.17 Costs and Expenses.  All costs and expenses incurred by the Senior Lien Agent and the Junior Lien Agent hereunder shall be reimbursed by the Borrowers and the Credit Parties as provided in Section 9.3 (or any similar provision) of any Senior

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Lien Credit Agreement and Section 9.3 (or any similar provision) of any Junior Lien Credit Agreement.

Section 7.18 Reliance; Information Concerning Financial Condition of the Credit Parties.  Each of the Senior Lien Agent, for itself and on behalf of the Senior Lien Secured Parties, and the Junior Lien Agent, for itself and on behalf of the Junior Lien Secured Parties, acknowledges that (a) it and such Secured Parties have, independently and without reliance upon, in the case of the Senior Lien Secured Parties, any Junior Lien Secured Party and, in the case of the Junior Lien Secured Parties, any Senior Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Credit Documents to which they are party and (b) it and such Secured Parties will, independently and without reliance upon, in the case of the Senior Lien Secured Parties, any Junior Lien Secured Party and, in the case of the Junior Lien Secured Parties, any Senior Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Credit Document to which they are party.  Each of the Senior Lien Agent and the Junior Lien Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the Senior Lien Obligations or the Junior Lien Obligations.  The Senior Lien Agent and the Junior Lien Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances.  In the event the Senior Lien Agent or the Junior Lien Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (i) it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine or (C) to disclose any other information, (ii) it makes no expressed or implied representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein and (iii) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

Section 7.19 Additional Credit Parties.  The Borrowers will promptly cause each Person that becomes a Credit Party to deliver to the parties hereto an executed counterpart hereto, whereupon such Person shall thereby become a party hereto and be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof.  The Parties and the Credit Parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Credit Party at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if the same constituted a Credit Party party hereto and had complied with the requirements of the immediately preceding sentence.

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Section 7.20 Additional Pari Passu Agents.  To the extent, but only to the extent, permitted by the provisions of the Senior Lien Documents and the Junior Lien Documents, the Borrowers and/or any of its Affiliates may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures, securities purchase agreements or similar agreements and/or commercial paper facilities that the Issuer designates as an Additional Senior Lien Credit Agreement or Additional Junior Lien Credit Agreement. In order to so designate any such Indebtedness as an Additional Senior Pari Passu Credit Agreement or Additional Junior Pari Passu Credit Agreement, as applicable, such Indebtedness must satisfy: (i) in the case of an Additional Senior Lien Credit Agreement, the requirements of the definition of “Additional Senior Lien Credit Agreement” or (ii) in the case of an Additional Junior Lien Credit Agreement, the related obligations must satisfy the definition of “Additional Junior Lien Credit Agreement”. Additionally the Additional Senior Pari Passu Agent under any such Additional Senior Lien Credit Agreement or the Additional Junior Pari Passu Agent under any such Additional Junior Lien Credit Agreement, as applicable, shall have delivered an executed counterpart hereto, whereby such new Agent shall thereby become a party hereto and agrees to be bound by the terms of this Agreement (including Section 2.5) and represents and warrants that such Additional Senior Lien Credit Agreement or Additional Junior Lien Credit Agreement, as applicable, provides that the Secured Parties thereunder will be subject to and bound by the provisions of this Agreement.

Section 7.21 Effectiveness; Survival.  This Agreement shall become effective when executed and delivered by the Parties hereto.  All covenants, agreements, representations and warranties made by any Party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.  The Junior Lien Agent, for itself and on behalf of the other Junior Lien Secured Parties, hereby waives any and all rights the Junior Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

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ARTICLE 8

PURCHASE OF SENIOR LIEN OBLIGATIONS

BY JUNIOR LIEN SECURED PARTIES

Section 8.1 Purchase Right.  If there is an acceleration of the Senior Lien Obligations in accordance with any Senior Lien Credit Agreement (a “Purchase Event”), then the Junior Lien Secured Parties (on a pro rata basis based on their outstanding Junior Lien Obligations, unless otherwise agreed among such Junior Lien Secured Parties) may purchase, by submitting a notice (a “Purchase Notice”) within 15 Business Days of any such Purchase Event, all, but not less than all, of (x) the Senior Lien Obligations and (y) all obligations that would have been Senior Lien Obligations but for the last sentence of the definition of “Senior Lien Obligations” (the obligations referred to in clauses (x) and (y), collectively, the “Purchase Obligations”) for the Purchase Price.  Such purchase shall:

(a)  include all principal of, and all accrued and unpaid interest, fees, indemnities, costs and expenses in respect of, all Purchase Obligations outstanding at the time of purchase;

(b)  include the furnishing of cash collateral to any Senior Lien Agent in a manner and in such amount as such Senior Lien Agent determines is reasonably necessary to secured the letter of credit issuing banks in connection with any issued and outstanding letters of credit;

(c)  be made pursuant to an assignment agreement in the form of Exhibit E-1 to any Senior Lien Credit Agreement; and

(d)  otherwise be subject to the terms and conditions of this Article 8.

Each Senior Lien Lender will retain all rights to indemnification provided in the relevant Senior Lien Documents for all claims and other amounts relating to periods prior to the purchase of the Purchase Obligations pursuant to this Article 8 and such rights shall be secured by the Liens securing the Senior Lien Obligations.

Section 8.2 Purchase Notice.  The Junior Lien Secured Parties desiring to purchase all the Purchase Obligations (the “Purchasing Creditors”) will deliver a Purchase Notice to the Senior Lien Agent that:

(a)  is signed by the Purchasing Creditors;

(b)  states that it is a Purchase Notice under this Article 8;

(c)  states that each Purchasing Creditor is irrevocably (subject to a Purchase Rejection) electing to purchase, in accordance with this Article 8, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors;

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(d)  represents and warrants that the Purchase Notice is in conformity with the Junior Lien Documents and any other binding agreement among Junior Lien Secured Parties; and

(e)  designates a date on which the purchase will occur (the “Purchase Date”), that is (x) at least five but not more than ten Business Days after the Senior Lien Agent’s receipt of the Purchase Notice and (y) not more than twenty-five Business Days after the Purchase Event.

Upon the Senior Lien Agent’s receipt of an effective Purchase Notice conforming to this Section 8.2, the Purchasing Creditors will be irrevocably (subject to a Purchase Rejection) obligated to purchase, and the Senior Lien Secured Parties will be irrevocably obligated to sell, the Purchase Obligations in accordance with and subject to this Article 8.

Section 8.3 Purchase Price.  The purchase price (the “Purchase Price”) for the Purchase Obligations will equal the sum of (a) the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations, and all accrued and unpaid interest thereon through the Purchase Date (excluding any acceleration prepayment penalties or premiums); and (b) all accrued and unpaid fees, expenses, indemnities and other amounts owed to the Senior Lien Secured Parties under the Senior Lien Documents on the Purchase Date.

Section 8.4 Purchase Closing.  On the Purchase Date, (a) the Purchasing Creditors and the Senior Lien Agent will execute and deliver the assignment agreement referenced in Section 8.1 hereof, (b) the Purchasing Creditors will pay the Purchase Price to the Senior Lien Agent by wire transfer of immediately available funds, and (c) each of the Purchasing Creditors will execute and deliver to the Senior Lien Agent a waiver and release of all claims arising out of this Agreement, the relationship between the Senior Lien Secured Parties and the Junior Lien Secured Parties in connection with the Senior Lien Documents and the Junior Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Article 8.

Section 8.5 Actions After Purchase Closing.

(a)  Promptly after the closing of the purchase of all Senior Lien Obligations pursuant to this Article 8, the Senior Lien Agent will distribute the Purchase Price to the Senior Lien Secured Parties in accordance with the terms of the Senior Lien Documents.

(b) After the closing of the purchase of all Purchase Obligations pursuant to this Article 8, the Purchasing Creditors may request that the Senior Lien Agent immediately resign as administrative agent and collateral agent under the Senior Lien Documents and the Senior Lien Agent will immediately resign if so requested.  Upon such resignation, a new administrative agent and a new collateral agent will be elected or appointed in accordance with the Senior Lien Documents.

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Section 8.6 No Recourse or Warranties; Defaulting Creditors.

(a)  The Senior Lien Secured Parties will be entitled to rely on the statements, representations and warranties in the Purchase Notice without investigation, even if the Senior Lien Secured Parties are notified that any such statement, representation or warranty is not or may not be true.

(b)  The purchase and sale of the Purchase Obligations under this Article 8 will be without recourse and without any representation or warranty whatsoever by the Senior Lien Secured Parties, except that Senior Lien Secured Parties represent and warrant that on the Purchase Date, immediately before giving effect to the purchase, the Senior Lien Secured Parties own the Purchase Obligations free and clear of all Liens (other than participation interests not prohibited by any Senior Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Purchasing Creditors do not pay amounts represented by participation interest) and have the right to convey whatever claims and interests they may have in respect of the Purchase Obligations.

(c)  The obligations of Senior Lien Secured Parties to sell their respective Purchase Obligations under this Article 8 are several and not joint.  If a Senior Lien Secured Party breaches its obligations to sell its Purchase Obligations under this Article 8 (a “Defaulting Creditor”), no other Senior Lien Secured Party will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of the Junior Lien Obligations.  A Senior Lien Secured Party that complies with this Article 8 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this paragraph will affect the Purchasing Creditors’ obligation to purchase all of the Purchase Obligations.  Each Credit Party irrevocably consents to any assignment effected to one or more Purchasing Creditors pursuant to this Article 8.

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IN WITNESS WHEREOF, the Intial Senior Lien Agent, for and on behalf of itself and the Senior Lien Secured Parties, and the Initial Junior Lien Agent, for and on behalf of itself and the Junior Lien Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as the Initial Senior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

US-DOCS\79710835.5  Senior Junior Intercreditor Agreement

[●], in its capacity as the Initial Junior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

US-DOCS\79710835.5  Senior Junior Intercreditor Agreement

ACKNOWLEDGMENT

The Borrowers and each Guarantor hereby acknowledge that they have received a copy of this Agreement as in effect on the date hereof and consents thereto, agree to recognize all rights granted thereby to the Senior Lien Agent, the Senior Lien Secured Parties, the Junior Lien Agent, and the Junior Lien Secured Parties (including pursuant to Section 7.17 hereof) and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof.  The Borrowers and each Guarantor further acknowledges and agrees that (except as set forth in Sections 6.1(a), 6.3(a), 6.4, 7.4 and 7.10 hereof) they are not intended beneficiaries or third party beneficiaries under this Agreement and (i) as between the Senior Lien Secured Parties, the Borrowers and Guarantors, the Senior Lien Documents remain in full force and effect as written and are in no way modified hereby and (ii) as between the Junior Lien Secured Parties, the Borrowers and Guarantors, the Junior Lien Documents remain in full force and effect as written and are in no way modified hereby.  The Borrowers and each Guarantor also hereby acknowledge that they are bound under Sections 7.17, 7.18 and 7.19 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

US-DOCS\79710835.5  Senior Junior Intercreditor Agreement

HFL FINANCING S.À R.L.

By
Name:
Title:

HLF FINANCING US, LLC

By
Name:
Title:

HERBALIFE INTERNATIONAL, INC.

By
Name:
Title:

HERBALIFE LTD.

By
Name:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

By
Name:
Title:

Add other Guarantors as per other Intercreditor Agreements.

US-DOCS\79710835.5  Senior Junior Intercreditor Agreement

[ ][20].

By
Name:
Title:

[ ].

By
Name:
Title:

[20]	Additional Grantors to be added as needed.

US-DOCS\79710835.5  Senior Junior Intercreditor Agreement

Annex I

to the Senior/Junior Intercreditor Agreement

Provision for any Junior Lien Credit Agreement:

“Reference is made to the Intercreditor Agreement dated as of [●], 20[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Senior/Junior Intercreditor Agreement”), among Credit Suisse AG, Cayman Islands Branch as Senior Lien Agent (as defined therein), [●],as Junior Lien Agent (as defined therein), HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), and each other party from time to time party thereto.  Each Lender hereunder (a) acknowledges that it has received a copy of the Senior/Junior Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Senior/Junior Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Senior/Junior Intercreditor Agreement and (d) authorizes and instructs the [Administrative Agent] to enter into the Senior/Junior Intercreditor Agreement as [Administrative Agent] and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the lenders under any Senior Lien Credit Agreement (as defined in the Senior/Junior Intercreditor Agreement) to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrowers and such lenders are intended third party beneficiaries of such provisions.”

Provision for any Junior Lien Collateral Documents:

“Reference is made to the Intercreditor Agreement dated as of [●], 20[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Senior/Junior Intercreditor Agreement”), among Credit Suisse AG, Cayman Islands Branch as Senior Lien Agent (as defined therein), [●], as Junior Lien Agent (as defined therein), HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373, HLF Financing US, LLC, a Delaware limited liability company, Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability, Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006, Herbalife International, Inc., a Nevada corporation, and each other party

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US-DOCS\79710822.5

Annex I

to the Senior/Junior Intercreditor Agreement

from time to time party thereto.  Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Administrative Agent], for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the [Administrative Agent] and the other Secured Parties hereunder are subject to the provisions of the Senior/Junior Intercreditor Agreement.  In the event of any conflict or inconsistency between the provisions of the Senior/Junior Intercreditor Agreement and this Agreement, the provisions of the Senior/Junior Intercreditor Agreement shall control.”

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Exhibit F-2

[FORM OF]21

SENIOR PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[●], 20[_]

among

HLF FINANCING S.À R.L.,

HLF FINANCING US, LLC, HERBALIFE INTERNATIONAL, INC., HERBALIFE LTD.  and

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.,

as the Borrowers

the Subsidiaries of Herbalife Ltd.

from time to time party hereto,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Agent for the Senior Lien Secured Parties and

as Authorized Representative for the Credit Agreement Secured Parties

[     ]

as the Initial Additional Authorized Representative

and

each additional Authorized Representative from time to time party hereto

THIS IS THE “SENIOR PARI PASSU INTERCREDITOR AGREEMENT” OR “SENIOR LIEN PARI PASSU INTERCREDITOR AGREEMENT” REFERRED TO IN (A) ANY SENIOR LIEN COLLATERAL DOCUMENT (AS DEFINED HEREIN), (B) ANY CREDIT AGREEMENT (AS DEFINED HEREIN) AND (C) ANY ADDITIONAL SENIOR LIEN DOCUMENTS (AS DEFINED HEREIN).

[21]

NTD: Appropriate modifications required or agreed to by the Collateral Agent will be made to this form to reflect the existence of other intercreditor agreements in effect at the time this form of agreement is entered into.

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TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS
SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Terms Generally	8
SECTION 1.03.	Impairments	9

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01.	Priority of Claims	9
SECTION 2.02.	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	11
SECTION 2.03.	No Interference; Payment Over	12
SECTION 2.04.	Automatic Release of Liens; Amendments to Senior Lien Collateral Documents	13
SECTION 2.05.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	14
SECTION 2.06.	Reinstatement	15
SECTION 2.07.	Insurance	16
SECTION 2.08.	Refinancings	16
SECTION 2.09.	Possessory Agent as Gratuitous Bailee for Perfection	16

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01	Determinations with Respect to Amounts of Liens and Obligations	17

ARTICLE IV

The Collateral Agent

SECTION 4.01.	Appointment and Authority	17
SECTION 4.02.	Rights as a Senior Lien Secured Party	20
SECTION 4.03.	Exculpatory Provisions	20
SECTION 4.04.	Reliance by Applicable Authorized Representative	21
SECTION 4.05.	Delegation of Duties	21
SECTION 4.06.	Non-Reliance on Applicable Authorized Representative and Other Senior Lien Secured Parties	22

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US-DOCS\79710822.5

ccclxxii

US-DOCS\79710822.5

SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [●], 20[_] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), certain subsidiaries of the Borrowers from time to time party hereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Authorized Representative for the Credit Agreement Secured Parties (in such capacity, the “Collateral Agent”), [INSERT NAME AND CAPACITY], as Authorized Representative for the Initial Additional Senior Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the Additional Senior Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Senior Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Senior Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement, the Senior Lien Collateral Documents, the Senior Lien Guaranties or, if defined in the UCC and not otherwise defined herein, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Lien Documents” means, with respect to any Series of Additional Senior Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Additional Senior Lien Documents and each other agreement entered into for the purpose of securing any Series of Additional Senior Lien Obligations.

US-DOCS\79710822.5

“Additional Senior Lien Obligations” means, with respect to any Series of Additional Senior Lien Obligations, all amounts owing to the applicable Additional Senior Lien Secured Parties (including the Initial Additional Senior Lien Secured Party) pursuant to the terms of any Additional Senior Lien Document (including the Initial Additional Senior Lien Agreement) including, without limitation, (a) all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Additional Senior Lien Documents, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, (b) all other amounts payable to such Additional Senior Lien Secured Parties under the related Additional Senior Lien Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Lien Secured Party” means the holders of any Additional Senior Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Additional Senior Lien Secured Parties.

“Additional Senior Lien Collateral Documents” means, with respect to any Series of Additional Senior Lien Obligations, any security agreements or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure such Additional Senior Lien Obligations.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Collateral Agent, (ii) in the case of the Initial Additional Senior Lien Obligations or the Initial Additional Senior Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any Series of Additional Senior Lien Obligations or Additional Senior Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrowers” has the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Collateral” means all assets and properties subject to or purported to be subject to Liens created pursuant to any Senior Lien Collateral Document to secure one or more Series of Senior Lien Obligations.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successors thereto as provided in Section 8.9 of the Senior Lien Credit Agreement or such similar provision of any Replacement Credit Agreement.

“Control Collateral” means any Shared Collateral that is a Deposit Account, Securities Account, Securities Entitlement, Commodities Account and that is in the “control” of any Authorized Representative (or its agents or bailees), to the extent that “control” thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of Senior Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means (i) that certain Credit Agreement (the “Senior Lien Credit Agreement”) dated as of February 15, 2017, among the Borrowers, Coöperatieve Rabobank U.A., New York Branch, as an issuing bank and as administrative agent for the Revolving Credit Lenders (as defined therein), CS, as administrative agent for the Term Loan Lenders (as defined therein) and the other parties thereto, and (ii) any Replacement Credit Agreement.

“Credit Agreement Obligations” means, with respect to the Senior Lien Credit Agreement, the “Guaranteed Obligations” as defined in the Senior Lien Guaranties and, with respect to any Replacement Credit Agreement, all amounts owing by any grantor pursuant to the terms of the Replacement Credit Agreement, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the Replacement Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts pursuant to such Replacement Credit Agreement.

“Credit Agreement Secured Parties” means, with respect to the Senior Lien Credit Agreement, the “Secured Parties” as defined in the Senior Lien Guaranties and, with respect to a Replacement Credit Agreement, any holders of Credit Agreement Obligations.

“Credit Agreement Collateral Documents” means the Senior Lien Guaranties, any Senior/Junior Intercreditor Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Debtor Relief Laws” means the Bankruptcy Code, and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium,

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rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, except to the extent otherwise provided in Section 2.06 and 2.08 hereof,  with respect to any Shared Collateral and any Series of Senior Lien Obligations, the date on which such Series of Senior Lien Obligations is no longer secured by, or required to be secured by, such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, except to the extent otherwise provided in Section 2.06 and 2.08 hereof, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Senior Lien Obligations secured by such Shared Collateral under a Replacement Credit Agreement or the Senior Lien Collateral Documents related thereto.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.

“Grantors” means the Borrowers and each Guarantor which has granted a security interest pursuant to any Senior Lien Collateral Document to secure any Series of Senior Lien Obligations.

“Guarantors” means the “Guarantors” as defined in the Senior Lien Guaranties.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Senior Lien Agreement” means that certain [[Indenture/Loan Agreement] dated as of [  ], 20[  ], among the Borrowers, [the Guarantors identified therein,] [     ], as [trustee/agent], and the Initial Additional Authorized Representative, as [paying agent, registrar and transfer agent]].

“Initial Additional Senior Lien Documents” means the Initial Additional Senior Lien Agreement and any notes, security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including

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any agreement entered into for the purpose of securing the Initial Additional Senior Lien Obligations.

“Initial Additional Senior Lien Obligations” means the Additional Senior Lien Obligations pursuant to the Initial Additional Senior Lien Documents.

“Initial Additional Senior Lien Secured Parties” means the holders of any Initial Additional Senior Lien Obligations and the Initial Additional Authorized Representative.

“Initial Senior Lien Documents” means “Loan Documents” (as defined in the Senior Lien Credit Agreement).

“Insolvency or Liquidation Proceeding” means:

(i) any case commenced by or against the Borrowers or any other Grantor under any Debtor Relief Laws, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrowers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to any Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii) any liquidation, dissolution, marshalling of assets or liabilities, administration or other winding up of or relating to the Borrowers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit I hereof.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Senior Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Senior Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

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“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Senior Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Senior Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Senior Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Senior Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of an Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, promissory notes, chattel paper and Instruments, in each case, delivered to or in the possession of an Authorized Representative under the terms of the Senior Lien Collateral Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01 hereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, Borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Replacement Credit Agreement” means any credit agreement, indenture, notes or other issuance of indebtedness that Refinances in whole the then extant Credit Agreement on the

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terms set forth in Section 2.08 and Parent designates such credit agreement, indenture or other related agreement as the “Credit Agreement” hereunder.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional Senior Lien Document and (iii) each Additional Senior Lien Document.

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the Senior Lien Secured Parties under the Senior Lien Collateral Documents.

“Senior Lien Collateral Documents” means, collectively, (a) the Credit Agreement Security Documents, (b) the Additional Senior Lien Collateral Documents and (c) any Senior/Junior Intercreditor Agreement.

“Senior Lien Credit Agreement” shall have the meaning assigned to such term in the definition of “Credit Agreement”.

“Senior Lien Guarantors” means the collective reference to (a) Parent, and each Subsidiary of Parent that is party to a Senior Lien Guaranty, other than any Excluded Subsidiary, and (b) any other Person that becomes a guarantor under any Senior Lien Guaranty.

“Senior Lien Guaranty” means one or more guaranties, each dated as of February 15, 2017, wherein the Senior Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrowers’s under the Initial Senior Lien Documents and also includes any other guaranty made by a Senior Lien Guarantor guaranteeing, inter alia, the payment and performance of any Senior Lien Obligations.

“Senior Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Senior Lien Obligations.

“Senior Lien Recovery” has the meaning assigned to such term in Section 2.06.

“Senior Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Additional Senior Lien Secured Parties with respect to each Series of Additional Senior Lien Obligations.

“Senior/Junior Intercreditor Agreement” means the “Senior/Junior Intercreditor Agreement”, if any, as defined in the Senior Lien Credit Agreement.

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“Series” means (a) with respect to the Senior Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Senior Lien Secured Parties (in their capacity as such) and (iii) the Additional Senior Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Senior Lien Secured Parties) and (b) with respect to any Senior Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Senior Lien Obligations and (iii) the Additional Senior Lien Obligations incurred pursuant to any Additional Senior Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time; provided that, for the avoidance of doubt, amounts deposited under any Additional Senior Lien Documents to discharge or defease the notes issued under the Additional Senior Lien Documents shall not be deemed to be Shared Collateral so long as such discharge or defeasance is permitted under each then extant Secured Credit Document.  If more than two Series of Senior Lien Obligations are outstanding at any time and the holders of less than all Series of Senior Lien Obligations hold, or are required to hold pursuant to the applicable Secured Credit Documents, a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Senior Lien Obligations that hold, or are required to hold pursuant to the applicable Secured Credit Documents, a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have, or are not required to have pursuant to the applicable Secured Credit Documents, a valid and perfected security interest in such Collateral at such time.

“UCC” means the Uniform Commercial Code as in effect from time to time in effect in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

SECTION 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements and modifications set forth herein), (ii) any reference herein to any

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Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03. Impairments.  It is the intention of the Senior Lien Secured Parties of each Series that the holders of Senior Lien Obligations of such Series (and not the Senior Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Lien Obligations), (y) any of the Senior Lien Obligations of such Series does not have an enforceable security interest in any of the Collateral securing any other Series of Senior Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Lien Obligations) on a basis ranking prior to the security interest of such Series of Senior Lien Obligations but junior to the security interest of any other Series of Senior Lien Obligations or (ii) the existence of any Collateral for any other Series of Senior Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Lien Obligations, an “Impairment” of such Series).  In the event of any Impairment with respect to any Series of Senior Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Senior Lien Obligations, and the rights of the holders of such Series of Senior Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of Senior Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Senior Lien Obligations subject to such Impairment. Additionally, in the event the Senior Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Senior Lien Obligations or the Senior Lien Documents governing such Senior Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Priority of Claims.  (a)  Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding, and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Lien Obligations granted on the Shared Collateral or the existence of any intervening third party Liens and notwithstanding any provisions of the Uniform Commercial Code of any jurisdictions, any applicable real estate laws, or any other circumstance whatsoever (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and (i) the

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Applicable Authorized Representative or any Senior Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral,  (ii) any distribution is made in respect of any Shared Collateral in any Bankruptcy Case or other Insolvency or Liquidation Proceeding of any Borrowers or any other Grantor or (iii) any Senior Lien Secured Party receives any payment pursuant to any Senior/Junior Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral (including any amount paid under any title insurance policy or any insurance policy or in connection with any condemnation or eminent domain proceeding) by any Senior Lien Secured Party or received by the Applicable Authorized Representative or any Senior Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral (including any amount paid under any title insurance policy) and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which any Senior Lien Secured Parties are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied:

(i) FIRST, to the payment of all amounts owing to each Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document;

(ii) SECOND, subject to Section 1.03, to the payment in full of the Senior Lien Obligations of each Series on a ratable basis in accordance with the terms of the applicable Secured Credit Documents and

(iii) THIRD, after payment of all Senior Lien Obligations, to whosoever may be lawfully entitled to receive the same pursuant to any Senior/Junior Intercreditor Agreement, or otherwise, or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Senior Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of Senior Lien Obligations, after giving effect to any Senior/Junior Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Senior Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Senior Lien Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the Senior Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced in accordance with Section 2.08 or otherwise amended or modified from time to time, all without

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affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Senior Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Senior Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Senior Lien Secured Party hereby agrees that the Liens securing each Series of Senior Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.  (a)  With respect to any Shared Collateral, (i) only the Applicable Authorized Representative shall act or refrain from acting with respect to the Shared Collateral (including with respect to any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Authorized Representative shall not be required to follow any instructions with respect to such Shared Collateral (including with respect to any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Senior Lien Secured Party other than the Controlling Secured Parties) and (iii) no Non-Controlling Authorized Representative or other Senior Lien Secured Party (other than the Controlling Secured Parties) shall, or shall instruct the Applicable Authorized Representative to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, administrator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), whether under any Senior Lien Collateral Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative, acting on the instructions of the Controlling Secured Parties, if applicable, and in accordance with the applicable Senior Lien Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral (and each Non-Controlling Authorized Representative and Non-Controlling Secured Parties shall be deemed to have waived any right, power, or remedy, whether under any agreement or any applicable law (including in equity) to the contrary).  Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative (acting on the instructions of the Controlling Secured Parties) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will (and each Non-Controlling Authorized Representative and Non-Controlling Secured Party shall be deemed to have waived any right to) contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Collateral Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies (including any non-judicial foreclosure) relating to the Shared Collateral, or to cause the Applicable Authorized

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Representative to do so on any ground, including in the case of non-judicial foreclosure of any personal property collateral, that such foreclosure will not result in a commercially reasonable disposition of the Collateral. The foregoing shall not be construed to limit the rights and priorities of any Senior Lien Secured Party, Collateral Agent or other Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of Senior Lien Obligations (other than funds deposited for the discharge or defeasance of any Additional Senior Lien Document) other than as permitted by the Senior Lien Collateral Documents and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of Senior Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Senior Lien Collateral Documents applicable to it.

(c) Each of the Senior Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Senior Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03. No Interference; Payment Over.  (a)  Each Senior Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any Senior Lien Obligations of any Series or any Senior Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any Senior Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other Senior Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any Senior/Junior Intercreditor Agreement, or any other intercreditor agreement with respect to any Shared Collateral) or (B) consent to the exercise by the Applicable Authorized Representative or any other Senior Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other Senior Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other Controlling Secured Party shall be liable for any action taken or omitted to be taken by such Applicable Authorized Representative or other Controlling Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any

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right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other Controlling Secured Party to enforce this Agreement.

(b) Each Senior Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Senior Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), at any time prior to the Discharge of each Series of the Senior Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Senior Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04. Automatic Release of Liens; Amendments to Senior Lien Collateral Documents.  (a)  If, at any time, (i) the Borrowers or any other Grantor delivers notice to the Authorized Representatives that any Shared Collateral is sold, transferred or otherwise disposed of (including for such purpose, in the case of the sale of equity interests in any subsidiary, any Shared Collateral held by such subsidiary or any direct or indirect subsidiary thereof) or any other release of Shared Collateral has occurred under and as permitted by the Senior Lien Credit Agreement and each Additional Senior Lien Documents, or (ii) the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Authorized Representatives (and the guaranty granted by any Guarantor that, as a result of such sale or disposition, is no longer a Subsidiary of the Borrowers), for the benefit of each Series of Senior Lien Secured Parties, upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

(b) Each Non-Controlling Authorized Representative agrees, on behalf of itself and its respective Non-Controlling Secured Parties, that it will not oppose any sale consented to by the Applicable Authorized Representative of any Shared Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws); provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

(c) If, at any time the Applicable Authorized Representative (i) executes, on commercial terms, subordination, non-disturbance, attornment and estoppel agreements with tenants in properties owned or leased by Parent and the Restricted Subsidiaries, then each other

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Authorized Representative shall, upon written request and at the expense of the Borrowers, promptly subordinate its Lien in such Shared Collateral or enter into non-disturbance, attornment and estoppel agreements on the same terms and pursuant to the documents substantially in the same form as the documents executed by the Applicable Authorized Representative in connection therewith.  Each Senior Lien Secured Party agrees that if the Applicable Authorized Representative enters into any amendment to any Senior Lien Collateral Document relating to the Series of Senior Lien Obligations for which the Applicable Authorized Representative is acting, the Borrowers may require each other Authorized Representative to enter into corresponding amendments to the Senior Lien Collateral Documents governing the Series of Senior Lien Obligations for which such Authorized Representative is acting so long as (w) the effect of such amendments are consistent with the effect to the Senior Lien Collateral Documents for the Series of Senior Lien Obligations for which the Applicable Authorized Representative is acting, (y) the effect of such amendment is not to release or subordinate the Liens securing such Series of Senior Lien Obligations and is otherwise not adverse to the holders of such Series of Senior Lien Obligations (except to the extent already permitted by the Secured Credit Documents governing such Series of Senior Lien Obligations) and (z) the Borrowers delivers a certificate of an executive officer of the Borrowers to such Authorized Representative stating that the requirements of this sentence have been satisfied.

(d) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations, lien releases, terminations and other instruments and to return to the Grantors any possessory collateral as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral or amendment to any Senior Lien Collateral Document provided for in this Section.

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.  (a)  This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Parent or any of its Subsidiaries.

(b) If the Borrowers and/or any of the Grantors shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws, each Senior Lien Secured Party agrees that it will raise no objection and shall be deemed to have consented to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties,

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each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Senior Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Senior Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Senior Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Senior Lien Secured Parties (other than any Liens of the Senior Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Senior Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any Senior Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Senior Lien Secured Parties as set forth in this Agreement (other than any Liens of the Senior Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any Senior Lien Secured Parties are granted adequate protection with respect to the Senior Lien Obligations held by such Senior Lien Secured Parties, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the Senior Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral (except to the extent such Collateral does not constitute Shared Collateral due to the inability of such Senior Lien Secured Parties of such Series to accept a Lien on such Collateral); and provided, further, that all Senior Lien Secured Parties shall have the right to seek and receive the adequate protection permitted by this Section 2.05(b); and provided, further, that all Senior Lien Secured Parties receiving adequate protection shall not object to (or support any other party in objecting to) any other Senior Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such Senior Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06. Reinstatement.  If the Collateral Agent or any Senior Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the Borrowers, any Grantor or any other Person any payment made in satisfaction of all or any portion of the Senior Lien Obligations (a “Senior Lien Recovery”), then the Senior Lien Obligations shall be reinstated to the extent of such Senior Lien Recovery.  If this Agreement shall have been terminated prior to such Senior Lien Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements and obligations of the Collateral Agent and the Senior Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency or Liquidation Proceeding by or against either or the Borrowers or any Grantor or any other circumstance which otherwise might

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constitute a defense available to, or a discharge of, either or the Borrowers or any Grantor in respect of the Senior Lien Obligations.  No priority or right of the Collateral Agent or any Senior Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either or the Borrowers or any Grantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the Senior Lien Documents, regardless of any knowledge thereof which the Collateral Agent or any Senior Lien Secured Party may have.

SECTION 2.07. Insurance.  As between the Senior Lien Secured Parties, the Applicable Authorized Representative shall have the right (but not the obligation) to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Secured Party receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.01 hereof.

SECTION 2.08. Refinancings.  The Senior Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any Senior Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness (with such changes as may be reasonably approved by each Authorized Representative) and the requirements of Section 5.13 are complied with.

SECTION 2.09. Possessory/Control Agent as Gratuitous Bailee/Agent for Perfection.  (a)  The Applicable Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Senior Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Collateral Agent is not the Applicable Authorized Representative, the Collateral Agent shall, at the request of the Applicable Authorized Representative, promptly deliver all Possessory Collateral to the Applicable Authorized Representative together with any necessary endorsements (or otherwise allow the Applicable Authorized Representative to obtain control of such Possessory Collateral).  Pending delivery to the Applicable Authorized Representative, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Senior Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.

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(b) Without limiting any other provision in this Agreement, in the event any Authorized Representative is or becomes a party to a control agreement or arrangement with respect to any Control Collateral, such Authorized Representative agrees to control, and hereby acknowledges that it shall have control over such Control Collateral as gratuitous agent for the benefit of each other Senior Lien Secured Party.

(c) The duties or responsibilities of the Applicable Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee or gratuitous agent for the benefit of each other Senior Lien Secured Party for purposes of perfecting the Lien held by such Senior Lien Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01. Determinations with Respect to Amounts of Liens and Obligations.  Whenever the Applicable Authorized Representative or any other Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the Senior Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Authorized Representative or other Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrowers. The Applicable Authorized Representative and each other Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Senior Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Collateral Agent

SECTION 4.01. Appointment and Authority.  (a)  Each of the Senior Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the Senior Lien Obligations, together with such powers and discretion as are reasonably incidental thereto.  Each of the Senior Lien Secured Parties recognizes that the Applicable Authorized Representative, at the request of the Borrowers, has entered into [the Senior/Junior Intercreditor Agreement in such capacity as “Senior Lien Agent” and all such references therein to the Senior

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Lien Agent shall be deemed to refer to the Applicable Authorized Representative, as appointed from time to time hereunder]22.  Each of the Senior Lien Secured Parties authorizes the Applicable Authorized Representative, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the Senior Lien Term Loan Agent by the Senior Lien Agent by the terms of any Senior/Junior Intercreditor Agreement or by the equivalent capacity in any other intercreditor agreement with respect to any Shared Collateral, together with such powers and discretion as are reasonably incidental thereto. With respect to any provision in any Senior/Junior Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral that gives Senior Lien Secured Parties authority and discretion thereunder, the Senior Lien Secured Parties hereby irrevocably authorize the Applicable Authorized Representative to exercise such authority and discretion on their behalf in accordance with the terms of this Agreement.  In this connection, the Applicable Authorized Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Authorized Representative pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Senior Lien Collateral Documents, or for exercising any rights and remedies thereunder or under any Senior/Junior Intercreditor Agreement, any other intercreditor agreement with respect to any Shared Collateral  at the direction of the Applicable Authorized Representative, shall be entitled to the benefits of all provisions of this Article IV and Section 8 of the Credit Agreement and the equivalent provision of any Additional Senior Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Applicable Authorized Representative” named therein) as if set forth in full herein with respect thereto.

[22]	NTD: Text to be included if Senior/Junior ICA is effective at time of execution of this agreement.

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(b) Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the Senior Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Senior Lien Collateral Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Senior Lien Obligations held by such Non-Controlling Secured Parties.  Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other Senior Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Senior Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Senior Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.  Each of the Senior Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Authorized Representative of any other Series of Senior Lien Obligations or any other Senior Lien Secured Party of any other Series arising out of (i) any actions which the Applicable Authorized Representative, any Authorized Representative or any Senior Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Lien Collateral Documents or any other agreement related thereto or to the collection of the Senior Lien Obligations or the valuation, use, protection or release of any security for the Senior Lien Obligations, other than any claims for breach of this Agreement, (ii) any election by any Applicable Authorized Representative or any holders of Senior Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws by, Parent or any of its Subsidiaries, as debtor-in-possession.  Notwithstanding any other provision of this Agreement, no Applicable Authorized Representative shall accept any Shared Collateral in full or partial satisfaction of any Senior Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code (or any similar provision or power available with respect to the foreclosure of any Lien or security interest in, to, or otherwise relating to any real property) of any jurisdiction, without the consent of each other Authorized Representative representing holders of Senior Lien Obligations for whom such Collateral constitutes Shared Collateral.

(c) Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Exhibit I by an additional Authorized Representative, the Applicable Authorized Representative and each Grantor in accordance with Section 5.13, the Applicable Authorized Representative will continue to act in its capacity as Applicable Authorized Representative in respect of the then existing Authorized Representatives and such additional Authorized Representative.

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SECTION 4.02. Rights as a Senior Lien Secured Party.  The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a Senior Lien Secured Party under any Series of Senior Lien Obligations that it holds as any other Senior Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and the term “Senior Lien Secured Party” or “Senior Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional Senior Lien Secured Party” or “Additional Senior Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other Senior Lien Secured Party.

SECTION 4.03. Exculpatory Provisions.  The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other Senior Lien Collateral Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Senior Lien Collateral Documents that the Applicable Authorized Representative is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any Senior Lien Collateral Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Senior Lien Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Controlling Secured Parties or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Borrowers stating that such action is permitted by the terms of this Agreement.  The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of Senior Lien Obligations unless and until notice describing such Event Default is given to the Applicable Authorized Representative by the Authorized Representative of such Senior Lien Obligations or the Borrowers; and

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(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Senior Lien Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Senior Lien Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Senior Lien Collateral Documents, (v) the value or the sufficiency of any Collateral for any Series of Senior Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative;

(f) shall have the same rights and powers in its capacity as a Senior Lien Secured Party under any Series of Senior Lien Obligations that it holds as any other Senior Lien Secured Party of such Series and may exercise the same as though it were not an Applicable Authorized Representative; and

(g) may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Subsidiary or Affiliate thereof as if such Person were not such an Applicable Authorized Representative and without any duty to any other Senior Lien Secured Party, including any duty to account therefor.

SECTION 4.04. Reliance by Applicable Authorized Representative.  The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Applicable Authorized Representative may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05. Delegation of Duties.  The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other Senior Lien Collateral Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative.  The Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and any such sub-agent.

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SECTION 4.06. Non-Reliance on Applicable Authorized Representative and Other Senior Lien Secured Parties.  Each Senior Lien Secured Party acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other Senior Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents.  Each Senior Lien Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any other Authorized Representative or any other Senior Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.07. Collateral and Guaranty Matters.  Each of the Senior Lien Secured Parties irrevocably authorizes the Applicable Authorized Representative, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Applicable Authorized Representative under any Senior Lien Collateral Document in accordance with Section 2.04 or upon receipt of a written request from the Borrowers stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document; and

(b) to release any Grantor from its obligations under the Senior Lien Collateral Documents upon receipt of a written request from the Borrowers stating that such release is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Collateral Agent or the Applicable Authorized Representative, to it at [Credit Suisse AG, Cayman Islands Branch, as Collateral Agent, Eleven Madison Avenue, 9th Floor, New York, NY 10010, Attention of Agency Manager (Facsimile No. 212-322-2291; Email: agency.loanops@credit-suisse.com)];

(b) if to the Initial Additional Authorized Representative, to it at [        ]; and

(c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement

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shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.  As agreed to in writing among the Applicable Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02. Waivers; Amendment; Joinder Agreements.  (a)  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the consent of the Borrowers or which could reasonably be expected to be materially adverse to the interests, rights, liabilities or privileges of any Grantor or imposes additional duties or obligations on any Grantor, with the consent of the Borrowers).

(c) Notwithstanding the foregoing, without the consent of any Senior Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Authorized Representative and the Additional Senior Lien Secured Parties and Additional Senior Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other Senior Lien Collateral Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or Senior Lien Secured Party, the Applicable Authorized Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Senior Lien Obligations in compliance with the Credit Agreement.

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SECTION 5.03. Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Senior Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04. Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07. Governing Law; Jurisdiction.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process.  The Applicable Authorized Representative and each other Authorized Representative, on behalf of itself and the Senior Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Senior Lien Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Senior Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Senior Lien Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10. Headings.  Article, Section and Exhibit headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Senior Lien Collateral Documents or Additional Senior Lien Documents the provisions of this Agreement shall control.

SECTION 5.12. Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Lien Secured Parties in relation to one another.  None of the Borrowers, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Senior Lien Documents), and none of the Borrowers or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V).  Nothing in this Agreement is intended to or shall impair the

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obligations of any Grantor, which are absolute and unconditional, to pay the Senior Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13. Additional Senior Debt.  To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional Senior Lien Documents, the Borrowers and the other Grantors may incur Additional Senior Lien Obligations.  Any such additional class or series of Additional Senior Lien Obligations (the “Senior Class Debt”) may be secured by a Lien by the Grantors on the Collateral and may be guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Lien Documents, if and subject to the condition that the Authorized Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (a) through (d) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement:

(a) such Senior Class Debt Representative, the Applicable Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit I (with such changes as may be reasonably approved by the Applicable Authorized Representative and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Representative and the related Senior Class Debt Parties become subject hereto and bound hereby;

(b) the Borrowers shall have (x) delivered to the Applicable Authorized Representative true and complete copies of each of the Additional Senior Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrowers and (y) certified that such Additional Senior Lien Obligations are permitted to be incurred and secured on a pari passu basis with the Liens of the then-existing Senior Lien Obligations and by the terms of the then-existing Secured Credit Documents;

(c) all filings, recordations and/or amendments or supplements to the Senior Lien Collateral Documents necessary or desirable in the reasonable judgment of the Applicable Authorized Representative to confirm and perfect the Liens securing the relevant obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Applicable Authorized Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Applicable Authorized Representative); and

(d) the Additional Senior Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Authorized Representative, that each Senior Class Debt Party with respect to such Senior Class Debt will be

26

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subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

SECTION 5.14. Additional Grantors.  The Grantors agree that, if any Person shall become a Guarantor after the date hereof (an “Additional Guarantor”), the Grantors will promptly cause such Additional Guarantor to become party hereto by executing and delivering a supplement in the form of Exhibit II.  Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of such supplement shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15. Integration.  This Agreement, together with the other Secured Credit Documents and the Senior Lien Collateral Documents, represents the agreement of each of the Grantors, and the Senior Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Applicable Authorized Representative, any or any other Senior Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Senior Lien Collateral Documents.

SECTION 5.16. Specific Performance.  Each Authorized Representative may demand specific performance of this Agreement.  Each Authorized Representative, on behalf of itself and its respective Senior Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Authorized Representative.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent for the Senior Lien Secured Parties under the Senior Lien Collateral Documents

By:
Name:
Title:

By:
Name:
Title:

US-DOCS\79710822.5

HFL FINANCING S.À R.L.

By
Name:
Title:

HLF FINANCING US, LLC

By
Name:
Title:

HERBALIFE INTERNATIONAL, INC.

By
Name:
Title:

HERBALIFE LTD.

By
Name:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

By
Name:
Title:

Add other Guarantors as per other Intercreditor Agreements.

US-DOCS\79710822.5

[ ][23]

By:
Name:
Title:

[ ] as Initial Additional Authorized Representative

By:
Name:
Title:

[23]	Additional Grantors to be added as needed.

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EXHIBIT I

to the Senior Pari Passu Intercreditor Agreement

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [●], 20[  ] to the SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [●] (the “Senior Lien Intercreditor Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), and each other party from time to time party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent for the Senior Lien Secured Parties under the Senior Lien Collateral Documents (in such capacity, the “Collateral Agent”) and as Authorized Representative under the Credit Agreement, [          ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Senior Lien Intercreditor Agreement.

B.  As a condition to the ability of any Borrowers to incur Additional Senior Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Lien Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Senior Lien Intercreditor Agreement.  Section 5.13 of the Senior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Senior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the Senior Lien Intercreditor Agreement.  The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Lien Intercreditor Agreement and the Senior Lien Collateral Documents.

Exhibit I-1

Accordingly, the Collateral Agent, in its capacity as the Applicable Authorized Representative, and the New Representative agree as follows:

SECTION 1.  In accordance with Section 5.13 of the Senior Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Senior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Senior Lien Intercreditor Agreement applicable to it as an Authorized Representative and to the Senior Class Debt Parties that it represents as Additional Senior Lien Secured Parties.  Each reference to an “Authorized Representative” in the Senior Lien Intercreditor Agreement shall be deemed to include the New Representative.  The Senior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Applicable Authorized Representative and the other Senior Lien Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional Senior Lien Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Senior Lien Intercreditor Agreement as Additional Senior Lien Secured Parties.

SECTION 3.  This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Representative Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Senior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Senior Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to

Exhibit I-2

replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Senior Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.  The Borrowers agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

Exhibit I-3

IN WITNESS WHEREOF, the New Representative and the Applicable Authorized Representative have duly executed this Representative Supplement to the Senior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Exhibit I-4

Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Agent for the Senior Lien Secured Parties under the Senior Lien Collateral Documents

By:
Name:
Title:

By:
Name:
Title:

Exhibit I-5

HFL FINANCING S.À R.L.

By
Name:
Title:

HLF FINANCING US, LLC

By
Name:
Title:

HERBALIFE INTERNATIONAL, INC.

By
Name:
Title:

HERBALIFE LTD.

By
Name:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

By
Name:
Title:

Exhibit I-6

[ ][24][24]

By:
Name:
Title:

[ ] As Initial Additional Authorized Representative

By:
Name:
Title:

[24]	Additional Grantors to be added as needed.

Exhibit I-7

EXHIBIT II

to the Senior Pari Passu Intercreditor Agreement

[FORM OF] SUPPLEMENT NO. [ ] dated as of [●], 20[  ] to the SENIOR PARI PASSU INTERCREDITOR AGREEMENT dated as of [●] (the “Senior Lien Intercreditor Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), and each other party from time to time party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent for the Senior Lien Secured Parties under the Senior Lien Collateral Documents (in such capacity, the “Collateral Agent”) and as Authorized Representative under the Credit Agreement, [          ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Senior Lien Intercreditor Agreement.

B.  The Grantors have entered into the Senior Lien Intercreditor Agreement.  Section 5.14 of the Senior Lien Intercreditor Agreement provides that any Additional Guarantor may become party to the Senior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Additional Guarantor (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Lien Intercreditor Agreement.

Accordingly, the Collateral Agent, in its capacity as the Applicable Authorized Representative, and the New Grantor agree as follows:

SECTION 1.  In accordance with Section 5.14 of the Senior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Senior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Senior Lien Intercreditor Agreement applicable to it as a Grantor thereunder.  Each reference to a “Grantor” in the Senior Lien Intercreditor Agreement shall be deemed to include the New Grantor.  The Senior Lien Intercreditor Agreement is hereby incorporated herein by reference.

Exhibit II-1

SECTION 2.  The New Grantor represents and warrants to the Applicable Authorized Representative and the other Senior Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Senior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Senior Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Senior Lien Intercreditor Agreement.  All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the Senior Lien Intercreditor Agreement.

SECTION 8.  The Borrowers agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

Exhibit II-2

IN WITNESS WHEREOF, the New Grantor and the Applicable Authorized Representative have duly executed this Supplement to the Senior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[                            ], as Initial Additional Authorized Representative

By:
Name:
Title:

EXHIBIT G-1

to the Credit Agreement

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE TERM ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	[ ]	New York, New York

FOR VALUE RECEIVED, the undersigned, HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373, and HLF Financing US, LLC, a Delaware limited liability company (including their permitted successors, the “Term Loan Borrowers”), each do hereby severally and not jointly unconditionally promise to pay to [               ] (the “Lender”) or its registered assigns at the office of the Term Administrative Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a) [               ] DOLLARS ($[                 ]), or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing by the Term Loan Borrowers to the Lender pursuant to the Credit Agreement. The principal amount shall be paid in the applicable amounts and on the applicable dates specified in the Credit Agreement. The Term Loan Borrowers further agree, severally and not jointly, to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Term Loan Borrowers in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Term Loan Borrowers, Herbalife Ltd., a Cayman

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Islands exempted company incorporated with limited liability, Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006, Herbalife International, Inc., a Nevada corporation (the “Revolver Borrowers” and together with the Term Loan Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated herein by reference, and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

The principal balance of the Term Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the Term Loan Borrowers to make a payment when due of any amount owing under the Credit Agreement or this Note.

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED

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EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

HLF FINANCING S.À R.L.
HLF FINANCING US, LLC

By:
Name:
Title:

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Schedule A

to Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

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Schedule B

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Schedule A

to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

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Schedule B

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EXHIBIT G-2

to the Credit Agreement

FORM OF REVOLVING CREDIT NOTE

$	[ ]	New York, New York

FOR VALUE RECEIVED, each of the undersigned Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability, Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006, and Herbalife International, Inc., a Nevada corporation (each including its permitted successors, a “Revolver Borrower” and, collectively, the “Revolver Borrowers”) each do hereby severally and not jointly unconditionally promise to pay to _____________________ (the “Lender”) or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to Revolver Borrowers under that certain Credit Agreement, dated as of February 15, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the Revolver Borrowers, the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

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The Revolver Borrowers further agree, severally and not jointly, to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. The Revolver Borrowers may borrow, prepay and reborrow Revolving Credit Loans during the Availability Period. Pursuant to Section 2.4 of the Credit Agreement, Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Revolving Credit Loans and payments with respect thereto.

Each Revolver Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

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HERBALIFE LTD.
HERBALIFE INTERNATIONAL
LUXEMBOURG S.À R.L.
HERBALIFE INTERNATIONAL, INC.

By:
Name:
Title:

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Schedule A

to Revolving Credit Note

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

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EXHIBIT H-1

to the Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”) and HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation  (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

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The undersigned has furnished the applicable Administrative Agent and the applicable Borrower with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the applicable Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Tiitle:

Date:	, 20[ ]

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EXHIBIT H-2

to the Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”) and HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers together with the Term Loan Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

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The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Tiitle:

Date:	, 20[ ]

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EXHIBIT H-3

to the Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”) and HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers together with the Term Loan Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or

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indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Tiitle:

Date:	, 20[ ]

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EXHIBIT H-4

to the Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”) and HLF Financing US, LLC, a Delaware limited liability company ((“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers together with the Term Loan Borrowers, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code,

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(iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the applicable Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

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EXHIBIT I

to the Credit Agreement

FORM OF BORROWING REQUEST

[Date]

[Credit Suisse AG, Cayman Islands Branch,

as Term Administrative Agent

7033 Louis Stephens Drive

P.O. Box 110047

Research Triangle Park 27709 NC

United States

Att. Mr. Sean L Portrait

With a copy to:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attn: Agency Manager

Phone: 919-994-6369

Fax: 212-322-2291

Email: agency.loanops@credit-suisse.com]

[Coöperatieve Rabobank U.A., New York Branch,

as Revolver Administrative Agent

(i)	Coöperatieve Rabobank U.A., New York Branch
(ii)	Capital Markets and Agency Services

Attention:  Elaudys Hinckson

Telephone: (212) 309-5114

Facsimile:  (914) 304-9327

E-mail: fm.am.SyndicatedLoans@rabobank.com with a copy to: Elaudys.Hinckson@rabobank.com and Sui.Price@rabobank.com]25

[HLF FINANCING S.À R.L.

HLF FINANCING US, LLC]

[HERBALIFE LTD.

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

HERBALIFE INTERNATIONAL, INC.]26

[25]	Select as appropriate.
[26]	Select as appropriate.

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Ladies and Gentlemen:

Pursuant to Section [2.2][2.6]27 of that certain Credit Agreement dated as of February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”), the [Term Loan Borrowers][Revolver Borrowers]28 hereby request a [Term Loan][Revolver Credit Loan]29 under the Credit Agreement, and in that connection set forth below the information relating to such [Term Loan][Revolver Credit Loan]30:

[27]	Select as appropriate.
[28]	Select as appropriate.
[29]	Select as appropriate.
[30]	Select as appropriate.

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1. The requested date for the borrowing of the proposed [Term Loan][Revolving Credit Loan]31 is [                       , 20     ] (the “Borrowing Date”).32

2. The Type of the proposed [Term Loan][Revolving Credit Loan]33 is a [Eurodollar Loan][ABR Loan].34

3. The aggregate amount of the proposed [Term Loan][Revolving Credit Loan]35   is US $[        ].

4. The initial Interest Period for the proposed [Term Loan][Revolving Credit Loan]36 is     ______37.

[31]	Select as appropriate.
[32]

The Borrowing Request shall be delivered (a) in the case of a Eurodollar Borrowing denominated in US Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given one (1) Business Day prior to the Closing Date) (b) in the case of a Eurodollar Borrowing denominated in an Alternative Currency, not later than 1:00 p.m., New York City time, four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given one (1) Business Day prior to the Closing Date) or (c) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing.

[33]	Select as appropriate.
[34]	Select as appropriate.
[35]	Select as appropriate.
[36]	Select as appropriate.
[37]

With respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if by all participating Lenders, twelve months) or, solely with respect to Revolving Credit Borrowings, one day or one week, thereafter, as the applicable Borrowers may elect.

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5. [Insert location and number of the account to which the funds requested pursuant to this Borrowing Request are to be disbursed.]38

Very truly yours,

[Term Loan Borrowers

HLF FINANCING S.À R.L.
HLF FINANCING US, LLC]

[Revolver Borrowers HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L. HERBALIFE INTERNATIONAL, INC.][39]

By:
Name:
Title:

[38]	The account must be reasonably approved by the Term Administrative Agent or Revolver Administrative Agent, as applicable.

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EXHIBIT J

to the Credit Agreement

FORM OF SOLVENCY CERTIFICATE

February 15, 2017

This Solvency Certificate is being executed and delivered pursuant to Section 4.1(f) of that certain Credit Agreement by and among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Term Loan Lenders (together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”), which provides for a term loan facility in the aggregate principal amount of up to $1,300.0 million (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [______________], a Responsible Officer of Parent, in such capacity and not in an individual capacity, hereby certify on behalf of the Parent as follows:

1. The sum of the debt and liabilities (subordinated, contingent or otherwise) of Parent and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Parent and its Subsidiaries, on a consolidated basis.

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2. The capital of Parent and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3. The present fair saleable value of the assets of Parent and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities), on a consolidated basis, of Parent and its Subsidiaries as they become absolute and matured.

4. Parent and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of Parent and its Subsidiaries.

7.The undersigned confirms and acknowledges that the Collateral Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

HERBALIFE LTD.

By:
Name:
	Title:	[Responsible Officer]

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EXHIBIT K

to the Credit Agreement

FORM OF NOTICE OF ADDITIONAL GUARANTOR

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue, 9th Floor

New York, NY 10010

Attention:  Loan Operations – Boutique Management

Telephone: (212) 538-3525

Facsimile:  (212) 325-8315

E-mail:  list.ops-collateral@credit-suisse.com

HLF FINANCING S.À R.L.

HLF FINANCING US, LLC

HERBALIFE LTD.

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L.

HERBALIFE INTERNATIONAL, INC.

Ladies and Gentlemen:

This Notice of Additional Guarantor is delivered pursuant to Section 9.18 of that certain Credit Agreement, dated February 15, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among HLF Financing S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 211.373 (“Lux TL Borrower”), HLF Financing US, LLC, a Delaware limited liability company (“US TL Borrower” and, together with Lux TL Borrower, the “Term Loan Borrowers”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88.006 (“HIL”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrowers, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent for the Term Loan Lenders

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(together with its successors and permitted assigns in such capacity, the “Term Administrative Agent”) and collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Administrative Agent, the “Administrative Agents”; the Term Administrative Agent, the Collateral Agent and the Revolver Administrative Agent are referred to herein collectively as the “Agents” and each, an “Agent”), and reference is made thereto for full particulars of the matters described therein.

Each Borrower hereby provides notice that it hereby elects to add [_________], effective as of [        ], 20[  ]3940, a [jurisdiction] [type of entity] (the “Additional Guarantor”), a Group Member which is currently an Excluded Subsidiary, as a Discretionary Guarantor under the Credit Agreement.

Each Borrower and the Additional Guarantor shall deliver the documents required by Section 5.9 of the Credit Agreement in accordance with the requirements of Section 9.18 of the Credit Agreement, with respect to the Additional Guarantor.

[Pursuant to Section 9.18 of the Credit Agreement, each Borrower hereby requests that the Collateral Agent consent to the addition of the Additional Guarantor as a Discretionary Guarantor, such consent to be evidenced by the Collateral Agent’s signature hereto.]4041

In accordance with Section 9.18(d) of the Credit Agreement, the effectiveness of this Notice of Additional Guarantor is conditioned upon the receipt by the Collateral Agent of (a) opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered to the Collateral Agent under Section 4.1 of the Credit Agreement and (b) all other documentation and other information reasonably requested in writing by the Collateral Agent within ten Business Days following receipt of this Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations.

This Notice of Additional Guarantor shall constitute a Loan Document under the Credit Agreement.

[39]	To be no earlier than 15 Business Days after the date of the notice.
[40]

To be included only if the consent of the Collateral Agent is required; pursuant to Section 9.18, no such consent is required if the Additional Guarantor is organized in the United States, or any State or political subdivision thereof, or Canada, or any province or political subdivision thereof.

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THIS NOTICE OF ADDITIONAL GUARANTOR SHALL BE CONSTRUED BY, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned on behalf of each Borrower, has caused this Notice of Additional Guarantor to be duly executed and delivered as of the date first above written.

HLF FINANCING S.À R.L. HLF FINANCING US, LLC HERBALIFE LTD. HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L. HERBALIFE INTERNATIONAL, INC.

By:
Name:
	Title:	[Responsible Officer]

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[Consented to:]411

[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Agent]

By
Name:
Title:
Date

By
Name:
Title:
Date

[41]	To be included only if the consent of the Collateral Agent is required.

[Notice of Additional Guarantor]

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